As filed with the Securities and Exchange Commission on October 6, 2014

Registration Number 333-198516

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

U.S. Dry Cleaning Services Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	81323	77-0357037
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

20250 Acacia Street, Suite 230

Newport Beach, CA 92660

(949) 734-7310

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alexander Bond

Chief Executive Officer

U.S. Dry Cleaning Services Corporation

20250 Acacia Street, Suite 230

Newport Beach, CA 92660

(949) 734-7310

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Larry A. Cerutti, Esq.	Sarah E. Williams, Esq.
Rushika Kumararatne de Silva, Esq.	Tamar Aydin Donikyan, Esq.
Troutman Sanders LLP	Ellenoff Grossman & Schole LLP
5 Park Plaza, Suite 1400	1345 Avenue of the Americas, 11th Floor
Irvine, California	New York, New York 10105
(949) 622-2700/(949) 622-2739 (fax)	(212) 370-1300

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Larger accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, $0.001 par value per share (3)	$16,100,000	$2,044.70
Warrants to purchase common stock (3)	(4)	(5)
Shares of common stock underlying warrants (3) (6)
Representative’s warrants (7)	—	(5)
Shares of common stock underlying Representative’s warrants (6)(7)(8)	$1,416,800	$179.93
Total	$17,516,800	$2,224.63

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(o) under the Securities Act of 1933, as amended, or Securities Act.
(2)

Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant. A registration fee in the amount of $1,933.85 was paid with the initial filing of this registration statement on September 2, 2014.

(3)	Includes the offering price of the additional securities which may be issued upon full exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(4)	The warrants to be issued to investors hereunder are included in the price of the common stock above.
(5)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.
(6)

Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(7)	Assumes that the underwriters’ over-allotment option is fully exercised.
(8)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants issued to the representative of the underwriters are exercisable at a per share exercise price equal to 110% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrant is $1,416,800 (which is equal to 110% of $1,288,000 (8% of $16,100,000).

             The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement becomes effective. This prospectus is not an offer to sell and is not a solicitation of an offer to buy in any state in which an offer, solicitation, or sale is not permitted.

Subject To Completion, Dated October 6, 2014

PROSPECTUS

2,000,000 SHARES OF COMMON STOCK AND 2,000,000

WARRANTS TO PURCHASE 2,000,000 SHARES OF COMMON STOCK

This is a firm commitment public offering of 2,000,000 shares of common stock and 2,000,000 warrants to purchase 2,000,000 shares of common stock of U.S. Dry Cleaning Services Corporation, which will be sold in combination consisting of one share of common stock and one warrant.  We expect that the public offering price for one combination consisting of one share of common stock and one warrant will be between $5.00 and $7.00, with each warrant having a purchase price equal to $0.01.  Although issued together, the shares of common stock and warrants may be transferred separately immediately upon issuance.

Each warrant is immediately exercisable for one share of common stock at an exercise price of 100% of the public offering price of one combination in this offering.  The warrants will expire 60 months after the issuance date.

The shares of common stock issuable from time to time upon the exercise of the warrants are also being offered pursuant to this prospectus.

We have applied to list our common stock and our warrants on The NASDAQ Capital Market under the symbols “DCLN” and “DCLNW”, respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share (1)	Per Warrant (1)	Total
Public offering price	$	$	$
Underwriting discounts and commissions (2)	$	$	$
Proceeds, before expenses, to us (3)	$	$	$

(1)                     One share of common stock is being sold together with a warrant, with each warrant being exercisable for the purchase of one share of common stock.

(2)                     We have agreed to issue warrants to the representative of the underwriters and to reimburse the underwriters for certain expenses. See “Underwriting” on page 105 of this prospectus for a description of these arrangements.

(3)                     We estimate the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $653,353.

The underwriters expect to deliver our securities, against payment, on or about          , 2014.

We have granted the underwriters a 45-day option to purchase up to 300,000 additional shares of common stock and/or up to 300,000 additional warrants to purchase up to 300,000 additional shares of common stock from us at the offering price for each security, less underwriting discounts and commissions, to cover over-allotments, if any.

Sole Book Running Manager

Maxim Group LLC

The date of this prospectus is              , 2014.

We are responsible for the information contained in this prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data.

PROSPECTUS SUMMARY

This summary highlights information included elsewhere in this prospectus and does not contain all of the information you should consider before buying our securities. You should read the entire prospectus carefully, especially the “Risk Factors” section and our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our securities. Some of the statements in this prospectus constitute forward-looking statements.  See “Information Regarding Forward-Looking Statements.”  Unless the context requires otherwise, references in this prospectus to “the Company,” “we,” “us” and “our” refer to U.S. Dry Cleaning Services Corporation.

Our Company

We believe we are the largest owner-operator of dry cleaning and laundry stores in the United States, with 68 retail locations located in Central California, Southern California, Hawaii, Indiana and Virginia. Given the relatively large size and extremely fragmented nature of our industry, our net sales of $21.4 million in fiscal 2013 represent a market share that is less than 0.3% of the approximately $9.0 billion dry cleaning and laundry market, as reported in the IBISWorld Industry Report (November 2013).  We believe these market dynamics provide us with tremendous opportunities for growth.

We established our business through several acquisitions completed between 2005 and 2008. We financed each of these acquisitions using cash raised through the sale of debt instruments with relatively short maturities.  However, given the financial crisis and the associated difficulties with raising capital in late 2008, we were unable to repay or restructure our debt obligations. As a result, we filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California. On September 23, 2011, the Bankruptcy Court approved our plan of reorganization, or Bankruptcy Plan, which enabled us to eliminate a significant amount of our outstanding debt and close or relocate 12 unprofitable stores, while still allowing stockholders to maintain a continuing equity interest in our company.

After emerging from bankruptcy, we continued to focus on improving our balance sheet and operations by converting additional debt to equity; making changes in management and field personnel; upgrading stores and production plants; expanding the use of eco-friendly solvents and “green” dry cleaning processes; pursuing new store locations and free door-to-door home and office delivery in order to leverage existing production capacity; expanding the number of locations that offer incremental services, such as shoe repair, handbag cleaning and repair, drapery cleaning, and carpet cleaning; expanding our service offerings to include services such as tuxedo and eveningwear rentals in certain locations; and expanding our existing dry cleaning and laundry services related to fire and flood restoration. We now believe that we have a compelling opportunity to expand our position as the largest owner-operator of retail dry cleaning and laundry stores nationwide.  To this end, we recently entered into an agreement to purchase substantially all the assets of a 17-store dry cleaning and commercial laundry operator located in Las Vegas, Nevada (see “Prospectus Summary—Recent Developments—Advent Cleaners Acquisition”).

Our Operating Plan

The dry cleaning industry in the United States is an amalgamation of small independent brands and “mom and pop” retail stores. According to the IBISWorld Industry Report, a majority of dry cleaning companies employ less than five people and over 90% of all dry cleaning companies consist of just one facility. In this context, we believe we have a unique operating platform.  With between five and 25 stores in each of our five primary geographical markets, we believe that our larger operating base provides a strong foundation for future growth.  We have identified the following areas of operational focus to advance this growth:

•                  leveraging excess production capacity in our existing markets;

•                  promoting “green” dry cleaning processes, which are gentler on fabrics and healthier for our customers and the environment;

•                  expanding the number of locations that offer incremental services, such as shoe repair, handbag cleaning and repair, drapery cleaning, and carpet cleaning;

•                  expanding our service offerings to include services such as tuxedo and eveningwear rentals in certain locations;

•                  expanding our existing dry cleaning and laundry services related to fire and flood restoration; and

•                  further developing a customer-focused culture that strengthens our brands.

We operate a hub-and-spoke model, utilizing a large centralized processing plant, or “hub,” to provide dry cleaning and laundry services to several smaller company-owned retail stores, or “spokes,” rather than each store having its own equipment and performing its own dry cleaning and laundry. While the implementation varies from market to market, we believe this approach is the best way to (i) ensure consistent production quality, (ii) allow for more efficient equipment maintenance and repairs, and (iii) leverage labor, supplies, and utilities in order to lower production costs. Moreover, the cost to build a hub is quite high, whereas the cost to open new stores (assuming they will be serviced by an existing hub) is quite low. Therefore, once a hub exists and there is excess capacity, we believe the opportunity to add stores is compelling. We currently operate central hubs in Southern California, Virginia and Hawaii.  We also refer to our central hubs as production plants in this prospectus. These three central hubs occupy, in the aggregate, approximately 62,500 square feet and service 31 retail stores. We believe that our central hubs have capacity to service, in the aggregate, approximately 60 additional retail stores and additional delivery routes.  We believe that adding additional stores and delivery routes will drive operating efficiencies, lower the production cost per unit, and increase profitability. We intend to open “dry” stores for the drop-off and pick-up of garments that do not contain dry cleaning equipment, acquire existing stores and chains that consist primarily of dry stores, and establish new delivery routes in areas surrounding these central hubs in order to make use of this excess capacity.

In larger and more geographically spread-out markets, such as Central California and Indiana, we operate a modified version of the hub-and-spoke model, where smaller mini-hubs service a few neighboring stores rather than a single hub servicing the entire market. While this approach typically requires more equipment, it is superior when the drive-times are long (i.e., more than 30-40 minutes between the hub and the spoke). We currently operate 15 mini-hubs in Central California and Indiana which service, in the aggregate, 37 retail stores. We believe that our mini-hubs have capacity to service, in the aggregate, approximately 40 additional retail stores and additional delivery routes, which would drive operating efficiencies, lower the production cost per unit, and increase profitability. We intend to utilize the excess capacity of mini-hubs by opening dry stores, acquiring existing stores and chains that consist primarily of dry stores, and establishing new delivery routes in areas surrounding these mini-hubs.

Our Commitment to Eco-Friendly Production

State and federal regulatory agencies have targeted the practices of the dry cleaning industry over the past two decades due to the use of certain solvents in the cleaning process, with perchloroethylene, or perc, being the most widely scrutinized. Of the 71 total locations we lease (68 retail stores and three central hubs), 31 are used for processing clothes and of those 31 locations only four currently use perc (one of which is being converted to eliminate the use of perc by the end of 2014), while the other locations use eco-friendly solvents and “green” dry cleaning processes.  We use a number of eco-friendly solvents including those manufactured by GreenEarth® Cleaning.  We promote our “green” cleaning processes in many of our marketing materials designed to appeal to customers seeking environmentally sensitive dry cleaning options.

Our Customer-Focused Culture

We strive to promote a customer-focused culture in which customer satisfaction is the paramount objective. While certain aspects of our operations vary from region to region, we nonetheless require that every store or route manager deliver on the basic consumer proposition of providing consistently clean clothes, ready on time, at a great value, delivered with genuinely warm and friendly customer service.  As part of our value proposition, we believe we provide quality and services that surpasses many of our competitors, such as expert stain identification and removal, hand pressing of all garments (as opposed to simply sending them through a steam tunnel), detailed garment inspection with free minor repairs and button replacement, same-day service, e-mail notifications when an order is ready, and free delivery to home or office. We believe that the incremental cost of labor required to provide these additional customer benefits is outweighed by the opportunity to engender customer loyalty and increase referrals.

We believe that our core customer proposition of eco-friendly solvents and processes that are not just “green” but also gentler on fabrics and healthier for our customers and the environment, combined with excellent quality, value and service will assist us in attracting customers and improving market share over time.  We have recently begun testing the effectiveness of different methods of advertising and marketing and will continue to aggressively promote our focus on these core customer propositions. As part of our marketing strategy, we recently sought to improve our customer relationships and the positive association of our brands by upgrading our online and social media platforms. We utilize branded websites, third party providers for search-engine-optimization and Facebook pages that keep us in front of customers while also offering garment care tips, contests, and discounts/coupons. We have also enabled “Talk to the Manager” access on our websites for each region, providing customers with direct and anonymous text message access to each store manager, district manager and regional manager. As a result of our daily focus on executing against the most important customer criteria, we believe we now offer an improved customer experience and are now better able to market that experience.

Our Growth Strategy

We intend to increase our market share through a combination of organic and strategic growth. We seek to achieve organic growth by increasing sales in our existing stores and also by opening select new stores in order to leverage excess production capacity from existing central hubs or mini-hubs. We also believe that we can increase sales in our existing stores by expanding our service offerings and by promoting our brands more effectively. Since many of our costs, including rent, salaried-labor and delivery are relatively fixed, we believe that incremental sales will improve our profitability.

In addition to increasing revenue in existing stores and routes, we plan to open new stores and establish new routes, especially dry stores in areas that can be serviced by one of our existing central hubs or mini-hubs. In certain new markets or trade areas where new housing and retail shopping centers are being developed outside existing service areas, we will also consider establishing new mini-hub type stores, especially if we anticipate being able to leverage that investment by opening several additional stores in the same trade area or geographic region.  Because of their significantly smaller initial investment compared to larger central hubs, we believe that mini-hubs provide excellent flexibility for scaled growth.

We also intend to grow through strategic acquisitions, especially in more mature markets and trade areas, where there are fewer new retail centers being developed and where existing competition is already entrenched. We seek to acquire leading operators in attractive markets, but we also plan to be opportunistic as it relates to underperforming operations that we believe have significant potential for improvement. We believe we can offer an intriguing exit alternative to targets that do not otherwise have an attractive exit option, especially upon completing this offering, which will provide cash for acquisitions and improve our access to capital going forward. Since there are currently no other publicly-traded dry cleaning companies, we would be the only company in our industry able to offer equity securities that would allow targets to participate in the appreciation of such securities. In addition, we believe that having publicly-traded securities will enable us to incentivize key employees with equity securities, including stock options, which would be a competitive advantage.

We routinely analyze and target markets for development and then screen specific areas based on demographic and company-specific variables to identify local chains for acquisition. We intend to use this approach to cluster stores in specific geographic areas of demand, which we believe will increase brand awareness and improve our operating and marketing efficiencies, especially where we are able to leverage other operating costs associated with our existing central and mini-hubs and regional management structure.

Recent Developments

Sale of Arizona Operations

On September 8, 2014, we sold substantially all of the assets used in the operation of two retail stores in Arizona for $200,000 cash, less broker fees and escrow expenses of $20,570.  These were our only stores in Arizona and not part of our continuing growth strategy.  We intend to use the proceeds from this transaction for general corporate purposes.

Advent Cleaners Acquisition

On August 25, 2014, we entered into an agreement to purchase, upon the closing of this offering and subject to other customary closing conditions, substantially all of the assets of Advent Cleaners, LLC, or Advent Cleaners, for $4.0 million in cash, subject to adjustment.  We refer to this potential acquisition of Advent Cleaners as the Advent Cleaners Acquisition.  Upon the closing of the Advent Cleaners Acquisition, we will add 14 dry stores, three mini-hubs with retail operations and a 20,230 square foot central hub, all located in the greater Las Vegas, Nevada area and operated under the brands “Al Phillips” and “Thrift DLux Cleaners.” The acquired assets also include contracts for commercial laundry accounts with some of the largest resorts and hotels in Las Vegas.  We intend to hire substantially all of Advent Cleaners’ employees, including existing managers with significant operating experience in both retail and commercial dry cleaning and laundry.  In addition, we have agreed to enter into, at the closing of the Advent Cleaners Acquisition, a five-year exclusive supply agreement with United Cleaners Supply, LLC to purchase the dry cleaning and laundry supplies used in the Advent Cleaners operations.  This offering will not be consummated if the Advent Cleaners Acquisition cannot be consummated concurrently.  See “Business—Our Proposed Strategic Acquisition” for additional information regarding this proposed acquisition.

Debt Restructuring and Recapitalization

On July 23, 2014, we entered into an exchange agreement, or Exchange Agreement, with certain holders of our debt instruments, warrants and rights to purchase common stock to (i) exchange certain of our secured and unsecured notes and loan agreements, under which an aggregate amount of $11,274,781 in principal and interest was outstanding as of October 2, 2014, for an aggregate of 1,572,808 shares of our common stock upon the closing of this offering, based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus; and (ii) exchange warrants and rights to purchase an aggregate of 224,059 shares of our common stock at exercise prices ranging from $5.99 (which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus) to $32.00 per share for an aggregate of 112,032 shares of our common stock upon the closing of this offering (i.e., one share of common stock for each warrant representing the right to purchase two shares of common stock).  We refer to the exchange of this outstanding debt, warrants and rights to purchase shares of our common stock pursuant to the terms of the Exchange Agreement as the Exchange Offer.

As a result of the Exchange Offer, upon the closing of this offering and prior to application of the net proceeds of this offering, we expect to have a total of approximately $1,477,523 in debt outstanding and no warrants or rights to purchase shares of our common stock outstanding (other than warrants to purchase 2,000,000 shares of common stock issued to investors in this offering and a warrant to purchase up to 160,000 shares of common stock to be issued to the representative or the underwriters in this offering).  We expect to repay up to $1.0 million of the $1,477,523 in debt that will be outstanding after the Exchange Offer with the proceeds of this offering.

In addition, under the terms of the Exchange Agreement, certain holders of our common stock have agreed to cancel 1,098,445 shares of our common stock upon the closing of this offering, including 871,882 shares of common stock initially issued under the terms of the Reorganization Agreement described below.

The closing of the Exchange Agreement is conditioned upon and shall close concurrently with this offering.

Risks Associated with Our Business

We are subject to a number of risks which you should be aware of before you decide to buy our securities.  In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors”:

•                  We have incurred significant losses, expect continued losses and may never achieve profitability. If we continue to incur losses, we may have to curtail our operations, which may prevent us from successfully achieving our operating plan and expanding our business.

•                  Our independent registered public accounting firm has issued a report on our audited financial statements which raises substantial doubt about our ability to continue as a going concern. This may impair our ability to raise additional financing and adversely affect the price of our common stock.

•                  There can be no assurance that we will be able to generate or secure sufficient funding to support our growth strategy.

•                  Our independent registered public accounting firm has identified material weaknesses in our internal controls for the years ended September 30, 2012 and 2013 that, if not properly remediated, could result in material misstatements in our financial statements in future periods and impair our ability to comply with the accounting and reporting requirements applicable to public companies.

•                  Our industry is highly competitive.

•                  Our ability to implement our growth strategy may be limited by our ability to consummate acquisitions, and there can be no assurance that future acquisitions, including the Advent Cleaners Acquisition, will have a beneficial effect on our operating results.

•                  Our financial results after the Advent Cleaners Acquisition may differ materially from the unaudited pro forma financial statements included in this prospectus.

•                  Our future results will suffer if we do not effectively manage our expanded operations following the Advent Cleaners Acquisition.

•                  Third parties may terminate or alter existing assigned contracts under the Advent Cleaners Acquisition.

•                  After the Advent Cleaners Acquisition is completed, we may be subject to work stoppages at Advent facilities, which could seriously impact our operations and the profitability of our business.

•                  Competition for acquisitions could adversely affect our ability to continue our growth.

•                  Our long-term success is also dependent on our ability to open new stores and is subject to many unpredictable factors.

•                  We rely on licensed third-party point-of-sale software and systems to manage customer orders and operate our back office management systems. The failure of this software and systems could harm our business

•                  Our business could suffer if we lose key management or are unable to attract and retain the talent required for our business.

•                  If we are unable to attract and retain qualified personnel with dry cleaning service-related experience, our business could suffer.

•                  No independent market studies have been made to confirm the continued demand for our dry cleaning services.

•                  The success of our expansion strategy depends on the continued loyalty of the customers of the acquired stores.

•                  Pricing pressures from existing competitors and an influx of new competitors may have an adverse effect on our operating results.

•                  Many of our competitors and potential competitors could have superior resources, which could place us at a cost and price disadvantage. Thus, we may never realize revenues sufficient to sustain our operations, and we may fail in our business and cease operations.

•                  Changes in the cost of supplies, utilities and other operating costs beyond our control could adversely affect our results of operations.

•                  Our business is seasonal and is also affected by severe weather.

•                  Changes in economic conditions and other unforeseen conditions could materially affect our ability to maintain or increase sales.

•                  Compliance with environmental laws may negatively affect our business.

•                  The effect of changes to healthcare laws in the United States may increase the number of employees who choose to participate in our healthcare plans, which may significantly increase our healthcare costs and negatively impact our financial results.

•                  If we face labor shortages or increased labor costs, our growth and operating results could be adversely affected.

•                  We may pursue businesses in which we have limited or no experience, including tuxedo and eveningwear rental, and such businesses could fail to generate anticipated returns.

Corporate Information

We were incorporated in Delaware on October 29, 1997 under the name First Virtual Merger Corporation.  On December 30, 2005, we entered into a reverse merger transaction with U.S. Dry Cleaning Corporation which was incorporated in Delaware on July 19, 2005.  Prior to the reverse merger, we were a shell company with shares of common stock quoted on the OTC Bulletin Board.  We ceased being a shell company on December 30, 2005 upon consummation of the reverse merger.  Subsequently, we changed our name to U.S. Dry Cleaning Services Corporation.  On March 20, 2012, the Securities and Exchange Commission issued an order revoking the registration of our securities under the Securities Exchange Act of 1934, as amended, or Exchange Act, pursuant to Section 12(j) of the Exchange Act as a result of our failure to file annual and quarterly reports with the Securities and Exchange Commission.

Our fiscal year end is September 30. Our principal executive offices are located at 20250 Acacia Street, Suite 230, Newport Beach, California. Our telephone number is (949) 734-7310. Our website address is www.usdrycleaning.com.  The information contained on, or that can be accessed through, our website is not a part of this prospectus.  We have included our website address in this prospectus solely as an inactive textual reference.

The Offering

Securities offered by us:

We are offering 2,000,000 shares of our common stock together with 2,000,000 warrants to purchase 2,000,000 shares of our common stock, which will be sold in combination consisting of one share of common stock and one warrant. Although issued together, the shares of common stock and warrants may be transferred separately immediately upon issuance.

Each warrant is exercisable for one share of common stock. The warrants are immediately exercisable upon issuance in this public offering at an initial exercise price of 100% of the initial public offering price of one combination in this offering. The warrants will expire on the 60 month anniversary of the date of issuance.

The shares of common stock issuable from time to time upon the exercise of the warrants are also being offered pursuant to this prospectus.

Public offering price:	$6.00 (the midpoint of the range set forth on the cover page of this prospectus) per combination of one share of common stock and one warrant.

Common stock to be outstanding after the offering	5,883,942 shares

Underwriters’ Over-Allotment Option

We have granted the underwriters an option, exercisable within 45 days after the closing of this offering, to purchase up to an additional 300,000 shares of common stock and/or up to 300,000 additional warrants to purchase up to 300,000 additional shares of common stock, at the offering price for each security, less underwriting discounts and commissions, solely for the purpose of covering over-allotments.

Use of proceeds:

We estimate that the net proceeds from the sale of shares of our common stock and warrants to purchase shares of our common stock that we are selling in this offering will be approximately $10.4 million (or approximately $12.0 million if the underwriters’ option to purchase additional shares of common stock and warrants in this offering is exercised in full), based upon an assumed public offering price of $6.00 per combination of one share of common stock and one warrant, which is the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to fund acquisitions, including $4.0 million for the Advent Cleaners Acquisition, repay up to $1.0 million of existing debt, open new stores and establish new delivery routes, fund capital expenditures at existing stores and production plants, and for general corporate purposes. See “Use of Proceeds” on page 31.

Proposed Symbols:

We have applied for listing of our common stock and the warrants sold in this offering on The NASDAQ Capital Market under the symbols “DCLN” and “DCLNW”, respectively. No assurance can be given that such listings will be approved.

The number of shares of our common stock to be outstanding after this offering is based on:

•                  2,685,924 shares of our common stock outstanding on October 2, 2014,

•                  the issuance of 351,290 shares of common stock into which all of our Series A Cumulative Convertible Preferred Stock, or Series A Preferred Stock, outstanding as of October 2, 2014, will be automatically converted upon the closing of this offering;

•                  the cancellation of 1,098,445 shares of common stock under the terms of the Exchange Agreement upon the closing of this offering;

•                  the issuance of 1,684,840 shares of common stock in connection with the Exchange Offer upon the closing of this offering (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus); and

•                  the issuance of an aggregate of 260,333 shares of common stock to certain professionals and advisors in connection with our bankruptcy proceedings upon the closing of this offering (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus).

The number of shares of our common stock to be outstanding after this offering excludes as of October 2, 2014:

•                  1,250,000 shares of common stock reserved for issuance under the U.S. Dry Cleaning Services Corporation 2014 Omnibus Incentive Plan, or 2014 Plan, of which options to purchase 636,000 shares were outstanding as of October 2, 2014, at an exercise price per share equal to $4.80;

•                  21,974 shares of common stock reserved for issuance under a 10% Senior Secured Promissory Note initially issued to Wattles Capital Management in the principal amount of $549,890 that is currently held by Setal 10 Trust, or Setal 10 Note, based on the principal and interest outstanding under the Setal 10 Note on October 2, 2014, which we anticipate repaying in full upon the closing of this offering;

•                  an aggregate of 2,160,000 shares of common stock issuable upon exercise of the warrants issued to the public and the warrants issued to the representative of the underwriters in connection with this offering; and

•                  assuming the over-allotment option is fully exercised, (i) 300,000 shares of common stock, (ii) 300,000 shares of common stock issuable upon exercise of warrants and (iii) 24,000 shares of common stock issuable upon exercise of the warrants to be issued to the representative of the underwriters in connection with the full exercise of the over-allotment option.

Except as otherwise indicated herein, all information in this prospectus (i) gives effect to a one-for-sixteen reverse stock split of our shares of common stock effective on June 19, 2014, (ii) assumes that the underwriters do not exercise the over-allotment option and (iii) assumes that that the warrants offered hereby are not exercised.

Historical Financial and Operating Data and
Summary Unaudited Pro Forma Data

The following table provides a summary of our financial information and does not contain all of the financial information that may be important to you.  Therefore, you should carefully read all of the information in this prospectus, including the respective financial statements of U.S. Dry Cleaning Services Corporation and Advent Cleaners, LLC included elsewhere in this prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before making a decision to invest in our securities.

Advent Cleaners has a fiscal year end of December 31. Included in this filing are the audited financial statements of Advent Cleaners for the years ended December 31, 2013 and 2012, as well as unaudited financial statements for the six months ended June 30, 2014 and 2013. However, for the purposes of this pro forma presentation, the year end of Advent Cleaners has been conformed to that of U.S. Dry Cleaning Services Corporation.

The summary statements of operations data for the years ended September 30, 2012 and 2013 have been derived from our audited financial statements included elsewhere in this prospectus. The summary statements of operations data for the nine months ended June 30, 2013 and 2014 and the summary balance sheet data as of June 30, 2014 have been derived from our unaudited financial statements included elsewhere in this prospectus.  Our unaudited financial statements have been prepared on a basis consistent with our audited financial statements included elsewhere in this prospectus. In the opinion of management, our unaudited financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly our results of operations and financial position for such periods and at such date. The historical results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

The summary unaudited pro forma statements of operations data for the years ended September 30, 2012 and 2013 and for the nine months ended June 30, 2014, and the summary unaudited pro forma balance sheet data as of June 30, 2014, are derived from the unaudited pro forma financial statements set forth under “Unaudited Pro Forma Financial Information.” The summary unaudited pro forma statements of operations gives effect to the Advent Cleaners Acquisition as if it had occurred as of the beginning of our fiscal year ended September 30, 2013.  The summary unaudited pro forma balance sheet gives effect to the Advent Cleaners Acquisition and this offering (including the application of the net proceeds thereof) as if it had occurred as of June 30, 2014.

The unaudited pro forma financial data are included for informational purposes only and do not purport to represent what our actual financial position or results of operations would have been had the transactions referenced above occurred on the dates indicated. In addition, the pro forma adjustments described herein are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the above transactions on our historical financial data. The unaudited pro forma financial data also do not purport to represent, and may not be indicative of, our results of operations for any future period or our financial position as of any future date. The unaudited pro forma statements of operations do not include adjustments for any revenue or cost saving synergies that may be achievable subsequent to the completion of the Advent Cleaners Acquisition or the costs that may be incurred to achieve those synergies.

U.S. Dry Cleaning Services Corporation

Selected Historical and Unaudited Pro Forma Financial Data

			Unaudited Pro Forma
	Year Ended September 30,		Year Ended September 30,
	2012	2013	2013
Statements of Operations Data:
Net Sales	$21,374,671	$21,408,049	$31,273,009
Cost of sales (exclusive of depreciation and amortization show separately below)	9,637,552	9,360,266	14,735,439
Gross profit (exclusive of depreciation and amortization shown separately below)	11,737,119	12,047,783	16,537,570
Operating expenses:
Stores and plant	8,428,456	8,367,537	11,515,178
Regional	2,464,607	2,224,889	2,914,742
Corporate	2,418,539	1,725,664	2,240,952
Depreciation and amortization	432,331	469,547	656,118
Operating loss	(2,006,814)	(739,854)	(789,420)
Other income (expense), net
Interest expense	(3,347,182)	(2,510,495)	(1,490,509)
Gain on extinguishment of debt	833,873	654,935	654,935
Gain (loss) other	13,477	895	(30,652)
Other expense net	(2,499,832)	(1,854,665)	(866,226)
Loss before provision for income taxes	(4,506,646)	(2,594,519)	(1,655,646)
Provision for income taxes	9,100	9,100	9,100
Net loss	$(4,515,746)	$(2,603,619)	$(1,664,746)
Net loss attributable to common stockholders	$(4,515,746)	$(2,603,619)	$(1,664,746)
Net loss per share — basic and diluted	$(16.06)	$(3.85)	$(0.47)

Weighted average shares outstanding — basic and diluted	281,218	676,699	3,521,254

Pro forma net loss per share — basic and diluted (unaudited)		$(0.74)	$(0.47)

Pro forma weighted average common shares outstanding — basic and diluted (unaudited)		3,521,254	3,521,254

Other Financial Information:
EBITDA (1)	$(1,574,483)	$(270,307)	$277,698

(1)         EBITDA, which we define as net income excluding net interest expense, income tax expense, gain on extinguishment of debt, other gain (loss) and depreciation and amortization expense, is a supplemental measure to help management and our investors understand our operating performance.

U.S. Dry Cleaning Services Corporation

Selected Historical and Unaudited Pro Forma Financial Data

			Unaudited Pro Forma
	Nine Months Ended June 30		Nine Months Ended June 30,
	2013	2014	2014
Statements of Operations Data:
Net Sales	$16,281,848	$15,804,521	$23,483,419
Cost of sales (exclusive of depreciation and amortization show separately below)	7,093,772	6,798,241	10,971,460
Gross profit (exclusive of depreciation and amortization shown separately below)	9,188,076	9,006,280	12,511,959
Operating expenses:
Stores and plant	6,223,346	6,358,005	8,854,703
Regional	1,702,414	1,551,211	2,126,504
Corporate	1,260,095	1,579,768	1,982,720
Depreciation and amortization	349,447	346,658	517,156
Operating loss	(347,226)	(829,362)	(969,124)
Other income (expense), net
Interest expense	(1,855,496)	(1,549,063)	(521,929)
Gain on extinguishment of debt	122,945	55,558	55,558
Gain other	855	6,007	9,507
Other income (expense) net	(1,731,696)	(1,487,498)	(456,864)
Loss before provision for income taxes	(2,078,922)	(2,316,860)	(1,425,988)
Provision for income taxes	9,100	9,100	9,100
Net loss	$(2,088,022)	$(2,325,960)	$(1,435,088)
Series A Cumulative Convertible Preferred Stock Dividends	—	(512,103)	—
Net loss attributable to common stockholders	$(2,088,022)	$(2,838,063)	$(1,435,088)
Net loss per share — basic and diluted	$(3.27)	$(1.48)	$(0.28)

Weighted average shares outstanding — basic and diluted	638,855	1,923,490	5,119,335

Pro forma net loss per share — basic and diluted (unaudited)		$(0.45)	$(0.28)

Pro forma weighted average common shares outstanding — basic and diluted (unaudited)		5,119,335	5,119,335

Other Financial Information:
EBITDA (1)	$2,221	$(482,704)	$(143,718)

(1)         EBITDA, which we define as net income excluding net interest expense, income tax expense, gain on extinguishment of debt, other gain (loss) and depreciation and amortization expense, is a supplemental measure to help management and our investors understand our operating performance. For the nine months ended June 30, 2014, EBITDA includes significant and necessary expenses incurred in connection with our preparation to file a registration statement for our initial public offering, or IPO.  These expenses include $152,941 for audit and review fees of our financial statements, $183,714 for accounting and tax consultants to provide various technical, accounting, and tax advisory services, $45,000 for third party valuation specialists to perform valuations of our company and various complex financial instruments we issued, and $28,143 in other advisory services.

U.S. Dry Cleaning Services Corporation

Selected Historical and Unaudited Pro Forma Financial Data

	June 30, 2014
	Actual	Unaudited Pro Forma
Balance Sheet Data:
Cash	$342,167	$7,008,127
Total assets	3,810,197	14,480,153
Related party and other long-term debt net (1)	12,528,096	1,178,156
Other noncurrent liabilities	541,226	541,226
Capital lease obligations	48,711	48,711
Total stockholders’ equity (deficit)	(13,308,700)	8,499,132

(1)         On July 23, 2014, we entered into the Exchange Agreement with certain holders of our debt instruments, warrants and rights to purchase shares of common stock to, among other things, exchange certain of our secured and unsecured notes and loan agreements, under which an aggregate amount of $11,274,781 in principal and interest was owed as of October 2, 2014, for an aggregate of 1,572,808 shares of our common stock upon the closing of this offering, based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus.  In addition, we intend to repay up to $1,000,000 of existing debt with proceeds from this offering.  See “Use of Proceeds” on page 31.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus, before making your decision to invest in our securities. We cannot assure you that any of the events discussed in the risk factors below will not occur. These risks could have a material and adverse impact on our business, results of operations, financial condition or prospects. If that were to happen, the trading price of our common stock and warrants could decline, and you could lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. See “Information Regarding Forward-Looking Statements” for information relating to these forward-looking statements.

Risks Related to Our Business

We have incurred significant losses, expect continued losses and may never achieve profitability. If we continue to incur losses, we may have to curtail our operations, which may prevent us from successfully achieving our operating plan and expanding our business.

We have not been profitable and expect continued losses. Historically, we have relied upon cash from financing activities to fund substantially all of the cash requirements of our activities and have incurred significant losses and experienced negative cash flows. As of June 30, 2014, we had an accumulated deficit of $35.9 million.  For our fiscal years ended September 30, 2012 and 2013 and the nine months ended June 30, 2014, we incurred net losses of $4.5 million, $2.6 million and $2.3 million, respectively. We cannot predict when we will become profitable or if we ever will become profitable. We may continue to incur losses for an indeterminate period of time and may never achieve or sustain profitability. Even if we are able to achieve profitability, we may be unable to sustain or increase our profitability on a quarterly or annual basis. An extended period of losses and negative cash flow may prevent us from successfully achieving our operating plan.

Our independent registered public accounting firm has issued a report on our audited financial statements which raises substantial doubt about our ability to continue as a going concern. This may impair our ability to raise additional financing and adversely affect the price of our common stock.

The report of our independent registered public accounting firm on our audited financial statements for the years ended September 30, 2012 and 2013 includes a paragraph that explains that we have incurred substantial losses and have a net capital deficiency that raises substantial doubt about our ability to continue as a going concern. Reports of independent registered public accounting firms including such doubt about a company’s ability to continue as a going concern are generally viewed unfavorably by analysts and investors. This may make it difficult for us to raise additional debt or equity financing necessary to continue our operations. We urge potential investors to review this report before making a decision to invest in our company.

There can be no assurance that we will be able to generate or secure sufficient funding to support our growth strategy.

We intend to finance future acquisitions, including the Advent Cleaners Acquisition, and new store openings with cash from operations, the issuance of capital stock, borrowings, and the net proceeds from the sale of debt and/or equity securities, including the sale of securities hereby. If we do not have sufficient cash from operations, funds available under credit facilities and/or the ability to raise cash through the sale of debt and/or equity securities, or cannot issue our capital stock on suitable terms, we will be unable to pursue our growth strategy, which could have a material adverse effect on our ability to increase revenue and net income (or reduce net loss, as applicable), and on our financial condition and ability to sustain our operations.

Our independent registered public accounting firm has identified material weaknesses in our internal controls for the years ended September 30, 2012 and 2013 that, if not properly remediated, could result in material misstatements in our financial statements in future periods and impair our ability to comply with the accounting and reporting requirements applicable to public companies.

In connection with the audit of our financial statements for fiscal years 2012 and 2013, our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified by our independent registered accounting firm are the following: (i) we have an inadequate segregation of duties consistent with control objectives; (ii) we have inadequate written documentation of internal control policies and procedures; (iii) we have inadequate controls over the identification, assessment and accounting for complex financial instruments and transactions and unusual and non-recurring transactions and (iv) we have ineffective controls over period end financial disclosure and reporting processes resulting in a significant number of post-closing adjustments.

Our remediation efforts are still in process and have not yet been completed. Because of these material weaknesses, there is heightened risk that a material misstatement of our annual or quarterly financial statements will not be prevented or detected. In addition, the remediation steps we have taken, are taking and expect to take may not effectively remediate these material weaknesses, in which case our internal control over financial reporting would continue to be ineffective. We cannot guarantee that we will be able to complete our remedial actions successfully. Even if we are able to complete these actions successfully, these measures may not adequately address our material weaknesses. In addition, it is possible that we will discover additional material weaknesses in our internal control over financial reporting.

We will be required to evaluate and disclose changes made to our internal control and procedures on a quarterly basis. As a result of our evaluation of our internal controls and procedures, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff. Our remediation efforts may not enable us to avoid material weaknesses in the future. Ensuring that we have adequate internal financial and accounting controls and procedures in place to help produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be evaluated frequently.

If we are unable to adequately remediate the foregoing material weaknesses or comply or continue to comply with the foregoing obligations, it could subject us to a variety of administrative sanctions, including the suspension or delisting of our common stock from the NASDAQ Capital Market and the inability of registered broker-dealers to make a market in our common stock, which could reduce the market price of our common stock. In addition, in the event that we do not adequately remediate these material weaknesses, or if we fail to maintain proper and effective internal controls in future periods, our business, results of operations and financial condition and our ability to run our business effectively could be adversely affected and investors could lose confidence in our financial reporting.

Our industry is highly competitive.

The dry cleaning industry is highly competitive. We believe there could be as many as 40,000 dry cleaning stores in the United States, and we face intense competition for customers and access to suitable store locations. We will compete with other dry cleaner operators in each of our projected markets. Some of our competitors could have greater financial and marketing resources, market share, and/or name recognition than us. In addition, our proposed business could be affected by fashion trends, the economy, and a reduction in our markets’ population growth and/or financial conditions and habits. There can be no assurance that we will be able to compete successfully with such entities in the future.

Pricing pressures from existing competitors and/or an influx of new competitors may have an adverse effect on our operating results.

The competition in our market from the incumbent providers of dry cleaning services, especially discount or single price per piece operators, may place downward pressure on prices for our services, which can adversely affect our operating results. In addition, we could face competition from other companies we have not yet identified or which may later enter into our existing operating regions. If we are not able to compete effectively with these industry participants, or if our potential customer base is diluted by an influx of new stores, our operating results would be adversely affected.

Many of our competitors and potential competitors could have superior resources, which could place us at a cost and price disadvantage. Thus, we may never realize revenues sufficient to sustain our operations, and we may fail in our business and cease operations.

Many of our competitors, including those with franchised operations, and potential competitors may have significant competitive advantages, including greater market presence; name recognition; superior financial, technological and personnel resources; superior services and marketing capabilities; and significantly larger customer bases. As a result, some of our competitors and potential competitors could raise capital at a lower cost than we can, and they may be able to adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the development, marketing, and sale of services than we can. Also, our competitors’ and potential competitors’ greater brand-name recognition may require us to price our services at lower levels in order to win business. Our competitors’ and potential competitors’ financial advantages may give them the ability to reduce their prices for an extended period of time if they so choose.

Our ability to implement our growth strategy may be limited by our ability to consummate acquisitions, and there can be no assurance that future acquisitions, including the Advent Cleaners Acquisition, will have a beneficial effect on our operating results.

Our growth strategy includes acquisitions. We will have limited knowledge about the specific operating history, trends, and customer patterns of the dry cleaning stores to be acquired in connection with future acquisitions, including the Advent Cleaners Acquisition. Management will also be relying upon certain representations, warranties, and indemnities made by the sellers with respect to the acquisitions, as well as our own due diligence investigation. There can be no assurance that such representations and warranties will be true and correct or that our due diligence will uncover all material adverse facts relating to the operations and financial condition of the store acquired. Any material misrepresentation could have a material adverse effect on our financial condition and results of operations. Consequently, there can be no assurance that we will make future acquisitions at favorable prices, that acquired stores will perform as well as they had performed historically, or that we will have sufficient information to accurately analyze the markets in which we elect to make acquisitions. Further, while the acquired operations are being integrated into our existing operations, and even thereafter, the acquired operations may not achieve levels of revenue or profitability comparable to our existing operations, or otherwise perform as expected, particularly in the fiscal quarters immediately following the consummation of such transactions.

Our financial results after the Advent Cleaners Acquisition may differ materially from the unaudited pro forma financial statements included in this prospectus.

The pro forma financial statements contained in this prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined financial condition or results of operations following consummation of the Advent Cleaners Acquisition for several reasons. See the sections entitled “Prospectus Summary—Historical Financial and Operating Data and Summary Unaudited Pro Forma Data” and “Unaudited Pro Forma Financial Information.”  Thus, the actual financial condition and results of operations of the Advent Cleaners Acquisition may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the Advent Cleaners Acquisition. Any potential decline in our financial condition or results of operations may cause significant variations in the stock price of our company after the Advent Cleaners Acquisition. See “Prospectus Summary—Recent Developments—Advent Cleaners Acquisition.”

Our future results will suffer if we do not effectively manage our expanded operations following the Advent Cleaners Acquisition.

Following the Advent Cleaners Acquisition, the size of our operations will increase significantly, adding 14 dry stores, three mini-hubs with retail operations and a central processing hub. We will also acquire several large commercial laundry contracts with some of the largest resorts and hotels in Las Vegas, Nevada. Our future success depends, in part, upon our ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the integration of point of service systems, billing, collections and accounting and associated increased costs and complexities. There can be no assurances that we will realize the expected operating efficiencies, revenue enhancements or other benefits currently anticipated from Advent Cleaners Acquisition.

Third parties may terminate or alter existing assigned contracts under the Advent Cleaners Acquisition.

Advent Cleaners has contracts with suppliers, lessors, and other business partners that have “change of control” or similar clauses that may make it difficult for Advent Cleaners to directly assign such contracts to us.  In several instances, we may be required to enter into new contracts with these business partners.  We will seek to obtain consent from these other parties, but if these third party consents cannot be obtained, or if we are required to enter into new contracts on unfavorable terms, the revenues associated with any such contract or relationship could be eliminated or significantly reduced and our financial condition and results of operations could be adversely impacted.

After the Advent Cleaners Acquisition is completed, we may be subject to work stoppages at Advent facilities, which could seriously impact our operations and the profitability of our business.

Currently, of Advent Cleaners’ 235 employees, 130 are members of the Culinary Local 226 labor union, or Local 226 Union, and Advent Cleaners is a party to a collective bargaining agreement with the Local 226 Union, or Advent CBA.  While we do not intend to terminate any of Advent Cleaners’ unionized employees upon the closing of the Advent Cleaners Acquisition, the Advent CBA is not automatically assignable.  Although we intend to enter into a new collective bargaining agreement with the Local 226 Union, we may not be able to enter into a new agreement on terms that are satisfactory to us, if at all.  In addition, the terms of a new collective bargaining agreement could significantly increase our labor costs or negatively affect our ability to increase operational efficiency.

Our unionized workers could engage in a strike, work stoppage or other slowdown in the future for any number of reasons, including disputes that may arise from negotiating the new collective bargaining agreement, disputes under collective bargaining agreements with labor unions in the future, or other reasons.  A work stoppage or other disruption at our facilities for any reason (including but not limited to labor disputes, natural or man-made disasters, tight credit markets or other financial distresses) could have a substantial adverse effect on our financial condition and results of operation.

Competition for acquisitions could adversely affect our ability to continue our growth.

If other companies seek to acquire the same dry cleaning operations that we seek to acquire, acquisition prices would likely increase, resulting in fewer acquisition opportunities, which could have a material adverse effect on our growth.

Our long-term success is also dependent on our ability to open new stores and is subject to many unpredictable factors.

One of the key means of achieving our organic growth strategy will be through opening new stores and operating those stores on a profitable basis. We intend to develop new stores in our existing markets, especially in geographic regions that can be serviced by our existing hubs or mini-hubs, expand our footprint into adjacent markets and selectively enter into new markets. However, there are numerous factors involved in identifying and securing appropriate sites, including, but not limited to, the identification and availability of suitable locations with the appropriate population demographics, traffic patterns, local retail and business attractions and infrastructure that will drive high levels of customer traffic and store level sales. Further, competition for identified sites is intense, and other dry cleaning operators and retail concepts that compete for those sites may have unit economic models that permit them to bid more aggressively for those sites than we can. Our ability to open stores also depends on other factors, including, negotiating leases with acceptable terms, identifying, hiring and training qualified employees in each local market, and securing required governmental permits in a timely manner.

There is no guarantee that a sufficient number of suitable sites will be available in desirable areas or on terms that are acceptable to us in order to achieve our organic growth plan. We may not be able to successfully develop critical market presence in new geographical markets, as we may be unable to find and secure attractive locations and attract new customers. If we are unable to fully implement our organic growth plans, our business, financial condition and results of operations could be materially adversely affected.

The success of our expansion strategy depends on the continued loyalty of the customers of the acquired stores.

The success of the dry cleaning stores to be acquired in any acquisition, including the Advent Cleaners Acquisition, depends in large part on our ability to retain customers from the operations we acquire. To the extent that customers have developed loyalty to former owners/operators, such transitions could result in a loss of customers. A significant loss of customers would have a material adverse effect on our financial condition and results of operations.

No independent market studies have been made to confirm the continued demand for our dry cleaning services.

No independent market studies have been made that confirm the demand for our dry cleaning services. If there is not a sufficient market for our dry cleaning services, we may suffer or fail in our business and cease operations.

Changes in the cost of supplies, utilities and other operating costs beyond our control could adversely affect our results of operations.

We purchase our supplies, including dry cleaning solvents, wire hangers and packaging materials from several large suppliers and the price for such supplies is subject to change.  Our utility costs fluctuate during certain peak seasons, primarily during prolonged periods of cold in Virginia and Indiana and heat in California.  Because we provide competitively priced dry cleaning and laundry services, our ability to pass along commodity price increases to our customers is limited.  Significant increases in gasoline prices could also result in a decrease of customer traffic at our stores and increases in expenses attributed to our delivery routes, each of which could adversely affect our profit margins.

If we face labor shortages or increased labor costs, our growth and operating results could be adversely affected.

Labor is a primary component in the cost of operating our stores. If we face labor shortages or increased labor costs because of increased competition for employees, higher employee turnover rates, increases in the federal, state or local minimum wage or other employee benefits costs (including costs associated with health insurance coverage), our operating expenses could increase and our growth could be adversely affected. In addition, our growth depends in part upon our ability to attract, motivate and retain a sufficient number of well-qualified management personnel, as well as a sufficient number of other qualified employees, including customer service and equipment maintenance personnel. Difficulty in recruiting employees or high employee turnover in existing stores could have a material adverse effect on our business, financial condition and results of operations.

In addition, some of our employees are paid at rates related to the United States federal minimum wage, and increases in the minimum wage would increase our labor costs. Further, costs associated with workers’ compensation are rising, and these costs may continue to rise in the future. We may be unable to increase our prices in order to pass these increased labor costs on to consumers, in which case our margins would be negatively affected, which could materially adversely affect our business, financial condition and results of operations.

We rely on licensed third-party point-of-sale software and systems to manage customer orders and operate our back office management systems.  The failure of this software and systems could harm our business.

We rely on point-of-sale software and systems licensed from third-parties to operate our point-of-sale transactions including issuing pick-up and delivery receipts and tracking dry cleaning and laundry inventory while being processed.  A substantial failure of the software and systems could restrict and limit our ability to track orders and fulfill orders in a timely manner.  This could reduce the attractiveness of our services and cause our patrons to visit other dry cleaners. In addition, we rely on this software to transmit data required to coordinate payroll, track sales, generate operating reports to analyze store and regional performance and monitor loss prevention. Disruption in, changes to, or a failure of the software and systems could result in the loss of important data, and increase our expenses.

Our business could suffer if we lose key management or are unable to attract and retain the talent required for our business.

Our performance is significantly impacted by the efforts and abilities of our senior management team. We are highly dependent upon the members of our management team, including Mr. Alexander Bond, Ms. Kari Minton and Mr. Timothy Stickler, and each of our regional managers.  Our executives have significant regulatory, industry, sales and marketing, operational and/or corporate finance experience. If we lose the services of one or more of our key executives, we may not be able to successfully manage our business or achieve our business objectives. If we are unable to recruit and retain qualified management personnel in a timely manner our results of operations and financial condition could suffer.

If we are unable to attract and retain qualified personnel with dry cleaning service-related experience, our business could suffer.

Our current and future success depends in part on our ability to identify, attract, hire, assimilate, train, retain, and motivate professional, highly-skilled technical, managerial, sales, marketing, and customer service personnel with dry cleaning service-related experience. If we fail to attract and retain the necessary managerial, sales and marketing, technical, and customer service personnel, we may not develop a sufficient customer base to adequately develop our proposed operations and our business could suffer or fail.

Our business is seasonal and is also affected by severe weather.

Our business is seasonal.  Demand for our services, and therefore our sales, is lower during the summer months when customers tend to take more time off work and therefore require less occupation-related dry cleaning and laundry. Our business is also affected by weather, especially severe weather conditions such as hurricanes and tropical storms in Virginia and Hawaii, snow storms in Indiana and high temperatures in California.

Changes in economic conditions and other unforeseen conditions could materially affect our ability to maintain or increase sales.

The dry cleaning industry depends, in large part, on consumer discretionary spending. The United States in general and the specific markets in which we operate, may suffer from depressed economic activity, recessionary economic cycles, higher fuel or energy costs, low consumer confidence, high levels of unemployment, reduced home values, increases in home foreclosures, investment losses, personal bankruptcies, reduced access to credit or other economic factors that may affect consumer discretionary spending. Sales in our stores could decline if consumers are unemployed reducing the demand for dry cleaning services, including uniforms, or choose to reduce the amount they spend on dry cleaning. Negative economic conditions and trends may cause consumers to make long-term changes to their discretionary spending behavior, including the continued adoption of “business-casual” and other workplace changes. In addition, given our geographic concentrations in specific regions of the United States, economic conditions in those particular areas of the country could have a disproportionate impact on our overall results of operations, and regional occurrences such as local strikes, terrorist attacks, increases in energy prices, and natural or man-made disasters could materially adversely affect our business, financial condition and results of operations. If sales decrease, our profitability could decline as we spread fixed costs across a lower level of sales. Reductions in staff levels, asset impairment charges and potential store closures could result from prolonged negative sales, which could materially adversely affect our business, financial condition and results of operations.

Compliance with environmental laws may negatively affect our business.

We are subject to federal, state and local laws and regulations concerning waste disposal, pollution, protection of the environment, and the presence, discharge, storage, handling, release and disposal of, and exposure to, hazardous or toxic substances. These environmental laws provide for significant fines and penalties for noncompliance and liabilities for remediation, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of hazardous or toxic substances. Third parties may also make claims against owners or tenants of properties or businesses for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such hazardous or toxic substances at, on or from our stores. Environmental conditions relating to releases of hazardous substances at prior, existing or future store sites could materially adversely affect our business, financial condition and results of operations. Further, environmental laws, and the administration, interpretation and enforcement thereof, are subject to change and may become more stringent in the future, each of which could materially adversely affect our business, financial condition and results of operations.

The effect of changes to healthcare laws in the United States may increase the number of employees who choose to participate in our healthcare plans, which may significantly increase our healthcare costs and negatively impact our financial results.

In 2010, the Patient Protection and Affordable Care Act, or PPACA, was signed into law in the United States to require health care coverage for many uninsured individuals and expand coverage to those already insured. The healthcare reform law will require us to offer healthcare benefits to all full-time employees (including full-time hourly employees) that meet certain minimum requirements of coverage and affordability, or face penalties. If we elect to offer such benefits, we may incur substantial additional expense. If we fail to offer such benefits, or the benefits we elect to offer do not meet the applicable requirements, we may incur penalties. The healthcare reform law also requires individuals to obtain coverage or face individual penalties, so employees who are currently eligible but elect not to participate in our healthcare plans may find it more advantageous to do so when such individual mandates take effect. It is also possible that by making changes or failing to make changes in the healthcare plans offered by us, we will become less competitive in the market for our labor. Finally, implementing the requirements of healthcare reform applicable to us, including the requirement to offer affordable, minimum essential coverage to our full time employees beginning in 2015, is likely to impose additional administrative costs.  The costs and other effects of these new healthcare requirements cannot be determined with certainty, but they may significantly increase our healthcare coverage costs and could materially adversely affect our business, financial condition and results of operations.

We may pursue businesses in which we have limited or no experience, including tuxedo and eveningwear rental, and such businesses could fail to generate anticipated returns.

Several of our competitors incorporate additional businesses into their dry cleaning and laundry operations.  We may pursue similar businesses, and, in particular, are contemplating introducing tuxedo and eveningwear rentals into certain of our retail stores, even though we do not have experience operating such additional businesses.  If we are not able to successfully integrate these additional business opportunities or if the costs associated with such businesses opportunities are greater than we project, our operating results could be adversely affected.

Risks Relating to this Offering

We may allocate net proceeds from this offering in ways which differ from our estimates based on our current plans and assumptions discussed in the section entitled “Use of Proceeds” and with which you may not agree.

The allocation of net proceeds of the offering set forth in the “Use of Proceeds” section below represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures. The amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, cash generated by our operations, business developments, suitable acquisition opportunities and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used are discussed in the section entitled “Use of Proceeds” below. You may not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds. As a result, you and other stockholders may not agree with our decisions. See “Use of Proceeds” section for additional information.

Future sales by our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

Sales of our common stock by our stockholders and option holders following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.  Of the 2,685,924 shares of common stock outstanding as of October 2, 2014, 1,559,501 shares are not restricted and will be freely tradable without restriction, unless held by our “affiliates.”

You will experience immediate and substantial dilution in the book value per share of the common stock you purchase and may experience additional dilution in the future.

Because the public offering price is expected to be substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an assumed public offering price of $5.99 per share of common stock, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus, after giving effect to the sale by us of up to 2,000,000 shares of common stock and after deducting underwriter commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $5.23 per share, based on the net tangible book value as of June 30, 2014, or 87%, at the public offering price, assuming no exercise of the warrants issued in this offering.  Accordingly, should we be liquidated at our book value, you would not receive the full amount of your investment. See the section entitled “Dilution” elsewhere in this prospectus for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.

The issuance of warrants in this offering will cause you to experience additional dilution if those warrants are exercised for shares of our common stock.

In addition to the shares of common stock we are issuing in this offering, we are also issuing an equal number of warrants. The warrants being issued are exercisable for an equal number of additional shares of common stock.  If the holders of our warrants exercise their warrants, you will experience dilution at the time they exercise warrants. In addition to the warrants we are offering to purchasers in this offering, we are issuing warrants to the representative of the underwriters in this offering that are exercisable for up to 184,000 shares of our common stock (assuming full exercise of the underwriters’ over-allotment option). If the representative of the underwriters exercises these warrants, you will experience additional dilution. Furthermore, we have granted the representative of the underwriters in this offering the right to purchase additional shares of common stock and warrants from us to cover over-allotments, if any. If the representative of the underwriters exercises this option in whole or in part, you will experience additional dilution.

Holders of warrants will have no rights as common stockholders until such holders exercise their warrants and acquire our common stock.

Until holders of warrants acquire shares of our common stock upon exercise of the warrants, holders of warrants will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Risks Relating to Our Common Stock and Warrants

An active trading market for our common stock and warrants may not develop, and you may not be able to sell your common stock or warrants at or above the initial public offering price.

There was no public market for our common stock or warrants immediately prior to the completion of this offering.  An active trading market for our common stock and warrants may never develop or be sustained following this offering. If an active trading market does not develop, you may have difficulty selling your common stock or warrants at an attractive price, or at all. The price for our securities in this offering will be determined by negotiations among us and the representative of the underwriters, and it may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your common stock or warrants at or above the initial public offering price or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our securities, and it may impair our ability to attract and motivate our employees through equity incentive awards and our ability to acquire other companies by using our securities as consideration.

The market prices of our common stock and warrants may fluctuate substantially.

The market prices of our common stock and warrants could be subject to significant fluctuations after this offering. You should consider an investment in our securities to be risky, and you should invest in our securities only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Some factors that may cause the market prices of our common stock and warrants to fluctuate, in addition to the other risks mentioned in this “Risk Factors” section and elsewhere in this prospectus, are:

•      variations in our operating results;

•      sale of our common stock by our stockholders, executives, and directors;

•      sale of our warrants by our warrant holders;

•      volatility and limitations in trading volumes of our shares of common stock and warrants;

•      our ability to obtain financings;

•      our cash position;

•      changes in general economic, political and market conditions in any of the regions in which we conduct our business;

•      changes in industry conditions or perceptions;

•      changes in valuations of similar companies or groups of companies;

•      departures and additions of key personnel;

•      disputes and litigation related to contractual obligations;

•      changes in applicable laws, rules, regulations, or accounting practices and other dynamics; and

•      other events or factors, many of which may be out of our control.

Upon the completion of this offering we will have significant “equity overhang” which could adversely affect the market price of our common stock and impair our ability to raise additional capital through the sale of equity securities.

Upon completion of this offering, 2,184,000 shares of our common stock will be issuable upon exercise of the warrants issued to investors and the representative of the underwriters in this offering (assuming full exercise of the underwriters’ over-allotment option).  The possibility that substantial amounts of our common stock may be issued to and then sold by investors or the perception that such issuances and sales could occur, often called “equity overhang,” could adversely affect the market price of our common stock and could impair our ability to raise additional capital through the sale of equity securities in the future. The consummation of the exercise of warrants for common stock would significantly increase the amount of our common stock outstanding and the amount of the equity overhang.

Raising additional capital, including through future sales and issuances of our common stock, the exercise of warrants or the exercise of rights to purchase common stock pursuant to our equity incentive plan could result in additional dilution of the percentage ownership of our stockholders, could cause our share price to fall and could restrict our operations.

We expect that significant additional capital will be needed in the future to continue our planned operations, including acquisitions, purchasing of capital equipment, hiring new personnel, and continuing activities as an operating public company. To the extent we seek additional capital through a combination of public and private equity offerings, debt financings and strategic partnerships and alliances, our stockholders may experience substantial dilution. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders may be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of our stockholders. Debt and receivables financings may be coupled with an equity component, such as warrants to purchase shares of our common stock, which could also result in dilution of our existing stockholders’ ownership. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt and other operating restrictions that could adversely impact our ability to conduct our business. A failure to obtain adequate funds may cause us to curtail certain operational activities, including sales and marketing, in order to reduce costs and sustain the business, and would have a material adverse effect on our business and financial condition.

Under our 2014 Plan, we may grant equity awards covering up to an additional 1,250,000 shares of our common stock. As of the date of this offering, we have granted options to purchase up to 636,000 shares of common stock under the 2014 Plan. We plan to register the number of shares issuable upon outstanding awards and available for issuance under our 2014 Plan. Sales of shares issued upon exercise of options or granted under our 2014 Plan may result in material dilution to our existing stockholders, which could cause our share price to fall.

Our issuance of shares of preferred stock could adversely affect the market value of our common stock, dilute the voting power of common stockholders and delay or prevent a change of control.

Upon the completion of this offering and the conversion of all shares of our Series A Preferred Stock into shares of our common stock, our board of directors will have the authority to cause us to issue, without any further vote or action by the stockholders, up to 6,000,000 shares of preferred stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series.

The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price causing economic dilution to the holders of common stock.

Further, the issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock. The issuance of shares of preferred stock may also have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

We do not intend to pay cash dividends on our shares of common stock so any returns will be limited to the value of our shares of common stock.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the increase, if any, of our share price.

We have applied for listing of our common stock and the warrants issued in this offering on The NASDAQ Capital Market in connection with this offering. There is no guarantee that our common stock and/or warrants will be listed on The NASDAQ Capital Market.

We have applied to have our shares of common stock and the warrants we plan to issue in this offering listed for trading on The NASDAQ Capital Market. On the date of this prospectus, we believe that we will satisfy the listing requirements and expect that our common stock and warrants we plan to issue in this offering will be listed on The NASDAQ Capital Market. These listings, however, are not guaranteed. If our application is not approved, we will seek to have our common stock and warrants issued in this offering quoted on the OTC Bulletin Board. Even if such listing is approved, there can be no assurance any broker will be interested in trading our common stock or warrants issued in this offering. Therefore, it may be difficult to sell any shares or warrants you purchase in this offering if you desire or need to sell them. Our lead underwriter, Maxim Group LLC, is not obligated to make a market in our common stock or warrants, and even after making a market, can discontinue market making at any time without notice. Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our common stock or warrants will develop or, if developed, that the market will continue.

Due to the speculative nature of warrants, there is no guarantee that it will ever be profitable for holders of the warrants to exercise the warrants.

The warrants being offered hereby do not confer any rights of common stock ownership on its holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a formulaic price that is subject to adjustment for a limited period of time. Specifically, commencing on the pricing of this offering when the warrants are issued, holders of the warrants may exercise their right to acquire additional shares of our common stock. In order to do so, they must pay an exercise price equal to 100% of the public offering price in this offering within the 60 months following the date of issuance, after which date any unexercised warrants will expire and have no further value. There can be no assurance that the market price of our common stock will equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

Financial reporting obligations of being a public company in the United States are expensive and time-consuming, and our management will be required to devote substantial time to compliance matters.

As a public company, we expect to incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, have created uncertainty for public companies and increased costs and time that boards of directors and management must devote to complying with these rules and regulations. The Sarbanes-Oxley Act and related rules of the Securities and Exchange Commission and The NASDAQ Stock Market regulate corporate governance practices of public companies. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly. In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We are not currently required to comply with the rules of the Securities and Exchange Commission implementing Section 404 of the Sarbanes-Oxley Act and therefore are not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly traded company, we will be required to comply with the Securities and Exchange Commission’s rules implementing Section 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the Securities and Exchange Commission.  At this time, our independent registered public accounting firm is not required to conduct an audit of the effectiveness of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act.

To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. As described above, in connection with the audit of our financial statements for fiscal years 2012 and 2013, our independent registered public accounting firm identified four material weaknesses in our internal control over financial reporting.  In addition to the current material weaknesses that have been identified by our independent registered public accounting firm, we or they may identify additional material weaknesses in our internal control over financial reporting that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act.

If we identify weaknesses in our internal control over financial reporting, are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the exchange on which our securities are listed, the Securities and Exchange Commission or other regulatory authorities, which could require additional financial and management resources.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Provisions in our restated certificate of incorporation and restated bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our board of directors has the right to determine the authorized number of directors and to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to control the size of or fill vacancies on our board of directors. Our board of directors may issue, without stockholder approval, shares of undesignated preferred stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future events, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

•      our ability to generate or secure sufficient funding to support our growth strategy;

•      our ability to identify accretive acquisitions and close and assimilate acquired dry cleaning and laundry operations;

•      the effect of certain exercises or conversions of certain securities may have on us;

•      future sales of our common stock that could depress the trading price of our common stock, lower our value and make it more difficult for us to raise capital;

•      our ability to compete effectively;

•      regulatory compliance costs; and

•      the other matters described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section beginning on page 15, that could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make.

You should read this prospectus, the documents that we reference in this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of 2,000,000 shares of our common stock and 2,000,000 warrants to purchase up to 2,000,000 shares of our common stock in this offering will be approximately $10.4 million, assuming a public offering price of $6.00 per combination of one share of common stock and one warrant, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.  If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds from this offering will be approximately $12.0 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

A $1.00 increase or decrease in the assumed public offering price of $6.00 per combination of one share of common stock and one warrant would increase or decrease the net proceeds from this offering by approximately $1.84 million, assuming that the number of shares and warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of $1.0 million in the amount of securities offered by us would increase or decrease the net proceeds that we receive from this offering by approximately $920,000, assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use $4.0 million of the net proceeds from the offering to acquire Advent Cleaners, up to $1.0 million of the net proceeds from this offering to repay existing debt, including all or part of the debt owed under the Setal 10 Note and under a loan agreement with the Taylor Family Trust and the Wilson Family Trust, or Taylor Family Trust Note.  After applying the proceeds of this offering as intended, we will have $477,523 in debt outstanding.  We currently intend to use the remaining net proceeds from this offering, together with our existing cash resources to fund additional acquisitions, open new stores and establish new delivery routes, fund capital expenditures at several of our stores and production plants, and for working capital and other general corporate purposes.  As part of our growth strategy, we regularly review and assess potential acquisition targets.  While we have identified a number of potential acquisition candidates, we are currently not a party to any letter of intent or definitive agreement with regards to any potential acquisition other than the Advent Cleaners Acquisition.

This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including, among other things, the cash generated by our operations and the rate of growth, if any, of our business.  As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds.

Although it is difficult to predict future liquidity requirements, we believe that the net proceeds from this offering and our existing cash, together with interest thereon, will be sufficient to fund our operations through 2015.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments, certificates of deposit, and direct or guaranteed obligations of the U.S. government.

DILUTION

If you purchase securities in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price of $5.99 per share of common stock, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus, and the as adjusted net tangible book value per share of our common stock immediately following this offering.

Our net tangible book value as of June 30, 2014 was $(13,602,700), or $(5.06) per share. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of June 30, 2014.

Net tangible book value dilution per share of common stock to new investors represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering. After giving effect to:

•      our sale of 2,000,000 shares of common stock in this offering at a public offering price of $5.99 per share of common stock, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus;

•      the automatic conversion of all our outstanding Series A Preferred Stock into 351,290 shares of common stock upon the closing of this offering;

•      the cancellation of 1,098,445 shares of common stock under the terms of the Exchange Agreement upon the closing of this offering;

•      the extinguishment of $11,470,619 in debt in connection with the Exchange Offer upon the closing of this offering;

•      the issuance of 1,684,840 shares of common stock in connection with the Exchange Offer upon the closing of this offering (based on an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus);

•      the issuance of an aggregate of 258,160 shares of common stock to certain professionals and advisors in connection with our bankruptcy proceedings (based on an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus); and

•      after deducting the underwriter commissions and estimated offering expenses,

our as adjusted net tangible book value as of June 30, 2014 would have been $4,447,791, or $0.76 per share. This represents an immediate increase in net tangible book value of $5.82 per share to existing stockholders and an immediate dilution in net tangible book value of $5.23 per share to purchasers of shares in this offering, as illustrated in the following table:

Public offering price per share of common stock	$5.99
Net tangible book value per share as of June 30, 2014	$(5.06)
Increase in net tangible book value per share attributable to new investors	$5.82
Adjusted net tangible book value per share as of June 30, 2014, after giving effect to the offering	$0.76
Dilution per share to new investors in the offering	$5.23

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness. Therefore, we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors, and will depend upon our results of operations, financial condition, capital requirements and other factors including contractual obligations that our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and our capitalization as of June 30, 2014:

•      on an actual basis;

•      on a pro forma basis after giving effect to the automatic conversion of all our outstanding Series A Preferred Stock into 351,290 shares of common stock upon the closing of this offering as if such conversion had occurred on June 30, 2014; and

•      on a pro forma, as adjusted basis after giving effect to the following:

•      the effect of the pro forma adjustments;

•      the sale of 2,000,000 shares of common stock and 2,000,000 warrants to purchase 2,000,000 share of common stock in this offering at the assumed initial public offering price of  $6.00 per combination of one share of common stock and one warrant, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us;

•      the payment of $4,000,000 for the purchase consideration of the Advent Cleaners Acquisition;

•      the cancellation of 1,098,445 shares of common stock under the terms of the Exchange Agreement upon the closing of this offering;

•      the extinguishment of $11,470,619 in debt in connection with the Exchange Offer upon the closing of this offering;

•      the issuance of 1,684,840 shares of common stock in connection with the Exchange Offer upon the closing of this offering (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus); and

•      the issuance of an aggregate of 258,160 shares of common stock to certain professionals and advisors in connection with our bankruptcy proceedings (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus).

The pro forma information below is only for illustrative purposes and our capitalization following the completion of this offering will be adjusted based on the actual offering price and other terms of this offering determined at pricing. You should read this table in conjunction with “Use of Proceeds” above as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and the related notes appearing elsewhere in this prospectus.

	As of June 30, 2014 (Unaudited)
	Actual	Pro Forma	Pro Forma, As Adjusted

Cash	$342,167	$342,167	$7,008,127

Related party and other long-term debt, net	12,528,096	12,528,096	1,178,156
Capital lease obligations	48,711	48,711	48,711

Preferred stock, $0.001 par value: 6,000,000 authorized; 6,000,000 authorized pro forma and pro forma, as adjusted; no shares issued or outstanding, pro forma and pro forma, as adjusted.	—	—	––
Series A cumulative convertible preferred stock, $0.001 par value: 5,800,000 authorized, 5,620,514 issued and outstanding at June 30, 2014; no shares authorized, issued or outstanding, pro forma and pro forma, as adjusted.	324,000	—	––
Stockholders’ deficit
Common stock, $0.001 par value: 30,000,000 shares authorized, 2,685,924 shares issued and outstanding at June 30, 2014; 30,000,000 authorized, 3,037,214 issued and outstanding, pro forma; and 30,000,000 authorized, 5,881,769 shares issued and outstanding, pro forma, as adjusted	2,686	3,037	5,882
Additional paid-in capital	22,570,264	22,893,913	45,366,784
Accumulated deficit	(35,881,650)	(35,881,650)	(36,873,534)
Total stockholder’s deficit	(13,308,700)	(12,984,700)	8,499,132
Total capitalization	$(407,893)	$(407,893)	$9,725,999

The above discussion and table do not include the following:

•      1,250,000 shares of common stock reserved for issuance under the 2014 Plan, of which options to purchase 636,000 shares were outstanding as of October 2, 2014, at an exercise price of $4.80 per share;

•      21,974 shares of common stock reserved for issuance under the Setal 10 Note, based on the principal and interest outstanding under the Setal 10 Note on October 2, 2014 which we anticipate repaying in full upon the closing of this offering;

•      an aggregate of 2,160,000 shares of common stock issuable upon exercise of the warrants issued to the public and warrants issued to the representative of the underwriters in connection with this offering; and

•      assuming the over-allotment option is fully exercised, (i) 300,000 shares of common stock, (ii) 300,000 shares of common stock issuable upon exercise of warrants and (iii) 24,000 shares of common stock issuable upon exercise of the warrants to be issued to the representative of the underwriters in connection with the full exercise of the over-allotment option.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial data for the year ended September 30, 2013, as of, and for the nine months ended June 30, 2014 are based upon the respective financial statements of U.S. Dry Cleaning Services Corporation and Advent Cleaners, LLC. Advent Cleaners has a fiscal year end of December 31. Included in this filing are the audited financial statements of Advent Cleaners for the years ended December 31, 2013 and 2012, as well as unaudited financial statements for the six months ended June 30, 2014 and 2013. However, for the purposes of this pro forma presentation, the year end of Advent Cleaners has been conformed to that of U.S. Dry Cleaning Services Corporation.

The pro forma balance sheet presented is the unaudited balance sheet as of June 30, 2014. The pro forma statement of operations for the year ended September 30, 2013 includes the U.S. Dry Cleaning Services Corporation results derived from the audited statement of operations for  the year ended September 30, 2013 and the Advent Cleaners, LLC unaudited statement of operations for the twelve months from October 1, 2012 to September 30, 2013. The pro forma statement of operations for the nine months ended June 30, 2014 includes the unaudited statement of operations of U.S. Dry Cleaning Services Corporation and Advent Cleaners, LLC for the nine month period from October 1, 2013 to June 30, 2014. The unaudited pro forma statement of operations data for the nine months ended June 30, 2014 give effect to the Advent Cleaners Acquisition, this offering and the application of the net proceeds thereof as if they had each occurred as of the beginning of our fiscal year ended September 30, 2013.

The unaudited pro forma financial data are included for informational purposes only and do not purport to represent what our actual financial position or results of operations would have been had the transactions referenced above occurred on the dates indicated. In addition, the pro forma adjustments described herein are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the above transactions on our historical financial data. The unaudited pro forma financial data also do not purport to represent, and may not be indicative of, our results of operations for any future period or our financial position as of any future date.

The acquisition price for the Advent Cleaners Acquisition will be paid entirely in cash. The following unaudited pro forma financial data are based upon the initial public offer price of $6.00 per combination of one share of common stock and one warrant, which is the midpoint of the range set forth on the cover page of this prospectus.

We plan to account for the Advent Cleaners Acquisition as a business combination using the acquisition method in accordance with ASC 805—“Business Combinations” (ASC 805). In accordance with ASC 805, the purchase consideration is required to be allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values. If the purchase consideration exceeds the fair value of the assets acquired, net of liabilities assumed, the excess will be recognized as goodwill. Alternatively, if the fair value of the assets acquired, net of liabilities assumed, exceeds the purchase consideration, the difference will be recorded as a gain on bargain acquisition. We have engaged an independent third party valuation firm to assist management in estimating the fair value of the assets and liabilities acquired. The identifiable intangible assets that meet the separability criteria of ASC 805 include contractual customer relationships, trade names and non-compete agreement. The valuation methodology being used for the contractual customer relationships is the Multi-Period Excess Earnings Method taking into consideration the contributory asset charges and probability of contract renewal. The Al Phillips and Thrift DLux trade names are being valued using a Relief-from-Royalty method with the former having a longer tenure and branding presence in the market. The methodology being used for the non-compete agreement with the seller is based on a Differential Discounted Cash Flow analysis for with and without competition scenarios. An assessment of competition is a key driver in this analysis and is typically developed based on a qualitative assessment of likelihood of competition by the seller. As we continue the formal valuation process, other intangible assets that meet the separability criteria of ASC 805 may be identified and allocated a portion of the consideration which would decrease the residual recorded as goodwill.

With respect to the preliminary fair value and other adjustments related to the Advent Cleaners Acquisition, the unaudited pro forma financial data have been prepared using the acquisition method in accordance with ASC 805, as if the Advent Cleaners Acquisition had been completed as of October 1, 2012 for the purposes of the unaudited pro forma statements of operations, and as of June 30, 2014 for the purposes of the unaudited pro forma balance sheet. The allocation of the purchase consideration as reflected in the unaudited pro forma financial data is based upon management’s internally developed estimates of the fair value of the assets acquired and liabilities assumed as if the Advent Cleaners Acquisition had been completed as of the above dates. This allocation of the purchase consideration depends upon certain estimates and assumptions, all of which are preliminary and have been made solely for the purpose of developing the unaudited pro forma financial data. The final purchase price allocations will be based upon the fair values as of the actual closing date of the Advent Cleaners Acquisition, at which time the final allocation of the purchase consideration will be determined. The final purchase price allocation may be different than the estimated allocation reflected in the accompanying pro forma financial data, and those differences may be material.

The unaudited pro forma statements of operations do not include adjustments for any revenue or cost saving synergies that may be achievable subsequent to the completion of the Advent Cleaners Acquisition or the costs that may be incurred to achieve those synergies.

The following unaudited pro forma statements of operations should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the respective financial statements of U.S. Dry Cleaning Services Corporation and Advent Cleaners, LLC, in each case included elsewhere in this prospectus.

U.S. DRY CLEANING SERVICES CORPORATION

UNAUDITED PRO FORMA BALANCE SHEET

AS OF JUNE 30, 2014

	Historical		Advent
	U.S. Dry Cleaning Services Corp.	Advent Cleaners, LLC (1)	Cleaners, LLC Preliminary Acquisition Adjustments		Offering Adjustments		Pro Forma
ASSETS
Current assets
Cash	$342,167	$210,224	$(210,224)		$6,665,960	(8)	$7,008,127
Accounts receivable trade, net	822,215	580,222	(580,222)		—		822,215
Prepaids and other current assets	699,921	158,159	—		(224,040	)(8)	634,040
Total current assets	1,864,303	948,605	(790,446)		6,441,920		8,464,382
Property, machinery and equipment, net	1,051,477	573,699	—		—		1,625,176
Trade name	618,000		780,000	(5)	—		1,398,000
Customer relationships	—	—	810,000	(5)	—		810,000
Other intangible assets	—	—	30,000	(5)	—		30,000
Goodwill	—	—	1,813,340	(5)	—		1,813,340
Deposits and other assets	276,417	62,838	—		—		339,255
Total assets	$3,810,197	$1,585,142	$2,642,894		$6,441,920		$14,480,153

LIABILITIES, SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK AND STOCKHOLERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$1,165,338	$211,220	$(211,220	)(2)	$428,707	(8)	$1,594,045
Accrued liabilities	1,768,467	126,675	(126,675	)(2)	—		1,768,467
Current portion of related party and other long-term debt, net	1,188,107	—	—		(813,995	)(8)	374,112
Deferred revenue	203,925	—	107,357	(3)			311,282
Capital lease obligations - current	37,348	—	—		—		37,348
Purchase consideration payable	—	—	4,000,000	(6)	(4,000,000	)(8)	—
Accrued income taxes	220,225	—	—		—		220,225
Total current liabilities	4,583,410	337,895	3,769,462		(4,385,288)		4,305,479
Related party and other long-term debt, net	11,339,989	108,971	11,708	(3)	(10,656,624	)(8)	804,044
Deferred rent	318,909	—	—		—		318,909
Capital lease obligations - noncurrent	11,363	6,768	(6,768	)(2)	—		11,363
Other noncurrent liabilities	541,226	—	—		—		541,226
Total liabilities	16,794,897	453,635	3,774,402		(15,041,912)		5,981,021

Series A cumulative convertible preferred stock, par value $0.001	324,000				(324,000	)(7)	—
Stockholders’ equity (deficit)
Common stock, par value $0.001	2,686	—	—		3,196	(7)(8)	5,882
Additional paid-in capital	22,570,264	1,131,508	(1,131,508	)(4)	22,796,520	(7)(8)	45,366,784
Accumulated deficit	(35,881,650)	—	—		(991,884	)(8)	(36,873,534)
Total stockholders’ equity (deficit)	(13,308,700)	1,131,508	(1,131,508)		21,807, 832		8,499,132
Total liabilities, Series A cumulative convertible preferred stock and stockholders’ equity	$3,810,197	$1,585,142	$2,642,894		$6,441,920		$14,480,153

See notes to unaudited pro forma balance sheet.

Notes to unaudited pro forma balance sheet

(1) On August 25, 2014, we entered into an asset purchase agreement with Advent Cleaners, LLC and the owner of such entity, pursuant to which we have agreed to purchase, upon the closing of this offering and subject to other customary closing conditions, substantially all of the assets of Advent Cleaners. The purchase consideration for the Advent Cleaners Acquisition is $4,000,000 plus the assumption of specified liabilities related to the acquired assets and will be paid entirely in cash. See “Business—Our Proposed Strategic Acquisition” below for additional information regarding the Advent Cleaners Acquisition, including the calculation of the acquisition price.

(a)              We expect that the Advent Cleaners Acquisition will occur concurrently with the closing of this offering, and we expect to use a portion of the proceeds from this offering to fund the cash purchase price for this acquisition.

(b)              The amounts represent pro forma adjustments relating to the assets acquired and liabilities to be assumed pursuant to the Advent Cleaners Acquisition at the acquisition date based on a preliminary purchase price allocation as follows:

Fair Value Based on Preliminary Purchase Price Allocation
Consideration:
Cash, subject to adjustment	$4,000,000

Recognized amounts of assets acquired and liabilities assumed as of the acquisition date:
Prepaid expenses and other current assets	158,159
Property, machinery and equipment	573,699
Deposits and other noncurrent assets	62,838
Trade name	780,000
Customer relationships	810,000
Other intangible assets	30,000
Goodwill	1,813,340
Total assets acquired at preliminary fair value	4,228,036
Liabilities assumed at preliminary fair value	228,036

(2)              Represents assets and liabilities specifically excluded in the Advent Cleaners asset purchase agreement.

(3)              Represents deferred revenue and other liabilities to be assumed upon completion of the Advent Cleaners Acquisition.

(4)              Elimination of Advent Cleaners’ predecessor equity balance to be recorded at close of the Advent Cleaners acquisition.

(5)              Preliminary excess of purchase consideration over the fair value of net assets acquired. This excess is subject to adjustment upon completion of the Advent Cleaners Acquisition purchase price allocation based on an independent valuation to be performed for all assets acquired and liabilities assumed in accordance with ASC 805, Business Combinations. Management is in the process of obtaining and performing these purchase price allocation subject to the completion of this offering and the successful close of the Advent Cleaners Acquisition.

(6)              Total purchase consideration to payable in cash upon the closing of the Advent Cleaners Acquisition and with the proceeds from this offering.

(7)              Gives effect to the automatic conversion of all our outstanding Series A cumulative convertible preferred stock into an aggregate of 351,290 shares of common stock at $0.001 par value upon the closing of this offering as if such conversion had occurred on June 30, 2014.

(8)                                 Gives effect to:

•                  The sale of 2,000,000 shares of common stock and 2,000,000 warrants to purchase 2,000,000 shares of common stock in this offering at the assumed initial public offering price of $6.00 per combination of one share of common stock and one warrant, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimate offering expenses payable by us.

•                  The cancellation of 1,098,445 shares of common stock under the terms of the Exchange Agreement upon the closing of this offering;

•                  The extinguishment of $11,470,619 in debt in connection with the Exchange Offer upon the closing of this offering;

•                  The issuance of 1,684,840 shares of common stock in connection with the Exchange Offer upon the closing of this offering (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus); and

•                  The issuance of an aggregate of 258,160 shares of common stock to certain professionals and advisors in connection with our bankruptcy proceedings upon the closing of this offering (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus).

U.S. DRY CLEANING SERVICES CORPORATION
UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 30, 2013

	Historical		Advent
	U.S. Dry Cleaning Services Corp.	Advent Cleaners, LLC	Cleaners, LLC Preliminary Acquisition Adjustments		Offering Adjustments		Pro Forma
Net Sales	$21,408,049	$9,864,960	$—		$—		$31,273,009
Cost of sales (exclusive of depreciation and amortization shown separately below)	9,360,266	5,375,173	—		—		14,735,439
Gross profit (exclusive of depreciation and amortization shown separately below)	12,047,783	4,489,787	—		—		16,537,570
Operating expenses:
Stores and plant	8,367,537	3,147,641	—		—		11,515,178
Regional	2,224,889	689,853	—		—		2,914,742
Corporate	1,725,664	357,757	157,531	(1)(2)	—		2,240,952
Depreciation and amortization	469,547	186,571	—		—		656,118
Operating income (loss)	(739,854)	107,965	(157,531)		—		(789,420)
Other income (expense), net
Interest expense	(2,510,495)	(3,599)	—		1,023,585	(3)	(1,490,509)
Gain on extinguishment of debt	654,935	—	—		—		654,935
Gain (loss) other	895	(31,547)	—		—		(30,652)
Other income (expense) net	(1,854,665)	(35,146)	—		1,023,585		(866,226)
Income (loss) before provision for income taxes	(2,594,519)	72,819	(157,531)		1,023,585		(1,655,646)
Provision for income taxes	9,100	—	—		—		9,100
Net income (loss)	$(2,603,619)	$72,819	$(157,531)		$1,023,585		$(1,664,746)
Net income (loss) attributable to common stockholders	$(2,603,619)	$72,819	$(157,531)		$1,023,585		$(1,664,746)
Net income (loss) per share - basic and diluted	$(3.85)	$—	$—		$0.36		$(0.47)
Weighted average shares outstanding - basic and diluted	676,699	—	—		2,844,555		3,521,254
Pro forma net income (loss) per share basic and diluted (unaudited)	$(0.74)				$0.36		$(0.47)
Pro forma weighted average common shares outstanding basic and diluted (unaudited)	3,521,254	—	—		2,844,555		3,521,254
Other Financial Information
EBITDA	$(270,307)	$294,536	$253,469	(2)(4)	$—		$277,698

See notes to unaudited pro forma statements of operations.

U.S. DRY CLEANING SERVICES CORPORATION

UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED JUNE 30, 2014

	Historical		Advent Cleaners, LLC
	U.S. Dry Cleaning Services Corp.	Advent Cleaners, LLC	Preliminary Acquisition Adjustments		Offering Adjustments		Pro Forma

Net Sales	$15,804,521	$7,678,898	$—		$—		$23,483,419
Cost of sales (exclusive of depreciation and amortization shown separately below)	6,798,241	4,173,219	—		—		10,971,460
Gross profit(exclusive of depreciation and amortization shown separately below)	9,006,280	3,505,679	—		—		12,511,959
Operating expenses:
Stores and plant	6,358,005	2,496,698	—		—		8,854,703
Regional	1,551,211	575,293	—		—		2,126,504
Corporate	1,579,768	285,947	117,005	(1)(2)	—		1,982,720
Depreciation and amortization	346,658	170,498	—		—		517,156
Operating loss	(829,362)	(22,757)	(117,005)		—		(969,124)
Other income (expense), net
Interest expense	(1,549,063)	(2,151)	—		1,029,285	(3)	(521,929)
Gain on extinguishment of debt	55,558	—	—		—		55,558
Gain (loss) other	6,007	3,500	—		—		9,507
Other income (expense) net	(1,487,498)	1,349	—		1,029,285		(456,864)
Loss before provision for income taxes	(2,316,860)	(21,408)	(117,005)		1,029,285		(1,425,988)
Provision for income taxes	9,100	—	—		—		9,100
Net Loss	$(2,325,960)	$(21,408)	$(117,005)		$1,029,285		$(1,435,088)

Series A Cumulative Convertible Preferred Stock Dividends	(512,103)	—	—		512,103		—
Net loss attributable to common stockholders	$(2,838,063)	$(21,408)	$(117,005)		$1,541,388		$(1,435,088)

Net loss per share - basic and diluted	$(1.48)				$0.48		$(0.28)

Weighted average shares outstanding - basic and diluted	1,923,490				3,195,845		5,119,335

Pro forma net loss per share basic and diluted (unaudited)	$(0.45)				$0.48		$(0.28)

Pro forma weighted average common shares outstanding basic and diluted (unaudited)	5,119,335	—	—		3,195,845		5,119,335

Other Financial Information
EBITDA	$(482,704)	$147,741	$191,245	(2)(4)	$—		$(143,718)

See notes to unaudited pro forma statements of operations.

Notes to Unaudited Pro Forma Statements of Operations

(1)         Adjusts out the salary and related direct expenses incurred for the majority shareholder of Advent Cleaners. These expenses will neither continue nor be replaced at, and subsequent to, the close of the Advent Cleaners Acquisition.

(2)         Gives effect to amortization expense of definite-lived intangible assets acquired upon the completion of the Advent Cleaners Acquisition.  Customer relationships are amortized on an accelerated basis over an estimated useful life of 3 years. Other intangibles are amortized on a straight-line basis over the estimated useful life of 5 years which is based on the life of the underlying agreements. Trade name is an indefinite-lived asset and is not amortized and instead will be evaluated annually for impairment or more frequently as facts and circumstances indicate necessary.

(3)         Gives effect to the elimination of interest expense upon the exchange of certain of our secured and unsecured notes and loan agreements upon the closing of this offering under the terms of the Exchange Agreement.

(4)         EBITDA, which we define as net income excluding net interest expense, income tax expense, gain on extinguishment of debt, other gain (loss) and depreciation and amortization expense, is a supplemental measure to help management and our investors understand our operating performance. For the nine months ended June 30, 2014, EBITDA includes significant and necessary expenses incurred in connection with our preparation to file a registration statement for our initial public offering, or IPO.  These expenses include $152,941 for audit and review fees of our financial statements, $183,714 for accounting and tax consultants to provide various technical, accounting, and tax advisory services, $45,000 for third party valuation specialists to perform valuations of our company and various complex financial instruments we issued, and $28,143 in other advisory services.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes.  In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” beginning on page 15.

Overview

We believe we are the largest owner-operator of dry cleaning and laundry stores in the United States, with 68 stores and three production plants located in Central California, Southern California, Hawaii, Indiana and Virginia.

We established our business through several acquisitions completed between 2005 and 2008. We financed each of these acquisitions using cash raised through the sale of debt instruments with relatively short maturities.  However, given the financial crisis and the associated difficulties with raising capital in late 2008, we were unable to repay or restructure our debt obligations. As a result, we filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code. On September 23, 2011, the Bankruptcy Court approved our Bankruptcy Plan, which enabled us to eliminate a significant amount of our outstanding debt and close or relocate 12 unprofitable stores, while still allowing stockholders to maintain a continuing equity interest in our company.

After emerging from bankruptcy, we continued to focus on improving our balance sheet and operations by converting additional debt to equity; making changes in management and field personnel; upgrading production plants and expanding the use of environmentally-sensitive equipment and processes; pursuing opportunities to leverage existing production capacity; and expanding our service offerings. We now believe that we have a compelling opportunity to expand our position as the largest owner-operator of retail dry cleaning and laundry stores nationwide.

We believe we have a unique operating platform which will provide the foundation for growth and consolidation in the fragmented dry cleaning industry.  We have identified the following areas of operational focus to advance this growth:

•                  leveraging excess production capacity in our existing markets;

•                  promoting “green” dry cleaning processes, which are gentler on fabrics and healthier for our customers and the environment;

•                  expanding the number of locations that offer incremental services, such as shoe repair, handbag cleaning and repair, drapery cleaning, and carpet cleaning;

•                  expanding our service offerings to include services such as tuxedo and eveningwear rentals in certain locations;

•                  expanding existing dry cleaning and laundry services related to fire and flood restoration; and

•                  further developing a customer-focused culture that strengthens our brands.

We operate a hub-and-spoke model, utilizing a large centralized processing plant, or “hub,” to provide dry cleaning and laundry services to several smaller company-owned retail stores, or “spokes,” rather than each store having its own equipment and performing its own dry cleaning and laundry. While the implementation varies from market to market, we believe this approach is the best way to (i) ensure consistent production quality, (ii) allow for more efficient equipment maintenance and repairs, and (iii) leverage labor, supplies, and utilities in order to lower production costs. We currently operate central hubs in Southern California, Virginia and Hawaii.

In larger and more geographically spread-out markets, such as Central California and Indiana, we operate a modified version of the hub-and-spoke model, where smaller mini-hubs service a few neighboring stores rather than a single hub servicing the entire market. We currently operate 15 mini-hubs in Central California and Indiana which, in the aggregate, service 37 retail stores.

State and federal regulatory agencies have targeted the practices of the dry cleaning industry over the past two decades due to the use of certain solvents in the cleaning process, with perc being the most widely scrutinized. Of the 71 total locations we lease, 31 are used for processing clothes and of those 31 locations only four currently use perc, while the other locations use eco-friendly “green” solvents and dry cleaning processes.  We are in the process of eliminating the use of perc at one of these four locations by the end of 2014.  We use a number of eco-friendly solvents including those manufactured by GreenEarth Cleaning.  We promote our “green” cleaning products in many of our marketing materials designed to appeal to customers seeking eco-friendly dry cleaning options.

We intend to increase our market share through a combination of organic and strategic growth. We seek to achieve organic growth through a combination of increasing sales in our existing stores and also by opening select new stores. We believe we can increase sales in our existing stores by expanding our service offerings and by promoting our brands more effectively.

We also intend to grow through strategic acquisitions, especially in more mature markets and trade areas, where there are fewer new retail centers being developed and where existing competition is already entrenched. We seek to acquire leading operators in attractive markets, but we also plan to be opportunistic as it relates to underperforming operations that we believe have significant potential for improvement.

Consistent with our growth strategy, on August 25, 2014, we entered into an agreement to purchase, upon the closing of this offering and subject to other customary closing conditions, substantially all of the assets of Advent Cleaners.  Upon the closing of the Advent Cleaners Acquisition, we will add 14 dry stores, three mini-hubs with retail operations and a 20,230 square foot central hub, all located in the greater Las Vegas, Nevada area and operated under the brands “Al Phillips” and “Thrift DLux Cleaners.” The assets of Advent Cleaners include contracts and relationships with third parties, including those for the provision of dry cleaning and laundry services to customers, including some of the largest resorts and hotels in Las Vegas.  If any of these contracts are not assigned to us or are unfavorably modified in connection with the Advent Cleaners Acquisition or if we are unable to maintain these relationships after the Advent Cleaners Acquisition is completed, then the revenues associated with any such contract or relationship could be eliminated or significantly reduced.  While we expect that these contracts will be assigned to us without any unfavorable amendments upon the closing of the Advent Cleaners Acquisition and that we will maintain these relationships after the closing of the Advent Cleaners Acquisition, failure to obtain such an assignment or to maintain any of these relationships would have an adverse impact on our financial condition and results of operations.

Components of Operating Results

The following is a description of some of the components used in determining our results of operations:

Net Sales. Net sales is comprised of total gross sales from dry cleaning, laundry, alterations, and other ancillary services such as shoe repair, fire restoration, and drapery cleaning, less any refunds, discounts, and cash payouts or store credits given for damage claims, including any claims or store credits given in the case of a dry cleaning or laundry garment that is damaged while in our care.

Cost of Sales (exclusive of depreciation and amortization shown separately below). Cost of sales includes production supplies, such as dry cleaning solvent, laundry detergent, hangers, plastic or “poly” bags, and outside services such as shoe repair performed by a third party, as well as all labor associated with production and customer service (but excluding any labor associated with delivery, maintenance and repairs, and regional supervision).

Stores and Plant Expenses. Stores and plant expenses include occupancy expense (e.g., rent, common area maintenance, and real estate taxes), utilities, including telephone and data, employee benefits such as paid time off and medical insurance, workers’ comp insurance, delivery labor, gasoline, and vehicle licensing fees, repair and maintenance of production equipment and store leasehold improvements, and credit card processing fees.

Regional Expenses. Regional expenses include payroll associated with regional supervision, marketing and advertising, rent and other occupancy expenses associated with regional offices, property and casualty insurance, licenses, and personal property taxes.

Corporate Expenses. Corporate expenses include all payroll and benefits for employees who are not located in or working in a region, including our Chief Executive Officer, Chief Financial Officer and General Counsel, rent and other occupancy expenses for our corporate office, professional fees including for accounting and legal services, banking fees, and Directors & Officers liability insurance.

Depreciation and Amortization Expenses. Depreciation and amortization expense includes depreciation and amortization of all of our assets, including leasehold improvements, at the stores, regional and corporate headquarters

Results of Operations

Comparison of the Nine Months Ended June 30, 2014 and the Nine Months Ended June 30, 2013

Net Sales. Net sales for the quarter ended June 30, 2014 were $15,804,521, as compared to $16,281,848 in for the nine months ended June 30, 2013, a decrease of $477,327, or 2.9%. This decrease was primarily attributable to a decrease in retail sales which was caused by extreme winter weather in two of our markets.

Cost of Sales (exclusive of depreciation and amortization shown separately below).  Cost of sales was $6,798,241 for the first nine months of fiscal 2014, as compared to $7,093,772 for the first nine months of fiscal 2013, a decrease of $300,531, or 4.2%.  This decrease was primarily attributable to lower payroll and supplies, driven primarily by the lower sales volume.

Gross Profit (exclusive of depreciation and amortization shown separately below). Gross profit was $9,006,280 for the first nine months of fiscal 2014, as compared to $9,188,076 in the first nine months of fiscal 2013, a decrease of $181,796, or 2.0%.  This decrease was primarily attributable to the 2.9% decline in sales, partially offset by the 4.2% reduction to cost of sales. Gross profit (exclusive of depreciation and amortization shown separately below) as a percentage of net sales improved slightly, to 56.9% for the current year period, from 56.4% in the prior year.

Stores and Plant Expenses. Stores and plant expenses during the first nine months of fiscal 2014 were $6,358,005, compared to $6,223,346 for the first nine months of fiscal 2013, an increase of $134,659, or 2.2%.  This increase was primarily attributable to higher utility costs, especially in markets impacted by severe winter weather, and higher workers’ compensation expenses.

Regional Expenses. Regional expenses were $1,551,211 for first nine months of fiscal 2014, as compared to $1,702,414 for the first nine months of fiscal 2013, a decrease of $151,203, or 8.9%. This decrease was primarily attributable to reductions in payroll-related expenses.

Corporate Expenses. Corporate expenses for the first nine months of fiscal 2014 were $1,579,768, as compared to $1,260,095 in the first nine months of fiscal 2013, an increase of $319,673, or 25.4%.  The increase is attributable to significant and necessary expenses incurred in connection with our preparation to file a registration statement for our IPO.  These expenses include $152,941 for audit and review fees of our financial statements, $183,714 for accounting and tax consultants to provide various technical, accounting, and tax advisory services, $45,000 for third party valuation specialists to perform valuations of our company and various complex financial instruments, and $28,143 in other advisory services. These types of expenses were either not incurred or were insignificant during the nine months ended June 30, 2013.  These increases were partially offset by a reduction in corporate payroll expenses.

Depreciation and Amortization Expenses. Depreciation and amortization expense was $346,658 during the first nine months of fiscal 2014, as compared to $349,447 in the first nine months of fiscal 2013, essentially flat on a year over year basis.

Interest Expense. Interest expense during the first nine months of fiscal 2014 was $1,549,063, compared to $1,855,496 for the first nine months of 2013, a decrease of $306,433, or 16.5%.  This decrease was primarily attributable to reduction in overall debt levels as a result of the terms of a Reorganization Agreement we entered into with several existing creditors in January 2014.

Gain on Extinguishment of Debt: During the first nine months of 2014 we reported a gain on extinguishment of debt of $55,558, as compared to $122,945 in the first nine months of 2013, resulting from the retirement of certain debt instruments during these periods.  In connection with the Reorganization Agreement described below, the $9,100,000 in aggregate principal debt extinguishment of the Subordinated Convertible Debentures (described below) resulted in a gain for $10,240,860 which was recorded in additional paid-in capital since that gain was, in substance, a capital contribution from our related party note holders.

Provision for Income Taxes. We have recorded a nominal provision for state minimum income taxes and penalties for the for the nine months ended June 30, 2013 and 2014, included in our accrued income taxes on the balance sheet.  Due to a full valuation allowance against our deferred tax assets, no provision for income tax benefit has been recorded for any period presented. Furthermore, due to the losses we have generated for the year ended September 30, 2013 and the losses we expect to generate for the year ending September 30, 2014, our unaudited annual effective income tax rate applied for the nine months ended June 30, 2013 and 2014 is (0.4%).

Comparison of the Year Ended September 30, 2013 and the Year Ended September 30, 2012

Net Sales. Net sales for fiscal 2013 were $21,408,049 as compared to $21,374,671 in fiscal 2012, an increase of 0.2%. The increase was primarily attributable to an increase in sales for stores operated by us for more than a year.

Cost of Sales (exclusive of depreciation and amortization shown separately below). Cost of sales was $9,360,266 for fiscal 2013, as compared to $9,637,552 in fiscal 2012, a decrease of $277,286, or 2.9%.  This decrease was primarily attributable to lower payroll and production supplies expense resulting from our efforts to improve operational efficiency.

Gross Profit (exclusive of depreciation and amortization shown separately below). Gross profit was $12,047,783 for fiscal 2013, as compared to $11,737,119 in fiscal 2012, an increase of $310,664, or 2.6%.  The increase was primarily attributable to lower expense for dry cleaning labor and production supplies. Gross profit (exclusive of depreciation and amortization shown separately below) as a percentage of net sales improved to 56.3% in fiscal 2013 from 54.9% in fiscal 2012.

Stores and Plant Expenses. Stores and plant expenses decreased slightly to $8,367,537 in 2013, as compared to $8,428,456 in 2012, a decrease of $60,919, or 0.7%. The decrease was primarily attributable to lower maintenance and repair expenses, partially offset by higher occupancy related costs.

Regional Expenses. Regional expenses were $2,224,889 for fiscal 2013, as compared to $2,464,607 for fiscal 2012, a decrease of $239,718, or 9.7%. This decrease was primarily attributable to reductions in marketing and payroll-related expenses.

Corporate Expenses. Corporate expenses were $1,725,664 in fiscal 2013, as compared to $2,418,539 in fiscal 2012, a decrease of $692,875, or 28.6%. This decrease was primarily attributable to reductions in payroll-related costs, professional fees, and occupancy-related costs.

Depreciation and Amortization Expense. Depreciation and amortization expense was $469,547 in fiscal 2013, as compared to $432,331 in fiscal 2012, a decrease of $37,216 or 8.6%. The largely flat year over year expense reflects a modest level of new capital expenditures relative to existing assets reaching the end of their depreciable lives.

Interest Expense. Interest expense was $2,510,495 in fiscal 2013, as compared to $3,347,182 in fiscal 2012, a decrease of $836,687, or 25.0%.  The decrease was primarily attributable to concessions reached with holders of certain debt instruments resulting in a decrease in the effective interest rate.

Gain on extinguishment of debt. Gain on extinguishment of debt was $654,935 in fiscal 2013, as compared to $833,873 in fiscal 2012, a decrease of $178,938, or 21.5%. The gain is the result of the retirement of certain debt instruments during these periods.

Gain (loss) — Other: Other gain on assets was $895 for the year ended June 2013, as compared to $13,477 for the comparable period in 2012.

Provision for Income Taxes. We have recorded a nominal provision for state minimum income taxes and penalties for the years ended September 30, 2012 and 2013, included in our accrued income taxes on the balance sheet.  Due to a full valuation allowance against our deferred tax assets, no provision for income tax benefit has been recorded for either period and our annual effective income tax rate was (0.2%) and (0.4%) for 2012 and 2013, respectively.

Liquidity and Capital Resources

Sources of Liquidity

During the year ended September 30, 2013 and the nine months ended June 30, 2014, we funded our operations primarily with the net proceeds from debt financing and term loans with related party creditors of $546,447 and $1,765,443, respectively.  As of September 30, 2013, we had a working capital deficit of $2.9 million as compared to a working capital deficit of $2.7 million at June 30, 2014. At September 30, 2013 and June 30, 2014 we had an accumulated deficit of $33,555,690 and $35,881,650, respectively, and cash of $82,635 and $342,167, respectively.

In connection with the Exchange Agreement and upon the closing of this offering, certain of our secured and unsecured notes and loan agreements, under which an aggregate of $11,470,619 in debt was owed to related parties and other creditors as of June 30, 2014, will be extinguished in exchange for 1,572,808 shares of our common stock. Of the total principal and accrued interest that will be extinguished upon the closing of this offering, $8,974,441 was to mature in 2015 and $2,496,178 was to mature in 2019. The extinguishment of this debt will reduce monthly cash interest payments by $23,365. The principal and accrued and unpaid interest on the extinguished debt was due on maturity and, accordingly, we did not have monthly cash debt service obligations other than the monthly cash interest payments. Assuming we use $1.0 million of the net proceeds from this offering to repay existing debt, as currently expected, our monthly principal and interest payments will be further reduced by $7,925. As a result, upon the closing of the Exchange Agreement concurrently with this offering and after the assumed application of $1.0 million of the net proceeds of this offering to repay existing debt, we expect that we will have $477,523 in debt outstanding after this offering. The principal and accrued and unpaid interest on the $477,523 of remaining debt is due in July 2015. We believe that the execution of the strategy outlined on page 62 this prospectus will provide sufficient cash flow to meet our remaining debt obligations. However, if cash flow is not sufficient to meet these debt obligations and if we are unable to restructure or refinance these obligations, our financial condition and results of operations could be adversely affected.

Our available capital resources at June 30, 2014 consisted of $342,167 in cash.  We expect that our future available capital resources will consist primarily of cash on hand, debt or other form of financing, if any is available, and cash generated from our business, if any.

Credit Facilities

On September 23, 2011 and September 27, 2011, as part of our exit financing under our Bankruptcy Plan, we sold and issued a series of 10% Senior Secured Original Issue Discount Convertible Debentures, or Senior Convertible Debentures, originally due September 23, 2013, to seven accredited investors in the aggregate principal amount of $5,720,000. The Senior Convertible Debentures were issued at a $518,000 discount, or approximately 9%.  We were originally obligated to pay interest on the aggregate unconverted and outstanding principal of the Senior Convertible Debentures at the rate of 10% per annum, payable quarterly on the last day of each calendar quarter beginning with the quarter ended September 30, 2012. The Senior Convertible Debentures were amended on September 27, 2012 to extend the maturity date from September 23, 2013 to March 31, 2015 and for all accrued interest on the Senior Convertible Debentures to be paid at the new maturity date (March 31, 2015) together with principal in cash, eliminating periodic interest payments under the Senior Convertible Debentures.  On March 20, 2014, the Senior Convertible Debentures were amended again to extend the maturity date to July 31, 2015. All principal and accrued but unpaid interest under the Senior Convertible Debentures may be converted, at the election of the holder, into shares of our common stock at a conversion price equal to $32.00 per share, and the repayment of all obligations under the Senior Convertible Debentures is secured by all of our assets other than those used in our Arizona and Riverside operations.  As of June 30, 2014, $7,304,122 in principal and accrued interest was outstanding under the Senior Convertible Debentures. Under the terms of the Exchange Offer, the Senior Convertible Debentures will be exchanged for 954,927 shares of common stock (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus) and will be retired upon the closing of this offering.

On February 23, 2012, we sold and issued a 10% Senior Secured Promissory Note, due March 31, 2015, to Wattles Capital Management, or WCM, in the principal amount of $549,890, or WCM Note.  We issued the WCM Note with an original issue discount of 10%.   As a result, net proceeds to us equaled $499,000.  On September 9, 2013, Setal 10 Trust purchased the WCM Note and all its rights and obligations under the WCM Note.  The WCM Note in the hands of Setal 10 is referred to in this prospectus as the Setal 10 Note.  The Setal 10 Note has an amended maturity date of July 31, 2015, with no cash coupon, and accrues interest 10% per annum, all due at maturity. All principal and accrued but unpaid interest under the Setal 10 Note is convertible, at the election of the holder, into the shares of our common stock at a conversion price equal to $32.00 per share, and the repayment of all obligations under the Setal 10 Note is secured by all of our assets, except for those used in our Arizona and Riverside operations. As of June 30, 2014, the principal and accrued but unpaid interest payable on the Setal 10 Note was $686,905.  We expect to use up to $1.0 million of the net proceeds of this offering to repay our outstanding debt, including all or part of the amounts owed under the Setal 10 Note.

On August 22, 2012, we sold and issued a 10% Senior Secured Promissory Note, due March 31, 2015, to Setal 9 Trust, or Setal 9, in the principal amount of $550,000, or Setal 9 Note. We issued the Setal 9 Note with an original issue discount of 9%. As a result, net proceeds to us equaled $500,000. The Setal 9 Note has no cash coupon, and interest accrues on all unconverted and outstanding principal at 10% per annum, all due on maturity.  On March 20, 2014, the Setal 9 Note was amended to extend the maturity date to July 31, 2015.  All principal and accrued but unpaid interest under the Setal 9 Note is convertible, at the election of the holder, into the shares of our common stock at a conversion price equal to $32.00 per share, and the repayment of all obligations under the Setal 9 Note is secured by all of our assets, except for those used in our Arizona and Riverside operations. As of June 30, 2014 an aggregate of $649,745 in principal and accrued interest was outstanding under the Setal 9 Note. Under the terms of the Exchange Offer, the Setal 9 Note will be exchanged for 106,942 shares of common stock (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus) and will be retired upon the closing of this offering.

On August 22, 2012, we sold and issued a Working Capital Secured Note to Lester E. Taylor Jr. & Diane M. Taylor as Trustees of the Taylor Family Trust and Clyde Wilson & Anita Wilson as Trustees of the Wilson Family Trust, or Working Capital Note, in the principal amount of $200,400.  Interest on the Working Capital Note accrued at 14% per annum. This note was subsequently rolled into the Riverside Loan (as described below) and retired.

On November 6, 2012, we entered into a Loan and Security Agreement with Setal 8 Trust, or Setal 8, under which Setal 8 provided a term loan of $100,000 secured by the assets used in our Arizona operations, or Arizona Loan.  We paid interest on the Arizona Loan at 22% per annum, comprised of 10% interest compounded monthly and monthly cash payments of 1% of the original amount (e.g., $1,000 per month on a $100,000 advance). The Arizona Loan was amended on January 17, 2014 to extend the maturity to January 17, 2019, reduce the interest to 18% per annum, with 9% compounded monthly and monthly cash payments of 0.75% of the original amount and secure the Arizona Loan with all of our assets. As of June 30, 2014 an aggregate of $118,298 in principal and accrued interest was outstanding under the Arizona Loan. Under the terms of the Exchange Offer, the Arizona Loan will be exchanged for 19,659 shares of common stock (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus) and will be retired upon the closing of this offering.

On January 3, 2013, we entered into a Loan and Security Agreement with Setal 8 under which Setal 8 agreed to provide a term loan of up to $500,000 secured by the assets used in our Riverside operations, or Riverside Loan. We used $211,500 of the proceeds of the Riverside Loan to repay and retire the Working Capital Note. We paid interest on the Riverside Loan at 22% per annum, comprised of 10% interest compounded monthly and monthly cash payments of 1% of the original amount.  The Riverside Loan was amended on January 17, 2014 to extend the maturity to January 17, 2019, reduce the interest to 18% per annum, with 9% compounded monthly and monthly cash payments of 0.75% of the original amount and secure the Riverside Loan with all of our assets. As of June 30, 2014 an aggregate of $347,026 in principal and accrued interest was outstanding under the Riverside Loan. Under the terms of the Exchange Offer, the Riverside Loan will be exchanged for 57,757 shares of common stock (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus) and will be retired upon the closing of this offering.

On March 21, 2013, we entered into a Loan Agreement with Setal 10, under which Setal 10 agreed to provide an unsecured term loan of up to $500,000, or Setal 10 Unsecured Loan.  We paid interest on the Setal 10 Unsecured Loan at 20% per annum, comprised of 10% interest compounded monthly and monthly cash payments of .8333% of the original amount. We paid off the principal and accrued but unpaid interest on the Setal 10 Unsecured Loan in the amount of $528,142 with proceeds from the Setal 11 Loan and the Setal 10 Unsecured Loan was retired.

On August 16, 2013, we entered into a Loan and Security Agreement with Park Place Services, or Park Place, under which Park Place agreed to provide a term loan of up to $400,000 secured by a blanket lien on our assets, or Park Place Loan. We paid interest on the Park Place Loan at 22% per annum, comprised of 10% interest compounded monthly and monthly cash payments of 1% of the original amount. On January 17, 2014, we paid off the principal and accrued but unpaid interest on the Park Place Loan in the amount of $418,206 with proceeds from the Setal 11 Loan and the Park Place Loan was retired.

On January 17, 2014, we entered into a Loan and Security Agreement, or Setal 11 Loan, with Setal 11, LLC, a California limited liability company, or Setal 11, under which Setal 11 agreed to provide one or more term loans of newly-committed funds in an aggregate principal amount of up to $2,395,496 initially, or Initial Commitment Amount, and no more than up to an additional $1,604,504 in Setal 11’s sole discretion, or Additional Amount. On January 20, 2014, at the closing, Setal 11 advanced us $1,395,496, or Initial Advance under the Setal 11 Loan. We used $995,496 of the proceeds of the Initial Advance to repay certain outstanding indebtedness and the remaining $400,000 to fund our working capital requirements. Interest accrues on advances at 18% per annum, with 9% compounded monthly and monthly cash payments of 0.75% on the original amount.  The maturity date of the Setal 11 Loan is January 17, 2019.  We also pay a “commitment fee” of 6% per annum on the difference between the Initial Commitment Amount and amounts advanced, including the Initial Advance.  Repayment of all obligations under the Setal 11 Loan is secured by all of our assets.  As of June 30, 2014, an aggregate of $2,496,178 in principal and accrued interest was outstanding under the Setal 11 Loan.  We currently have no additional availability under the Setal 11 Loan, and will not have any additional availability under the Setal 11 Loan unless Setal 11 elects to allow us to borrow some or all of the Additional Amount.  Under the terms of the Exchange Offer, the Setal 11 Loan will be exchanged for 408,895 shares of common stock (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus) and will be retired upon the closing of this offering.

On June 30, 2014, we entered into a loan agreement with the Taylor Family Trust and with Wilson Family Trust, or Taylor Family Trust Note, under which these lenders agreed to provide one or more term loans of newly-committed funds.  There is no minimum commitment amount and any advances shall be at the sole discretion of the lenders.  Mr. Taylor is the trustee of the Taylor Family Trust.  We received an initial advance under the Taylor Family Trust Note of $150,000 funded 50% by the Taylor Family Trust and 50% by the Wilson Family Trust, plus an additional $250,000 advanced in August 2014 funded 100% by the Taylor Family Trust.  Interest accrues on advances at 18% per annum, with 9% compounded monthly and monthly cash payments of 0.75% on the original amount.  The maturity date of the Taylor Family Trust Note is July 31, 2015.  All amounts owed under the Taylor Family Trust Note will become due and payable 10 business days after the closing of this offering.  Repayment of all obligations under the Taylor Family Trust Note is secured by all of our assets.  We expect to use up to $1.0 million of the net proceeds of this offering to repay our outstanding debt, including all or part of the amounts owed under the Taylor Family Trust Note upon the closing of this offering.

Other Indebtedness

On September 23, 2011, in accordance with the terms of the Bankruptcy Plan, we issued a series of 10% Senior Secured Promissory Notes, or Professional Notes, due September 23, 2013 in the aggregate principal amount of $1,430,000 to certain professionals and advisors.  Between July and October 2012, these Professional Notes were extinguished and settled through a combination of cash in the amount of approximately $430,000; issuance of 10% Senior Secured Promissory Notes, or Replacement Professional Notes, in the aggregate principal amount of $406,886, with principal and interest due March 31, 2015; and contingent equity with a stated value of $593,286.  The Replacement Professional Notes are convertible into common stock at lesser of (i) 80% of the per share price of our common stock sold in an underwritten public offering or (ii) $80.00.  As of June 30, 2014, the principal and accrued but unpaid interest on the Replacement Professional Notes was $599,342.  Under the terms of the Replacement Professional Notes, the Replacement Professional Notes will be exchanged for 102,715 shares of common stock (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus) and will be retired upon the closing of this offering.

On October 21, 2011, as partial settlement for Class 7, 8, 9 and 13 secured claims under our Bankruptcy Plan, we issued a series of 6% Senior Secured Convertible Debentures, or New Debentures, in the aggregate principal amount of $166,949.  On November 16, 2012, we repaid $15,734 in principal, together with accrued and unpaid interest on the principal being repaid, to a holder of the New Debentures.  On November 16, 2012, the remaining $151,215 in principal and $9,864 in accrued and unpaid interest on the remaining principal under the New Debentures were acquired by Setal 8 and the New Debentures were amended to increase the interest rate on the New Debentures to 12% per annum. As of June 30, 2014, $127,666 in principal was outstanding under the New Debentures.  Under the terms of the Exchange Agreement, the New Debentures will be exchanged for 24,628 shares of common stock (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus) and retired upon the closing of this offering

Reorganization Agreement

Effective as of January 17, 2014 we entered into a reorganization agreement with several of our existing creditors, or Reorganization Agreement.  Under the terms of the Reorganization Agreement, the parties agreed to, among other things, (i) enter into an intercreditor agreement to establish the priority of liens on our assets used to secure certain of our debt obligations and to establish the same priority with respect to any distribution of our assets in connection with any dissolution, winding up, liquidation or reorganization of our company and (ii) amend other existing debt instruments to make certain material terms, including the maturity date and interest payments, match those of the Setal 11 Loan. Under the terms of the Reorganization Agreement, holders of our 10% Subordinated Secured Convertible Debentures, or Subordinated Convertible Debentures, in the aggregate principal amount of $9,100,000, agreed to exchange all of the outstanding principal and accrued and unpaid interest under their Subordinated Convertible Debentures for (i) an aggregate of 5,620,514 shares of our Series A Preferred Stock, at an exchange price of $32.00 per share and (ii) an aggregate of 1,328,913 shares of our common stock. Further, under the Reorganization Agreement we agreed to issue an aggregate of 442,969 shares of our common stock to Setal 11 in connection with Setal 11’s commitment of capital under the Setal 11 Loan. We also confirmed our obligation to issue 354,391 shares of our common stock to our senior management pursuant to individual restricted stock purchase agreements at fair market value on the date in which we created the obligation to issues such shares. In addition, we agreed to purchase and fund a $5,000,000 ten-year term life insurance policy for Alex Bond, our Chief Executive Officer, with us named as the sole beneficiary.  As of October 2, 2014, we were in the process of obtaining this policy.

Exchange Agreement

On July 23, 2014, we entered into the Exchange Agreement with certain holders of our debt instruments under which certain of our secured and unsecured notes and loan agreements will be exchanged for shares of our common stock and retired upon the closing of this offering.  Under the terms of the Exchange Agreement, the number of shares of common stock to be issued in exchange for certain of our certain of our secured and unsecured notes and loan agreements is to be calculated by dividing (a) depending upon the instrument, the outstanding amount of principal or the outstanding amount of principal and interest under such debt instrument on April 30, 2014 by (b) the offering price of a share of common stock in this offering.  The closing of the Exchange Agreement is conditioned upon and shall close concurrently with this offering.

Under the terms of the Exchange Agreement, certain of our secured and unsecured notes and loan agreements, under which an aggregate amount of $11,274,781 in principal and in interest was outstanding as of October 2, 2014, will be exchanged for an aggregate of 1,572,808 shares of our common stock (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus) and retired upon the closing of this offering.  As a result of the Exchange Offer, upon the closing of this offering, we expect to have a total of approximately $1,477,523 in debt outstanding, of which we expect to repay up to $1.0 million with the proceeds of this offering.

Cash Flow

The following table sets forth the significant sources and uses of cash for the periods set forth below:

	Nine Months Ended June 30,
	2014	2013
Net Cash Provided By (Used In)

Operating Activities	$(1,279,608)	$(128,678)
Investing Activities	$(226,303)	$(178,737)
Financing Activities	$1,765,443	$290,140
Net Increase (Decrease) In Cash	$259,532	$(17,275)

Net cash used in operating activities:

Net cash used in operating activities for the nine months ended June 30, 2014 was $1,279,608, as compared to $128,678 for the nine months ended June 30, 2013, an increase of $1,150,930.  This increase was due primarily to a decrease in accrued interest due to the exchange of the Subordinated Convertible Debentures for a combination of Series A preferred stock and common stock discussed above, decrease in accounts payable, accrued and other liabilities, an increase in prepaids and other current assets, and the increase in net loss, partially offset by an increase in amortization of discount on debt.

Net cash used in investing activities:

Net cash used in investing activities was $226,303 for the nine months ended June 30, 2014, as compared to $178,737 for the nine months ended June 30, 2013, an increase of $47,566.  This increase was due to increased investment in machinery and equipment to operate our business.

Net cash provided by financing activities:

Net cash provided by financing activities was $1,765,443 for the nine months ended June 30, 2014, as compared to $290,140 for the nine months ended June 30, 2013, an increase of $1,475,303.  This increase was due primarily to an increase in our long-term debt in connection with the Setal 11 Loan proceeds from the Reorganization Agreement discussed above, net of repayments of debt we made in the same nine month period.

Non-GAAP Financial Measures

We use EBITDA as a supplemental measure to help management and our investors understand our operating performance. EBITDA should not be considered an alternative to, or more meaningful than, GAAP measures such as net income and net cash provided by operating activities.  EBITDA excludes depreciation and amortization, income taxes, gain on extinguishment of debt, and other gain (loss) and does not reflect any cash requirements for the replacement of the assets being depreciated and amortized, which assets will often have to be replaced in the future. Further, EBITDA does not reflect the impact of cash dividends, capital expenditures and other cash commitments from time to time as described in more detail elsewhere in this prospectus, and it does not represent how much discretionary cash we have available for other purposes. Nonetheless, EBITDA is a key measure used by us, and we believe by investors. EBITDA, as calculated, may not be comparable to a similarly titled measure reported by other companies.

A reconciliation of EBITDA to GAAP net income (loss) is calculated as follows (in thousands):

	Year Ended September 30, 2013					Nine Months Ended June 30, 2014 Unaudited
	U.S. Dry Cleaning Services Corp.	Advent Cleaners, LLC	Advent Cleaners, LLC Preliminary Acquisition Adjustments (1)	Offering Adjustments	Unaudited Pro Forma	U.S. Dry Cleaning Services Corp.	Advent Cleaners, LLC	Advent Cleaners, LLC Preliminary Acquisition Adjustments (1)	Offering Adjustments	Pro Forma

Net (loss) income	$(2,603,619)	$72,819	$(157,531)	$1,023,585	$(1,664,746)	$(2,325,960)	$(21,408)	$(117,005)	$1,029,285	$(1,435,088)
Income tax expense	9,100	—	—	––	9,100	9,100	—	—	––	9,100
Interest expense	2,510,495	3,599	—	(1,023,585)	1,490,509	1,549,063	2,151	—	(1,029,285)	521,929
Gain on extinguishment of debt	(654,935)	—	—	—	(654,935)	(55,558)	—	—	––	(55,558)
(Gain) loss other	(895)	31,547	—	—	30,652	(6,007)	(3,500)	—	––	(9,507)
Amortization of intangibles	––	––	411,000	––	411,000	––	––	308,250	––	308,250
Depreciation and amortization	469,547	186,571		—	656,118	346,658	170,498		––	517,156
EBITDA (2)	$(270,307)	$294,536	$253,469	$––	$277,698	$(482,704)	$147,741	$191,245	$––	$(143,717)

(1)             Adjusts out the salary and related direct expenses incurred for the majority shareholder of Advent Cleaners. These expenses will neither continue nor be replaced at, and or subsequent to, the close of the acquisition of Advent Cleaners.

(2)             EBITDA for the nine months ended June 30, 2014, EBITDA includes significant and necessary expenses incurred in connection with our preparation to file a registration statement for our IPO.  These expenses include $152,941 for audit and review fees of our financial statements, $183,714 for accounting and tax consultants to provide various technical, accounting, and tax advisory services, $45,000 for third party valuation specialists to perform valuations of our company and various complex financial instruments, and $28,143 in other advisory services.

Future Capital Requirements

We believe that the net proceeds from this offering, together with our existing cash will enable us to fund our operating expenses and capital expenditure requirements through 2015.  We intend to use $4.0 million of the net proceeds from this offering to acquire Advent Cleaners, and up to $1.0 million of the net proceeds of this offering to repay our outstanding debt, including all or part of the amounts owed under the Setal 10 Note and the Taylor Family Trust Note described above.  After applying the proceeds of this offering as currently intended, we will have $477,523 in debt outstanding.  We intend to devote the remaining net proceeds from this offering, together with our existing cash resources to fund additional acquisitions, open new stores and establish new delivery routes, fund capital expenditures at several of our stores and production plants, and for working capital and other general corporate purposes.

Until such time, if ever, as we can generate positive operating cash flows, we may finance our cash needs through a combination of equity offerings and debt financings. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our common stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

Critical Accounting Policies and Estimates

To prepare the financial statements in conformity with accounting principles generally accepted in the United States, management is required to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In particular, we provide estimates regarding the collectability of accounts receivable, useful lives and the recoverability of long-lived assets, the valuations of warrants, restricted stock grants, debt and preferred stock, as well as the deferred tax asset valuation allowance. On an ongoing basis, we evaluate our estimates based on historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which forms the basis for making judgments about the carrying values of assets and liabilities.  Actual results could differ materially from those estimates.

Accounts Receivable and Allowance for Doubtful Accounts

We perform ongoing credit evaluations of our customers and adjust credit limits based on payment history and the customers’ credit worthiness.  We monitor collections and payments from our customers and maintain an allowance for doubtful accounts based on specific customer collection issues that have been identified. The allowance for doubtful accounts is maintained at a level that, in our opinion, is adequate to absorb potential losses related to account receivables and is based upon our continuous evaluation of the collectability of outstanding balances. Our evaluation takes into consideration such factors as past bad debt experience, economic conditions and information about specific receivables. We also consider the age and composition of the outstanding amounts in determining their net realizable value. The allowance is based on estimates, and ultimate losses may vary from current estimates.  As adjustments to these estimates become necessary, they are reported in the statements of operations in the periods that they become known. The allowance is increased by bad debt provisions charged to bad debt expense in operating expense and reduced by direct write-offs, net of recoveries.

We experience claims for items damaged during processing, adjustments in resolution of customer disputes, and promotional discounts, all of which are recorded as incurred. Such charges average about one percent of gross revenue.  Sales refunds or discounts apply to retail and commercial sales.  Sales are reported net of all adjustments, refunds and discounts.

Revenue Recognition

We recognize revenue when four basic criteria are met: persuasive evidence of an arrangement exists; services have been rendered; the fees are fixed or determinable and collectability is reasonably assured.  An arrangement exists when a customer work order is created.  For walk-in and pickup-and-delivery-type retail customers, the service is completed typically within three business days or less.  Therefore, we defer revenues for services that have not yet been completed as services in process, generally consisting of work orders created within the last three business days of the month.  We record services in process, included in our prepaids and other current assets, and the corresponding deferred revenue liability on our balance sheet since we have an obligation to perform the service and are liable for the customer’s garment as the services are being performed.  Once service is complete, we recognize the revenue and record the related account receivable.  Collectability is reasonably assured as the customer cannot pick up their garments without paying for the amount due.  For commercial customers, collectability is reasonably assured under the contractual and credit limits established by us with our customers.  For commercial customers, revenue is not recorded until we deliver the cleaned garments to the customer.  We also have certain prepaid cards for commercial customers.  Cash pre-payments are deferred and recognized as revenue when the customers use those cards as payment for dry cleaning services rendered.

Property, Machinery and Equipment

Property, machinery and equipment are stated at cost, less accumulated depreciation and amortization.  Depreciation and amortization are calculated using the straight-line method over the assets’ estimated useful lives as follows:

Delivery equipment and other vehicles	3-5 years
Store furniture and equipment	7 years
Office furniture and equipment	5 years
Uniforms	3 years
Machinery and equipment	7 years
Leasehold improvements	Shorter of 3-10 years or life of underlying lease

The cost of normal maintenance and repairs is expensed as incurred. Significant capital expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of fixed assets sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any resulting gains or losses are reflected in current operations.

Long-lived Assets

We assess the impairment of long-lived assets, which consist primarily of property, machinery and equipment, whenever events or changes in circumstances indicate that such assets might be impaired and the carrying value may not be recoverable. Events or changes in circumstances that may indicate that an asset is impaired include significant decreases in the market value of an asset, significant underperformance relative to expected historical or projected future results of operations, a change in the extent or manner in which an asset is utilized, significant declines in the estimated fair value of the overall business enterprise for a sustained period, shifts in technology, changes in our operating model or strategy and competitive forces.

If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flows attributable to the asset are less than the carrying amount of the asset, an impairment loss equal to the excess of the asset’s carrying value over its fair value is recorded. Fair value is determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved, quoted market prices or appraised values, depending on the nature of the assets. If we determine that an impairment charge is needed, the charge will be recorded as asset impairment in the statements of operations. We have not recorded any impairment of our long-lived assets for any of the periods presented in this prospectus.

Indefinite Lived Intangible Asset

Trade name, our only indefinite-lived intangible asset, is not amortized but instead is tested for impairment on an annual basis or between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired.  We measure and record an impairment loss for the excess of the carrying value of the asset over its fair value.

We engaged an independent expert to assist us in determining the valuation of the intangible asset.  The valuation was performed using the relief from royalty method as of September 23, 2011 and January 18, 2014 (performed in connection with the Reorganization Agreement) and yielded a value of $618,000 and $636,000, respectively. Key inputs to the relief from royalty method include net sales, estimated royalty rate based on industry averages (adjusted to account specifically for the trade name and our ongoing losses) and a discount rate that reflects the overall risk assessment of our business and accordingly the trade name. We subsequently performed our qualitative impairment analysis, as of September 30, 2013 and 2012, considering the following facts and circumstances in performing our analysis:

•                  our operating results, including the continuing net losses and the extent of such losses, were largely consistent with the projections used in the 2011 valuation supporting the value of the intangible asset;

•                  we have continued to make improvements in operations and in overall operating results, with interest expense being the primary contributor to the continuing level of overall net losses; and

•                  we have continued to generate overall operating profit (direct revenue less direct expenses) at the store, plant and regional levels.

Based on the qualitative impairment analysis performed, we concluded that it was more likely than not that the intangible asset was not impaired as of any of the periods presented in the financial statements.

Classification of Series A Preferred Stock

Our Series A Preferred Stock is nonredeemable and it does not have a specific date on which it can be redeemed.  However, as the holders of our Series A Preferred Stock include Setal 1, LLC, Setal 2, LLC, Setal 3, LLC, Setal 4, LLC, Setal 5, LLC and Setal 6, LLC, Setal 7, LLC, Setal 8, Trust, Setal 9 Trust, Setal 10 Trust, Setal 11, LLC, Park Place Services and Lester E. Taylor, Jr., all of whom we refer to as the Setal Entities, who control the company through their majority ownership interest in our company and control of our current board of directors with majority seats, the Series A Preferred Stock and related dividends, upon a voluntary conversion to common stock, may be redeemed in cash or other assets by events not solely within our control, which includes liquidation of the Series A Preferred Stock without liquidating other securities, such as our common stock, to pay holders of our Series A Preferred Stock.  Therefore, we have presented our Series A Preferred Stock outside of stockholders’ deficit in the mezzanine section of the June 30, 2014 balance sheet.

Internal Control Over Financial Reporting

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of the effectiveness of our internal control over financial reporting. However, in connection with the audit of our financial statements for the years ended September 30, 2012 and 2013, our independent registered public accounting firm identified several material weaknesses in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, a material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified by our independent registered public accounting firm include (i) inadequate segregation of duties consistent with control objectives; (ii) inadequate written documentation of internal control policies and procedures; (iii) inadequate controls over the identification, assessment and accounting for complex financial instruments and transactions, non recurring and unusual transactions; and (iv) ineffective controls over period end financial disclosure and reporting processes resulting in a significant number of post-closing adjustments.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment for purposes of expressing an opinion on our internal control over financial reporting. It is possible that, had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional deficiencies or weaknesses may have been identified.

We are in the process of implementing a number of measures designed to improve our internal control over financial reporting to remediate these material weaknesses. To remediate these material weaknesses, we have hired a new Chief Financial Officer and intend to hire additional finance and accounting personnel, which significantly increases our finance and accounting team’s experience in United States GAAP and financial reporting for publicly traded companies. In addition, we expect to retain consultants to advise us on making further improvements to our internal controls related to these accounting areas. We believe that these additional resources will enable us to broaden the scope and quality of our controls relating to the oversight and review of financial statements and reconciliations and our application of relevant accounting policies.  However, these remediation efforts are still in process and have not yet been completed. Because of these material weaknesses, there is heightened risk that a material misstatement of our annual or quarterly financial statements will not be prevented or detected. In addition, the remediation steps we have taken, are taking and expect to take may not effectively remediate these material weaknesses, in which case our internal control over financial reporting would continue to be ineffective. We cannot guarantee that we will be able to complete our remedial actions successfully. Even if we are able to complete these actions successfully, these measures may not adequately address our material weaknesses. In addition, it is possible that we will discover additional material weaknesses in our internal control over financial reporting. See “Risk Factors.”

Upon the completion of this offering, we will be required to disclose changes made in our internal control and procedures on a quarterly basis. In addition, our management will have to evaluate the effectiveness of our internal control over financial reporting beginning the year following our first annual report required to be filed with the Securities and Exchange Commission. At such time, our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may issue a report that is adverse in the event that such firm is not satisfied with the level at which our controls are documented, designed, operated or reviewed. As a result, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff. Our remediation efforts may not enable us to avoid material weaknesses in the future. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

Recent Accounting Pronouncements

In June 2014, the FASB issued Accounting Standard Update, or ASU, 2014-12, “Compensation - Stock Compensation (Topic 718):  Accounting for Shared Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved After the Requisite Service Period (a consensus of the FASB Emerging Issues Task Force)”.  ASU 2014-12 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015.  We are assessing the impact, if any, to our financial statements.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”.  This guidance includes the required steps to achieve the core principle that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  This guidance is effective for fiscal years and interim periods beginning after December 15, 2016.  Early adoption is not permitted.  We expect to adopt this guidance when effective.  We are currently evaluating the impact of the pending adoption of ASU 2014-09 on our financial statements.

In July 2013, the FASB issued ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (Topic 740)”, which states that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets.  The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date.  ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013.  We plan to adopt this guidance during our quarter ending December 31, 2014 and are assessing the impact, if any, to our financial statements.

In July 2012, the FASB issued ASU 2012-02, “Goodwill and Other - Testing Indefinite-Lived Intangible Assets for Impairment”, which provides companies the option to perform a qualitative assessment to determine whether further impairment testing of indefinite-lived intangible assets is necessary.  ASU 2012-02 prescribes an entity to perform a quantitative impairment test if qualitative factors indicate that it is more likely than not that its indefinite-lived intangible assets are impaired.  The qualitative factors are similar to the guidance established for goodwill impairment testing and include identifying and assessing events and circumstances that would most significantly impact, individually or in the aggregate, the carrying value of the indefinite-lived intangible assets.  ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012.  We adopted this new standard on October 1, 2012, and the adoption did not have any impact on our financial position or results of operations.

BUSINESS

Overview

We believe that we are the largest owner-operator of dry cleaning and laundry stores in the United States.  We currently operate 68 retail dry cleaning and laundry stores and three production plants in the following locations: 11 stores and one production plant in Virginia, 25 stores in Indiana, five stores and one production plant in Southern California, 12 stores in Central California, and 15 stores and one production plant in Hawaii.

Since our inception in 2005 as a Delaware corporation, our business has grown primarily through the acquisition of several dry cleaning chains. We have acquired the following operations:

•                  In 2005, we acquired Young Laundry & Dry Cleaning in Hawaii and Roadrunner Cleaners in California.

•                  In February 2007, we acquired Boston Cleaners in California.

•                  In 2008, we acquired the following companies:

•                  Martinizing Cleaners in California,

•                  Regency Cleaners, in California and

•                  Zoots Cleaners in Virginia,

•                  Caesars $3.93 Cleaners in Hawaii, and

•                  Tuchman Cleaners in Indiana.

We financed each of these acquisitions using cash raised through the sale of debt instruments with relatively short maturities.  Our intention was to repay these debt obligations by raising capital in the public markets.  However, due to the financial crisis and the associated difficulties with raising capital in late 2008, we began to experience significant financial constraints and were unable to raise sufficient capital through the sale of our equity to repay our debt obligations.

As a result of our inability to meet these debt obligations, we filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California in an effort to restructure our indebtedness. We continued to operate our dry cleaning stores during the pendency of the bankruptcy proceedings.  On September 23, 2011, the Bankruptcy Court approved our Bankruptcy Plan which provided for the elimination of a significant amount of our outstanding debt and allowed us to close or relocate 12 of our unprofitable dry cleaning stores. In addition, our Bankruptcy Plan provided for all of our stockholders to maintain a continuing equity interest in our company upon its effectiveness.

Since completing our reorganization, we believe that we have a compelling opportunity to continue to expand our position as the largest owner-operator of dry cleaning and laundry stores nationwide through growth in the large and fragmented dry cleaning industry.

In order to capitalize upon this opportunity, we have taken numerous steps to improve our balance sheet, obtain additional working capital, invest in our production equipment, vehicles and retail stores, modernize our marketing efforts, and enhance our operating focus.  Specifically, we converted additional debt to equity, made changes in management and field personnel, upgraded stores and production plants, expanded the use of eco-friendly solvents and “green” dry cleaning processes, pursued new store locations and free door-to-door home and office delivery in order to leverage existing production capacity, and expanded our product offerings.

Our Operating Plan

To ensure that our current operations provide a solid foundation upon which we can build a growing and successful national business, we have identified the following areas of operational focus:

•                  leveraging excess production capacity in our existing markets;

•                  promoting “green” dry cleaning processes, which are gentler on fabrics and healthier for our customers and the environment;

•                  expanding the number of locations that offer incremental services, such as shoe repair, handbag cleaning and repair, drapery cleaning, and carpet cleaning;

•                  expanding our service offerings to include services such as tuxedo and eveningwear rentals in certain locations;

•                  expanding our existing dry cleaning and laundry services related to fire and flood restoration; and

•                  further developing a customer-focused culture that strengthens our brands.

Leveraging Excess Production Capacity

We operate a hub-and-spoke model, utilizing a large centralized processing plant, or “hub,” to provide dry cleaning and laundry services to several smaller company-owned retail stores, or “spokes.” The existence of a central production plant allows us to operate much smaller stores that serve as drop off and pick up locations. Because these stores have no production equipment, they are not subject to the same environmental risks as the other stores or plants where laundry is processed.  This makes them much more attractive to landlords.  In addition, because there is no production, these stores are often able to operate with a single employee each shift, which allows these stores to be profitable even with relatively low revenue.

While the implementation varies from market to market, we believe this approach is the best way to (i) ensure consistent production quality, (ii) allow for more efficient equipment maintenance and repairs, and (iii) leverage labor, supplies, and utilities in order to lower production costs. Moreover, the cost to build a hub is quite high, whereas the cost to open new stores (assuming they will be serviced by an existing hub) is relatively low in comparison. Therefore, once a hub exists and there is excess capacity, we believe the opportunity to add additional stores becomes a compelling proposition.

We believe that the markets where we currently employ our hub-and-spoke model are well suited for this method of operation.  These markets possess some or all of the following desirable requirements:

•                  ample high-income population within a small geographic area with a high demand for services and a low threshold of competition;

•                  a traffic infrastructure allowing for the ease of transportation between stores and our production facilities, and for our home delivery drivers; and

•                  numerous high-traffic retail shopping centers where we can lease smaller stores.

We currently operate central hubs in Southern California, Virginia and Hawaii.  These central hubs occupy, in the aggregate, approximately 62,500 square feet and service 31 retail stores and several delivery routes. We believe that our central hubs have capacity to service, in the aggregate, an approximately 60 additional retail stores and additional delivery routes.  We believe that adding additional stores and delivery routes will drive operating efficiencies, lower the production cost per unit, and increase profitability. We intend to open “dry” stores, for the drop-off and pick-up of garments that do not contain dry cleaning equipment, acquire existing stores and chains that consist primarily of dry stores, and establish new delivery routes in areas surrounding these central hubs in order to make use of this excess capacity.

In larger and more geographically spread-out markets, such as Central California and Indiana, we operate a modified version of the hub-and-spoke model, where smaller mini-hubs service a few neighboring stores rather than a single hub servicing the entire market. While this approach typically requires more equipment, it is superior in areas where the drive-times are long (i.e., more than 30-40 minutes between the hub and the spoke). We currently operate 15 mini-hubs in Central California and Indiana which, in the aggregate, service 37 retail stores. We believe that these mini-hubs have capacity to service an, in the aggregate, approximately 40 additional retail stores and additional delivery routes, which would drive operating efficiencies, lower the production cost per unit, and increase profitability. We also intend to utilize the excess capacity of mini-hubs by opening dry stores, acquiring existing stores and chains that consist primarily of dry stores, and establishing new delivery routes in areas surrounding these mini-hubs.

We believe the capital intensity of the hub-and-spoke model is one of our competitive advantages, as smaller operators generally do not have the capital and management expertise needed to develop and operate a central hub that is efficient and in compliance with all applicable regulations.  We have already made substantial investments in our central hubs and our production equipment to improve their efficiency and compliance with regulations.

Eco-Friendly Focus

State and federal regulatory agencies have targeted the practices of the dry cleaning industry over the past two decades due to the use of certain solvents in the cleaning process, with perc being the most widely scrutinized. Of the 71 total locations we lease (68 retail stores and three central hubs), 31 are used for processing clothes and of those 31 locations only four currently use perc (of which one is being converted this year to eliminate the use of perc), while the other locations use eco-friendly solvents and “green” dry cleaning processes.  We are in the process of eliminating the use of perc at one of these four locations by the end of 2014.  We use a number of eco-friendly solvents including those manufactured by GreenEarth Cleaning.  We promote our “green” cleaning products in many of our marketing materials designed to appeal to customers seeking eco-friendly dry cleaning options.

Furthering A Customer-Focused Culture & Promoting Our Brands

We strive to promote a company-wide culture in which customer satisfaction is the paramount objective. While certain aspects of our operations vary from region to region, we nonetheless require that every store or route manager deliver on the basic consumer proposition of providing consistently clean clothes, ready on time, at a great value, delivered with genuinely warm and friendly customer service. As part of our value proposition, we believe we provide quality and services that surpasses many our competitors, such as expert stain identification and removal, hand pressing of all garments (as opposed to simply sending them through a steam tunnel), detailed garment inspection with free minor repairs and button replacement, same-day service, e-mail notifications when an order is ready, and free delivery to home or office. We believe that the incremental cost of labor required to provide these additional customer benefits is outweighed by the opportunity to engender customer loyalty and increase referrals.

We believe that our core customer proposition of eco-friendly solvents and processes that are not just “green” but also gentler on fabrics and healthier for our customers and the environment, combined with excellent quality, value and service will assist us in attracting customers and improving market share over time.  We have recently begun testing the effectiveness of different methods of advertising and marketing and will continue to aggressively promote our focus on these core customer propositions.  As part of our marketing strategy, we recently sought to improve our customer relationships and the positive association of our brands by upgrading our online and social media platforms.  We utilize branded websites, third party providers for search-engine-optimization and Facebook pages that keep us in front of customers while also offering garment care tips, contests, and discounts/coupons. We have also enabled “Talk to the Manager” access on our websites for each region, providing customers with direct and anonymous text message access to each store manager, district manager and regional manager.  As a result of our daily focus on executing against the most important customer criteria, we believe we now offer an improved customer experience and are now better able to market that experience.

Our Growth Strategy

While we believe that we are currently the largest single owner-operator of retail dry cleaning and laundry stores in the United States. The IBISWorld Industry Report projected that revenues in the United States dry cleaning market would reach approximately $9.0 billion in 2013.  Our market share in this market is less than 0.3%, which leaves significant room for future growth. We intend to increase our market share through a combination of organic and strategic growth.

Organic Growth. We seek to achieve organic growth by increasing sales in our existing stores and also by opening select new stores in order to leverage excess production capacity from existing central hubs or mini-hubs. We believe we can increase sales in our existing stores by expanding our service offerings, and by promoting our brands more effectively. Since many of our costs, including rent, salaried-labor and delivery are relatively fixed, we believe that incremental sales will improve our profitability.

In addition to increasing revenue in existing stores and routes, we plan to open new stores and establish new routes, especially dry stores and delivery routes in areas that can be serviced by one of our existing central hubs or mini-hubs. In certain new markets or trade areas where new housing and retail shopping centers are being developed outside existing service areas, we will also consider establishing new mini-hub type stores, especially if we anticipate being able to leverage that investment by opening several additional stores in the same trade area or geographic region.  Because of their significantly smaller initial investment compared to larger central hubs, we believe that mini-hubs provide excellent flexibility for scaled growth.

Strategic Growth. We also intend to grow through strategic acquisitions, especially in more mature markets and trade areas, where there are fewer new retail centers being developed and where existing competition is already entrenched.

We also plan to be opportunistic as it relates to underperforming operations that we believe have significant potential for improvement. We believe we can offer an intriguing exit alternative to targets that do not otherwise have an attractive exit option, especially upon completing this offering, which will provide cash for acquisitions and improve our access to capital going forward. Since there are currently no other publicly-traded dry cleaning companies, we would be the only company in our industry able to offer equity securities that would allow targets to participate in the appreciation of such securities.  In addition, we believe that having publicly-traded securities will enable us to incentivize key employees with equity securities, including stock options, which would be a competitive advantage.

Our market planning and site selection process is integral to the successful execution of our growth strategy. We have processes for identifying, analyzing, and assigning markets for development. Once a market is selected, we carefully screen specific areas based on demographic and company-specific variables to assess the opportunities presented by the stores we identify as acquisition targets. We analyze markets to ensure that they meet our guidelines and begin the site selection process. Once a market is approved, we carefully screen prospective locations for visibility, traffic patterns, ease-of-use and other factors as we assess the feasibility of potential acquisitions. Our expansion strategy involves using this market planning and site selection process to focus on areas of demand within each market. We intend to use this approach to cluster stores in specific geographic areas of demand, which we believe will drive brand awareness and improve our operating and marketing efficiencies, especially where we are able to leverage delivery and other operating costs associated with our existing central hubs, mini-hubs and regional management structure.

Our Proposed Strategic Acquisition

On August 25, 2014, we entered into an asset purchase agreement with Advent Cleaners LLC to purchase substantially all of the assets and to assume certain liabilities not to exceed $200,000 for a purchase price equal to $4.0 million in cash, subject to adjustment. The acquisition is subject to customary closing conditions, including payment of purchase consideration conditioned upon the closing of this offering by November 30, 2014. If this offering is not completed by November 30, 2014, then we may extend this deadline to February 28, 2015 by paying up to $50,000 of Advent Cleaners’ accounting and legal fees, of which up to $37,500 will be credited towards the purchase consideration.   In addition, we agreed to pay certain of Advent Cleaners’ expenses, not to exceed $100,000.  Other than obligations arising after the closing of the Advent Cleaners Acquisition related to certain leases and agreements and other specific enumerated obligations, we will not assume any liabilities of Advent Cleaners.

The Advent Cleaners operations are located in Las Vegas, Nevada and consist of two retail brands and a large production hub.  The Al Phillips brand consists of three mini-hubs with retail operations and nine dry stores.  The Thrift DLux brand provides more cost-focused, affordable dry cleaning and laundry services and consists of five dry stores.  The central hub processes commercial laundry for some of the largest resorts and hotels in Las Vegas and also processes garments for several of the Al Phillips and Thrift DLux dry stores.  As of August 1, 2014, Advent Cleaners operations employed 235 workers, of whom 130 are members of the Local 226 Union.  Advent Cleaners is a party to the Advent CBA, a collective bargaining agreement with the Local 226 Union.  We do not have plans to terminate any of Advent Cleaners’ unionized employees upon the closing of the Advent Cleaners Acquisition.  Although the Advent CBA is not automatically assignable, we intend to enter into a new collective bargaining agreement with the Local 226 Union.  There is no guaranty that we will be able to enter into a new collective bargaining agreement with the Local 226 Union on the same or similar terms as the current CBA. See “Risk Factors.”

Dry Cleaning Industry

The dry cleaning industry is primarily comprised of dry cleaning and commercial laundry services.  Dry cleaning is a process for cleaning garments using solvent rather than water.  While the solvents are liquids, the process is called “dry cleaning” because no water is used in the process.  Commercial laundry, or “wet cleaning” is a process, very similar to home laundry, where water and detergents are used to clean textiles.  In both cases, the garments are typically steam-pressed before being returned to the customer.

A Fragmented Industry

Originally, the dry cleaning industry operated as a hub-and-spoke system, with a central plant providing the cleaning while storefronts collected and delivered the clothing. When machines small enough to be located inside a store were developed, the in-store dry cleaning model emerged. Although in-store cleaning was convenient and quick, moving from the central plant to in-store cleaning deprived the dry cleaning industry of the benefits of scale. Now that many operators are providing home pick-up and delivery, we believe the dry cleaning industry has the opportunity to return to operating central plants and recapturing some of the profit margins that were lost when the industry first moved to in-store service.

According to the IBISWorld Industry Report, total dry cleaning industry revenues were expected to rise 1.2% in 2013 and reach $9.0 billion in the United States, generated by an estimated 38,755 establishments, mostly small, private, geographically diverse operators.   The IBISWorld Industry Report projected that during 2013 the top four companies in the dry cleaning industry would generate just 2.0% of the industry’s revenue.   Further, according to the IBISWorld Industry Report, a majority of dry cleaning companies are family-run and employ less than five people and over 90% of all dry cleaning companies have just one facility. We believe these figures are indicative of consolidation opportunities and that the dry cleaning industry is entering a consolidation phase driven by:

•                  generational transition difficulties where the children of traditional “mom and pop” operators are pursuing other career paths;

•                  regulatory and tax changes, including the Patient Protection and Affordable Care Act;

•                  increased capital requirements, including expenses related to the introduction of eco-friendly solvents and “green” dry cleaning processes; and

•                  limited access to capital to fund working capital and expansion.

Market Challenges

Currently, the dry cleaning industry is faced with several challenges including, among others, the following:

•                                          The financial crisis of 2008 and the following recession reduced overall consumer spending which, in turn, negatively impacted the dry cleaning industry. Since much of the dry cleaning industry’s revenue comes from cleaning work and professional attire, higher unemployment rates have reduced the need and frequency of dry cleaning services. In addition, as more consumers forego restaurants and hotels to save money, the demand for cleaned linens from commercial accounts also declines. According to the IBISWorld Industry Report, the result has been that between 2008 and the end of 2013, industry-wide revenue fell at an average annual rate of 2.6%.

•                                          Perc, the main cleaning agent used in dry cleaning, is classified as a hazardous air pollutant by the Environmental Protection Agency, or EPA. Currently, dry cleaners are required to dispose of used perc solvent as hazardous waste and conform to EPA requirements. In some states such as California, perc use will become illegal by 2023. The toxic nature of Perc makes the threat of additional government environmental regulation a possibility in the future. If any of this legislation were passed, the dry cleaning industry would be forced to invest considerable sums in upgrading existing facilities to use advanced, non-Perc, cleaning systems.

•                                          New fabrics continue to be developed that do not require dry cleaning or pressing. Many of these fabrics are currently being adopted by clothing manufacturers for professional attire as well as uniforms. These new products threaten to reduce the demand for dry cleaning services.

•                                          The continued trend toward business-casual clothing also reduces traditional demand.

•                                          Home dry cleaning kits have been available for some time. It is generally understood that these products do not perform as well as traditional dry cleaning services. However, there is always the possibility that these home dry cleaning options will become more competitive in the future.

Market Strengths

We believe a number of positive trends are affecting the dry cleaning industry including, among others, the following:

•                                          Outsourcing of dry cleaning and laundry by commercial customers, particularly within the tourism, hospitality and retail sectors is accelerating. In certain markets, like Hawaii, we employ sales representatives to service and expand our commercial accounts.

•                                          We believe that dry cleaning is more convenient because many operators provide free pickup and delivery.  We offer free pickup and delivery service in each of our operating regions and promote this service in our marketing materials.

•                                          Many dry cleaners provide customers with “one-stop shopping” by integrating ancillary services, such as tailoring and alterations, footwear and handbag repair, and cleaning.  We offer these services in certain of our stores and look to expand these services on a company-wide basis.

Industry Outlook

According to the IBISWorld Industry Report, revenue in the dry cleaning and laundry industry is projected to increase at an annualized rate of 3.4% to an estimated $10.6 billion in 2018.  While growth may be partially offset by the continued trend toward business-casual clothing, we believe that the dry cleaning and laundry industry should benefit overall from a post-recession increase in spending and employment.

Competition

We operate in an industry that is subject to intense competition.  A handful of markets are dominated by large, well-capitalized operators, including those with franchised operations, who have implemented a model similar to ours: serving multiple locations with centralized production facilities. Many of these large competitors have significant budgets for advertising and promotion, and often aggressively promote their services. In addition, we almost always compete with smaller “mom and pop” dry cleaners that offer “one price” (i.e., $0.99 laundered shirts) and other types of deeply discounted cleaning services. While we believe our production quality is significantly better and represents a better value for most consumers, these competitors command their share of the market and often restrain our pricing power.

Our competitors include Jones Cleaners and Carr’s Cleaners in Central California, Hakuyosha Clean Living, Al Phillips — The Cleaner, United Cleaners, and Alsco, Inc. in Hawaii, Classic Cleaners, Morellis Cleaners, Milto Cleaners and Deering Cleaners in Indiana, and Albano Cleaners in Virginia.  In addition, in each of our current operating regions, we compete with numerous “mom and pop” dry cleaning and laundry operators.

Seasonality

Although our retail operations are open throughout the year, the demand of our services, and therefore our sales, is lower during the summer months. Our business is also affected by weather, especially severe weather conditions such as hurricanes and tropical storms in Virginia and Hawaii, snow storms in Indiana and high temperatures in California.

Large Customers

While the majority of our business is comprised of a large number of individual retail customers, we do have several commercial contracts that individually generate revenue of over $50,000 a year.  These large customers include several large hotel customers, primarily located in Hawaii, the United States Navy in Virginia, and, upon consummation of the Advent Cleaners Acquisition, several large hotel and casino customers in Nevada.

Governmental Regulations

We are subject to extensive and varied federal, state and local government regulation, including regulations relating to occupational health and safety, hazardous waste disposal and fire prevention. We operate each of our stores and plants in accordance with standards and procedures designed to comply with applicable codes and regulations.

As with any company involved in the dry cleaning business, we are subject to environmental laws.  We may, from time to time, be subject to any or all of the following environmental laws:

•            Clean Water Act;

•            Clean Air Act;

•            Resource Conservation & Recovery Act;

•            Comprehensive Environmental Response, Compensation & Recovery Act; and

•            state and local laws and regulations, including those regulating solid waste.

We are also subject to the U.S. Fair Labor Standards Act, the U.S. Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act and various other federal and state laws governing similar matters including minimum wages, overtime, workplace safety and other working conditions. We may also be subject to lawsuits or others allegations of violations of federal and state laws regarding workplace and employment matters, discrimination and similar matters initiated by our employees, the U.S. Equal Employment Opportunity Commission or other regulatory bodies. We are also subject to laws and regulations relating to information security, privacy, cashless payments, gift cards and consumer credit, protection and fraud, and any failure or perceived failure to comply with these laws and regulations could harm our reputation or lead to litigation, which could adversely affect our financial condition.

Environmental Regulations

We are subject to federal, state and local environmental laws and regulations concerning waste disposal, pollution, protection of the environment, and the presence, discharge, storage, handling, release and disposal of, or exposure to, hazardous or toxic substances. These environmental laws can provide for significant fines and penalties for non-compliance and liabilities for remediation, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of the hazardous or toxic substances. Third-parties may also make claims against owners or tenants of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such substances.

The dry cleaning industry has been subject to environmental regulations during the past two decades, mainly due to the use of certain solvents in the cleaning process. The main solvent used by the dry cleaning industry that has been subject to environmental regulations is perc, a chlorinated hydrocarbon.  For example, in 2002, air quality officials in California approved a gradual phase out of perc by 2023.  Effective January 1, 2003, this regulation requires any new dry cleaning business or facility that adds a machine to also add a non-perc machine. While existing dry cleaners can continue to operate one perc machine until 2023, all dry cleaners using perc must utilize mandated pollution controls to reduce perc emissions.  In addition to air regulations, perc may also be subject to hazardous waste regulations and disposal requirements in various states.  If released into the environment, perc may be subject to assessment and remediation regulations.

We do not use perc in any of our California operations.  Of the 68 stores and three central hubs we own and operate, we use perc only in three stores in Indiana (one of which is being converted this year to use GreenEarth® Cleaning solvents) and in one production plant in Hawaii.  The Hawaii production plant uses perc for approximately 90% of its dry cleaning and uses GreenEarth® Cleaning products for the remainder of its dry cleaning operations.  The Hawaii production plant is subject to less stringent environmental regulation because the aquifer underlying the plant is not considered a drinking water source because it is below the Underground Injection Control Line.   In the facilities where we use perc, appropriate safeguards are in place to prevent releases of perc into the environment.  These safeguards may include, among other things, containment pans under the machines and waste barrels.

The majority of our operations use eco-friendly solvents, such as those offered by GreenEarth® Cleaning, or synthetic hydrocarbon technologies, for our dry cleaning services.  GreenEarth® Cleaning uses a liquid silicone, a clear, odorless, and non-toxic solvent solution, in a closed loop system.  Synthetic hydrocarbon technologies use hydrocarbons for cleaning the garments, and are manufactured to meet high standards of consistency and purity for a quality result every time by remaining stable through multiple distillation and reclamation cycles.  These technologies do not require air permits and do not produce hazardous waste.

We believe that we are in compliance in all material respects with all known federal, state, and local environmental laws and regulations pertaining to our current operations and have all of the environmental permits required to operate our current business and are in material compliance with those permits.

We employ a top down management approach to environmental compliance using what we believe to be “best practices” rather than simply complying with regulatory requirements.  On a corporate level, we review our environmental management and compliance practices program on at least an annual basis in connection with the renewal of our insurance policies and periodically if processes, procedures or exposures change.  In addition, our facilities are subject to inspection by representatives of our workers’ compensation providers.  We are constantly looking for environmentally friendly alternatives within the context of providing a correctly cleaned garment at the proper consumer value level and feel we are substantially ahead of the curve in this area.

At a store level, we provide operational and safety training for all spotting materials, detergents and cleaning solvents used in each location. We train all employees using these materials in the safe handling, use, storage and disposal of these materials.  When warranted, we also provide training for emergency situations, both from a safety and environmental action standpoint.  All spotting or cleaning waste materials or contact water, whether considered hazardous or not, from each production facility are properly manifested, packaged appropriately and properly treated or hauled by a licensed hauler in good standing and in compliance with Federal, state and local regulations.

We continue to integrate “green” technology with a goal of achieving a zero emission operating platform regardless of the cleaning methodology used.  To implement this aspect of our operation we have a trained Maintenance Manager for each of our main operating regions (Southern California, Northern California, Hawaii, Indiana and Virginia) responsible for all machine and equipment preventative maintenance and repairs.  Both physical machine and administrative controls are employed to reduce the likelihood of emergency spills or releases and include: regularly monitored and maintained machine solvent containment pans, latest filtration and closed loop cleaning technologies, solvent and spotting material usage logs as well as housekeeping and machine compliance checklists.

Employees

As of October 2, 2014, we employed 443 individuals, of which 350 are full-time. We employ four individuals in our corporate office who provide certain company-wide accounting, insurance, human resource, legal and other support services, approximately 15 individuals in our various operating regions who serve in administrative or marketing positions, and approximately 133 employees who staff our hub operations. None of our current employees is represented by a labor union or covered by a collective bargaining agreement. We believe we have good relations with our employees.

As of August 1, 2014, Advent Cleaners’ operations employed 235 individuals, of whom 130 are members of the Local 226 Union.  Advent Cleaners is a party to the Advent CBA, a collective bargaining agreement with the Local 226 Union.  We do not have plans to terminate any of Advent Cleaners’ unionized employees upon the closing of the Advent Cleaners Acquisition.  While the Advent CBA is not automatically assignable, we intend to enter into a new agreement with the Local 226 Union.  No assurances may be made that we will be able to enter into a new collective bargaining agreement with the Local 226 Union on the same or similar terms as the current CBA. See “Risk Factors.”

Our Properties

We currently lease our corporate office, located at 20250 Acacia Street, Suite 230, Newport Beach, California. We operate 68 stores and three production plants in four principal regions, California, Hawaii, Indiana and Virginia.

The following is a list of our current leased production and retail facilities:

•            main production plant, Honolulu, Hawaii, approximately 23,000 square feet;

•            main production plant, Riverside, California, approximately 9,524 square feet;

•            main production plant, Portsmouth, Virginia, approximately 30,000 square feet; and

•            our 70 retail establishments which are located in Southern California, Central California, Hawaii, Indiana and Virginia range in size from approximately 300 square feet to 3,800 square feet and consist of approximately 182,000 square feet in the aggregate.

We believe that all of our facilities are in good operating condition and have capacities adequate for our current operations.  We intend to extend our leases as we deem necessary or as appropriate.

Upon the closing of the Advent Cleaners Acquisition, our leased production and retail facilities will also include the following:

•            the Advent main production plant, Las Vegas, Nevada, approximately 20,230 square feet; and

•            the 17 Advent retail establishments located in Las Vegas, Nevada, ranging in size from approximately 1,200 square feet to 2,968 square feet and consisting of approximately 28,339 square feet in the aggregate.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We currently have no material legal proceedings pending.

Corporate Information

We were incorporated in Delaware as U.S. Dry Cleaning Corporation on July 19, 2005.  On December 30, 2005, we entered into a reverse merger transaction with First Virtual Communications, Inc., a public shell Delaware corporation with shares of common stock quoted on the OTC Bulletin Board.  We filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California.  On September 23, 2011, the Bankruptcy Court approved our Bankruptcy Plan. On March 20, 2012, the Securities and Exchange Commission issued an order revoking the registration of our securities under the Exchange Act pursuant to Section 12(j) of the Exchange Act as a result of our failure to file annual and quarterly reports with the Securities and Exchange Commission.

Our fiscal year end is September 30. Our principal executive offices are located at 20250 Acacia Street, Suite 230, Newport Beach, CA. Our telephone number is (949) 734-7310. Our website address is www.usdrycleaning.com.  The information contained on, or that can be accessed through, our website is not a part of this prospectus.  We have included our website address in this prospectus solely as an inactive textual reference.

MANAGEMENT

Executive Officers and Directors

Our directors and executive officers, and their ages and positions as of October 2, 2014 are as follows:

Name	Age	Position
Alexander M. Bond (1)(3)	45	Chief Executive Officer and Chairman
Kari Minton	53	Chief Financial Officer
Timothy N. Stickler	43	Chief Legal and Administrative Officer
Gary Johnston(1)(2)(3)	47	Director
Timothy Rand(1)(2)(3)	59	Director

(1)                     Member of the audit committee effective as of the time of this offering.

(2)                     Member of the compensation committee effective as of the time of this offering.

(3)                     Member of the nominating and corporate governance committee effective as of time of this offering.

Alex M. Bond, Chief Executive Officer and Chairman.  Upon completing our Chapter 11 reorganization in September 2011, Mr. Bond joined us as our Chief Executive Officer and Chairman of our board of directors. From June 2011 to September 2011, Mr. Bond served as our consultant in connection with the bankruptcy. Mr. Bond has significant experience managing the growth of enterprises and the consolidation of assets and operating entities.  From December 2007 to June 2011, Mr. Bond was Managing Director of Wattles Capital Management, LLC where he participated in a wide range of investment management activities.  From March 2003 to August 2005, Mr. Bond was the Senior Vice President, Finance at Hollywood Entertainment Corporation, where he led the successful sale of the company and its approximately 2,000 Hollywood Video and 700 Game Crazy stores for $1.25 billion.  Prior to 2003, Mr. Bond held other executive management positions at Hollywood Entertainment, including Senior Vice President, Strategic Development, where he acquired and oversaw all aspects of the operations of more than 120 stores.  Mr. Bond began his career in investment banking as an Analyst at Montgomery Securities and left as Principal and Head of the Semiconductor Group at Thomas Weisel Partners, LLC.

Kari Minton, Chief Financial Officer.  Ms. Minton joined us as our Chief Financial Officer in August 2014.  Over the past 20 years, Ms. Minton has held senior positions providing accounting, financial and operational support services to various venture-backed and publicly traded companies.  From February 2008 to May 2014, Ms. Minton was the Chief Financial Officer at Clinicient, Inc., a provider of SaaS practice management software and revenue cycle services, where she was responsible for all finance, accounting, human resources, legal, compliance, facilities, revenue cycle management services and other operating functions.  From January 2004 to January 2008, Ms. Minton was the Vice President of Finance at enseQuence, a multi-media software and services provider, where she managed all accounting, finance, human resources, IT and facilities, and also led due diligence in connection with acquisitions and other business opportunities.  From April 2001 to March 2003, Ms. Minton was Vice President, Finance and Administration/Corporate Controller at BeamReach, a developer of broadband access systems for telecommunications service providers.  Prior to this, she held other senior finance positions with several emerging growth technology companies in Silicon Valley, including Terayon, Inc. (NASDAQ: TERN), Vishay Siliconix, and Inmac Corporation.  She began her accounting career at KPMG in 1984. Ms. Minton earned a B.S. degree, summa cum laude, from Central Washington University.  Ms. Minton is also a licensed CPA.

Timothy N. Stickler, Chief Legal and Administrative Officer.  Mr. Stickler joined us as a consultant in February 2011 and was appointed as our Chief Legal and Administrative Officer in September 2011.  Mr. Stickler has practiced corporate and securities law for over 15 years in private practice and various in-house capacities. From June 2010 to November 2010, Mr. Stickler was Senior Corporate Counsel at Autobytel, Inc. (NASDAQ: ABTL) where he was a member of the business development team and lead in-house attorney for the company’s acquisition activities.  From November 2008 to June 2010, Mr. Stickler was employed at The Warmington Group of Companies, one of California’s largest multi-use and commercial real estate developers where he structured, formed and managed investment vehicles for the acquisition of land and portfolio properties.  Mr. Stickler began his legal career in September 1998 as an associate at Stradling Yocca Carlson & Rauth representing emerging growth companies in public offerings, venture capital financings, mergers and acquisitions, and various forms of technology and business concept licensing.  Mr. Stickler earned a J.D. degree from the University of California, Hastings College of the Law and a B.A. from the University of California, Berkeley, with Distinction in General Scholarship.

Gary Johnston, Director.  Mr. Johnston has served on our board of directors since January 25, 2012.  Mr. Johnston is an active investor in real estate, fixed income securities and small companies.  Mr. Johnston worked at Hewlett-Packard for 16 years, where he rose through the management ranks to Director of Research & Development, LaserJet Business Unit. Mr. Johnston retired from Hewlett-Packard in October 2005 and is now a frequent lecturer on fixed income securities.  Mr. Johnston has a M.S. in Management from Purdue University and a B.S. in Software Engineering Technology from Oregon Institute of Technology.

Timothy Rand, Director.  Dr. Rand has served on our board of directors since 2009. Dr. Rand specializes in Gynecological Surgery and owns and operates Alamitos Associates OBGYN, Inc. in Los Alamitos, California. He has been in medical practice since 1988.  Dr. Rand is also on the Board of Directors of the Memorial HealthCare IPA from 1990 to 2012. Dr. Rand graduated from the University of California, San Diego and completed his residency in Obstetrics & Gynecology at Harbor/UCLA Medical Center.  Dr. Rand oversees all aspects of finance, accounting, billing and collections for Alamitos Associates OBGYN.  Dr. Rand is also a private investor in real estate, fixed income securities and other enterprises.

There are no family relationships among any of our directors or executive officers.

Board Composition

Our board of directors currently consists of three members.  Messrs. Johnston and Rand were elected as directors pursuant to a voting agreement that we entered into with a group of our creditors. As of the date of this prospectus, there are two vacancies on our board of directors. The voting agreement will terminate upon the closing of this offering and there will be no further contractual obligations regarding the election of our directors after the closing of this offering. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office, although less than a quorum or by a sole remaining director.

We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

Board Independence

Rule 5605 of the NASDAQ Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under NASDAQ Listing Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. We are relying on the phase-in rules of the Exchange Act and NASDAQ with respect to the independence requirements regarding the composition of our board of directors and certain committees of our board of directors.  Our board of directors will take all action necessary to comply with the applicable rule of the Exchange Act and NASDAQ, including appointing a majority of independent directors to our board of directors and establishing certain committees composed of independent directors, subject to the permitted phase-in period.

In August 2014, our board of directors undertook a review of the composition of our board of directors and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Alexander Bond, is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Our board of directors also determined that Mr. Johnston and Dr. Rand, who will be members of our audit committee, our compensation committee and our nominating and corporate governance committees following this offering, satisfy the independence standards for such committees established by the Securities and Exchange Commission and the NASDAQ Listing Rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Audit Committee

Effective at the time of this offering, the members of our audit committee will be Messrs. Johnston, Bond and Dr. Rand.  Mr. Johnston will be the chair of the audit committee. Our board of directors has determined that Mr. Johnston and Dr. Rand are independent within the meaning of Rule 10A-3 under the Exchange Act. In order to comply with the NASDAQ Listing Rules, we intend to replace Mr. Bond with an independent director elected to the board of directors as soon as possible but in no event later than one year after our initial listing on NASDAQ.  In addition, our board of directors has determined that Mr. Johnston qualifies as an audit committee financial expert within the meaning of applicable Securities and Exchange Commission regulations and the NASDAQ Listing Rules. In making this determination, our board of directors has considered the formal education and nature and scope of his previous experience, coupled with past and present service on various audit committees. Our audit committee will assist our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements.  Following this offering, our audit committee will generally be responsible for assisting our board of directors in fulfilling its responsibilities for oversight and evaluation of:

•                  the quality and integrity of our financial statements,

•                  the effectiveness of our internal controls over financial reporting,

•                  our compliance with legal and regulatory requirements and

•                  our independent auditor’s qualifications and independence.

Compensation Committee

Effective at the time of this offering, the members of our compensation committee will be Mr. Johnston and Dr. Rand. Dr. Rand will be the chair of the compensation committee. Each member of our compensation committee is independent under NASDAQ’s independence standards for compensation committee members.  Our compensation committee will assist our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. Following this offering, the compensation committee’s responsibilities will include, among other things:

•                  developing and maintaining an executive compensation policy and monitor the results of that policy;

•                  recommending to our board of directors for approval compensation and benefit plans;

•                  reviewing and approving annually corporate and personal goals and objectives to serve as the basis for the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives and determining the CEO’s compensation based on that evaluation;

•                  determining and approving the annual compensation for other executive officers;

•                  retaining or obtaining the advice of a compensation consultant, outside legal counsel or other advisor;

•                  approving any grants of stock options, restricted stock, performance shares, stock appreciation rights, and other equity-based incentives to the extent provided under the our equity compensation plans;

•                  reviewing and making recommendations to our board of directors regarding the compensation of non-employee directors; and

•                  reviewing and recommending to our board of directors for approval our approach with respect to the advisory vote on executive compensation, or say-on-pay, and the frequency of the say-on-pay advisory vote.

Nominating and Corporate Governance Committee

Effective at the time of this offering, the members of our nominating and corporate governance committee will be Messrs. Bond and Johnston and Dr. Rand. Mr. Johnston will be the chair of the nominating and corporate governance committee. Each of Mr. Johnston and Dr. Rand is independent under NASDAQ’s independence standards. Upon the completion of this offering, the nominating and corporate governance committee’s responsibilities will include, among other things:

•                  considering and reviewing periodically the desired composition of our board of directors;

•                  establishing any qualifications and standards for individual directors;

•                  identifying, nominating and evaluating candidates for election to our board of directors;

•                  ensuring that our board of directors is composed of a sufficient number of independent directors to satisfy Securities and Exchange Commission and NASDAQ requirements and that at least three directors satisfy the NASDAQ financial and accounting experience requirements and the heightened independence standards of the Securities and Exchange Commission and that at least one of such three members qualifies as an “audit committee financial expert”;

•                  making recommendations to our board of directors regarding the size of the board of directors, the tenure and classifications of directors, and the composition of the committees of the board of directors;

•                  monitoring compliance with federal law limitations on direct competition between companies with overlapping officers or directors; and

•                  considering other corporate governance and related matters as requested by our board of directors.

Executive Compensation

Compensation Philosophy

Upon completion of this offering, our compensation committee will be charged with the responsibility of evaluating the compensation of our executive officers and assuring that they are compensated effectively in a manner consistent with our compensation strategy and resources, competitive practice, and the requirements of the appropriate regulatory bodies. Prior to the completion of this offering, these functions have been and will continue to be performed by our board of directors.

Our compensation philosophy has the following basic components: (i) establish competitive base salaries to attract qualified talent, and (ii) evaluate performance and grant performance-based bonuses that may include equity and cash components. We try to establish our executives’ base salaries to allow us to remain competitive in our industry and to attract and retain executives of a high caliber. Similarly, we try to align a component of annual compensation to performance and achievement of our objectives in an effort to retain highly motivated executives who are focused on performance. When determining and evaluating our compensation philosophy and compensation levels, we review other public reports and take into account the compensation paid to executives at similarly situated companies, both within and outside of our industry,. Our performance, including, but not limited to, earnings, revenue growth, cash flow, and continuous improvement initiatives, is a significant part of our evaluation and our executives’ compensation levels.

Summary Compensation Table

The following table sets forth information regarding compensation earned in or with respect to our years ended September 30, 2013 and 2012 by:

•                  each person who served as our chief executive officer during the year ended September 30, 2013; and

•                  the only other person that served as an executive officer during the year ended September 30, 2013.

We refer to these officers collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)		All Other Compensation ($)(2)		Total ($)
Alexander Bond, Chief Executive Officer	2013	$300,000	(3)	—		—	(4)	$300,000
	2012	$300,000	(3)	$273	(5)	—	(4)	$300,273
Timothy N. Stickler, Chief Legal and	2013	$200,000	(6)	—		—		$200,000
Administrative Officer	2012	$200,000	(6)	$81	(7)	—		$200,081

(1)                     The amounts shown are the fair value of stock awards on the date of grant. Fair value of stock awards is calculated by multiplying the number of shares of stock granted by the fair value of a share our common stock on the date of grant.  The fair value of the common stock on the date of grant was determined to be de minimis. The amounts shown are based on the par value of our common stock.

(2)                     Except as specifically noted, the value of perquisites and other personal benefits was less than $10,000 in aggregate for each of the named executive officers.

(3)                     Mr. Bond’s employment agreement provided for a base salary of $300,000. Mr. Bond voluntarily deferred $100,000 of the salary he earned in each of 2013 and 2012, and then subsequently agreed to write off all but $150,000 of all deferred amounts.

(4)                     Mr. Bond’s employment agreement provided for an automobile allowance of $24,000, but Mr. Bond voluntarily deferred acceptance of the automobile allowance of $24,000 in each of 2013 and 2012, and then subsequently agreed to write off these amounts in their entirety.

(5)                     Mr. Bond was granted 273,141 shares of common stock on February 21, 2012.

(6)                     Mr. Stickler was hired with a base salary of $200,000. Mr. Stickler voluntarily deferred $80,000 of the salary he earned in each of 2013 and 2012, and then subsequently agreed to write off all but $100,000 of all deferred amounts.

(7)                     Mr. Stickler was granted 81,250 shares of common stock on February 21, 2012.

Employment Agreement — Alex Bond

In July 2014, we entered into an employment agreement with our Chief Executive Officer, Alexander Bond. The term of Mr. Bond’s employment agreement is three years ending July 23, 2017. This term may be extended for an additional three years upon mutual written agreement between us and Mr. Bond. The employment agreement provides for a base salary of $300,000 and cash bonuses based upon meeting certain performance criteria.

Under his employment agreement, Mr. Bond is also entitled to discretionary bonuses as awarded by our board of directors for significant accomplishments that produce material benefits for us.  We are also obligated to reimburse Mr. Bond for reasonable expenses for one automobile owned or leased by Mr. Bond and reasonable housing-related expenses for a leased residence in Orange County, California.  We also agreed that Mr. Bond would be eligible to receive grants under our 2014 Plan.

Under the terms of Mr. Bond’s employment agreement, we are required to compensate Mr. Bond upon termination of his employment with us or upon a “change in control”. Regardless of the manner in which his employment terminates, Mr. Bond will be entitled to receive amounts earned during the term of his employment. Such amounts include:

•                  the portion of his current annual base salary and bonuses which have accrued through the date of termination;

•                  vested stock options; and

•                  payment for accrued but unused vacation.

In addition to the consideration described above, the amount of compensation payable to Mr. Bond following termination or a change of control is discussed below.

Termination for Death.  In the event that Mr. Bond dies during the term of his employment agreement, we must pay to Mr. Bond’s estate an amount equal to the lesser of six months of base salary or the base salary he would have received through the remaining term of his employment agreement.

Termination for Disability. In the event we terminate Mr. Bond’s employment because he is physically or mentally incapacitated so as to be incapable of performing his duties as our Chief Executive Officer and the incapacity shall have continued for a period of at least three consecutive months, Mr. Bond is entitled to an amount equal to his base salary, bonuses and any other compensation for the six months following his termination or until the expiration of the term of his employment agreement, whichever is earlier.

Termination Without Cause or for Good Reason. In the event Mr. Bond’s employment is terminated by us other than for “cause” or by Mr. Bond for “good reason,” Mr. Bond will be entitled to an amount equal to his base salary (as in effect at the time of the employment termination) for the remaining term of his employment agreement plus an amount equal to bonus and other compensation that Mr. Bond would have reasonably earned during the remaining term of his employment agreement (but in no event less than 50% of his annual base salary for each year, or portion thereof, remaining on the term of his employment agreement).

The term “cause” is defined as (i) after repeated written notices and a reasonable opportunity for cure, Mr. Bond fails to perform his reasonably assigned duties, (ii) Mr. Bond is convicted of a felony involving moral turpitude, or (iii) Mr. Bond commits any intentionally dishonest or fraudulent act which materially damages or may damage our business or reputation.

The term “good reason” is defined as (i) us having materially breached any of the provisions of Mr. Bond’s employment agreement and failed to cure the breach within 15 calendar days after our board of directors receives written notice from Mr. Bond of the breach, (ii) Mr. Bond no longer holds the position as our Chief Executive Officer or there is a material reduction in Mr. Bond’s responsibilities, (iii) Mr. Bond is not re-elected as a director or is removed as a director of our company, (iv) Mr. bond is required to relocate more than 50 miles from Portland, Oregon, or (v) there is a material reduction in any of Mr. Bond’s compensation arrangements or benefits, even if such benefits and arrangements are not required by his employment agreement.

Termination in Connection With a Change of Control.  Prior to a “change of control,” all of Mr. Bond’s equity awards shall become fully-vested and Mr. Bond shall be given a reasonable amount of time to exercise such equity awards prior to the change of control.  Upon termination of Mr. Bond’s employment within 24 months following a change of control by us without cause or by Mr. Bond for good reason, we must pay to Mr. Bond (i) an amount equal to two times his base salary, plus (ii) an amount equal to two times the greater of (a) the amount of his expected bonus during the year in which the termination of his employment occurs or (b) the amount of his highest bonus for any year under his employment agreement. The term “change of control” is defined as the occurrence of any of the following events: (i) the consummation of a merger or consolidation of our company with any other entity which results in our voting securities outstanding immediately prior thereto failing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by our voting securities of or such surviving entity outstanding immediately after such merger or consolidation, (ii) the sale, lease, exchange or other transfer in one or more transactions of all, or substantially all, of our assets, (iii) the adoption of any plan or proposal for the liquidation or dissolution of our company, (iv) individuals who constituted the board of directors when Mr. Bond was hired cease for any reason to constitute at least a majority of the board of directors, (v) any “person” (as such term is used in Section 14(d) of the Exchange Act), shall have become the beneficial owner, directly or indirectly, of our voting securities representing 50% or more of the combined voting power of the then-outstanding voting securities.

Employment Agreements — Kari Minton and Timothy Stickler

In July 2014, we entered into an employment agreement with our Chief Financial Officer, Kari Minton, under which Ms. Minton agreed to serve as our Chief Financial Officer beginning on August 1, 2014.  In August 2014, we entered into an employment agreement with our Chief Legal and Administrative Officer, Timothy Stickler. The term of each employment agreement is three years, ending in August 2017. The term of each employment agreement may be extended for additional one-year periods upon mutual written agreement between us and the executive. Each employment agreement provides for a base salary of $200,000 and cash bonuses based upon meeting certain performance criteria.

Under the employment agreements, each executive is also entitled to discretionary bonuses as awarded by our board of directors for significant accomplishments that produce material benefits for us.  In addition, we also agreed that each executive would be eligible to receive grants under our 2014 Plan.

Under the terms of the employment agreements, we are required to compensate each executive upon termination of his or her employment with us or upon a change in control. Regardless of the manner in which his or her employment terminates, each executive will be entitled to receive amounts earned during the term of his or her employment. Such amounts include:

•                  the portion of current annual base salary and bonuses which have accrued through the date of termination;

•                  vested stock options; and

•                  payment for accrued but unused vacation.

In addition to the consideration described above, the amount of compensation payable to each executive following termination or a change of control is discussed below.

Termination for Death, Disability; Without Cause or for Good Reason In the event that the executive dies during the term of his or her employment agreement or is physically or mentally incapacitated so as to be incapable of performing his or her duties and the incapacity shall have continued for a period of at least three consecutive months, or the executive’s employment is terminated by us other than for “cause” or by the executive for “good reason,” we must pay executive’s estate an amount equal six months of base salary.

The term “cause” is defined in these employment agreements as (i) after repeated written notices and a reasonable opportunity for cure, the executive fails to perform his reasonably assigned duties, (ii) the executive is convicted of a felony involving moral turpitude, or (iii) the executive commits any intentionally dishonest or fraudulent act which materially damages or may damage our business or reputation.

The term “good reason” is defined as (i) us having materially breached any of the provisions of the employment agreement and failed to cure the breach within 30 calendar days after our board of directors receives written notice of the breach, (ii) there is a material reduction in the executive’s authority, duties, responsibilities or a material diminution in the executive’s title or office, or (iii) there is a material reduction in any compensation arrangements or benefits, even if such benefits and arrangements are not required by his employment agreement.

Termination in Connection With a Change of Control.  Prior to a “change of control,” all of the executive’s equity awards shall become fully-vested and the executive shall be given a reasonable amount of time to exercise such equity awards prior to the change of control.  Upon termination of the executive’s employment within 24 months following a change of control by us without cause or by the executive for good reason, we must pay to the executive (i) an amount equal to one times his or her base salary, plus (ii) an amount equal to one times the greater of (a) the amount of his or her expected bonus during the year in which the termination of his or her employment occurs or (b) the amount of his or her highest bonus for any year under his or her employment agreement. The term “change of control” is defined as the occurrence of any of the following events: (i) the consummation of a merger or consolidation of our company with any other entity which results in our voting securities outstanding immediately prior thereto failing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by our voting securities of or such surviving entity outstanding immediately after such merger or consolidation, (ii) the sale, lease, exchange or other transfer in one or more transactions of all, or substantially all, of our assets, and (iii) the adoption of any plan or proposal for the liquidation or dissolution of our company, (iv) individuals who constituted the board of directors when the executive was hired cease for any reason to constitute at least a majority of the board of directors, (v) any “person” (as such term is used in Section 14(d) of the Exchange Act), shall have become the beneficial owner, directly or indirectly, of our voting securities representing 50% or more of the combined voting power of the then outstanding voting securities.

2014 Omnibus Incentive Plan

Our 2014 Plan, was adopted by our board of directors and approved by our stockholders on July 23, 2014. The material terms of the 2014 Plan are summarized below.

Summary of the Material Terms of the 2014 Plan

Purpose.  We established the 2014 Plan to attract, retain and motivate our employees, officers and directors, to promote the success of our business by linking the personal interests of our employees, officers, consultants, advisors and directors to those of our stockholders and to encourage stock ownership on the part of management. The 2014 Plan is intended to permit the grant of stock options (both incentive stock options, or ISOs and non-qualified stock options, or NQSOs or, collectively Options), stock appreciation rights, or SARS, restricted stock awards, or Restricted Stock Awards, restricted stock units, or RSUs, incentive awards, or Incentive Awards, other stock-based awards, or Stock Based Awards, and dividend equivalents, or Dividend Equivalents.

Administration.  The 2014 Plan is currently administered by our board of directors, which has the authority to grant awards to such persons and upon such terms and conditions (not inconsistent with the provisions of the 2014 Plan) as it may consider appropriate. Upon completion of this offering, the 2014 Plan will be administered by our Compensation Committee. Our Compensation Committee may act through subcommittees or, with respect to awards granted to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and who are not members of our board of directors or the board of directors of our Affiliates (as defined by the 2014 Plan), delegate to one or more officers all or part of its duties with respect to such awards. Our Compensation Committee may, at its discretion, accelerate the time at which any award may be exercised, become transferable or nonforfeitable or become earned and settled including without limitation (i) in the event of the participant’s death, disability, retirement or involuntary termination of employment or service (including a voluntary termination of employment or service for good reason) or (ii) in connection with a Change in Control (as defined in the 2014 Plan).

Authorized Shares.  Under the 2014 Plan, we may issue a maximum aggregate of 1,250,000 shares of common stock, all of which may be issued pursuant to Options, SARs, Restricted Stock Awards, RSUs, Incentive Awards, Stock-Based Awards or Dividend Equivalents. Each share issued in connection with an award will reduce the number of shares available under the 2014 Plan by one, and each share covered under a SAR will reduce the number of shares available under the 2014 Plan by one, even though the share is not actually issued upon settlement of the SAR. Shares relating to awards that are terminated by expiration, forfeiture, cancellation or otherwise without issuance of shares of common stock, settled in cash in lieu of shares, or exchanged prior to the issuance of shares for awards not involving shares, will again be available for issuance under the 2014 Plan. Shares not issued as a result of net settlement of an award, tendered or withheld to pay the exercise price, purchase price or withholding taxes of an award or shares purchased on the open market with the proceeds of the exercise price of an award will not again be available for issuance under the 2014 Plan.

Written Agreements.  All awards granted under the 2014 Plan will be governed by separate written agreements between the participants and us. The written agreements will specify the terms of the particular awards.

Transferability.  Generally, an award is non-transferable except by will or the laws of descent and distribution, and during the lifetime of the participant to whom the award is granted, the award may only be exercised by, or payable to, the participant. However, the Compensation Committee may provide that awards, other than ISOs or a Corresponding SAR that is related to an ISO, may be transferred by a participant to immediate family members or trust or other entities on behalf of the Participant and/or family members for charitable donations. Any such transfer will be permitted only if (i) the participant does not receive any consideration for the transfer and (ii) the Compensation Committee expressly approves the transfer. The holder of the transferred award will be bound by the same terms and conditions that governed the award during the period that it was held by the participant, except that such transferee may only transfer the award by will or the laws of descent and distribution.

Maximum Award Period.  No award shall be exercisable or become vested or payable more than ten years after the date of grant. An ISO granted to a Ten Percent Stockholder (as defined in the 2014 Plan) or a corresponding SAR that relates to such an ISO may not be exercisable more than five years after the date of grant.

Compliance With Applicable Law.  No award shall be exercisable, vested or payable except in compliance with all applicable federal and state laws and regulations (including, without limitation, tax and securities laws), any listing agreement with any stock exchange to which we are a party, and the rules of all domestic stock exchanges on which our shares may be listed.

Payment.  The exercise or purchase price of an award, and any taxes required to be withheld with respect to an award, may be paid in cash or, if the written agreement so provides, the Compensation Committee may allow a participant to pay all or part of the exercise or purchase price, and any required withholding taxes, by tendering shares of common stock, through a broker-assisted cashless exercise, by means of “net exercise” procedure, or any other specified medium of payment.

Stockholder Rights.  No participant shall have any rights as our stockholder as a result of issuance of an award until the award is settled by the issuance of common stock (other than a Restricted Stock Award or RSUs for which certain stockholder rights may be granted).

Forfeiture Provisions.  Awards do not confer upon any individual any right to continue in our employ or service or in the employ or service of our Affiliates. All rights to any award that a participant has will be immediately forfeited if the participant is discharged from employment or service for “Cause” (as defined in the 2014 Plan).

Types of awards

Options.  Both ISOs and NQSOs may be granted under the 2014 Plan. Our Compensation Committee determines the eligible individuals to whom grants of Options will be made, the number of shares subject to each option, the exercise price per share, the time or times at which the option may be exercised, whether any performance or other conditions must be satisfied before a participant may exercise an option, the method of payment by the participant, the method of delivery of shares to a participant, whether the Option is an ISO or a NQSO, and all other terms and conditions of the award. However, the exercise price of an Option may not be less than the fair market value of a share of common stock on the date the Option is granted. No participant may be granted ISOs that are first exercisable in any calendar year for shares of common stock having an aggregate fair value (determined on the date of grant) that exceeds $100,000. With respect to an ISO granted to a participant who is a Ten Percent Stockholder (as defined in the 2014 Plan), the exercise price per share may not be less than 110% of the fair market value of the common stock on the date the Option is granted. At the Compensation Committee’s discretion, an Option may be granted with or without a Corresponding SAR (as defined below).

SARs.  A SAR entitles the participant to receive, upon exercise, the excess of the fair market value on that date of each share of common stock subject to the exercised portion of the SAR over the fair market value of each such share on the date of the grant of the SAR. A SAR can be granted alone or in tandem with an Option. A SAR granted in tandem with an Option is called a Corresponding SAR and entitles the participant to exercise the Option or the SAR, at which time the other tandem award expires with respect to the number of shares being exercised. The Compensation Committee is authorized to determine the eligible individuals to whom grants of SARs will be made, the number of shares of common stock covered by the grant, the time or times at which a SAR may be exercised and all other terms and conditions of the SAR. However, no participant may be granted Corresponding SARs that are related to ISOs which are first exercisable in any calendar year for shares of common stock having an aggregate fair market value (determined on the date of grant) that exceeds $100,000.

Restricted Stock Awards and RSUs.  A Restricted Stock Award is the grant or sale of shares of common stock, which may be subject to forfeiture for a period of time or subject to certain conditions. An RSU entitles the participant to receive, upon vesting, shares of our common stock. We will deliver to the participant one share of common stock for each RSU that becomes earned and payable. With regard to Restricted Stock Awards, the Compensation Committee is authorized to determine the eligible individuals to whom grants will be made, the number of shares subject to such grants, the purchase price, if any, to be paid for each share subject to the award of restricted stock, the time or times at which the restrictions will terminate, and all other terms and conditions of the restricted stock. With regards to RSUs, the Compensation Committee is authorized to determine the eligible individuals to whom grants will be made, the number of shares subject to such grants and the vesting conditions entitling a participant to settlement of the RSUs.

Incentive Awards.  An Incentive Award entitles the participant to receive cash or common stock when certain conditions are met. The Compensation Committee has the authority to determine the eligible individuals to whom grants will be made and all other terms and conditions of the Incentive Award.

Stock-Based Awards.  Stock-Based Awards may be denominated or payable in, valued by reference to or otherwise based on shares of common stock, including awards convertible or exchangeable into shares of common stock (or the cash value thereof) and common stock purchase rights and awards valued by reference to the fair market value of the common stock. The Compensation Committee has the authority to determine the eligible individuals to whom grants will be made and all other terms and conditions of Stock-Based Awards. However, the purchase price for the common stock under any Stock-Based Award in the nature of a purchase right may not be less than the fair market value of a share of common stock as of the date the award is granted. Cash awards, as an element of or supplement to any other award under the 2014 Plan, may also be granted.

Our Compensation Committee is also authorized under the 2014 Plan to grant shares of common stock as a bonus, or to grant shares of common stock or other awards in lieu of any of our obligations or of our affiliates to pay cash or to deliver other property under the 2014 Plan or under any other of our plans or compensatory arrangements or any of our affiliates.

Dividend Equivalents.  Our Compensation Committee may also grant Dividend Equivalents under the 2014 Plan. A Dividend Equivalent is an award that entitles the participant to receive cash, shares of common stock, other awards or other property equal in value to all or a specified portion of dividends paid with respect to shares of our common stock. The Compensation Committee is authorized to determine the eligible individuals to whom grants will be made and all other terms and conditions of the Dividend Equivalents. However, no Dividend Equivalents may be awarded with an Option, SAR or Stock-Based Award in the nature of purchase rights.

Material terms of the performance-based compensation

Awards that are paid to Named Executive Officers (as defined in the 2014 Plan) are potentially subject to the tax deduction limitations of Section 162(m) of the Code. The limitations of Section 162(m) of the Code do not apply, however, to performance-based compensation that meets certain requirements, including stockholder approval of the eligibility requirements, business criteria for performance goals and individual award limits of the 2014 Plan pursuant to which such awards are made.

Eligibility.  Any of our employees or service providers, employees or service providers of our Affiliates (as defined in the 2014 Plan), and nonemployee members of our board of directors or of any board of directors of our Affiliates is eligible to receive an award under the 2014 Plan.

Award Limits.  In any calendar year, no participant may be granted awards that relate to more than 1,000,000 shares of common stock. For these purposes, an Option and its corresponding SAR will be counted as a single award. For any award stated with reference to a specific dollar limit, the maximum amount payable with respect to any 12-month performance period to any one participant is $5,000,000 (pro-rated up or down for performance periods greater or less than 12 months). Award limits that are expressed as a number of shares are subject to the adjustment provisions of the 2014 Plan as described below.

Performance Criteria.  Our Compensation Committee has the discretion to establish objectively determinable performance conditions for when awards will become vested, exercisable and payable. Objectively determinable performance conditions generally are performance conditions (a) that are established in writing (i) at the time of the grant or (ii) no later than the earlier of (x) 90 days after the beginning of the period of service to which they relate and (y) before the lapse of 25 percent of the period of service to which they relate; (b) that are uncertain of achievement at the time they are established and (c) the achievement of which is determinable by a third party with knowledge of the relevant facts. These performance conditions may be based on one or any combination of metrics related to our financial, market or business performance. The form of the performance conditions also may be measured on a company, affiliate, division, business unit or geographic basis, individually, alternatively or in any combination, subset or component thereof. Performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance conditions. Profits, earnings and revenues used for any performance condition measurement may exclude any extraordinary or nonrecurring items. The performance conditions may, but need not, be based upon an increase or positive result under the aforementioned business criteria and could include, for example and not by way of limitation, maintaining the status quo or limiting the economic losses (measured, in each case, by reference to the specific business criteria). An award that is intended to become exercisable, vested or payable on the achievement of performance conditions means that the award will not become exercisable, vested or payable solely on mere continued employment or service. However, such an award, in addition to performance conditions, may be subject to continued employment or service by the participant. The performance conditions may include any or any combination of the following: (a) revenue, (b) earnings before interest, taxes, depreciation and amortization, or EBITDA, (c) cash earnings (earnings before amortization of intangibles), (d) operating income, (e) pre-or after-tax income, (f) earnings per share, (g) net cash flow, (h) net cash flow per share, (i) net earnings, (j) return on equity, (k) return on total capital, (l) return on sales, (m) return on net assets employed, (n) return on assets or net assets, (o) share price performance, (p) total stockholder return, (q) improvement in or attainment of expense levels, (r) improvement in or attainment of working capital levels, (s) net sales, (t) revenue growth or product revenue growth, (u) operating income (before or after taxes), (v) pre-or after-tax income (before or after allocation of corporate overhead and bonus), (w) earnings per share; (x) return on equity, (y) appreciation in and/or maintenance of the price of the shares of common stock, (z) market share, (aa) gross profits, (bb) comparisons with various stock market indices; (cc) reductions in cost, (dd) cash flow or cash flow per share (before or after dividends), (ee) return on capital (including return on total capital or return on invested capital), (ff) cash flow return on investments; (gg) improvement in or attainment of expense levels or working capital levels, and/or (hh) stockholder equity.

The foregoing performance conditions represent the criteria on which performance goals may be based under the 2014 Plan for awards that are intended to qualify for the “qualified performance-based compensation” exception to Section 162(m) of the Code. At its sole discretion, our Compensation Committee may grant an award that is subject to the achievement or satisfaction of performance conditions that are not set forth in the 2014 Plan to the extent our Compensation Committee does not intend for such award to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

Our Compensation Committee has the discretion to select one or more periods of time over which the attainment of one or more of the foregoing performance conditions will be measured for the purpose of determining when an award will become vested, exercisable or payable. The Compensation Committee has the authority to adjust goals and awards in the manner set forth in the 2014 Plan.

Change in Control.  In the event of a “Change in Control” (as defined in the 2014 Plan) and, with respect to awards that are subject to Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, and such awards, 409A Awards, only to the extent permitted by Section 409A of the Code, our Compensation Committee in its discretion may, on a participant-by-participant basis (a) accelerate the vesting of all unvested and unexercised Options, SARs or Stock-Based Awards in the nature of purchase rights and/or terminate such awards, without any payment therefore, immediately prior to the date of any such transaction after giving the participant at least seven days written notice of such actions; (b) fully vest and/or accelerate settlement of any awards; (c) terminate any outstanding Options, SARs or Stock-Based Awards in the nature of purchase rights after giving the participant notice and a chance to exercise such awards (to the extent then exercisable or exercisable upon the change in control); (d) cancel any portion of an outstanding award that remains unexercised or is subject to restriction or forfeiture in exchange for a cash payment to the participant of the value of the award; or (e) require that the award be assumed by the successor corporation or replaced with interests of an equal value in the successor corporation.

Amendment and Termination.  The 2014 Plan expires 10 years after its effective date, unless terminated earlier by our board of directors. Any award that is outstanding as of the date the 2014 Plan expires will continue in force according to the terms set out in the award agreement. Our board of directors may terminate, amend or modify the 2014 Plan at any time. However, stockholder approval may be required for certain types of amendments under applicable law or regulatory authority. Except as may be provided in an award agreement or the 2014 Plan, no amendment to the 2014 Plan may adversely affect the terms and conditions of any existing award in any material way without the participant’s consent.

An amendment will be contingent on approval of our stockholders, to the extent required by law, by the rules of any stock exchange on which our securities are then traded or if the amendment would (i) increase the benefits accruing to participants under the 2014 Plan, including without limitation, any amendment to the 2014 Plan or any agreement to permit a re-pricing or decrease in the exercise price of any outstanding awards, (ii) increase the aggregate number of shares of common stock that may be issued under the 2014 Plan, (iii) modify the requirements as to eligibility for participation in the 2014 Plan or (iv) change the stated performance conditions for performance-based compensation within the meaning of Section 162(m) of the Code. Additionally, to the extent the Compensation Committee deems necessary for the 2014 Plan to continue to grant awards that are intended to comply with the performance-based exception to the deduction limits of Section 162(m) of the Code, the Compensation Committee will submit the material terms of the stated performance conditions to our stockholders for approval no later than the first stockholder meeting that occurs in the fifth year following the year in which our stockholders previously approved the performance goals.

Material U.S. federal income tax consequences of awards under the 2014 Plan

The following discussion summarizes the principal federal income tax consequences associated with awards under the 2014 Plan. The discussion is based on laws, regulations, rulings and court decisions currently in effect, all of which are subject to change.

ISOs.  A participant will not recognize taxable income on the grant or exercise of an ISO (although the excess of the fair market value of the common stock over the exercise price will be included for alternative minimum tax purposes). A participant will recognize taxable income when he or she disposes of the shares of common stock acquired under the ISO. If the disposition occurs more than two years after the grant of the ISO and more than one year after its exercise, the participant will recognize long-term capital gain (or loss) to the extent the amount realized from the disposition exceeds (or is less than) the participant’s tax basis in the shares of common stock. A participant’s tax basis in the common stock generally will be the amount the participant paid for the stock. If common stock acquired under an ISO is disposed of before the expiration of the ISO holding period described above, the participant will recognize as ordinary income in the year of the disposition the excess of the fair market value of the common stock on the date of exercise of the ISO over the exercise price. Any additional gain will be treated as long-term or short-term capital gain, depending on the length of time the participant held the shares. Special rules apply if a participant pays the exercise price by delivery of common stock. We will not be entitled to a federal income tax deduction with respect to the grant or exercise of an ISO. However, in the event a participant disposes of common stock acquired under an ISO before the expiration of the ISO holding period described above, we generally will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

NQSOs.  A participant will not recognize any taxable income on the grant of a NQSO. On the exercise of a NQSO, the participant will recognize as ordinary income the excess of the fair market value of the common stock acquired over the exercise price. A participant’s tax basis in the common stock is the amount paid plus any amounts included in income on exercise. Special rules apply if a participant pays the exercise price by delivery of common stock. The exercise of a NQSO generally will entitle us to claim a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

SARs.  A participant will not recognize any taxable income at the time SARs are granted. The participant at the time of receipt will recognize as ordinary income the amount of cash and the fair market value of the common stock that he or she receives. We generally will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

Restricted Stock Awards and RSUs.  With regard to Restricted Stock Awards, a participant will recognize ordinary income on account of a Restricted Stock Award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The ordinary income recognized will equal the excess of the fair market value of the common stock on such date over the price, if any, paid for the stock. However, even if the shares under a Restricted Stock Award are both nontransferable and subject to a substantial risk of forfeiture, the participant may make a special “83(b) election” to recognize income, and have his or her tax consequences determined, as of the date the Restricted Stock Award is made. The participant’s tax basis in the shares received will equal the income recognized plus the price, if any, paid for the Restricted Stock Award. We generally will be entitled to a federal income tax deduction equal to the ordinary income the participant recognizes. With regard to RSUs, the participant will not recognize any taxable income at the time RSUs are granted. When the terms and conditions to which the RSUs are subject have been satisfied and the RSUs are paid, the participant will recognize as ordinary income the fair market value of the common stock he or she receives. We generally will be entitled to a federal income tax deduction equal to the ordinary income the participant recognizes.

Incentive Awards.  A participant will not recognize any taxable income at the time an Incentive Award is granted. When the terms and conditions to which an Incentive Award is subject have been satisfied and the award is paid, the participant will recognize as ordinary income the amount of cash and the fair market value of the common stock he or she receives. We generally will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes, subject to the deduction conditions and limits applicable under Section 162(m) of the Code.

Stock-Based Awards.  A participant will recognize ordinary income on receipt of cash or shares of common stock paid with respect to a Stock-Based Award. We generally will be entitled to a federal tax deduction equal to the amount of ordinary income the participant recognizes.

Dividend Equivalents.  A participant will recognize as ordinary income the amount of cash and the fair market value of any common stock he or she receives on payment of the Dividend Equivalents. To the extent the Dividend Equivalents are paid in the form of other awards, the participant will recognize income as otherwise described herein.

Limitation on Deductions.  The deduction for a publicly-held corporation for otherwise deductible compensation to a “covered employee” generally is limited to $1,000,000 per year. An individual is a covered employee if he or she is the chief executive officer or one of the three highest compensated officers for the year (other than the chief executive officer or chief financial officer). The $1,000,000 limit does not apply to compensation payable solely because of the attainment of performance conditions that meet the requirements set forth in Section 162(m) of the Code and the underlying regulations. Compensation is considered performance-based only if (a) it is paid solely on the achievement of one or more performance conditions; (b) two or more “outside directors” set the performance conditions; (c) before payment, the material terms under which the compensation is to be paid, including the performance conditions, are disclosed to, and approved by, the stockholders and (d) before payment, two or more “outside directors” certify in writing that the performance conditions have been met. The 2014 Plan has been designed to enable the Compensation Committee to structure awards that are intended to meet the requirements for performance-based compensation that would not be subject to the $1,000,000 per year deduction limit.

Other Tax Rules.  The 2014 Plan is designed to enable our Compensation Committee to structure awards that will not be subject to Section 409A of the Code, which imposes certain restrictions and requirements on deferred compensation. However, our Compensation Committee may grant awards that are subject to Section 409A of the Code. In that case, the terms of such 409A Award will be (a) subject to the deferral election requirements of Section 409A of the Code; and (b) may only be paid upon a separation from service, a set time, death, disability, a change in control or an unforeseeable emergency, each within the meanings of Section 409A of the Code. Our Compensation Committee shall not have the authority to accelerate or defer a 409A Award other than as permitted by Section 409A of the Code. Moreover, any payment on a separation from service of a “Specified Employee” (as defined in the 2014 Plan) will not be made until six months following the participant’s separation from service (or upon the participant’s death, if earlier) as required by Section 409A of the Code.

Non-Employee Director Compensation

During 2013, our non-employee directors did not receive any compensation.

Prior to this offering during 2014, our non-employee directors received no compensation for serving on the board of directors.  Following the completion of this offering, our non-employee directors will receive aggregate annual compensation in the amount of $40,000 for serving as members of our board of directors comprised of the following: quarterly grants of shares of our common stock in an amount equal to $7,000 based upon the closing price of our common stock on the date of grant (i.e., the last trading day of each calendar quarter) and quarterly payments of $3,000 in cash. Our directors will not receive additional compensation for serving as members of the committees of our board of directors.  All of the equity grants to the directors will be made under our 2014 Plan.

We will reimburse all of our directors for travel and other necessary business expenses incurred in the performance of director services and extend coverage to them under our directors’ and officers’ indemnity insurance policies.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Sections 6.1 and 6.2 of Article VI of our amended and restated bylaws provide for indemnification by us of our directors, officers, employees and agents to the fullest extent permitted by the DGCL.

Article Nine of our Amended and Restated Certification of Incorporation eliminates the liability of a director or stockholder for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware law. Under Section 102(b)(7) of the DGCL, a director shall not be exempt from liability for monetary damages for any liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

We have entered and expect to continue to enter into agreements to indemnify our directors and officers as determined by our board of directors. These agreements provide for indemnification of related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions of our amended and restated certificate of incorporation or our amended and restated bylaws, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RELATED PARTY TRANSACTIONS

Our board of directors reviews and approves any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $34,968, 1%, the average of our total assets at September 30, 2012 and September 30, 2013, and in which any director, director nominee, executive officer or holder of more than 5% of any class of our capital stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest.  We refer to each such transaction as a Related Party Transaction.

In addition to the compensation transactions described above in “Management—Executive Compensation”, the following describes all Related Party Transactions since October 1, 2011.

Bankruptcy Related Financings

On September 23, 2011, under the terms of our Bankruptcy Plan, we settled the claims of our largest creditors, Setal 1, LLC, Setal 2, LLC, Setal 3, LLC, Setal 4, LLC, Setal 5, LLC and Setal 6, LLC (collectively, “Setals 1-6”), and the Taylor Family Trust (together with Setals 1-6, the “Setal Bankruptcy Entities”), certain entities controlled by Timothy Rand, a member of our board of directors (the “Rand Entities”) and certain of our other creditors (collectively with the Setal Bankruptcy Entities and the Rand Entities, the “Bankruptcy Entities”), by issuing to the Bankruptcy Entities a series of 10% Subordinated Secured Convertible Debentures, or Subordinated Convertible Debentures, due September 23, 2013 in an aggregate principal amount of $9,100,000, and an aggregate of 88,502 shares of our common stock.  All amounts owed under the Subordinated Convertible Debentures are secured by substantially all our assets.  Of the $9,100,000 in principal of the Subordinated Convertible Debentures, we issued $8,461,478 and $206,177 in principal to the Setal Bankruptcy Entities and the Rand Entities, respectively.  Of the 88,502 shares of our common stock, we issued 84,408 and 1,949 shares of common stock to the Setal Bankruptcy Entities and the Rand Entities, respectively.  Lester E. Taylor, Jr. is the managing member of Setals 1-6 and the trustee of the Taylor Family Trust.  On September 27, 2012, the Subordinated Convertible Debentures were amended to extend the maturity date from September 23, 2013 to March 31, 2015 and to provide for all accrued interest to be paid at the new maturity date (March 31, 2015) together with principal in cash, eliminating periodic interest payments under the Subordinated Convertible Debentures.  The Subordinated Convertible Debentures were retired upon consummation of the Reorganization Agreement.

On September 23, 2011 and September 27, 2011, as part of our exit financing under the Bankruptcy Plan, we issued and sold our Senior Convertible Debentures, originally due September 23, 2013, to seven accredited investors in the aggregate principal amount of $5,720,000.  We issued the Senior Convertible Debentures with a discount of 9%.  In connection with the issuance of the Senior Convertible Debentures, we also issued warrants to purchase an aggregate of up to 178,754 shares of our common stock at an exercise price of $32.00 per share (the “Senior Debenture Warrants”).  If we issue rights, options or warrants in another transaction to the holders of common stock entitling those other investors rights to subscribe for or purchase shares of common stock at a price per share that is lower than the exercise price for the Senior Debenture Warrants, the exercise price then will be adjusted in a pro-rata manner.  Of the $5,720,000 in principal amount of the Senior Convertible Debentures that we sold, (i) Setal 7, of which Lester E. Taylor, Jr. is the managing member, purchased $4,752,000, (ii) the Taylor Family Trust, of which Lester E. Taylor, Jr. is the managing member, purchased $550,000 and (iii) Alexander M. Bond purchased $110,000.   Of the Senior Debenture Warrants we issued, (i) Setal 7 was issued Senior Debenture Warrants to purchase 148,501 shares of common stock, (ii) the Taylor Family Trust was issued Senior Debenture Warrants to purchase 17,188 shares of common stock and (iii) Alexander M. Bond was issued Senior Debenture Warrants to purchase 3,438 shares of common stock.  On September 27, 2012, the Senior Convertible Debentures were amended to extend the maturity date from September 23, 2013 to March 31, 2015 and to provide for all accrued interest on the Senior Convertible Debentures to be paid at the new maturity date (March 31, 2015) together with principal in cash, eliminating periodic interest payments under the Senior Convertible Debentures.  On March 20, 2014, the Senior Convertible Debentures were amended to extend the maturity date from March 31, 2015 to July 31, 2015.  As of June 30, 2014 and October 2, 2014, the initial principal amount of $5,720,000 in principal was outstanding under the Senior Convertible Debentures.  Under the terms of the Exchange Agreement, the Senior Convertible Debentures will be exchanged for an aggregate of 1,684,680 shares of common stock (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus) and retired upon the closing of this offering.  Under the terms of the Exchange Agreement, the Senior Debenture Warrants will be exchanged for an aggregate of 89,738 shares of common stock upon the closing of this offering.  The exchange of the Senior Convertible Debentures and Senior Debenture Warrants include the following exchanges:

•                  Setal 7 will exchange (i) Senior Convertible Debentures under which $4,752,000 in principal was outstanding as of June 30, 2014 and October 2, 2014 for an aggregate of 793,322 shares of our common stock and (ii) Senior Debenture Warrants to purchase 148,501 shares for 74,251 shares of common stock;

•                  The Taylor Family Trust will exchange (i) Senior Convertible Debentures under which $550,000 in principal was outstanding as of June 30, 2014 and October 2, 2014 for an aggregate of 91,820 shares of our common stock and (ii) Senior Debenture Warrants to purchase 17,188 shares for 8,594 shares of common stock; and

•                  Alexander Bond will exchange (i) Senior Convertible Debentures under which $110,000 in principal was outstanding as of June 30, 2014 and October 2, 2014 for an aggregate of 18,364 shares of our common stock and (ii) Senior Debenture Warrants to purchase 3,438 shares for 1,719 shares of common stock.

In connection with the issuance of the Senior Convertible Debentures, we entered into a Security Agreement and a Registration Rights Agreement with each initial holder of the Senior Convertible Debentures.  The Security Agreement provided the holders with a security interest collateralized by all of our assets, except for those used in connection with our Arizona and Riverside operations.  The liquidation preference granted to these holders was senior to all other secured creditors, except for up to $750,000 in existing or new operating leases or loans.

Michael Smith — Former Member of our Board of Directors

By letter agreement dated July 12, 2012, we issued Michael Smith, a former member of our board of directors, in exchange for services rendered, 1,250 shares of our common stock at the fair market value on the date of grant.  We also granted Mr. Smith the right to purchase an additional 1,875 shares of common stock at a purchase price equal to the lesser of $80.00 or the purchase price of common stock sold in a subsequent public offering.  Under the terms of the Exchange Agreement, the right held by Mr. Smith to purchase an additional 1,875 shares of common stock will be exchanged for 938 shares of common stock upon the closing of this offering.

Transactions with Maxim Group LLC

On August 2, 2012, we entered into a Note Exchange Agreement with Maxim Group LLC, under which we cancelled a 10% Senior Secured Convertible Debenture in the principal amount of $200,000, in exchange for, among other consideration, a new 10% Senior Secured Promissory Note, due March 31, 2015, in the principal amount of $50,000, which we refer to as the Maxim Note.  In connection with this Note Exchange Agreement, we also agreed to issue Maxim Group LLC, if and when we consummate an underwritten public offering of our securities or such earlier time as requested by Maxim Group LLC, a number of shares of our common stock equal to $100,000 divided by the lesser of (i) 80% of the per share price of our common stock sold in our next underwritten public offering and (ii) $80.00 (the “Maxim Stock Obligation”).  On January 21, 2014, we entered into an Amendment to Note Exchange Agreement under which we issued 1,250 shares of our common stock in exchange for cancelling the Maxim Stock Obligation.  We also agreed to issue additional shares of common stock equal to the difference between 1,250 shares and the number of shares determined by dividing $100,000 by the lesser of (a) eighty percent (80%) of the per share price of the our common stock sold in an underwritten public offering of our securities and (b) the valuation ascribed to our common stock in a future valuation event, including a private financing, a merger and acquisition transaction, strategic transaction or independent appraisal.  We expect to issue these shares (i.e., 19,619 shares of common stock, based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus) to Maxim Group LLC upon the closing of this offering.

On August 8, 2012, we entered into a Note Purchase Agreement with Maxim Group LLC, under which we canceled the Maxim Note, in exchange for which, among other consideration, we agreed to issue to Maxim Group LLC a number of shares of our common stock equal to $34,000 divided by the lesser of (i) 80% of the per share price of our common stock sold in our next underwritten public offering or (ii) $80.00.  We are obligated to issue these shares if and when we consummate an underwritten public offering of our securities or such earlier time as requested by Maxim Group LLC.  We expect to issue these shares (7,096 shares of common stock, based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus) to Maxim Group LLC upon the closing of this offering.

On September 23, 2011 as consideration for certain advisory services provided prior to our exit from bankruptcy, we issued to Maxim Group LLC a five year warrant for the purchase of up to 9,057 shares of our common stock at an exercise price of $32.00 per share.  Under the terms of the Exchange Agreement, the warrant will be exchanged for 4,529 shares of common stock upon the closing of this offering.

Related Party Working Capital Loans

WCM Note (Setal 10 Note).  On February 23, 2012, we sold and issued to WCM the WCM Note.  We issued the WCM Note with an original discount of 9%.  As a result, net proceeds to us equaled $499,000.  In connection with the WCM investment, we entered into a letter agreement with WCM, Mr. Wattles, Setals 1-6 and Setal 7, Taylor Family Trust, and Lester E. Taylor, Jr. dated February 21, 2012, or WCM Letter Agreement, under which we agreed to (i) issue WCM a number of shares of our common stock equal to 35% of the issued and outstanding shares of our common stock on a fully diluted basis, or 618,750 shares of our common stock, subject to certain restrictions, at the fair market value on the date of this grant, or WCM Restricted Stock, (ii) issue our management a number of shares of our common stock equal to 20% of the issued and outstanding shares of our common stock on a fully diluted basis, subject to certain restrictions, at the fair market value on the date of this grant, (iii) grant WCM the right to appoint two directors to our board of directors, and (iv) appoint Mr. Wattles as our non-executive Chairman of our board of directors.  In connection with the sale and issuance of the WCM Note, we issued WCM a seven year warrant to purchase 17,185 shares of our common stock at an exercise price of $32.00 per share, or WCM Warrant.  Under a subsequent Securities Purchase Agreement, dated September 9, 2013, Setal 10, purchased the WCM Note, the rights to the “vested shares” of WCM Restricted Stock consisting of 326,563 shares of our common stock, the WCM Warrant and all other rights afforded WCM and Mr. Wattles under the WCM Letter Agreement.  Under the terms of that Securities Purchase Agreement, the rights to the “unvested shares” were forfeited by WCM and Mr. Wattles.  We refer to the WCM Note in the hands of Setal 10 as the Setal 10 Note.  Lester E. Taylor, Jr. is the Trustee of Setal 10.  The Setal 10 Note has an amended maturity date of July 31, 2015, with no cash coupon, and accrues interest 10% per annum, all due at maturity. All principal and accrued but unpaid interest under the Setal 10 Note is convertible, at the election of the holder, into the shares of our common stock at a conversion price equal to $32.00 per share, and the repayment of all obligations under the Setal 10 Note is secured by all of our assets, except for those used in our Arizona and Riverside operations.  As of June 30, 2014 and October 2, 2014, $635,428 in principal was outstanding under the Setal 10 Note.  We expect to use up to $1.0 million of the net proceeds of this offering to repay our outstanding debt, including all or part of the amounts owed under the Setal 10 Note.  Under the terms of the Exchange Agreement the WCM Warrant will be exchanged for 8,593 shares of common stock upon the closing of this offering.

New Debentures.  On October 21, 2011, as partial settlement for Class 7, 8, 9 and 13 secured claims under our Bankruptcy Plan, we issued the New Debentures, in the aggregate principal amount of $166,949.  On November 16, 2012, we repaid $15,734 in principal, together with accrued and unpaid interest on the principal being repaid, to a holder of the New Debentures.  On November 16, 2012, the remaining $151,215 in principal and $9,864 in accrued and unpaid interest on the remaining principal under the New Debentures were acquired by Setal 8, and the New Debentures were amended to increase the interest rate on the New Debentures to 12% per annum. Mr. Lester E. Taylor, Jr. is the Trustee of Setal 8.  As of June 30, 2014 and October 2, 2014, $127,666 in principal was outstanding under the New Debentures.  Under the terms of the Exchange Agreement, the New Debentures will be exchanged for 24,628 shares of common stock (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus) and retired upon the closing of this offering.

Setal 9 Note. On August 22, 2012, we sold and issued to Setal 9 the Setal 9 Note.  We issued the Setal 9 Note with an original issue discount of 9%. As a result, net proceeds to us equaled $500,000.  All principal and accrued but unpaid interest under the Setal 9 Note is convertible, at the election of the holder, into the shares of our common stock at a conversion price of $32.00 per share.  Mr. Taylor is the trustee of Setal 9.  On March 20, 2014, the Setal 9 Note was amended to extend the maturity date to July 31, 2015.  In connection with the sale and issuance of the Setal 9 Note, we also issued Setal 9 a seven-year warrant to purchase 17,188 shares of common stock at an exercise price of $32.00 per share.  As of June 30, 2014 and October 2, 2014, $550,000 in principal was outstanding under the Setal 9 Note.  Under the terms of the Exchange Agreement, the Setal 9 Note will be exchanged for 106,942 shares of common stock (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus) and retired upon the closing of this offering.

Working Capital Note.  On August 22, 2012, we sold and issued the Working Capital Secured Note to Lester E. Taylor Jr. & Diane M. Taylor as Trustees of the Taylor Family Trust and Clyde Wilson & Anita Wilson as Trustees of the Wilson Family Trust, in the principal amount of $200,400.  Mr. Taylor is the trustee of the Taylor Family Trust.  Interest on the Working Capital Note accrued at 14% per annum.  This note was subsequently rolled into the Riverside Loan (as described below) and retired.

Arizona Loan.  On November 6, 2012, we entered into the Arizona Loan with Setal 8, under which Setal 8 provided a term loan of $100,000 secured by the assets in our Arizona operation.  Mr. Taylor is the trustee of Setal 8.  We paid interest on the Arizona Loan at 22% per annum, comprised of 10% interest compounded monthly and monthly cash payments of 1% of the original amount (e.g., $1,000 per month on a $100,000 advance).  The Arizona Loan was amended in connection with the Reorganization Agreement (as described below) extending the maturity to January 17, 2019, reducing the interest to 18% per annum, with 9% compounded monthly and monthly cash payments of 0.75% of the original amount and securing the Arizona Loan with all of our assets.  As of June 30, 2014 and October 2, 2014, $100,000 in principal was outstanding under the Arizona Loan.  Under the terms of the Exchange Agreement, the Arizona Loan will be exchanged for 19,659 shares of common stock (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus) and retired upon the closing of this offering.

Riverside Loan.  On January 3, 2013, we entered into the Riverside Loan with Setal 8 under which Setal 8 agreed to provide a term loan of up to $500,000 secured by the assets used in our Riverside operations.  We paid interest on the Riverside Loan at 22% per annum, comprised of 10% interest compounded monthly and monthly cash payments of 1% of the original amount.  The Riverside Loan was also amended in connection with the Reorganization Agreement extending the maturity to January 17, 2019, reducing the interest to 18% per annum, with 9% compounded monthly and monthly cash payments of 0.75% of the original amount and securing the Riverside Loan with all of our assets. As of June 30, 2014 and October 2, 2014, $311,500 in principal was outstanding under the Riverside Loan.  Under the terms of the Exchange Agreement, the Riverside Loan will be exchanged for 57,757 shares of common stock (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus) and retired upon the closing of this offering.

Setal 10 Unsecured Loan.  On March 21, 2013, we entered into the Setal 10 Unsecured Loan with Setal 10, under which Setal 10 agreed to provide an unsecured term loan of up to $500,000.  Mr. Taylor is the trustee of Setal 10.  We paid interest on the Setal 10 Unsecured Loan at 20% per annum, comprised of 10% interest compounded monthly and monthly cash payments of .8333% of the original amount.  We paid off the principal and accrued but unpaid interest on the Setal 10 Trust Loan in the amount of $528,142 with proceeds of our Setal 11 Loan and the Setal 10 Unsecured Note was retired.  See “Setal 11 Loan” below.

Park Place Loan.  On August 16, 2013, we entered into the Park Place Loan with Park Place, under which Park Place agreed to provide a term loan of up to $400,000 secured by a blanket lien on our assets.  Mr. Taylor is a general partner in Park Place.  We paid interest on the Park Place Loan at 22% per annum, comprised of 10% interest compounded monthly and monthly cash payments of 1% of the original amount.  We paid off the principal and accrued but unpaid interest on the Park Place Loan in the amount of $418,206 with proceeds of our Setal 11 Loan and the Park Place Loan was retired.  See “Setal 11 Loan” below.

Setal 11 Loan.  On January 17, 2014, we entered into the Setal 11 Loan with Setal 11, under which Setal 11 agreed to provide one or more term loans of newly-committed funds in an aggregate principal amount of up to the Initial Commitment Amount, and no more than up to the Additional Amount in Setal 11’s sole discretion.  Mr. Taylor is the managing member of Setal 11. At the closing, Setal 11 advanced us the Initial Advance.  Interest accrues on advances at 18% per annum, with 9% compounded monthly and monthly cash payments of 0.75% on the original amount.  The maturity date of the Setal 11 Loan is January 17, 2019.  We also pay a “commitment fee” of 6% per annum on the difference between the Initial Commitment Amount and amounts advanced, including the Initial Advance.  Repayment of all obligations under the Setal 11 Loan is secured by all of our assets.  As of June 30, 2014 and October 2, 2014, $2,487,108 in principal was outstanding under the Setal 11 Loan.  Under the terms of the Exchange Agreement, the Setal 11 Loan will be exchanged for 408,895 shares of common stock (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus) and retired upon the closing of this offering.

Taylor Family Trust Note.  On June 30, 2014, we entered into the Taylor Family Trust Note with the Taylor Family Trust and with Wilson Family Trust, under which these lenders agreed to provide one or more term loans of newly-committed funds.  There is no minimum commitment amount and any advances shall be at the sole discretion of the lenders.  Mr. Taylor is the trustee of the Taylor Family Trust. At the closing, we received an initial advance of $150,000 and another $150,000 advance on August 11, 2014.  Interest accrues on advances at 18% per annum, with 9% compounded monthly and monthly cash payments of 0.75% on the original amount.  The maturity date of the Taylor Family Trust Note is July 31, 2015.  Repayment of all obligations under the Taylor Family Trust Note is secured by all of our assets.  As of June 30, 2014 and October 2, 2014, $150,000 and $300,000 in principal, respectively, was outstanding under the Taylor Family Trust Note.  We expect to use up to $1.0 million of the net proceeds of this offering to repay our outstanding debt, including all or part of the amounts owed under the Taylor Family Trust Note.

Management Restricted Stock Grants

Management Restricted Stock Grants.  Concurrently with and as a condition to the execution of the WCM Letter Agreement, we agreed to issue 354,391 shares of our common stock (the “Management Shares”) to members of our senior management, of which 273,141 shares were granted to Mr. Bond and 81,250 shares were granted to Mr. Stickler.  The Management Shares were issued pursuant to Restricted Stock Purchase Agreements which allow us to repurchase “unvested shares” at their original issue price of $0.001 upon certain events, including the termination of employee’s continued services.  Approximately 35% of the Management Shares were deemed “vested,” and therefore not subject to forfeiture, on the grant date with the remainder vesting monthly through September 2014.

Debt Restructuring and Recapitalization

Reorganization Agreement

Effective as of January 17, 2014, we entered into the Reorganization Agreement with the holders of our Subordinated Convertible Debentures (including the Setal Bankruptcy Entities and the Rand Entities), Setal 7, Setal 8 Trust, Setal 9 Trust, Setal 10 Trust, Setal 11, LLC, Park Place Services and Lester E. Taylor, Jr.  We entered into the Reorganization Agreement to confirm the priorities of our outstanding debt instruments and document certain other continuing covenants and obligations between us and the lenders.

The material transactions contemplated by the Reorganization Agreement are as follows:

•                  Restructuring of Debt Obligation. The parties agreed to restructure security interests and liquidation preferences in connection certain debt instruments as set forth in an Intercreditor Agreement, dated January 17, 2014.

•                  Amendments to Existing Debt.  We and Setal 8 (with respect to the Arizona Loan and Riverside Loan), agreed to enter into amendments to the Arizona Loan and Riverside Loan to (a) conform the maturity date of those obligations to that of the Setal 11 Loan, (b) revise the interest rates and cash coupons of those obligations to match those of the Setal 11 Loan, (c) amend the definition of the “collateral” applicable to the security interests of the obligations to conform to the definition of “collateral” used in the Setal 11 Loan, and (d) add the payment of a claim on the Key Man Life Insurance as an Event of Default (as defined in the Arizona Loan and Riverside Loan).  In addition, we and Setal 7 (with respect to the Senior Convertible Debentures), Setal 9 (with respect to the Setal 9 Note), and Setal 10 (with respect to the Setal 10 Note), agreed to enter into amendments to the Senior Convertible Debentures, Setal 9 Note and Setal 10 Note to add the payment of a claim on the Key Man Life Insurance as an Event of Default under these credit facilities.

•                  Exchange of Subordinated Convertible Debentures.  The holders of the Subordinated Convertible Debentures (including the Setal Bankruptcy Entities and Rand Entities) agreed to exchange their Subordinated Convertible Debentures for (i) an aggregate of 5,620,514 shares of our Series A Preferred Stock, at an exchange price of $32.00 per share and (ii) an aggregate of 1,328,913 shares of our common stock.  Under the terms of the Reorganization Agreement, we issued 5,226,138 and 127,342 shares of Series A Preferred Stock and 1,235,665 and 30,110 shares of common stock to the Setal Bankruptcy Entities and the Rand Entities, respectively, in exchange of the Subordinated Convertible Debentures held by such entities.

•                  Issuance of Stock.  We issued 442,969 shares of our common stock at the fair market value on the effective date of the Reorganization Agreement to Setal 11 in connection with and as a condition Setal 11’s commitment of capital under the Setal 11 Loan.

•                  Board Designees.  In connection with the Reorganization Agreement, we entered into a voting agreement with the Setal Entities which provides the Setal Entities with the right to appoint four of five members to our board of directors. This voting agreement will terminate upon the closing of this offering.

•                  Key Man Life Insurance.  We agreed to purchase and fund a $5 million ten-year term life insurance policy for our Chief Executive Officer with us named as the sole beneficiary of such policy.  We are in the process of obtaining this insurance policy.

•                  Indemnification.  We agreed to indemnify and hold each of the Bankruptcy Entities and the holders of the Subordinated Convertible Debentures and each of their respective affiliates, against claims brought as a result of any breach of any of the transaction documents identified in the Reorganization Agreement.

Exchange Agreement

On July 23, 2014, we entered into the Exchange Agreement with certain holders of our debt instruments, warrants and right to purchase common stock to (i) exchange certain of our secured and unsecured notes and loan agreements, under which an aggregate amount of $11,274,781 in principal and interest was outstanding as of October 2, 2014, for an aggregate of 1,572,781 shares of our common stock upon the closing of this offering, based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus; and (ii) exchange warrants and rights to purchase an aggregate of 224,059 shares of our common stock at exercise prices ranging from $5.99 (which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus) to $32.00 per share for an aggregate of 112,032 shares of our common stock upon the closing of this offering (i.e., one share of common stock for each warrant representing the right to purchase two shares of common stock).  The effect of the Exchange Offer on the secured and unsecured notes and loan agreements and warrants held by our related parties are described above.

Under the terms of the Exchange Agreement certain holders of our common stock have agreed to cancel 1,098,445 shares of our common stock, including 871,882 shares of common stock upon the closing of this offering initially issued under the terms of the Reorganization Agreement described above, of which 342,969, 491,800 and 11,984 shares of common stock are held by Setal 11, the Setal Bankruptcy Entities and the Rand Entities, respectively.

The closing of the Exchange Agreement is conditioned upon and shall close concurrently with this offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock by (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of the named executive officers, and (iv) all directors, and executive officers as a group.

The table is based on information provided to us by our directors, executive officers and principal stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying derivative securities, if any, that currently are exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after October 2, 2014 are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group.

All figures in the table below assume (i) the conversion of all of the shares of our outstanding Series A Preferred Stock into shares of common stock immediately prior to the closing of this offering, (ii) the consummation of the transactions contemplated by the Exchange Agreement immediately prior to the closing of this offering (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus), (iii) the issuance of an aggregate of 260,333 shares of common stock to certain professionals and advisors in connection with our bankruptcy proceedings (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus).

For purposes of computing percentage ownership after our initial public offering, we have assumed that 2,000,000 shares of our common stock will be issued by us in our initial public offering.  The table below assumes that the initial public offering price for shares of our common stock to be sold in this offering is $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus. The precise holdings of shares of our common stock by particular existing owners after the offering would differ from that presented in the table above if the actual initial public offering price per share differs from the assumed price.

	Stock Beneficially Owned Prior to the Offering			Stock Beneficially Owned After the Offering
Name and Address of Beneficial Owner(1)	Number		Percentage (2)	Number		Percentage (3)
Alexander Bond	293,224		7.55%	293,224		4.98%
Timothy N. Stickler	81,250		2.09%	81,250		1.38
Kari Minton	—		—	—		—
Gary Johnston	—		—	—		—
Timothy Rand	28,295	(4)	* %	28,295	(4)	* %
Setal 1, LLC (5)(6)	238,035		6.13%	238,035		4.05%
Setal 3, LLC (5) (6)	248,539		6.40%	248,539		4.22%
Setal 4, LLC(5) (6)	197,650		5.09%	197,650		3.36%
Setal 6, LLC (5) (6)	217,753		5.61%	217,753		3.70%
Setal 7, LLC (5) (6)	867,574		22.34%	867,574		14.74%
Setal 11, LLC (5) (6)	508,895		13.10%	508,895		8.65%
Lester E. Taylor, Jr. (6)	3,011,381	(7)	77.10%	2,989,407	(8)	50.81%
All directors and executive officers as a group (5 persons)	402,769		10.37%	402,769		6.85%

*                             Less than 1%.

(1)                     Messrs. Bond, Johnston and Rand are directors of U.S. Dry Cleaning Services Corporation.  Messrs. Bond and Stickler and Ms. Minton are executive officers of U.S. Dry Cleaning Services Corporation.  The address for each of these persons is c/o U.S. Dry Cleaning Services Corporation, 20250 Acacia Street, Suite 230, Newport Beach, CA 92660.

(2)                     Percentage of beneficial ownership prior to the offering is based on 3,883,942 shares of common stock, consisting of 2,685,924 shares of common stock outstanding as of October 2, 2014, the issuance of 351,290 shares of common stock upon the automatic conversion of all of the shares of our Series A Preferred Stock outstanding as of October 2, 2014 upon the closing of this offering, the issuance of 1,684,840 shares of common stock in connection with the Exchange Offer upon the closing of this offering (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus), the issuance of an aggregate of 260,333 shares of common stock to certain professionals and advisors in connection with our bankruptcy proceedings less the cancellation of 1,098,445 shares of common stock in connection with the Exchange Offer upon the closing of this offering.

(3)                     Percentage of beneficial ownership after the offering is based on 5,883,942 shares of common stock, consisting of 2,685,924 shares of common stock outstanding as of October 2, 2014, an assumed  2,000,000 shares of our common stock will be issued by us in this offering, the issuance of 351,290 shares of common stock upon the automatic conversion of all of the shares of our Series A Preferred Stock outstanding as of October 2, 2014 upon the closing of this offering, the issuance of 1,684,840 shares of common stock in connection with the Exchange Offer upon the closing of this offering (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus), the issuance of an aggregate of 260,333 shares of common stock to certain professionals and advisors in connection with our bankruptcy proceedings less the cancellation of 1,098,445 shares of common stock in connection with the Exchange Offer upon the closing of this offering.

(4)                     Represents 26,164 shares held by the Timothy & Christine Rand 1991 Trust, 1,167 shares held by the Alamitos Associates In OBGYN INC PSB FBO Timothy Rand, 482 shares held by the 15609 Trust and 482 shares held by the 9961 Trust. Timothy Rand has the sole power to vote and dispose of the shares of common stock represented as beneficially owned.

(5)                     Lester E. Taylor, Jr., as managing member of the stockholder, has the power to vote and dispose of the shares of common stock held by the stockholder.

(6)                     The address for the stockholder is c/o Lester E. Taylor, Jr., P.O. Box 1687, Bellflower, California 90707.

(7)                     Represents 238,035 shares held by Setal 1, LLC, 114,303 shares held by Setal 2, LLC, 248,539 shares held by Setal 3, LLC, 197,650 shares held by Setal 4, LLC, 119,110 shares held by Setal 5, LLC, 217,753 shares held by Setal 6, LLC, 867,574 shares held by Setal 7, LLC, 102,044 shares held by Setal 8 Trust, 115,536 shares held by Setal 9 Trust, 130,346 shares held by Setal 10 Trust including 21,974 shares underling the Setal 10 Note held by Setal 10 Trust, 508,895 shares held by Setal 11, LLC, 150,811 shares held by The Taylor Family Trust dated 3/3/1994 and 564 shares held by Park Place Services.  Lester E. Taylor, Jr. has the sole power to vote and dispose of the shares of common stock represented as beneficially owned.

(8)                     Represents 238,035 shares held by Setal 1, LLC, 114,303 shares held by Setal 2, LLC, 248,539 shares held by Setal 3, LLC, 197,650 shares held by Setal 4, LLC, 119,110 shares held by Setal 5, LLC, 217,753 shares held by Setal 6, LLC, 867,574 shares held by Setal 7, LLC, 102,044 shares held by Setal 8 Trust, 115,536 shares held by Setal 9 Trust, 108,593 shares held by Setal 10 Trust, 508,895 shares held by Setal 11, LLC, 150,811 shares held by The Taylor Family Trust dated 3/3/1994 and 564 shares held by Park Place Services.  Lester E. Taylor, Jr. has the sole power to vote and dispose of the shares of common stock represented as beneficially owned.  Lester E. Taylor, Jr. has the sole power to vote and dispose of the shares of common stock represented as beneficially owned.  We have assumed that the net proceeds from this offering will be used to pay all amounts owed under the Setal 10 Note and therefore that the Setal 10 Note will not survive the closing of this offering.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 30,000,000 shares of common stock, par value $0.001 per share, and 6,000,000 shares of preferred stock, par value $0.001 per share, of which 200,000 shares of preferred stock are undesignated and 5,800,000 shares are currently designated Series A Preferred Stock.  Upon the completion of this offering, all 5,620,514 outstanding shares of Series A Preferred Stock will automatically convert into an aggregate of 351,290 shares of common stock.  Thereafter, all 6,000,000 shares of authorized shares of preferred stock will be undesignated. The following description of our capital stock and provisions of our restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the certificate of incorporation and the bylaws that will be in effect upon closing of this offering. Copies of these documents are filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.

Common Stock

We had 2,685,924 shares of common stock outstanding as of October 2, 2014.

Holders of our common stock are entitled to receive ratably dividends when, as, and if declared by our board of directors out of funds legally available therefor. Upon our liquidation, dissolution, or winding up, the holders of our common stock are entitled to receive ratably the net assets available after the payment of all debts and other liabilities and subject to the prior rights of our outstanding preferred shares, if any. However, there are no assurances that upon any such liquidation or dissolution, there will be any net assets to distribute to the holders of our common stock.

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Under certain circumstances, California law permits the holders of our common stock to cumulate their votes for the election of directors, in which case holders of less than a majority of the outstanding shares of our common stock could elect one or more of our directors. Holders of our common stock have no preemptive, subscription, or redemption rights. The outstanding shares of our common stock are fully paid and non-assessable. The rights and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors is authorized to issue preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by our stockholders. Any preferred stock to be issued could rank prior to our common stock with respect to dividend rights and rights on liquidation. Our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of holders of our common stock and discourage, delay or prevent a change in control of our company.

Series A Preferred Stock

Upon the closing of this offering, there will be no shares of our Series A Preferred Stock issued or outstanding.  Under the terms of our Series A Preferred Stock, we cannot issue any shares of our Series A Preferred Stock after the completion of this offering and all 5,620,514 shares of Series A Preferred Stock currently outstanding will be converted into an aggregate of 351,290 shares of common stock and reclassified as authorized and unissued shares of preferred stock.

Existing Warrants

As consideration for certain advisory services provided prior to our exit from bankruptcy, we issued to Maxim Group LLC a five year warrant for the purchase of up to 9,057 shares of our common stock at $32.00 per share.

In connection with the sale and issuance of our Senior Convertible Debentures, we issued to the holders of the Senior Convertible Debentures five-year warrants for the purchase of up to an aggregate of 178,754 shares of our common stock at $32.00 per share, or the Senior Debenture Warrants.

Pursuant to a letter agreement, dated August 12, 2012, we granted Michael Smith, a former member of our board of directors, the right to purchase 1,875 shares of common stock at a purchase price equal to the lesser of $80.00 or the purchase price of common stock sold in a subsequent public offering.

In connection with the sale and issuance of the WCM Note, we issued to WCM a seven-year warrant for the purchase of up to 17,185 shares of our common stock at an exercise price of $32.00 per share, or the WCM Warrant.  Setal 10 Trust subsequently purchased the rights to all of WCM’s holdings of our securities, including the WCM Warrant.

In connection with the sale and issuance of the Setal 9 Note, we issued to Setal 9 a seven year warrant for the purchase of up to 17,188 shares of our common stock at an exercise price of $32.00 per share, or the Setal 9 Warrant.

We expect that all of the above warrants and rights will be exchanged for an aggregate of 112,032 shares of common stock upon the closing of this offering pursuant to the terms of the Exchange Offer.

Existing Options

In August 2014, we issued stock options to purchase an aggregate of 636,000 shares of our common stock to certain of our employees at an exercise price of $4.80 per share.  These options will vest in three equal annual installments on the first, second and third anniversaries of the grant date.  On the date of this grant, our board of directors determined that the exercise price per share of the options exceeded the fair market value of the shares of common stock underlying the options.

Registration Rights

We have entered into registration rights agreements with certain of our stockholders. Under these registration rights agreements, subject to specified limitations set forth in each registration rights agreement, upon the closing of this offering, we are required to file a registration statement to register 1,061,492 shares of our common stock (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus) under the Securities Act within six months after the effective date of the registration statement of which this prospectus forms a part.  After registration pursuant to these rights, subject to the lock-up agreements described below, these shares will become freely tradable without restriction under the Securities Act.

Pursuant to the various registration rights agreements, we are required to pay all registration expenses, including all registration, filing and qualification fees, printers’ and accounting fees, fees and expenses incurred in connection with complying with state securities or “blue sky” laws, fees and expenses of listing registrable securities on any securities exchange on which shares of our common stock are then listed, fees and disbursements of our counsel, other than any underwriting discounts and commissions, related to any demand or incidental registration. Each registration rights agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them.

Anti-Takeover Provisions of Delaware Law, our Restated Certificate of Incorporation and our Amended and Restated Bylaws

The provisions of Delaware law, our restated certificate of incorporation and our amended and restated bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Our amended and restated bylaws provide that, for nominations to our board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Chief Legal and Administrative Officer. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the anniversary of the mailing date of the proxy statement for the previous year’s annual meeting. For a special meeting, the notice must generally be delivered not earlier than the 90th day prior to the meeting and not later than the later of (i) the 60th day prior to the meeting or (ii) the 10th day following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

Listing

There is currently no established public trading market for our common stock or warrants, and a liquid public trading market for our common stock and warrants may not develop or be sustained after this offering.  We have applied to have our shares of common stock and warrants issued in this offering listed for trading on The NASDAQ Capital Market under the symbols “DCLN” and “DCLNW”, respectively.  No assurance can be given that such listings will be approved.

Transfer Agent and Warrant Agent

Interwest Transfer Co., Inc., Salt Lake City, Utah, serves as transfer agent for our common stock. Interwest will also act as the warrant agent for the warrants issued under this offering.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering shares of common stock and warrants, which will be sold in combinations consisting of one share of common stock and one warrant. Although issued together, the shares of common stock and warrants may be transferred separately immediately upon issuance. Each warrant is exercisable for one share of common stock. The shares of common stock issuable from time to time upon the exercise of the warrants are also being offered pursuant to this prospectus.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below. The summary is subject to, and qualified in its entirety by, the form of the warrant and the Warrant Agent Agreement which have been filed as exhibits to the registration statement of which this prospectus is a part.

The warrants issued in this offering entitle the registered holder to purchase one share of our common stock at a price equal to 100% of the price per combination of one share of common stock and one warrant sold in this offering, subject to adjustment as discussed below, at any time commencing upon consummation of this offering and terminating at 5:00 p.m., New York City time, on the fifth anniversary of the date of this prospectus.

Upon the holder’s exercise of a warrant, we will issue the shares of common stock issuable upon exercise of the warrant within three trading days of our receipt of notice of exercise, subject to timely payment of the aggregate exercise price therefor.

The shares of common stock issuable on exercise of the warrants will be, when issued in accordance with the warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend on or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the public warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. Under the terms of the warrant agreement, we have agreed to use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. During any period if we fail to have maintained an effective registration statement covering the shares underlying the warrants, the warrant holder may exercise the warrants on a cashless basis. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by our stockholders.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number of shares of common stock to be issued to the warrant holder. If multiple warrants are exercised by the holder at the same time, we will aggregate the number of whole shares issuable upon exercise of all the warrants.

You should review a copy of the warrant agent agreement and the form of warrant, each of which are included as exhibits to the registration statement of which this prospectus forms a part.

Representative’s Warrants

We have agreed to grant to Maxim Group LLC, the representative of the underwriters, warrants to purchase a number of shares of common stock equal to 8% of the total number of shares of common stock sold in this offering at a price equal to 110% of the price per combination of one share of common stock and one warrant sold in this offering. The warrants contain a cashless exercise feature.

THE HOLDER OF A WARRANT WILL NOT POSSESS ANY RIGHTS AS A STOCKHOLDER UNDER THAT WARRANT UNTIL THE HOLDER EXERCISES THE WARRANT. THE WARRANTS MAY BE TRANSFERRED INDEPENDENT OF THE COMMON STOCK WITH WHICH THEY WERE ISSUED, SUBJECT TO APPLICABLE LAWS.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there has been no established public trading market for our common stock or warrants, and a liquid public trading market for our common stock and warrants may not develop or be sustained after this offering. Future sales of significant amounts of our common stock and warrants, including shares issued upon exercise of outstanding options, warrants and other convertible securities or in the public market after this offering, or the anticipation of those sales, could adversely affect the public market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities. We intend to apply to have our common stock and warrants listed on The NASDAQ Capital Market under the symbols “DCLN” and “DCLNW”, respectively.

Based on 2,685,924 shares of common stock outstanding as of October 2, 2014, upon the closing of this offering, and after giving effect to the issuance of the 2,000,000 shares of our common stock offered in this offering, the conversion of our 5,620,514 outstanding shares of Series A Preferred Stock into 351,290 shares of common stock upon the closing of this offering, the issuance of 1,684,840 shares of common stock in connection with the Exchange Offer upon the closing of this offering (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus), the cancellation of 1,098,445 shares of common stock pursuant to the terms of the Exchange Agreement upon the closing of this offering and the issuance of an aggregate of 260,333 shares of common stock to certain professionals and advisors in connection with our bankruptcy proceedings upon the closing of this offering (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus), we will have outstanding an aggregate of 5,883,942 shares of common stock, assuming no exercise of outstanding options, warrants or other convertible securities that will be outstanding after this offering. Of these 5,883,942 shares of outstanding common stock, the 2,000,000  shares sold by us (assuming that the underwriters do not exercise their over-allotment option) in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, or Rule 144, whose sales would be subject to the Rule 144 resale restrictions, other than the holding period requirement.

Of the remaining 3,883,942 shares of common stock, 2,450,811shares of common stock will not be “restricted securities” as that term is defined in Rule 144 under the Securities Act and 1,433,131 shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act.   All of the 2,450,811 shares of common stock that are not “restricted securities” will be eligible for public sale upon the closing of this offering except for 2,235,810 shares of common stock that will be subject to restrictions on transfer under the lock-up agreements described below.  Of the 1,433,131 shares of common stock that are “restricted securities, ” 1,309,648 shares of common stock will be subject to restrictions on transfer under the lock-up agreements described below.  Following the expiration of these restrictions, the 1,433,131 shares of common stock that are “restricted securities” will become eligible for public sale if they are registered under the Securities Act or if they qualify for an exemption from the registration requirements of the Securities Act, including the exemptions available under Rules 144 or 701 under the Securities Act.

Rule 144

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Because Rule 144 is not available for resale of “restricted securities” issued by any company that was at the time of issuance, or at any time prior to the time of issuance of the “restricted securities”, a shell company (other than business combination-related shell companies), Rule 144 is not available for any of our outstanding “restricted securities” until we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act (the “Rule 144 Eligibility Requirement”).  After we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, subject to the general restrictions under Rule 144 described below, our “restricted securities can be sold if, at the time of the sale of our “restricted securities,” we have filed all reports and materials we required are required to file under the Exchange Act during the 12 months preceding the sale (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports.

Until we meet the Rule 144 Eligibility Requirement, our stockholders may sell our “restricted securities” only pursuant to a registration statement that has been declared effective under the Securities Act or pursuant to another exemption from registration.

General Restrictions Under Rule 144 - Affiliate Resale of Restricted Securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus forms a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least six months would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

•                  one percent of the number of shares of our common stock then outstanding, which will equal approximately 58,839 shares immediately after this offering; or

•                  the average weekly trading volume in our common stock on The NASDAQ Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the Securities and Exchange Commission and The NASDAQ Capital Market concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

General Restrictions Under Rule 144 - Non-Affiliate Resales of Restricted Securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus forms a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

In general, under Rule 701, any of an issuer’s employees, directors, officers, consultants or advisors who purchases shares from the issuer in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

Lock-up Agreements

Our executive officers and directors and the holders of substantially all of our outstanding stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock for a period through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters.

The representatives of the underwriters currently do not anticipate shortening or waiving any of the lock-up agreements and do not have any pre-established conditions for such modifications or waivers. The representatives of the underwriters may, however, with the approval of our board of directors, release for sale in the public market all or any portion of the shares subject to the lock-up agreements.

Registration Rights

Upon the closing of this offering, subject to certain limitations, we are required to file a registration statement to register 1,061,492 shares of our common stock (based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus) under the Securities Act.  After registration pursuant to these rights, subject to the lock-up agreements described above, these shares will become freely tradable without restriction under the Securities Act. See “Description of Capital Stock— Registration Rights” for additional information regarding these registration rights.

Stock Options and Warrants

As of October 2, 2014, we had outstanding options to purchase 636,000 shares of common stock.  We granted the options to purchase 636,000 shares in August 2014, and all of the options will vest in three equal installments on the first, second and third anniversaries of the grant date.  Following this offering, we intend to file registration statements on Form S-8 under the Securities Act to register all of the shares of common stock subject to outstanding options and options and other awards issuable pursuant to the 2014 Plan.

After the closing of this offering, assuming the consummation of the Exchange Offer, we will have no outstanding warrants to purchase shares of our common stock.

UNDERWRITING

We have entered into an underwriting agreement with Maxim Group LLC acting as the sole book-running manager and sole representative for the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of shares of common stock and warrants to purchase common stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriter	Number of Shares
Maxim Group LLC

Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock and warrants offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock and warrants offered by this prospectus if any such shares of common stock and warrants are taken, other than those shares of common stock and warrants covered by the over-allotment option described below.

The representative of the underwriters has advised us that the underwriters propose to offer the shares of common stock and warrants directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the representative may offer some of the shares of common stock and warrants to other securities dealers at such price less a concession of up to $              per share and $              per warrant. After the offering to the public, the offering price and other selling terms may be changed by the representative without changing our proceeds from the underwriters’ purchase of the shares of common stock and warrants.  The offering of the shares of our common stock and warrants by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We intend to offer and sell the shares of common stock and warrants offered hereby to retail customers and institutional investors in all 50 states.  However, we will not make any offer of these securities in any jurisdiction where the offer is not permitted.  None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus and any other offering material or advertisements in connection with the offer and sales of any of our shares of common stock or warrants, be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our common stock and warrants and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy any of our common stock or warrants included in this offering in any jurisdiction where that would not be permitted or legal.

The underwriters have informed us that they do not expect to confirm sales of shares of common stock and warrants offered by this prospectus to accounts over which they exercise discretionary authority.

Over-Allotment Option

We have granted to the underwriters an option, exercisable no later than 45 calendar days after the date of the underwriting agreement to purchase up to an additional 300,000 shares of common stock and/or up to 300,000 additional warrants to purchase up to 300,000 additional shares of common stock at a price per security, after the underwriting discount, of $92% of the offering price per security.  The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of common stock and warrants to purchase common stock.

Commissions

We have agreed to pay (i) the underwriters a cash fee equal to eight percent of the aggregate gross proceeds raised in this offering and (ii) the representative of the underwriters warrants to purchase that number of shares of our common stock equal to an aggregate of eight percent of the shares of common stock sold in the offering (or 184,000 shares, assuming the over-allotment option is fully exercised). The warrants issued to the representative of the underwriters will have an exercise price equal to $6.589 per share, which is 110% of the public offering price (assuming a public offering price of $6.00 per combination of one share of common stock and one warrant, which is the midpoint of the price range set forth on the cover page of this prospectus), will terminate five years after the effectiveness of the registration statement of which this prospectus forms a part, and will otherwise have the same terms as the warrants sold in this offering except that they will provide for one demand registration of the sale of the shares of common stock at our expense, an additional demand registration at the warrant holders’ expense for a period of five years from the effective date of the registration statement of which this prospectus forms a part and unlimited “piggyback” registration rights with respect to the underlying shares of common stock during the seven year period commencing on the effective date of the registration statement of which this prospectus forms a part. The warrants issued to the representative of the underwriters will be subject to FINRA Rule 5110(g)(1) in that, except as otherwise permitted by FINRA rules, for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part, the warrants issued to the representative to the underwriters shall not be (A) sold, transferred, assigned, pledged, or hypothecated, or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person.

The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock and warrants. The underwriting commissions are equal to the public offering price per share less the amount per share the underwriters pay us for the shares of common stock and warrants.

	Per Share (1)	Per Warrant (1)	Total
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)                     The fees shown do not include the warrant to purchase shares of common stock issuable to the underwriters at closing.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $653,353, all of which are payable by us. We provided Maxim Group LLC an advance of $35,000 for its anticipated out-of-pocket accountable expenses. Maxim Group LLC will reimburse us for any remaining portion of the advance to the extent such monies were not used for out-of-pocket accountable expenses actually incurred if this offering is not completed. If this offering is completed, we will reimburse Maxim Group LLC for certain out-of-pocket actual expenses related to the offering, including legal fees and expenses incurred to clear the offering with FINRA, background searches of our officers and directors, and net road show expenses, of which Maxim Group LLC’s legal fees shall not exceed the greater of (i) $100,000 or (ii) 1% of the gross proceeds of this offering and Maxim Group LLC’s accountable expenses shall not exceed $50,000.

Representative’s Warrants

We have agreed to issue to the representative of the underwriters warrants to purchase up to 8% of the shares of common stock sold in this offering, including the shares of common stock sold pursuant to the exercise of the over-allotment option, if any. The shares of common stock issuable upon exercise of these warrants are identical to those offered by this prospectus. We are registering hereby the issuance of the representative’s warrants and the shares of common stock issuable upon exercise of the warrants. The representative’s warrants are exercisable for cash or on a cashless basis at per share exercise price equal to 110% of the public offering price of one combination in this offering commencing on the effective date of the registration statement of which this prospectus forms a part and expiring on a date which is no more than five years from such effective date in compliance with FINRA Rule 5110(f)(2)(H)(i). The representative’s warrants and the shares of common stock underlying the representative’s warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative (or permitted assignees under the Rule) will not sell, transfer, assign, pledge or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of these warrants or the underlying securities for a period of 180 days after the effective date. In addition, the representative’s warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the date of effectiveness in compliance with FINRA Rule 5110(f)(2)(H)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the representative’s warrants, other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares of common stock will not be adjusted for issuances of common stock at a price below the warrant exercise price.

Determination of Offering Price

Immediately prior to this offering, there has been no public market for our common stock or warrants. The initial public offering price of our common stock will be negotiated between us and the representative of the underwriters. Among the factors to be considered in these negotiations are:

•                  the prospects for our company and the industry in which we operate;

•                  our past and present financial and operating performance;

•                  financial and operating information and market valuations of publicly traded companies engaged in activities similar to ours;

•                  the prevailing conditions of U.S. securities markets at the time of this offering; and

•                  other factors deemed relevant.

Neither we nor the underwriters can assure investors that an active trading market will develop for our securities or that the securities will trade in the public market at or above the initial offering price.

Lock-Up Agreements

We and each of our officers, directors, and certain existing stockholders aggregating at least 1% of our outstanding shares of common stock, assuming the consummation of the Exchange Agreement, upon the closing of this offering, have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of six months after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Maxim Group LLC.

Maxim Group LLC may in its sole discretion and at any time without notice release some or all of the shares of common stock subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares of common stock from the lock-up agreements, the representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares of common stock for which the release is being requested and market conditions at the time.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares of common stock and warrants than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares common stock or warrants over-allotted by the underwriters is not greater than the number of shares of common stock or warrants that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock or warrants involved is greater than the number of shares common stock or warrants in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•                  a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•                  net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•                  passive market making bids must be identified as such.

Other Terms

We granted Maxim Group LLC a right of first refusal for future public and private financings for a period of fifteen months from the closing of this offering.

The underwriters and their affiliates may in the future provide various investment banking and other financial services for us, for which they may receive, in the future, customary fees. On February 21, 2014, we entered into an engagement agreement with Maxim Group LLC to provide advisory services related to potential mergers and acquisitions of our company.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Troutman Sanders LLP, Irvine, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements of U.S. Dry Cleaning Services Corporation as of September 30, 2013 and 2012 and for each of the two years in the period ended September 30, 2013 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, (the report on the financial statements contains an explanatory paragraph regarding the U.S. Dry Cleaning Service Corporation’s ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Advent Cleaners, LLC as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013 included in this Prospectus and in the Regisration Statement have been so included in reliance on the report of Cho & Woo, independent auditors appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the shares and warrants and its underlying securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C., 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the securities we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission’s World Wide Web address is http://www.sec.gov.

We will file periodic reports, proxy statements and other information with the Securities and Exchange Commission in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and Internet site of the Securities and Exchange Commission referred to above. In addition, you will be able to request a copy of any of our periodic reports filed with the Securities and Exchange Commission at no cost, by writing or telephoning us at the following address:

Investor Relations

U.S. Dry Cleaning Services Corporation

20250 Acacia Street, Suite 230

Newport Beach, California 92660

(949) 734-7300

Information contained on our website is not a prospectus and does not constitute a part of this prospectus.

You should rely only on the information contained in or incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

INDEX TO FINANCIAL STATEMENTS

U.S. Dry Cleaning Services Corporation
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as at September 30, 2012 and 2013, and June 30, 2014 (unaudited)	F-3
Statements of Operations for the Years Ended September 30, 2012 and 2013 and for Nine Months Ended June 30, 2013 and 2014 (unaudited)	F-4
Statements of Series A Cumulative Convertible Preferred Stock and Stockholders’ Deficit for the Years Ended September 30, 2012 and 2013, and the Nine Months Ended June 30, 2014 (unaudited)	F-5
Statements of Cash Flows for the Years Ended September 30, 2012 and 2013 and for Nine Months Ended June 30, 2013 and 2014 (unaudited)	F-6
Notes to Financial Statements	F-7
Advent Cleaners, LLC
Independent Auditor’s Report	F-42
Balance Sheets at December 31, 2013 and 2012	F-43
Statements of Income and Member’s Equity for the Years Ended December 31, 2013 and 2012	F-44
Statements of Cash Flows for the years ended December 31, 2013 and 2012	F-46
Notes to Financial Statements	F-47
Balance Sheets as of December 31, 2013 and June 30, 2014 (unaudited)	F-54
Statements of Income and Member’s Equity for the Six Months Ended June 30, 2014 and 2013 (unaudited)	F-56
Statements of Cash Flows for the Six Months Ended June 30, 2014 and 2013 (unaudited)	F-57
Notes to Financial Statements	F-58

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Board of Directors and Stockholders
U.S. Dry Cleaning Services Corporation
Newport Beach, California

We have audited the accompanying balance sheets of U.S. Dry Cleaning Services Corporation as of September 30, 2013 and 2012 and the related statements of operations, Series A cumulative convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended September 30, 2013. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Dry Cleaning Services Corporation at September 30, 2013 and 2012, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ BDO USA, LLP
Los Angeles, California
September 2, 2014

U.S. DRY CLEANING SERVICES CORPORATION

BALANCE SHEETS

	September 30,		June 30, 2014	Pro Forma June 30, 2014
	2012	2013	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash	$87,895	$82,635	$342,167	$342,167
Accounts receivable trade, net	748,075	720,960	822,215	822,215
Prepaids and other current assets	467,888	500,279	699,921	699,921
Total current assets	1,303,858	1,303,874	1,864,303	1,864,303
Property, machinery and equipment, net	1,405,112	1,165,825	1,051,477	1,051,477
Intangible asset — trade name	618,000	618,000	618,000	618,000
Deposits and other assets	305,374	273,468	276,417	276,417
Total assets	$3,632,344	$3,361,167	$3,810,197	$3,810,197
LIABILITIES, SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,645,431	$1,445,884	$1,165,338	$1,165,338
Accrued liabilities	1,525,752	1,630,436	1,768,467	1,768,467
Current portion of related party and other long-term debt, net	426,977	656,803	1,188,107	1,188,107
Deferred revenue	182,858	200,991	203,925	203,925
Capital lease obligations - current	35,329	31,105	37,348	37,348
Accrued income taxes	202,025	211,125	220,225	220,225
Total current liabilities	4,018,372	4,176,344	4,583,410	4,583,410
Related party and other long-term debt, net	16,701,065	19,238,114	11,339,989	11,339,989
Deferred rent	244,566	263,679	318,909	318,909
Capital lease obligations - noncurrent	55,383	24,802	11,363	11,363
Other noncurrent liabilities	1,327,014	883,600	541,226	541,226
Total liabilities	22,346,400	24,586,539	16,794,897	16,794,897
Commitments and contingencies (Note 9)
Series A cumulative convertible preferred stock, par value $0.001, 6,000,000 (unaudited) authorized, 5,620,514 (unaudited) issued and outstanding at June 30, 2014; no shares issued and outstanding pro forma (unaudited); liquidation preference of $11,753,383 at June 30, 2014 (unaudited).	—	—	324,000	—
Stockholders’ deficit:
Common stock, $0.001 par value, 30,000,000 shares authorized: 1,204,979, 912,792 and 2,685,924 (unaudited) shares issues and outstanding at September 30, 2012 and 2013, and June 30, 2014, respectively.	1,206	914	2,686	3,037
Additional paid-in capital	12,236,809	12,329,404	22,570,264	22,893,913
Accumulated deficit	(30,952,071)	(33,555,690)	(35,881,650)	(35,881,650)
Total stockholders’ deficit	(18,714,056)	(21,225,372)	(13,308,700)	(12,984,700)
Total liabilities, Series A cumulative convertible preferred stock and stockholders’ deficit	$3,632,344	$3,361,167	$3,810,197	$3,810,197

The accompanying notes are an integral part of these financial statements.

U.S. DRY CLEANING SERVICES CORPORATION

STATEMENTS OF OPERATIONS

	Year Ended September 30,		Nine Months Ended June 30,
	2012	2013	2013 (unaudited)	2014 (unaudited)
Net sales	$21,374,671	$21,408,049	$16,281,848	$15,804,521
Cost of sales (exclusive of depreciation and amortization shown separately below)	9,637,552	9,360,266	7,093,772	6,798,241
Gross profit (exclusive of depreciation and amortization shown separately below)	11,737,119	12,047,783	9,188,076	9,006,280
Operating expenses:
Stores and plant	8,428,456	8,367,537	6,223,346	6,358,005
Regional	2,464,607	2,224,889	1,702,414	1,551,211
Corporate	2,418,539	1,725,664	1,260,095	1,579,768
Depreciation and amortization	432,331	469,547	349,447	346,658
Operating loss	(2,006,814)	(739,854)	(347,226)	(829,362)
Other income (expense):
Interest expense	(3,347,182)	(2,510,495)	(1,855,496)	(1,549,063)
Gain on extinguishment of debt	833,873	654,935	122,945	55,558
Gain other	13,477	895	855	6,007
Other income (expense), net	(2,499,832)	(1,854,665)	(1,731,696)	(1,487,498)
Loss before provision for income taxes	(4,506,646)	(2,594,519)	(2,078,922)	(2,316,860)
Provision for income taxes	9,100	9,100	9,100	9,100
Net loss	$(4,515,746)	$(2,603,619)	$(2,088,022)	(2,325,960)

Series A cumulative convertible preferred stock dividends	—	—	—	(512,103)
Net loss attributable to common stockholders	$(4,515,746)	$(2,603,619)	$(2,088,022)	$(2,838,063)

Net loss per share attributable to common stockholders — basic and diluted	$(16.06)	$(3.85)	$(3.27)	$(1.48)

Weighted average common shares outstanding — basic and diluted	281,218	676,699	638,855	1,923,490
Pro forma net loss per share - basic and diluted (unaudited)				$(1.09)

Pro forma weighted average common shares outstanding - basic and diluted (unaudited)				2,134,521

The accompanying notes are an integral part of these financial statements.

U.S. DRY CLEANING SERVICES CORPORATION

STATEMENTS OF SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

	Series A Cumulative Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, at October 1, 2011	—	—	127,242	$128	$12,141,773	$(26,436,325)	$(14,294,424)
Issuance of restricted common stock to an investor for board services	—	—	618,750	619	—	—	619
Issuance of restricted common stock to management	—	—	354,391	355	—	—	355
Issuance of common stock to predecessor creditors for forgiveness of prepetition debt	—	—	103,346	103	—	—	103
Issuance of common stock for services rendered in- lieu of cash	—	—	1,250	1	—	—	1
Contributed services in-lieu of cash	—	—	—	—	95,036	—	95,036
Net loss	—	—	—	—	—	(4,515,746)	(4,515,746)
Balance, at September 30, 2012	—	—	1,204,979	1,206	12,236,809	(30,952,071)	(18,714,056)
Contributed services in-lieu of cash	—	—	—	—	92,595	—	92,595
Forfeiture of restricted common stock	—	—	(292,187)	(292)	—	—	(292)
Net loss			—	—	—	(2,603,619)	(2,603,619)
Balance, at September 30, 2013	—	—	912,792	914	12,329,404	(33,555,690)	(21,225,372)
Issuance of common stock to previous creditors (unaudited)	—	—	1,328,913	1,329	—	—	1,329
Issuance of common stock to a related party creditor (unaudited)	—	—	442,969	443	—	—	443
Issuance of common stock to investor	—	—	1,250	—	—	—	—
Issuance of Series A cumulative convertible preferred stock (unaudited)	5,620,514	$324,000	—	—	—	—	—
Gain on extinguishment of related party debt (unaudited)	—	—	—	—	10,240,860	—	10,240,860
Net loss (unaudited)	—	—	—	—		(2,325,960)	(2,325,960)
Balance, at June 30, 2014 (unaudited)	5,620,514	$324,000	2,685,924	$2,686	$22,570,264	$(35,881,650)	$(13,308,700)

The accompanying notes are an integral part of these financial statements.

U.S. DRY CLEANING SERVICES CORPORATION
STATEMENTS OF CASH FLOWS

	Year Ended September 30,		Nine Months Ended June 30,
	2012	2013	2013 (unaudited)	2014 (unaudited)
Cash flows from operating activities:
Net loss	$(4,515,746)	$(2,603,619)	$(2,088,022)	$(2,325,960)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	432,331	469,547	349,447	346,658
Amortization of discount on debt	2,320,892	1,196,384	628,226	1,015,285
Contributed services in lieu of cash	95,036	92,595	—	—
Gain on extinguishment of debt	(833,873)	(654,935)	(122,945)	(55,558)
Gain on disposal of property, machinery and equipment	(13,477)	(895)	(855)	(6,007)
Changes in working capital:
Accounts receivable trade, net	20,567	27,115	(19,047)	(101,255)
Prepaids and other current assets	98,331	(32,392)	18,946	(199,642)
Other assets	19,547	31,906	8,496	(2,949)
Accounts payable and accrued liabilities	469,565	(85,762)	(62,568)	(133,415)
Deferred rent	66,832	19,113	3,665	55,230
Accrued interest	1,074,610	1,644,777	1,175,787	467,445
Other liabilities	(5,709)	(443,414)	(33,819)	(342,374)
Deferred revenue	12,258	18,133	14,011	2,934
Net cash used in operating activities	(758,836)	(321,447)	(128,678)	(1,279,608)
Cash flows from investing activities:
Purchase of property, machinery and equipment	(198,413)	(230,260)	(178,737)	(226,303)
Net cash used in investing activities	(198,413)	(230,260)	(178,737)	(226,303)
Cash flows from financing activities:
Proceeds from issuance of related party debt	1,192,900	776,100	476,100	1,997,633
Repayments of related party debt	(449,564)	(194,556)	(158,333)	(224,994)
Capital lease payments	(25,359)	(35,097)	(27,627)	(7,196)
Net cash provided by financing activities:	717,977	546,447	290,140	1,765,443
(Decrease) increase in cash	(239,272)	(5,260)	(17,275)	259,532
Cash, at beginning of period	327,167	87,895	87,895	82,635
Cash, at end of period	$87,895	$82,635	$70,620	$342,167
Supplemental Disclosure Cash Flow Information:
Cash Paid for:
Interest	$23,553	$34,686	$24,609	$33,314
Taxes	$—	$—	$—	$—

Non-cash investing and financing activities:
Assets obtained by capital lease	$62,543	$34,803	$—	$—
Issuance of Series A cumulative convertible preferred stock for extinguishment of debt				$324,000
Gain on extinguishment of related party debt recorded in additional paid-in capital				$10,240,860

The accompanying notes are an integral part of these financial statements.

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Business and Significant Accounting Policies

Organization and Description of Business

U.S. Dry Cleaning Services Corporation (the “Company”) is an owner-operator of dry cleaning and laundry stores in the United States, with 70 retail stores and three production plants located in Arizona, Central and Southern California, Hawaii, Indiana and Virginia.  The Company was formed as a Delaware corporation on July 19, 2005 and on December 30, 2005 completed a “reverse merger” with a public “shell company” under the Securities Exchange Act of 1934, as amended.

On March 4, 2010, the Company filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California (“Bankruptcy Court”). After filing for bankruptcy, the Company continued to operate its business and manage its properties as a debtor-in-possession under sections 1107(a) and 1108 of the Bankruptcy Code.

On September 23, 2011, the Bankruptcy Court approved the Company’s plan of reorganization (the “Plan”), which enabled the Company to, among other things, eliminate or reduce prepetition outstanding debt and close or relocate 12 unprofitable stores, while still allowing the Company’s stockholders to maintain a continuing equity interest in the Company.  On September 23, 2011 (the “Plan Date”), and upon emergence from bankruptcy, all predecessor company common and preferred stock, which had been issued and outstanding prior to the Plan Date, was canceled and replaced by new Company common stock.  This new class of Company common stock was issued to the previously existing common and preferred stockholders based on a formula prescribed by the Plan.  On the Plan Date, in accordance with the terms of the Plan, the Company also issued a combination of common stock, $9.1 million of convertible debt and contingently issuable common stock to certain classes of predecessor company creditors in return for their agreement to eliminate and legally discharge prepetition debt.  Furthermore, the Company issued $1.4 million in notes payable to certain service providers for services performed during the bankruptcy process.  The Company also issued new $6.1 million senior secured debentures upon emergence from bankruptcy as required by the terms of the Plan, the proceeds of which were used to pay prepetition creditors who had agreed to take full or partial cash settlements in the Plan as a form of full and final settlement of their obligations upon the Company’s emergence from Chapter 11.  Substantially all these new proceeds were used to pay bankruptcy settlements.

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

Going Concern

These accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  The Company has incurred substantial losses and continues to generate operating losses before and after the Chapter 11 reorganization, which was considered to be a troubled debt restructuring (see Note 5).  For the years ended September 30, 2012 and 2013, the Company incurred net losses of $4.5 million and $2.6 million, respectively.  For the nine months ended June 30, 2014, the Company incurred a net loss of $2.3 million (unaudited) and had an accumulated deficit of approximately $35.9 million (unaudited) as of June 30, 2014.  Furthermore, the Company continues to generate negative cash flows from operations and has funded operations and working capital needs, since the Chapter 11 reorganization, through operation of its stores and various issuances of debt financing, restructurings and recapitalization, resulting in significant debt obligations that exceed the assets of the Company.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  The continuation of the Company as a going concern is dependent upon several factors including the continued financial support and concessions from its creditors and principal investors, controlling operating expenses and the ability to obtain necessary financing to continue operations.  Management of the Company has undertaken steps as part of a plan with the goal of sustaining Company operations for at least the next twelve months.  These steps include raising additional debt and credit facilities, continuing efforts to raise additional capital and/or other forms of financing and controlling overhead and expenses.  Failure to achieve these plans could result in the Company having to curtail or cease operations.  There can be no assurance that any of these efforts will be successful.  The financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America, or GAAP, and include the operations of U.S. Dry Cleaning Services Corporation.

Related Party Disclosures

The Company’s principal creditors and shareholders are comprised of numerous entities which include Setals 1-6 LLC, Setal 7 LLC, Setal 8 Trust, Setal 9 Trust, Setal 10 Trust, Setal 11 LLC, Park Place Services, Taylor Family Trust, and Lester E. Taylor, Jr., managing member of Setals 1-6 LLC and the trustee of the Taylor Family Trust, collectively referred to as the “Setal Entities” by the Company.  As of January 17, 2014 (see Note 5), the Setal Entities, as a collective group, have a majority ownership interest in the Company and control the board of directors with two of the three current board seats.  Therefore, the Setal Entities are considered related parties under Accounting Standards Codification 850, Related Party Disclosures.  The disclosures in Note 5 describe in further detail, in all material respects, the transactions and agreements entered into by the Company with the various Setal Entities as of, and during the periods presented in the financial statements.

Chapter 11 Reorganization and Reporting

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852-10-45, “Reorganizations-Other Presentation Matters”, is applicable to companies in Chapter 11 proceedings and post-emergence reorganization.  All periods of the financial statements and the accompanying footnotes are after the Company emerged from Chapter 11 reorganization and after the Plan Date.

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

Upon emerging from Chapter 11 reorganization, ASC 852-10 requires that if both a) the reorganization value of the assets of the emerging entity immediately before the date of confirmation, or plan date, is less than the total of all post-petition liabilities and allowed claims and b) if holders of existing voting shares immediately before confirmation receive less than 50 percent of the voting shares of the emerging entity, then the entity shall adopt “fresh-start” reporting upon its emergence from Chapter 11.  The loss of control contemplated by the plan must be substantive and not temporary, that is, the new controlling interest must not revert to the stockholders existing immediately before the plan was filed or confirmed.  Fresh-start includes, among other things, the creation of a new accounting entity, recording of all assets and liabilities at their plan date fair values and a reset of all the predecessor equity accounts to zero.

Entities emerging from Chapter 11 that do not meet both of the preceding criteria do not qualify for fresh-start reporting.  As such, the effects of the bankruptcy are recorded through the financial statements and a new accounting entity is not created.  As of the confirmation, or plan date, the following should be applied and recorded in accordance with ASC 852-10 for entities not applying fresh-start:

•                  Debt discharge, if any, is recorded as an extinguishment of debt, in accordance with applicable guidance such as ASC 470, Debt

•                  Assets are not adjusted to fair value

•                  Retained earnings or accumulated deficit is not reset to zero

The Company did not meet both of the fresh-start reporting requirements after emerging and thus has not applied fresh-start reporting in accordance with ASC 852-10.  The holders of the common stock immediately before the bankruptcy confirmation date did not receive less than 50 percent of the voting common stock of the entity when the Company emerged from bankruptcy.  Furthermore, the Company was considered balance sheet insolvent both pre- and post- the Chapter 11 reorganization due to the significant leverage retained and issued at, and after the Plan Date.  Total debt and liabilities exceed the Company’s assets and the Company was considered to be under a troubled debt restructuring at the Plan Date and during the periods presented in the accompanying financial statements.  The Company’s financial statements and accompanying footnotes are presented in accordance with entities not qualifying for fresh-start reporting as described above.

Fiscal Year

The Company’s fiscal year-end is September 30.  All periods presented are after the Chapter 11 reorganization and Plan Date.

Reverse Stock Split

On June 19, 2014, the Company affected a one-for-sixteen reverse stock split of its common and restricted common stock and a proportional adjustment to the conversion ratios for its Series A cumulative convertible preferred stock, convertible debt, and warrants.  All share, per share and related information presented in these financial statements and accompanying footnotes have been retroactively adjusted, where applicable, to show the effect of this stock split.

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

Unaudited Interim Financial Statements

The accompanying interim balance sheet as of June 30, 2014, the statements of operations and cash flows for the nine months ended June 30, 2013 and 2014, the statements of cumulative convertible preferred stock and stockholders’ deficit for the nine months ended June 30, 2014 and financial information disclosed in these notes to the financial statements related to June 30, 2014 and the nine months ended June 30, 2013 and 2014 are unaudited. These unaudited interim financial statements have been prepared in accordance with GAAP. In the opinion of the Company’s management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s statement of financial position as of June 30, 2014 and its results of operations and its cash flows for the nine months ended June 30, 2013 and 2014.  The results for the nine months ended June 30, 2014 are not necessarily indicative of the results expected for the full year.

Unaudited Pro Forma Balance Sheet and Pro Forma Net Loss Per Share

On February 4, 2014, the Company’s board of directors approved for the filing of an initial public offering of the Company’s common stock.  Immediately upon the closing of an initial public offering, all of the preferred stock outstanding will automatically convert into 351,290 shares of common stock.  The unaudited pro forma balance sheet gives effect to the conversion of the preferred stock to common stock as of June 30, 2014.

Unaudited pro forma basic and diluted net loss per common share for the nine months ended June 30, 2014 has been computed to give effect to the conversion of the Series A cumulative convertible preferred stock into common stock, using the if-converted method, as though such conversion had occurred on the issuance date (January 17, 2014).

The following table sets forth the computation of the Company’s pro forma basic and diluted net loss per share of common stock:

Nine Months Ended June 30, 2014 (unaudited)
Net loss attributable to common stockholders	$(2,838,063)
Pro forma adjustment to reverse preferred stock dividends	512,103
Net loss used in computing pro forma net loss per share	$(2,325,960)
Weighted average common shares outstanding, basic and diluted	1,923,490
Pro forma adjustment to reflect assumed conversion of cumulative convertible preferred stock	211,031
Weighted average common shares outstanding used in computing basic and diluted pro forma net loss per share:	2,134,521
Pro forma net loss per share:
Basic and Diluted	$(1.09)

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

Use of Estimates and Assumptions

The preparation of the financial statements in conformity with GAAP requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period.  In particular, the Company provides for estimates regarding the collectability of accounts receivable, useful lives and the recoverability of long-lived assets, impairment of indefinite-lived assets, the valuations of warrants, stock grants, debt and preferred stock, as well as its deferred tax asset valuation allowance. On an ongoing basis, the Company evaluates its estimates based on historical experience and various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities.  Actual results could differ materially from those estimates.

Comprehensive Income (Loss)

The Company does not have any components of other comprehensive income (loss) for any period presented, and accordingly, net loss equals comprehensive income (loss).

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and unsecured accounts receivable.  The Company’s accounts receivable result primarily from laundry and dry cleaning services rendered to hotels and other commercial customers. The Company extends credit to its commercial customers based upon evaluation of each customer’s financial condition and credit history. The Company generally does not require collateral from commercial customers.

The Company maintains cash balances at several banks. At times, the amount on deposit exceeds the federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash balances due to the financial position of the depository institution in which those deposits are held. As of September 30, 2012 and 2013 and June 30, 2014 (unaudited), the Company did not have any amount in excess of insured limits maintained at the bank.

Accounts Receivable and Allowance for Doubtful Accounts

The Company performs ongoing credit evaluations of its customers and adjusts credit limits based on payment history and the customers’ credit worthiness.  The Company monitors collections and payments from its customers and maintains an allowance for doubtful accounts based on specific customer collection issues that have been identified. The allowance for doubtful accounts is maintained at a level that, in management’s opinion, is adequate to absorb potential losses related to account receivables and is based upon the Company’s continuous evaluation of the collectability of outstanding balances. Management’s evaluation takes into consideration such factors as past bad debt experience, economic conditions and information about specific receivables. The Company’s evaluation also considers the age and composition of the outstanding amounts in determining their net realizable value. The allowance is based on estimates, and ultimate losses may vary from current estimates.  As adjustments to these estimates become necessary, they are reported in the statements of operations in the periods that they become known. The allowance is increased by bad debt provisions charged to bad debt expense in operating expense and reduced by direct write-offs, net of recoveries.  Allowance for doubtful accounts were $66,600 and $71,948 as of September 30, 2012 and 2013 respectively, and $53,650 (unaudited) as of June 30, 2014.

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

Sales refunds or discounts apply to retail and commercial sales.  Sales are reported net of refunds and discounts.

Revenue Recognition

The Company recognizes revenue when four basic criteria are met: persuasive evidence of an arrangement exists; services have been rendered; the fees are fixed or determinable and collectability is reasonably assured.  An arrangement exists when a customer work order is created.  For walk-in and pickup-and-delivery-type retail customers, the service is completed typically within three business days or less.  Therefore, the Company defers revenues for services that have not yet been completed as services in process, generally consisting of work orders created within the last three business days of the month.  The Company records services in process, included in prepaids and other current assets, and the corresponding deferred revenue liability on the balance sheet since the Company has an obligation to perform the service and is liable for the customer’s garment as the services are being performed.  Once service is complete, the Company recognizes the revenue and records the related account receivable.  Collectability is reasonably assured as the customer cannot pick up their garments without paying for the amount due.  For commercial customers, collectability is reasonably assured under the contractual and credit limits established by the Company with those customers.  For commercial customers, revenue is not recorded until the Company delivers the cleaned garments to the customer.  The Company also has certain prepaid cards for commercial customers.  Cash pre-payments are deferred and recognized as revenue when the customers use those cards as payment for dry cleaning services rendered.

Cost of Sales

Cost of sales represent the direct costs of performing dry cleaning and other related services and are primarily comprised of personnel and production supplies expenses.

Stores and Plant Expenses

Stores and plant operating expenses include rent, utilities, vehicle, maintenance and other operating expenses the Company incurs in operating its stores.

Regional Expenses

Regional operating expenses include sales, regional management personnel and other expenses pertaining to regional administration of the stores.  Advertising expenses were $501,964 and $360,516 for the years ended September 30, 2012 and 2013, respectively, and for the nine months ended June 30, 2014, were $285,161 (unaudited).  Advertising expenses are expensed as incurred and are included in regional expenses in the accompanying statements of operations.

Corporate Expenses

Corporate expenses include executive and administrative personnel, consulting and professional, corporate and other general and administrative type of expenses.

Depreciation and Amortization Expense

Depreciation and amortization expense includes depreciation and amortization of all of the Company’s assets, including leasehold improvements, at the stores, regional and corporate headquarters.

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

Property, Machinery and Equipment

Property, machinery and equipment are stated at cost, less accumulated depreciation and amortization.  Depreciation and amortization are calculated using the straight-line method over the assets’ estimated useful lives as follows:

Delivery equipment and other vehicles	3-5 years
Store furniture and equipment	7 years
Office furniture and equipment	5 years
Uniforms	3 years
Machinery and equipment	7 years
Leasehold improvements	Shorter of 3-10 years or life of underlying lease

The cost of normal maintenance and repairs is expensed as incurred. Significant capital expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of fixed assets sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any resulting gains or losses are reflected in current operations.

Long-Lived Assets

The Company assesses the impairment of long-lived assets, which consist primarily of property, machinery and equipment, whenever events or changes in circumstances indicate that such assets might be impaired and the carrying value may not be recoverable. Events or changes in circumstances that may indicate that an asset is impaired include significant decreases in the market value of an asset, significant underperformance relative to expected historical or projected future results of operations, a change in the extent or manner in which an asset is utilized, significant declines in the estimated fair value of the overall Company for a sustained period, shifts in technology, changes in the Company’s operating model or strategy and competitive forces.

If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flows attributable to the asset are less than the carrying amount of the asset, an impairment loss equal to the excess of the asset’s carrying value over its fair value is recorded. Fair value is determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved, quoted market prices or appraised values, depending on the nature of the assets. If the Company determines that an impairment charge is needed, the charge will be recorded as asset impairment in the statements of operations. The Company has not recorded any impairment of its long-lived assets for any of the periods presented.

Indefinite-Lived Intangible Asset

Trade name, the Company’s only indefinite-lived intangible asset, is not amortized but instead is tested for impairment on an annual basis or between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired.  The Company measures and records an impairment loss for the excess of the carrying value of the asset over its fair value.  This asset has an indefinite useful life and is evaluated annually for impairment using qualitative factors or indicators to determine whether it is more likely than not that the indefinite-lived intangible asset is impaired.  The Company performed its annual impairment tests and, while the recurring losses are an indicator, based on the mix of qualitative and quantitative factors considered, determined it was more likely than not the intangible asset was not impaired.  As of September 30, 2012 and 2013, and June 30, 2014 (unaudited) the trade name carrying value was $618,000.

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

Segments

The Company has one operating segment, owner-operator of dry cleaning and laundry stores in the United States.  The Company’s Chief Operating Decision Maker (“CODM”), the Chief Executive Officer, manages the Company’s operations based on financial information for purposes of evaluating financial performance and allocating resources. The CODM reviews separate revenue information for its stores.  All other financial information is reviewed by the CODM on a consolidated, company-wide basis. All of the Company’s principal operations, decision-making functions and assets are located in the United States.

Deferred Rent and Tenant Deposits

The Company’s operating leases for its office facilities in California, Hawaii, Indiana and Virginia include a rent abatement period and scheduled rent increases. The Company has accounted for the leases to provide straight-line charges to operations over the life of the leases.  Total rent expense during the years ended September 30, 2012 and 2013 was $3,314,712 and $3,328,715, respectively.  For the nine months ended June 30, 2013 and 2014, rent expense was $2,504,088 (unaudited) and $2,540,564 (unaudited), respectively.

In connection with the above operating leases, the Company has tenant deposits of $305,374 and $273,468 as of September 2012 and 2013, respectively, and $276,417 (unaudited) as of June 30, 2014, with the landlords of the aforementioned leases shown as deposits and other noncurrent assets on the balance sheet.

Income Taxes

The Company is a C-Corporation for both federal and state income tax purposes.  The Company accounts for income taxes in accordance with ASC 740, Income Taxes. Under ASC 740, income taxes are recognized for the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets are recognized for the future tax consequences of transactions that have been recognized in the Company’s financial statements or tax returns. A valuation allowance is provided when it is more likely than not that some portion, or all, of the deferred tax asset will not be realized.

The Company accounts for uncertainties in income tax in accordance with ASC 740-10 Accounting for Uncertainty in Income Taxes.  ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This accounting standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company recognizes interest and penalties on taxes, if any, within operations as income tax expense.  No significant interest or penalties were recognized during the periods presented.

The Company operates in multiple states.  The net operating loss generated on the federal and state tax returns in prior years may be subject to adjustments by the federal and state tax authorities (see Note 8).

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

Accounting for Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation, which establishes accounting for stock-based compensation in exchange for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period. Stock—based compensation cost is determined at the grant date fair value of the common stock, fair value determined by the Company and its board of directors.  The value of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the employee’s requisite service period.

As part of the provisions of ASC 718, the Company is required to estimate potential forfeitures of stock grants and adjust compensation cost recorded accordingly. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of stock compensation expense to be recognized in future periods.

Loss Per Share Attributable to Common Stockholders

The Company computes loss per share in accordance with ASC 260, Earnings Per Share.  The Company applies the two-class method for calculating basic earnings per share. Under the two-class method, net loss is increased by preferred stock dividends and the residual amount is allocated between common stock and other participating securities based on their participation rights. Participating securities are comprised of preferred stock, which participate in dividends, when and if declared, by the Company.  Basic earnings per share is calculated by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding, net of unvested restricted stock subject to repurchase by the Company, if any, during the period.  For periods in which the Company reported a net loss, the participating securities are not contractually obligated to share in the losses of the Company, and accordingly, no losses have been allocated to the participating securities.  Diluted earnings per share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding, adjusted for the effects of potentially dilutive common stock, which are comprised of unvested restricted stock and warrants during the period, using the treasury-stock method, convertible debt and convertible preferred stock, using the if-converted method.  Because the Company reported losses attributable to common stockholders for all periods presented, all potentially dilutive common stock are antidilutive for those periods.

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

	Year Ended September 30,		Nine Months Ended June 30,
	2012	2013	2013 (unaudited)	2014 (unaudited)
Numerator
Net loss	$(4,515,746)	$(2,603,619)	$(2,088,022)	$(2,325,960)
Series A cumulative convertible preferred stock dividends	—	—	—	(512,103)
Net loss attributable to common stockholders — basic and diluted	$(4,515,746)	$(2,603,619)	$(2,088,022)	$(2,838,063)
Denominator
Weighted average common shares outstanding	956,659	765,199	1,093,231	1,945,615
Less: Unvested restricted stock	(675,441)	(88,500)	(454,376)	(22,125)
Denominator for calculation	281,218	676,699	638,855	1,923,490
Net loss per share attributable to common stockholders — basic and diluted	$(16.06)	$(3.85)	$(3.27)	$(1.48)

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

The following table presents the number of anti-dilutive shares excluded from the calculation of diluted net loss per share attributable to common stockholders:

	September 30,		June 30,
			2013	2014
	2012	2013	(unaudited)	(unaudited)
Conversion of convertible debt	317,695	346,989	339,605	314,938
Restricted common stock	675,441	88,500	454,376	22,125
Conversion of preferred stock	—	—	—	351,290
Warrants	224,059	224,059	224,059	224,059
Total	1,217,195	659,548	1,018,040	912,412

Fair Value Measurements

ASC 820, Fair Value Measurements, establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurements.  Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.  ASC 820 describes a fair value hierarchy based on the three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, as follows.

Level 1	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets.
Level 2

Inputs, other than quoted prices included in Level 1, that are observable, either directly or indirectly, such as quoted market prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities; inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability.

The carrying values of cash, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses approximate fair values because of the short-term nature of these items.

The fair value of the Company’s common stock warrants is estimated using a Black-Scholes or binomial valuation model, as applicable, using level 3 inputs.  Due to the inconsequential value of the Company’s common stock underlying the warrants for all periods presented in the accompanying financial statements, the fair values of the warrants as of, and changes in, during all periods presented, were also de minimis.

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

The Company has chosen not to measure debt at fair value, with the changes in fair value recognized in the statements of operations each period.  The following table indicates the carrying value and the estimated fair value of the Company’s debt for the periods indicated.

	Approximate Fair Value	Carrying Value
As of September 30, 2012	$11,250,000	$17,128,042
As of September 30, 2013	$13,748,000	$19,894,917
As of June 30, 2014 (unaudited)	$8,475,000	$12,528,096

As further described in Note 5, the fair value of debt is determined by applying a market approach valuation method using a risk-adjusted interest rate similar to “CCC” and “D” rated junk bonds, and considered to be a level 3 input since the risk adjustment made to the interest rate is specific to the Company and considered to be a significant unobservable key input.

As further described in Note 6, the fair value of the Series A cumulative convertible preferred stock at issuance was determined by the Company through an independent valuation, first using the income and market value approaches to determine the fair value of the Company, then allocating that fair value to various classes of securities issued, namely the preferred and common stock.  The significant inputs used to value the Company and the preferred stock is unobservable and therefore considered to be level 3 inputs in the fair value hierarchy.

Recent Accounting Pronouncements

In June 2014, the FASB issued Accounting Standards Update, or ASU 2014-12, “Compensation - Stock Compensation (Topic 718): Accounting for Shared Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved After the Requisite Service Period (a consensus of the FASB Emerging Issues Task Force)”. ASU 2014-12 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. The Company is assessing the impact, if any, to the financial statements.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”. This guidance includes the required steps to achieve the core principle that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance is effective for fiscal years and interim periods beginning after December 15, 2016. Early adoption is not permitted.  The Company is currently evaluating the impact of the pending adoption of ASU 2014-09 on its financial statements.

In July 2013, the FASB issued ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (Topic 740)”, which states that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company plans to adopt this guidance during its quarter ending December 31, 2014 and is assessing the impact, if any, to the financial statements.

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

In July 2012, the FASB issued ASU 2012-02, “Goodwill and Other - Testing Indefinite-Lived Intangible Assets for Impairment”, which provides companies the option to perform a qualitative assessment to determine whether further impairment testing of indefinite-lived intangible assets is necessary. ASU 2012-02 prescribes an entity to perform a quantitative impairment test if qualitative factors indicate that it is more likely than not that its indefinite-lived intangible assets are impaired. The qualitative factors are similar to the guidance established for goodwill impairment testing and include identifying and assessing events and circumstances that would most significantly impact, individually or in the aggregate, the carrying value of the indefinite-lived intangible assets. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The Company adopted this new standard on October 1, 2012, which did not have any impact on its financial position or results of operations.

Note 2 — Prepaids and Other Current Assets

Prepaids and other current assets consist of the following:

			June 30,
	September 30,		2014
	2012	2013	(unaudited)
Prepaid	$286,054	$329,104	$304,755
Deferred offering costs	—	—	224,441
Other current assets	181,834	171,175	170,725
	$467,888	$500,279	$699,921

Note 3 — Property, Machinery and Equipment

Property, machinery and equipment consist of the following:

			June 30,
	September 30,		2014
	2012	2013	(unaudited)
Leasehold improvements	$236,621	$280,016	$370,338
Machinery and equipment	2,675,114	2,829,889	2,936,539
Furniture and fixture	321,810	351,274	386,611
	3,233,545	3,461,179	3,693,488
Less accumulated depreciation	(1,828,433)	(2,295,354)	(2,642,011)
	$1,405,112	$1,165,825	$1,051,477

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

Included in property, machinery and equipment at September 30, 2012 and 2013, is $108,897 and $85,645, and at June 30, 2014, $68,206 (unaudited) attributable to capital leases, including accumulated depreciation and amortization of $7,363, $30,615 and $48,054 (unaudited), respectively.

Note 4 — Accrued Liabilities

Accrued current liabilities consist of the following:

			June 30,
	September 30,		2014
	2012	2013	(unaudited)
Accrued salaries and wages	$478,845	$502,285	$489,849
Sales and excise taxes payable	307,662	301,620	299,637
Deferred wages	137,756	265,000	265,000
Pre-petition lease liabilities	271,792	200,909	156,106
Other (1)	329,697	360,622	557,875
	$1,525,752	$1,630,436	$1,768,467

(1)No item in “Other” exceeds 5% of total other current liabilities.

Note 5 — Related Party Debt, Other Debt and Noncurrent Liabilities

Related party (see Note 1) and other debt, including accrued but unpaid interest, is summarized as follows:

			June 30,
	September 30,		2014
	2012	2013	(unaudited)
Related Party — Senior Convertible Debentures	$6,303,123	$6,875,123	$7,304,122
Related Party — Subordinated Convertible Debentures	10,027,694	10,937,694	—
Professional Notes and Replacement Professional Notes	700,742	568,826	599,342
Senior Secured Convertible Debentures (“12% New Notes”)	176,382	176,854	127,920
Related Party Working Capital — WCM Note	583,152	—	—
Related Party Working Capital — Setal 10 Note	—	639,247	686,905
Related Party Working Capital — Setal 9 Trust Note	490,119	608,495	649,745
Working Capital Notes — “Lester & Diane”	203,369	—	—
Related Party Working Capital Notes — Arizona, Riverside, Setal 10 Trust and Park Place Loans	—	957,436	465,324
Related Party Working Capital — Setal 11 Loan	—	—	2,496,178
Related Party Working Capital — Taylor Family Trust Note	—	—	150,000
Secured Note Payable — First Hawaii Bank Equipment Financing	459,697	416,520	374,111
Other Note Payable — Capital One	13,451	—	—
Total related party and other debt- principal and accrued interest	$18,957,729	$21,180,195	$12,853,647
Less: discount	(1,829,687)	(1,285,278)	(325,551)
Total related party and other debt, net of discount	$17,128,042	$19,894,917	$12,528,096
Less: short-term portion of related party and other debt , net of discount	(426,977)	(656,803)	(1,188,107)
Total related party and other long-term debt, net	$16,701,065	$19,238,114	$11,339,989

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

Related Party Debt — Senior Secured Convertible Debentures

On September 23, 2011, the Company issued and sold a series of 10% Senior Secured Original Issue Discount Convertible Debentures originally due September 23, 2013 in the aggregate face value of $5,720,000 (“Senior Convertible Debentures”).  The Senior Convertible Debentures were issued at a $518,000 discount, or approximately 9%.  The debt discount was being amortized based on the effective interest method to interest expense at an annual effective interest rate of approximately 14.5%.  Interest, accruing at 10% per annum, was due commencing September 30, 2012 and each quarter thereafter, payable in cash.  Principal and any accrued but unpaid interest was due and payable on September 23, 2013.

On September 27, 2012, due to the Company’s significant financial difficulties and inability to pay contractual debt obligations coming due, the Company’s creditors agreed to amend certain provisions of the Senior Convertible Debentures.  The creditors agreed to certain concessions including extension of the maturity date from September 23, 2013 to March 31, 2015 and for all accrued interest to be paid on the new maturity date (March 31, 2015) together with principal, in cash, eliminating the periodic interest payments under the original Senior Convertible Debentures agreement.  On March 20, 2014, the creditors granted another concession to extend the maturity date to July 31, 2015.  All other terms remained unchanged.  The computation for accruing interest was unchanged from the original note, computed quarterly at a rate of 10% per annum, the amendment only extended the payment of that accrued interest to maturity, with principal.  This extension of principal and interest to March 31, 2015 and then to July 31, 2015, resulted in a reduced effective annual interest rate to approximately 11.3% (unaudited) from the issuance effective rate of approximately 14.5%.  No other instruments or inducements were issued for the amendments.  The amendments of the Senior Convertible Debentures were determined to be a modification under a troubled debt restructuring pursuant to ASC 470-60, Troubled Debt Restructurings by Debtors.

In connection with the issuance of the Senior Convertible Debentures, the Company also issued warrants to issue 178,754 shares of Company common stock at an exercise price of $32.00 per share (“Senior Debenture Warrants” or “Warrants”).  If the Company issues rights, options or warrants in another transaction to the holders of common stock entitling those other investors rights to subscribe for or purchase shares of common stock at a price per share that is lower than the exercise price for these Warrants, the exercise price then will be adjusted in the same pro-rata manner (numerator and denominator as defined in the warrant agreement).  The Warrants are accounted for as a derivative under ASC 815, Derivatives and Hedging, since the conversion price is deemed to be a “down-round” protection afforded to the Senior Convertible Debenture investors.  The Company uses a Black-Scholes or binomial valuation model, as appropriate, to determine the fair value of the Warrants.  However, fair value of the Warrants were inconsequential to record in the financial statements for all periods presented since the fair value of the common stock underlying the Warrants was de minimis at issuance, for the years ended September 30, 2012 and 2013, and for the nine months ended June 30, 2013 and 2014 (unaudited).

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

All principal and accrued interest of the Senior Convertible Debentures may be converted, at the election of the holders of the notes, into shares of the Company’s common stock at a conversion price of $32.00.  This conversion feature did not meet the definition of an embedded derivative requiring bifurcation under the provisions of ASC 815 since the shares of common stock underlying the conversion are not readily convertible into cash.  Since the fair value of the underlying common stock was inconsequential, there was also no beneficial conversion feature at issuance in accordance with ASC 470-20, Debt with Conversion and Other Options.

The Company also has the option of calling the Senior Convertible Debentures by paying an optional redemption amount in cash to the holder, defined as principal plus accrued interest plus liquidated damages, if any (Optional Redemption).  If the call is exercised by the Company within 18 months of the original issuance date (September 23, 2011) of the debenture, then the Optional Redemption amount shall also include an additional 20% premium to the then outstanding principal amount of the debenture to be redeemed.  As of September 30, 2013 and June 30, 2014 (unaudited), the Company may redeem the Senior Convertible Debentures without a premium.  As of September 30, 2012 and 2013, and as of June 30, 2014, the principal and accrued but unpaid interest on the Senior Convertible Debentures was $6,303,123, $6,875,123 and $7,304,122 (unaudited), respectively, and the unamortized discount was $264,118, $159,968, and $87,212 (unaudited), respectively.

All amounts owed under the Senior Convertible Debentures are collateralized by substantially all of the assets of the Company.

Related Party Debt — Subordinated Secured Convertible Debentures

On September 23, 2011, in accordance with the terms of the bankruptcy Plan, the Company issued a series of 10% Subordinated Secured Convertible Debentures (“Subordinated Convertible Debentures”) due September 23, 2013 in the aggregate, face value, principal amount of $9,100,000.  These Subordinated Convertible Debentures were issued with common stock to certain classes of predecessor company creditors as part of the Chapter 11 reorganization as full settlement of prepetition issued debt.  ASC 470-60 and ASC 470-50, Debt Modifications and Extinguishment, requires that the new instruments issued to fully settle and extinguish the predecessor debt be recorded at fair value at the time of extinguishment, with gain or loss on extinguishment recorded as the difference in the fair value of the securities issues and net carrying value of the extinguished debt.  Any gain or loss that was recorded in connection with the Plan Date issuance of the Subordinated Convertible Debentures is prior to any financial statement period presented herein.  The newly issued, Plan Date, Subordinated Convertible Debentures were recorded at a fair value of $6,679,489 on the Plan Date, with the difference between this fair value and face value of $9,100,000, or $2,420,511 representing a debt discount, to be amortized over the term of the Subordinated Convertible Debentures as interest expense at an effective interest rate of 26% per annum.  The fair value was determined by the Company through an independent valuation using an issue date, risk adjusted market interest rate of 30% per annum, similar to “CCC” and “D” rated junk bonds, and considered to be a level 3 input in the ASC 820 fair value hierarchy.

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

Interest, accruing at 10% per annum, was due commencing September 30, 2012 and each month thereafter, payable in cash.  Principal and any accrued but unpaid interest were due and payable on September 23, 2013.

On September 27, 2012, due to the same aforementioned reasons, the Company’s creditors agreed to certain concessions including extension of the maturity date from September 23, 2013 to March 31, 2015 and for all accrued interest to be paid at the new maturity date (March 31, 2015) together with principal, in cash.  The calculation for accrued interest was unchanged from the original note, computed quarterly at a rate of 10% per annum.  This extension of principal and interest to March 31, 2015, resulted in a reduced effective annual interest rate to approximately 16% from the issuance effective rate of approximately 26%.  No other instruments or inducements were issued for the amendments.  The amendment of the Subordinated Convertible Debentures was determined to be a modification under a troubled debt restructuring pursuant to ASC 470-60.

All principal and accrued interest may be converted, at the election of the holders of the notes, into shares of the Company’s common stock at a conversion price of $120.00.  This conversion feature did not meet the definition of an embedded derivative requiring bifurcation under the provisions of ASC 815 since the shares of common stock underlying the conversion are not readily convertible into cash.  Since the fair value of the underlying common stock was inconsequential at issuance, there was also no beneficial conversion feature present at issuance in accordance with ASC 470-20.

The Company, at its sole option, can early redeem the Subordinated Convertible Debentures by paying an optional redemption amount in cash to the holder, defined as principal plus accrued interest plus liquidated damages, if any (Optional Redemption).  If the call is exercised by the Company within 18 months of the issuance date of the debenture (September 23, 2011), then the Optional Redemption amount shall also include an additional 20% premium to the then outstanding principal amount of the debenture to be redeemed.  As of September 30, 2013, the Company may redeem the Subordinated Convertible Debentures without a premium.

As of September 30, 2012 and 2013, the principal and accrued but unpaid interest on the Subordinated Convertible Debentures was $10,027,694 and $10,937,694, and the unamortized discount was $1,280,161 and $791,258, respectively.

All amounts owed under the 10% Subordinated Convertible Debentures are collateralized by substantially all of the assets of the Company.

On January 17, 2014 (“Reorganization Date”), as part of the Company’s Reorganization (“Reorganization”), as further described below, the Company extinguished the Subordinated Convertible Debentures and accrued and unpaid interest through that date by issuance of a combination of 1,328,913 shares (unaudited) of common stock and 5,620,514 shares (unaudited) of Series A Cumulative Convertible Preferred Stock (see Note 6).  The issuance date fair value of the common stock was de minimis (unaudited) and the issuance date fair value of the preferred stock was $324,000 (unaudited) as determined by the Company in an independent valuation.  The extinguishment of the Subordinated Convertible Debentures resulted in a gain of $10.2 million (unaudited) which was recorded as an increase to additional paid-in capital since the extinguishment was with a related party creditor who also had control of the Company through a majority ownership of the common stock on the Reorganization Date.

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

Professional Notes and Replacement Professional Notes

On September 23, 2011, in accordance with the terms of the bankruptcy Plan, the Company issued a series of 10% Senior Secured Promissory Notes (the “Professional Notes”) due September 23, 2013 in the aggregate, face value, principal amount of $1,430,000.  These Professional Notes were issued to certain service providers from the bankruptcy process and were non-convertible.  ASC 470-60 and ASC 470-50, Debt Modifications and Extinguishment, requires that the new instruments issued to fully settle and extinguish the predecessor debt be recorded at fair value at the time of extinguishment, with gain or loss on extinguishment recorded as the difference in the fair value of the securities issues and net carrying value of the extinguished debt.  Any gain or loss that was recorded is prior to any financial statement period presented herein.  Accordingly, the newly issued Professional Notes were recorded at a fair value of $1,020,243 on the Plan Date, with the difference between this fair value and face value of $1,430,000, or $409,757 representing a debt discount, to be amortized over the term of the Professional Notes as interest expense at an effective interest rate of approximately 27% per annum.  The fair value was determined by the Company through an independent valuation using an issue date, risk-adjusted market interest rate of 32% per annum, similar to “CCC” and “D” rated junk bonds, and considered to be a level 3 input in the ASC 820 fair value hierarchy.

Interest, accruing at 10% per annum, was due commencing September 30, 2012 and each month thereafter, payable in cash.  Principal and any accrued but unpaid interest were due and payable on September 23, 2013.

As of September 30, 2012, principal and accrued interest due for the Professional Notes was $700,742.

Between July and October 2012, these Professional Notes were extinguished and settled through a combination of cash in the amount of approximately $430,000; issuance of face value $406,886 in new principal amount of 10% Senior Secured Promissory Notes (“Replacement Professional Notes”), with principal and interest due March 31, 2015; and contingent equity with a stated value of $593,286.

The Replacement Professional Notes have a face value of $406,886 with a coupon rate of 10% per annum to be paid with principal at maturity, convertible into common stock at lesser of a) 80% of initial public offering, or IPO, price per share or b) $5.00.  The Replacement Professional Notes were issued at a fair value of $254,825, with the difference between this fair value and face value of $406,886, or $152,061 representing a debt discount, to be amortized over the term of the Replacement Professional Notes as interest expense at an effective interest rate of approximately 28% per annum.  The fair value was determined by the Company through an independent valuation using an issue date, risk adjusted market interest rate of 32% per annum, similar to “CCC” and “D” rated junk bonds, and considered to be a level 3 input in the ASC 820 fair value hierarchy.

As of September 30, 2013 and June 30, 2014, the principal and accrued but unpaid interest on the Replacement Professional Notes was $568,826 and $599,342 (unaudited), and the unamortized discount was $97,910, and $52,317 (unaudited), respectively.

All amounts owed under the Replacement Professional Notes are collateralized by substantially all of the assets of the Company.

The contingent equity with a stated value of $593,286 is issuable automatically upon an initial public offering, or IPO, or upon request by the holders of the grant. The holders cannot force an IPO and there is no cash value to settle.  The settlement can only be made in shares of Company common stock.  The formula for determining the number of shares issuable is $593,286 divided by the lesser of a) 80% of the IPO price, or b) $5.00.  If the holders demand settlement absent an IPO, then the $5.00 fixed price will be used to calculate the number of shares to issue, such likelihood of settlement absent an IPO is considered remote since the fair value of the Common stock at the issuance of this contingent equity and for all periods presented was de minimis.  The Company concluded that, although these contingent equity instruments are liability classified under ASC 480-10, Distinguishing Liabilities from Equity, no such liability was recorded as the fair value of these instruments is de minimis for all periods presented.

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

Senior Secured Convertible Debentures (“12% New Notes”)

In October 2011, the Company issued and sold a series of 6% Senior Secured Convertible Debentures (“6% New Notes”) due September 23, 2013 in the aggregate principal amount of $166,949.  Principal and interest were due and payable commencing September 30, 2012.  All amounts owed under the 6% Senior Secured Convertible Debentures are collateralized by substantially all of the assets of the Company.  All principal and accrued interest may be converted at the election of the holders of the notes into shares of the Company’s common stock at a conversion price of $120.00.

On September 30, 2012, these 6% New Notes were sold to another related party entity with a face value of $176,382 due September 23, 2015.  The coupon rate was changed to 6% per annum for the period between October 2012 through September 30, 2013 and 12% per annum from October 2013 through September 23, 2015 (the “12% New Notes”).  Since the new note holders purchased these notes from the original investors, the transaction was accounted for as an extinguishment of the 6% New Notes under ASC 470-50.  The 12% New Notes were issued at a fair value of $110,884, with the difference between this fair value and face value of $176,382, or $65,498 representing a debt discount, to be amortized over the term of the 12% New Notes as interest expense at an effective interest rate of approximately 28% per annum.  The fair value was determined by the Company through an independent valuation using an issue date, risk adjusted market interest rate of 32% per annum, similar to “CCC” and “D” rated junk bonds, and considered to be a level 3 input in the ASC 820 fair value hierarchy.

As of September 30, 2012 and 2013, the principal and accrued but unpaid interest on the 12% New Notes was $176,382, and $176,854, and the unamortized discount was $35,289 and $46,814, respectively.

On the Reorganization Date, the Company paid off one of the 12% New Notes with a principal and accrued interest balance of $17,055 and made certain partial principal payments to the remaining 12% New Notes of $32,093 as allowed under the terms of the agreements.

As of June 30, 2014, the principal and accrued but unpaid interest payable on the 12% New Notes was $127,920 (unaudited) and the unamortized discount was $24,096 (unaudited).

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

Related Party Working Capital Note — WCM and Setal 10 Notes

WCM Note

On February 23, 2012, the Company issued a Senior Secured Original Issue Debenture to a related party investor (the “WCM Note”) who was also the Chairman of the Board of Directors at the time of the issuance.  Principal amount issued was $549,890 with an original discount of approximately 9%, resulting in net proceeds to the Company of approximately $500,000.  The WCM Note was issued for general working capital purposes.  Interest at 10% per annum was due with principal at maturity on March 31, 2015.

In connection with the issuance of the WCM Note, the Company also issued warrants to issue 17,185 shares of Company common stock at an exercise price of $32.00 per share (“WCM Warrants”).  If the Company issues rights, options or warrants in another transaction to the holders of common stock entitling those other investors rights to subscribe for or purchase shares of common stock at a price per share that is lower than the exercise price for these warrants, the exercise price then will be adjusted in the same pro-rata manner (numerator and denominator as defined in the warrant agreement).  The WCM Warrants are accounted for as a derivative under ASC 815, Derivatives and Hedging, since the conversion price is deemed to be a “down-round” protection afforded to the WCM investor.  The Company uses a Black-Scholes or binomial valuation model, as applicable, to determine the fair value of the WCM Warrants, however, fair value of the WCM Warrants were inconsequential to record in the financial statements since the fair value of the common stock underlying the WCM Warrants was de minimis at issuance, for the years ended September 30, 2012 and 2013, and for the nine months ended June 30, 2013 and 2014 (unaudited).

All principal and accrued interest of the WCM Note may be converted, at the election of the holder, into shares of the Company’s common stock at a conversion price of $32.00.  This conversion feature did not meet the definition of an embedded derivative requiring bifurcation under the provisions of ASC 815 since the shares of common stock underlying the conversion are not readily convertible into cash as of September 30, 2012 and 2013, and as of June 30, 2014 (unaudited).  Since the fair value of the underlying common stock was de minimis, there was no beneficial conversion feature at issuance in accordance with ASC 470-20.

The Company solely has the option of calling the WCM Note by paying an optional redemption amount in cash to the holder, defined as principal plus accrued interest plus liquidated damages, if any (Optional Redemption).  If the call is exercised by the Company within 18 months of the issuance date of the debenture, then the Optional Redemption amount shall also include an additional 20% premium to the then outstanding principal amount of the note to be redeemed.

All amounts owed under the WCM Note were collateralized by substantially all of the assets of the Company.

As of September 30, 2012, principal and accrued interest under the WCM Note was $583,152, and the unamortized discount was $40,183.

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

Setal 10 Note

On September 9, 2013, Setal 10, another related party investor, purchased the WCM Note, with a then principal amount of $635,428, due March 31, 2015, which included accrued interest up to the purchase date.  All rights and obligations of the WCM Note were transferred to the Setal 10 investor (“Setal 10 Note”), including the rights to purchase common stock under the WCM Warrants and the Optional Redemption right held by the Company.

The Setal 10 purchase was considered to be an extinguishment of debt of the WCM Note under ASC 470-60 and ASC 470-50.  The Setal 10 Note’s fair value at issuance was $461,984, with the difference between this fair value and face value of $635,428, or $173,444, representing a debt discount, to be amortized over the term of the Setal 10 Note as interest expense at an effective interest rate of approximately 31% per annum.  The fair value was determined by the Company using an issue date, risk adjusted market interest rate of 32% per annum, similar to “CCC” and “D” rated junk bonds and considered to be a level 3 input in the ASC 820 fair value hierarchy.

As of September 30, 2013 and June 30, 2014, principal and accrued interest under the Setal 10 Note was $639,247 and $686,905 (unaudited), and unamortized discount was $167,886 and $153,542 (unaudited), respectively.

On March 20, 2014, Setal 10 granted a concession and extended the maturity date of the Setal 10 Note to July 31, 2015.  All other terms remained unchanged.  This extension of the maturity date resulted in a reduced effective annual interest rate to approximately 25% (unaudited) from the issuance effective rate of approximately 31% (unaudited).  No other instruments or inducements were issued for the amendments.  The amendment of the Setal 10 Note was determined to be a modification under a troubled debt restructuring pursuant to ASC 470-60, Troubled Debt Restructurings by Debtors.

Related Party Working Capital Note - Setal 9 Trust Note

On August 22, 2012, the Company issued a Senior Secured Convertible Debenture to Setal 9 Trust, a related party investor (the “Setal 9 Note”).  Principal amount issued was $550,000 with an original discount of approximately 9%, resulting in net proceeds to the Company of approximately $500,000.  The Setal 9 Note was issued for general working capital purposes.  Interest, at 10% per annum, is due with principal at maturity on March 31, 2015.

In connection with the issuance of the Setal 9 Note, the Company also issued warrants to issue 17,188 shares of Company common stock at an exercise price of $32.00 per share (“Setal 9 Warrants”).  If the Company issues rights, options or warrants in another transaction to the holders of common stock entitling those other investors rights to subscribe for or purchase shares of common stock at a price per share that is lower than the exercise price for these warrants, the exercise price then will be adjusted in the same pro-rata manner (numerator and denominator as defined in the warrant agreement).  The Setal 9 Warrants are accounted for as a derivative under ASC 815, Derivatives and Hedging, since the conversion price is deemed to be a “down-round” protection afforded to the investor.  The Company uses a Black-Scholes or binomial valuation model, as applicable, to determine the fair value of the warrants, however, fair value of the Setal 9 Warrants were inconsequential to record in the financial statements since the fair value of the common stock underlying the Setal 9 Warrants was de minimis at issuance, for the years ended September 30, 2012 and 2013, and during the nine months ended June 30, 2013 and 2014 (unaudited).

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

All principal and accrued interest of the Setal 9 Note may be converted, at the election of the holder, into shares of the Company’s common stock at a conversion price of $32.00.  This conversion feature did not meet the definition of an embedded derivative requiring bifurcation under the provisions of ASC 815 since the shares of common stock underlying the conversion are not readily convertible into cash as of September 30, 2012 and 2013, and as of June 30, 2014 (unaudited).  Since the fair value of the underlying common stock was de minimis, there was no beneficial conversion feature at issuance in accordance with ASC 470-20.

The Company solely has the option of calling the Setal 9 Note by paying an optional redemption amount in cash to the holder, defined as principal plus accrued interest plus liquidated damages, if any (Optional Redemption).  If the call is exercised by the Company within 18 months of the original issuance date of the debenture, then the Optional Redemption amount shall also include an additional 20% premium to the then outstanding principal amount of the note to be redeemed.

All amounts owed under the Setal 9 Note are collateralized by substantially all of the assets of the Company.

As of September 30, 2012 and 2013, principal and accrued interest under the Setal 9 Note was $490,119 and $608,495, and the unamortized discount was $47,342 and $28,915, respectively.

On March 20, 2014, Setal 9 Trust granted a concession and extended the maturity date of the Setal 9 Note to July 31, 2015.  All other terms remained unchanged.  This extension of the maturity date resulted in a reduced effective annual interest rate to approximately 13% (unaudited) from the issuance effective rate of approximately 14% (unaudited).  No other instruments or inducements were issued for the amendments.  The amendment of the Setal 9 Note was determined to be a modification under a troubled debt restructuring pursuant to ASC 470-60, Troubled Debt Restructurings by Debtors, with no gain or loss recognized in the financial statements.

As of June 30, 2014, principal and accrued interest under the Setal 9 Note was $649,745 (unaudited) and the unamortized discount was $15,856 (unaudited).

Working Capital Notes — Lester & Diane Note

On August 22, 2012, the Company sold and issued a Working Capital Secured Note, or “Working Capital Note — “Lester & Diane Note”, in the principal amount of $200,400 due March 31, 2015.  Interest on the Working Capital Note accrued at 14% per annum.  As of September 30, 2012, the principal and accrued interest on this loan was $203,369.

On January 3, 2013, this note was extinguished by the Riverside Loan (as described below).  There was no gain or loss recorded on the extinguishment as the retired debt did not have any unamortized discounts or deferred financing costs.

Related Party Working Capital Notes - Arizona, Riverside, Setal 10 Trust and Park Place Loans

Arizona Loan

On November 6, 2012, the Company entered into a Loan and Security Agreement with Setal 8 Trust, or Setal 8, pursuant to which Setal 8 provided a term loan of $100,000 due November 6, 2015, secured by the assets used in the Company’s Arizona operation (“Arizona Loan”).  The Company paid interest on the Arizona Loan at 22% per annum, comprised of 10% interest compounded monthly and monthly cash payments of 1% of the original amount (e.g., $1,000 per month on a $100,000 advance).

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

As of September 30, 2013, the principal and accrued but unpaid interest payable on the Arizona Loan was $111,033.

On the Reorganization Date, the Arizona Loan was amended in connection with Reorganization Agreement extending the maturity to January 17, 2019 and reducing the interest to 18% per annum, with 9% compounded monthly and monthly cash payments of 0.75% of the original amount.  This amendment was determined to be an accounting extinguishment of the Arizona Loan with the Reorganization debt described below.  There was no gain or loss recorded on the extinguishment as there was no unamortized discount on the Arizona Loan.

As of June 30, 2014, the amended Arizona Loan principal and accrued balance was $118,298 (unaudited).

Riverside Loan

On January 3, 2013, the Company entered into a separate Loan and Security Agreement with Setal 8 pursuant to which Setal 8 agreed to provide a term loan of up to $500,000 due January 3, 2016, secured by the assets used in the Company’s Riverside operation (“Riverside Loan”).  The Company paid interest on the Riverside Loan at 22% per annum, comprised of 10% interest compounded monthly and monthly cash payments of 1% of the original amount.

As of September 30, 2013, the principal and accrued but unpaid interest payable on the Riverside Loan was $327,369.

On the Reorganization Date, the Riverside Loan was amended in connection with Reorganization Agreement extending the maturity to January 17, 2019 and reducing the interest to 18% per annum, with 9% compounded monthly and monthly cash payments of 0.75% of the original amount.  This amendment was determined to be an accounting extinguishment of the Riverside Loan with the Reorganization debt described below.  There was no gain or loss recorded on the extinguishment as there was no unamortized discount on the Riverside Loan.

As of June 30, 2014, the amended Riverside Loan principal and accrued balance was $347,026 (unaudited).

Setal 10 Trust Loan

On March 21, 2013, the Company entered into a Loan Agreement with Setal 10 Trust pursuant to which Setal 10 Trust agreed to provide an unsecured term loan of up to $500,000 due March 20, 2014, or Setal 10 Trust Loan.  The Company paid interest on the Setal 10 Trust Loan at 20% per annum, comprised of 10% interest compounded monthly and monthly cash payments of 0.83% of the original amount.

As of September 30, 2013, the principal and accrued but unpaid interest payable on the Setal 10 Trust Loan was $315,625.

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

On the Reorganization Date, the Setal 10 Trust Loan was paid off and retired with the proceeds of the Reorganization debt described below.  There was no gain or loss recorded on the extinguishment as there was no unamortized discount on the Setal 10 Trust Loan.

Park Place Loan

On August 16, 2013, the Company entered into a Loan and Security Agreement with Park Place Services, or Park Place Loan, pursuant to which Park Place agreed to provide a term loan of up to $400,000 due April 16, 2014 and secured by a blanket lien on the Company’s assets, or Park Place Loan.  The Company paid interest on the Park Place Loan at 22% per annum, comprised of 10% interest compounded monthly and monthly cash payments of 1% of the original amount.

As of September 30, 2013, the principal and accrued but unpaid interest payable on the Park Place Loan was $203,409.

On the Reorganization Date, the Park Place Loan was paid off and retired with the partial proceeds of the Reorganization debt described below.  There was no gain or loss recorded on the extinguishment as there was no unamortized discount on the Park Place Loan.

Reorganization and Related Party Setal 11 Loan

On January 17, 2014, the Company entered into a Loan and Security Agreement with a related party investor, Setal 11, LLC, or Setal 11, pursuant to which Setal 11 agreed to provide one or more term loans (Setal 11 Loan) of newly-committed funds in an aggregate principal amount of not less than $2,395,496, or Initial Commitment Amount, total commitment amount not to exceed $4,000,000. At the closing, Setal 11 advanced the Company $1,395,496, the Initial Advance.  Interest accrues on advances at 18% per annum, with 9% compounded monthly and monthly cash payments of 0.75% on the original amount.  The maturity date of the Setal 11 Loan is January 17, 2019.  The Company also pays a “commitment fee” of 6% per annum on the difference between the Initial Commitment Amount and amounts advanced, including the Initial Advance.  As of June 30, 2014, the Company had outstanding principal and accrued interest on the Setal 11 Loan of $2,496,178 (unaudited).  As of June 30, 2014 (unaudited), no additional amounts were committed by the creditor or available to borrow under the Setal 11 Loan.

The Setal 11 Loan has a mandatory repayment provision such that on a successful initial public offering, or IPO, of the Company’s common stock, 50% of all outstanding obligations are immediately due and payable, with the remaining 50% due and payable twenty four months after the IPO closing date.  The 50% payoff shall not exceed 50% of net proceeds from the IPO.  However, if net proceeds are less than the 50% payoff amount required, then all remaining obligations under this note are due and payable twenty four months after the IPO date.

On January 17, 2014 the Company entered into a reorganization agreement with several of its existing creditors, or Reorganization Agreement.  Under the terms of the Reorganization Agreement, the parties agreed to, among other things, (i) enter into an intercreditor agreement to establish the priority of liens on Company assets used to secure certain of the Company’s debt obligations and to establish the same priority with respect to any distribution of assets in connection with any dissolution, winding up, liquidation or reorganization of the Company and (ii) amend other existing debt instruments to make certain material terms, including the maturity date and interest payments, match those of the Setal 11 Loan. In connection with the Reorganization Agreement, holders of the Company’s Subordinated Convertible Debentures with principal and accrued but unpaid interest of $11,241,028, agreed to exchange all of the outstanding principal and accrued and unpaid interest under their Subordinated Convertible Debentures for an aggregate of 5,620,514 shares of Series A cumulative convertible preferred stock, at an exchange price of $2.00 a share (see Note 6).  Further, under the Reorganization Agreement the Company agreed to issue (i) an aggregate of 1,328,913 shares of Company common stock to the holders of the Subordinated Convertible Dentures, on a pro rata basis, in connection with and as a condition to the exchange of the Subordinated Convertible Debentures for shares of Series A cumulative convertible preferred stock, and (ii) an aggregate of 442,969 shares of Company common stock to Setal 11 in connection with Setal 11’s commitment of capital under the Setal 11 Loan.  In addition, the Company agreed to purchase and fund a $5,000,000, ten-year term life insurance policy for the Chief Executive Officer, with the Company being named as the sole beneficiary.

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

Related Party Working Capital Note — Taylor Family Trust Note

On June 30, 2014, the Company entered into a June 2014 loan with the Taylor Family Trust and with Wilson Family Trust (“Taylor Family Trust Note”), under which these lenders agreed to provide one or more term loans of newly-committed funds.  There is no minimum commitment amount and any advances shall be at the sole discretion of the lenders.  The Company received an initial advance of $150,000 (unaudited) at closing and an additional $150,000 (unaudited) on August 11, 2014.  Interest accrues on advances at 18% per annum, with 9% compounded monthly and monthly cash payments of 0.75% on the original amount.  The maturity date of the Taylor Family Trust Note is July 31, 2015.  Repayment of all obligations under the Taylor Family Trust Note is collateralized by substantially all of the Company’s assets.  As of June 30, 2014, principal due on the Taylor Family Trust Note was $150,000 (unaudited).

Secured Note Payable — First Hawaii Bank Equipment Financing

In November 2009, the Company entered into an Equipment Financing Agreement with First Hawaii Bank for purchase of certain machinery and equipment to be used in its Hawaii operations (“Equipment Loan”).  The financing is collateralized by machinery and equipment.  The Equipment Loan matures on November 19, 2014 and bears a 6.38% annual interest rate.  As of September 30, 2012 and 2013, the principal and accrued interest due under the Equipment Loan was $459,697 and $416,520, respectively, and as of June 30, 2014, the principal and accrued balance was $374,111 (unaudited) included in short-term portion of related party and other debt on the balance sheet.

Interest Expense on Borrowings and Debt

Interest expense on all borrowings and debt discussed above was $3.3 million and $2.5 million for the years ended September 30, 2012 and 2013, respectively.  For the nine months ended June 30, 2013 and 2014, interest expense was $1.9 million (unaudited) and $1.5 million (unaudited), respectively.

Related party and other long-term debt, including accrued interest, due in each of the next three years as of September 30, 2013 was as follows:

Year Ended September 30,	Amount
2014	$656,803
2015	20,173,202
2016	350,190
Total	$21,180,195

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

Covenants

Event of default provisions of the above debt agreements include defaults on the payment of interest and principal when due, filing of bankruptcy post the Plan Date, failure to deliver certificates upon a conversion of debt to common stock, as applicable, within the contractual date allowed, certain monetary and legal judgments exceeding $250,000 and other representations and warranties made by the Company.  There is a contractual cure period in the event of a default, depending on the debt agreement involved, including a majority vote required of the holders of 51% of the then outstanding principal amount of the debt to declare all outstanding principal and accrued interest immediately due and payable, including liquidated damages.  The debts are collateralized by substantially all of the assets of the Company depending on the seniority of the creditors and the type of debt security holders.  As of September 30, 2012 and 2013, and as of June 30, 2014 (unaudited), the Company was in compliance with all of its debt covenants.

Other Noncurrent Liabilities

The Company has other noncurrent liabilities primarily consisting of payroll and property taxes incurred but unpaid before the Chapter 11 bankruptcy.  As part of the bankruptcy reorganization and pursuant to the Bankruptcy Plan, the Company agreed to an installment plan with federal and various state and municipal jurisdictions to pay the amounts due on a monthly basis at interest rates ranging from 4% to 5%.  As part of the agreement, all amounts are due to be paid off by April 2015 and November 2015.

As of September 2012 and 2013, the aggregate amount due to all jurisdictions was $1,327,014 and $883,600, respectively, and as of June 30, 2014, was $835,642 (unaudited), including $294,416 (unaudited) as a current liability in accrued expenses.

Note 6 — Series A Cumulative Convertible Preferred Stock

On January 17, 2014, in connection with the Reorganization Agreement, the Company issued 5,620,514 shares of Series A Cumulative Convertible Preferred Stock (“Series A Preferred Stock” or “Series A”), par value $0.001, at an initial exchange price of $2.00 per share to certain creditors as part of their agreement to extinguish the Subordinated Convertible Debentures with principal and interest of $11,241,028 in exchange for the Series A and common stock (see Note 5).

The Series A was issued at a fair value of $324,000, the fair value being determined by the Company through an independent valuation, using first the income and market value approaches to determine the fair value of the enterprise, then allocating that fair value to various classes of securities issued, namely the Series A preferred and common stock (see Note 7).  The significant inputs used to value the Company and the Series A were unobservable and therefore considered to be level 3 inputs in the fair value hierarchy.

The Series A is nonredeemable and does not have a specific date for which it can be redeemed, however, as the Series A holders include the same investors as the Setal Entities who also control the Company though a majority ownership interest and control the Company’s board of directors, the Series A and/or its dividends may be redeemed in cash or other assets by events not solely within the control of the Company, which includes liquidation of the Company without liquidating any other securities, such as common stock, to pay Series A preferred holders.  Therefore, the Company has presented the Series A preferred stock outside of stockholders’ deficit in the mezzanine section of the June 30, 2014 balance sheet (unaudited).

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

At June 30, 2014, the Company is authorized to issue 5,800,000 shares (unaudited) of Series A Preferred Stock, par value $0.001. The Series A Preferred Stock has the following rights and preferences:

Dividends

The holders of Series A are entitled to receive cumulative dividends, when and if declared by the board of directors, at a stated dividend rate of 10% of the issue price per share.  If declared, the payments of dividends are due on July 1 and January 1 of each year.  The Company cannot declare any dividends on any shares of capital stock unless the holders of the Series A then outstanding first receive a dividend on each outstanding share of Series A. Since issuance, and for the nine months ended June 30, 2014 (unaudited), no dividends have been declared.

Conversion

Each share of the Series A is convertible any time, at the option of the holder, into one share of common stock, as adjusted for the one-for sixteen reverse stock split.  Initial conversion price shall be $2.00 per share.  If the holders of the Series A exercise their conversion option prior to an initial public offering of the Company’s common stock and the board of directors declares a dividend upon such conversion, that dividend is payable in cash.  Otherwise, all shares of Series A will automatically convert upon the earlier of (i) immediately upon closing of the sale of shares of common stock in a public offering or (ii) upon a merger or consolidation of the Company into a publicly traded entity (including a public shell company).  If the Company issues or sells any shares of common stock for a consideration per share less than the conversion price, then the conversion price of the Series A shall be reduced to equal that price.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, including a merger or consolidation, as defined, the holders of shares of Series A then outstanding are entitled to be paid out of the assets available for distribution to its shareholders before any payment will be made to the holders of common stock or any other class or series of stock ranking on liquidation junior to the Series A by reason of their ownership thereof, an amount per share of Series A equal to the Series A original issue price of $2.00 per share plus any accrued but unpaid dividends (as adjusted for any stock splits, combinations or recapitalizations of the Company’s equity securities). If upon liquidation, dissolution, or winding up of the Company, the assets available for distribution to its shareholders are insufficient to pay the holders of shares of Series A the full aforesaid preferential amount to which they are entitled, the holders of shares of Series A will share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts, which would otherwise be payable in respect of the shares of Series A held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

After the payment of all preferential amounts required to be paid to the holders of Series A, the remaining assets available for distribution to the Company’s shareholders will be distributed to the holders of junior securities other than common stock and then any remaining assets to be distributed to holders of common stock.

Voting

Each holder of outstanding shares of Series A is entitled to cast the number of votes equal to the number of whole shares of common stock into, which the shares of Series A held by such holder are convertible as of the record date for determining shareholders entitled to vote on such matter. Holders of Series A will vote together with the holders of common stock as a single class.

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 7 — Shareholders’ Equity

Common Stock

The Company has 30,000,000 shares of $0.001 par value per share common stock authorized.  The holders of the Company’s common stock are entitled to receive ratably dividends when, as, and if declared by the board of directors out of funds legally available.  Upon liquidation, dissolution, or winding up, the holders of the Company’s common stock are entitled to receive ratably the net assets available after the payment of all debts and other liabilities and subject to the prior rights of the Company’s outstanding preferred shares, if any.

The holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of the Company’s stockholders.  The holders of common stock have no preemptive, subscription, or redemption rights. The outstanding shares of common stock are fully paid and non-assessable.

On September 23, 2011 and pursuant to the Plan, the Company issued 127,242 shares of common stock to certain prepetition creditors and conditionally committed to issue an additional 103,346 shares to those same creditors if there was not a subsequent public offering, as defined in the Plan, of the Company’s common stock within nine months from the Plan Date, or June 19, 2012.  If there was an IPO within this nine month period from the Plan Date, then the prepetition creditors would have the right to convert a portion of their prepetition liabilities to the Company’s common stock in the IPO based upon a pre-determined fixed conversion price and, if the IPO did not occur, the Company would issue those pre-committed, fixed 103,346 shares of common stock for full settlement of those prepetition liabilities.  On June 19, 2012, the contingency lapsed and the Company issued those additional shares.

On January 17, 2014, under the Reorganization Agreement (see Note 5), the Company agreed to issue (i) an aggregate of 1,328,913 shares of Company common stock to the holders of the Subordinated Convertible Debentures, on a pro rata basis, in connection with and as a condition to the exchange of the Subordinated Convertible Debentures for shares of Series A cumulative convertible preferred stock described in Note 6 and (ii) an aggregate of 442,969 shares of Company common stock to Setal 11 in connection with Setal 11’s commitment of capital under the Setal 11 Loan.

Stock-Based Compensation

A summary of restricted stock activity is presented below:

	Shares	Weighted Average Grant-Date Fair Value
Outstanding at September 30, 2011	—	$0.0
Granted	973,141	0.0
Vested	(297,700)	0.0
Forfeited	—	0.0
Outstanding at September 30, 2012	675,441	$0.0
Granted	—	0.0
Vested	(294,754)	0.0
Forfeited	(292,187)	0.0
Outstanding at September 30, 2013	88,500	$0.0
Granted (unaudited)	—	0.0
Vested (unaudited)	(66,375)	0.0
Forfeited (unaudited)	—	0.0
Outstanding at June 30, 2014 (unaudited)	22,125	$0.0

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

On February 21, 2012, the Company issued 618,750 shares of restricted common stock at fair value to an investor, WCM, who was also named as the chairman of the board, for services to be provided as a board member, such restriction lapsing monthly over a 36-month period, or the requisite service period.  The shares are considered issued and outstanding but are restricted as to, among other things, transfer or sale and subject to a repurchase right by the Company until the restrictions lapse.  On September 9, 2013, 292,187 of these shares remained restricted and were forfeited due to the termination of the services of this investor as Chairman.  These shares were deemed to be compensatory stock-based compensation under ASC 718.  The Company has not recorded compensation expense over the requisite service period since the fair value of the common stock was de minimis at issuance and for all periods presented.

On February 21, 2012, the Company issued 354,391 shares of restricted common stock to certain executive management of the Company, of which 25% were immediately vested on February 21, 2012 and the remaining 75% were to vest monthly over a 36-month period commencing retroactively on September 23, 2011, the Plan Date.  The shares are considered issued and outstanding but are restricted as to transfer and subject to a repurchase by the Company until the restrictions lapse.  These shares were deemed to be compensatory stock-based compensation.  The Company has not recorded compensation expense over the requisite service term as the restrictions have lapsed since the fair value of the common stock was de minimis at issuance and for all periods presented.

On July 12, 2012, the Company issued 1,250 shares of common stock to an employee in connection with termination of services.  The shares were all vested at issuance.  The Company did not record compensation expense for this issuance since the fair value of the common stock was de minimis at issuance.

Note 8 — Income Taxes

The Company uses the asset and liability method of accounting for income taxes as set forth in ASC 740, Accounting for Income Taxes.  Under this method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that those assets will be realized.

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

The provision for income taxes consists of the following:

	September 30,
	2012	2013
Current tax expense
Federal	$—	$—
State	9,100	9,100
Total current tax expense	$9,100	$9,100

Deferred tax benefit
Federal	$1,365,078	$701,089
State	388,795	199,417
Total deferred tax benefit	1,753,873	900,506
Less: valuation allowance	(1,753,873)	(900,506)
Total deferred tax benefit (expense), net	—	—
Income tax expense	$9,100	$9,100

The Company has recorded a nominal provision for state minimum taxes and penalties for the years ended September 30, 2012 and 2013, and for the nine months ended June 30, 2013 (unaudited) and 2014 (unaudited), included in accrued income taxes on the balance sheet.  Due to a full valuation allowance against its deferred tax assets, no provision for income tax benefit has been recorded for any period presented.  Due to losses generated for the year ended September 30, 2013 and the expected losses to be generated for the year ending September 30, 2014, the annual effective income tax rate applied for the nine months ended June 30, 2013 and 2014 is (0.4%) (unaudited).

The components of deferred tax assets and liabilities consist of the following:

	September 30,
	2012	2013
Deferred tax assets
Net operating losses	$9,179,339	10,096,556
Accrued expenses	271,160	332,776
Intangibles	1,058,164	932,572
Property, machinery and equipment	—	44,125
Other	1,904	1,904
Valuation allowance	(10,507,427)	(11,407,933)
	3,140	—
Deferred tax liabilities
Property, machinery and equipment	(3,140)	—
	(3,140)	—
Net deferred tax assets (liabilities)	$—	$—

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

Reconciliation of the federal statutory income tax rate to the effective income tax rate for the periods presented is as follows:

	September 30,
	2012	2013
U.S. Statutory rate	34.00%	34.00%
State income taxes (net of federal benefit)	6.69	6.94
Nondeductible expenses	(0.81)	(1.97)
Cancellation of debt	6.29	9.30
Change in valuation allowance	(46.29)	(48.50)
Other	(0.08)	(0.15)
Effective income tax rate	(0.20)%	(0.38)%

Pursuant to Internal Revenue Code Sections 382 and 383, future use of the Company’s net operating loss and credit carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within any three-year period since the last ownership change.  The Company may have had a change in control under these Sections.  However, the Company does not anticipate performing a complete analysis of the limitation on the annual use of the net operating loss and tax credit carryforwards until such time that it projects it will be able to utilize these tax attributes.  The amount of the Company’s federal net operating loss carryforwards that could be subject to these limitations was approximately $22,986,000 and $25,290,000 at September 30, 2012 and 2013, respectively.  The same limitation is applicable to the state net operating losses of approximately $23,380,000 and $25,290,000 at September 30, 2012 and 2013, respectively.

In assessing whether the deferred tax assets are realizable, a more likely than not standard is applied. If it is determined that it is more likely than not that deferred tax assets will not be realized, a valuation allowance must be established against the deferred tax assets. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the associated temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

A valuation allowance has been established in the amount of $10,507,427 and $11,407,933 at September 30, 2012 and 2013, respectively, based on the Company’s assessment of the future realizability of certain deferred tax assets. For the years ended September 30, 2012 and 2013, the Company recorded an increase in the valuation allowance of $1,753,872 and $900,506, respectively, attributable to the Company’s history of losses and the more likely than not case there will be insufficient future income.  The valuation allowance on deferred tax assets is related to future deductible temporary differences and net operating loss carryforwards for which the Company has concluded it is more likely than not that these items will not be realized in the ordinary course of operations.

At September 30, 2012 and 2013 and as of June 30, 2014 (unaudited), the Company had no material unrecognized income tax benefits and had no increase or decrease in unrecognized income tax benefits for the years as a result of uncertain tax positions taken in a prior or current period.  There was no significant accrued interest or penalties relating to tax uncertainties at September 30, 2012 and 2013 and at June 30, 2014 (unaudited).  Unrecognized tax benefits are not expected to significantly increase or decrease within the next twelve months.

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

The Company is subject to income tax in the United States federal jurisdiction and various state jurisdictions and has identified its federal tax return and tax returns in state jurisdictions below as “major” tax filings.  The Company is in the process of filing the required tax returns for the federal and state jurisdictions noted below for the fiscal years ended September 30, 2011, 2012 and 2013.  Once filed, the federal return will remain open for examination for three years from the filing date and the state jurisdictions will remain open for four years from their respective filing dates.  The Company has recorded all estimated liabilities, penalties and interest it expects to pay as discussed above for all open years to be filed.

Jurisdiction	Tax Years(1)
Federal	2011, 2012, 2013
Arizona	2011, 2012, 2013
California	2011, 2012, 2013
Hawaii	2011, 2012, 2013
Indiana	2011, 2012, 2013
Virginia	2011, 2012, 2013

(1)Tax years ended September 30 pending to be filed.

However, because the Company had net operating losses and credits carried forward in several of the jurisdictions, including the United States federal and California jurisdictions, certain items attributable to closed tax years are still subject to adjustment by applicable taxing authorities through an adjustment to tax attributes carried forward to open years.

As part of the bankruptcy proceedings and at the Plan Date (see Note 1), seven wholly-owned subsidiaries were liquidated into the Company.  The tax returns associated with those subsidiaries have not been filed as of the date of these financial statements.  The Company believes that the tax impact of those liquidations will result in tax and penalties totaling approximately $193,000, which includes approximately $56,000 in penalties and interest.  This amount was accrued at the Plan Date and included in current liabilities as shown on the accompanying balance sheets for all periods presented.

Note 9 — Commitments and Contingencies

Commitments

The following is a description of significant commitments at September 30, 2013:

Leases — Future minimum lease payments required by non-cancelable leases in effect at September 30, 2013 are as follows:

Year ending September 30,	Capital Leases	Operating Leases
2014	$31,152	$2,770,618
2015	24,755	2,603,010
2016	—	2,114,819
2017	—	1,737,259
2018	—	1,144,453
Thereafter	—	978,106
Total minimum payments	$55,907	$11,348,265
Amount representing interest	$—
Obligations under capital leases	$55,907
Obligations due within one year	$31,105
Long-term obligations under capital leases	$24,802

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

Commitment to Issue Common Stock

On September 23, 2011, pursuant to the Plan, the Company committed to issue common stock with a stated value of $210,000 to certain pre-petition creditors, issuable automatically upon an initial public offering. The holders cannot force an IPO and there is no cash value to settle.  The settlement can only be made in shares of Company common stock and an initial public offering.  The formula for determining the number of shares issuable is $210,000 divided by the initial public offering price per share of common stock.  The likelihood of settlement absent an IPO is considered remote since the fair value of the common stock at the issuance of this contingent equity, and for all periods presented, was de minimis.  The Company concluded that, although this contingent equity instrument is liability classified under ASC 480-10, no such liability was recorded as the fair value of this instrument is de minimis for all periods presented.

Litigation — General

The Company is subject to various claims and contingencies in the ordinary course of its business, including those related to litigation, business transactions, employee-related matters, and others. When the Company is aware of a claim or potential claim, it assesses the likelihood of any loss or exposure. If it is probable that a loss will result and the amount of the loss can be reasonably estimated, the Company will record a liability for the loss. If the loss is not probable or the amount of the loss cannot be reasonably estimated, the Company discloses the claim if the likelihood of a potential loss is reasonably possible and the amount involved could be material. While the Company is not aware of any claims likely to have a material adverse effect on its financial condition or results of operations, new claims or unexpected results of existing claims could lead to significant financial harm.

Environmental Regulations and Claims

The Company is subject to federal, state and local environmental laws and regulations concerning waste disposal, pollution, protection of the environment, and the presence, discharge, storage, handling, release and disposal of, or exposure to, hazardous or toxic substances. These environmental laws can provide for significant fines and penalties for non-compliance and liabilities for remediation, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of the hazardous or toxic substances.  Third-parties may also make claims against owners or tenants of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such substances.

The dry cleaning industry has been subject to environmental regulations during the past two decades, mainly due to the use of certain solvents in the cleaning process. The main solvent used by the dry cleaning industry that has been subject to environmental regulations is perchloroethylene, or perc, a chlorinated hydrocarbon.  In 2002, air quality officials in California approved a gradual phase out of perc by 2023.  Effective January 1, 2003, this regulation requires any new dry cleaning business or facility that adds a machine to also add a non-perc machine. While existing dry cleaners can continue to operate one perc machine until 2023, all dry cleaners using perc must utilize mandated pollution controls to reduce perc emissions.  In addition to air regulations, perc may also be subject to hazardous waste regulations and disposal requirements in various states.  If released into the environment, perc may be subject to assessment and remediation regulations.

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

The Company does not use perc in any of its California operations.  Of the 70 stores and three central hubs the Company owns and operates, perc is used in three stores in Indiana (one of which is being converted to use GreenEarth® solvents) and in one production plant in Hawaii.  The Hawaii production plant uses perc for approximately 90% of its dry cleaning and uses GreenEarth® products for the remainder of its dry cleaning operations.  The Hawaii production plant is subject to less stringent environmental regulation because the aquifer underlying the plant is not considered a drinking water source because it is below the Underground Injection Control Line.  In the facilities where the Company does use perc, appropriate safeguards are in place to prevent releases of perc into the environment.  These safeguards may include, among other things, containment pans on the machine and waste barrel.

The majority of the Company’s operations use eco-friendly solvents, such as those offered by GreenEarth® Cleaning, or synthetic hydrocarbon technologies, for the Company’s dry cleaning services.  GreenEarth® Cleaning uses a liquid silicone, a clear, odorless, and non-toxic solvent solution, in a closed loop system.  Synthetic hydrocarbon technologies use hydrocarbons for cleaning the garments, and are manufactured to meet high standards of consistency and purity for a quality result every time by remaining stable through multiple distillation and reclamation cycles.  These technologies do not require air permits and do not produce hazardous waste.

The Company believes that it is in compliance in all material respects with all known federal, state, and local environmental laws and regulations pertaining to its current operations and has all of the environmental permits required to operate its current business and is in material compliance with those permits.  While the Company is not aware of any environmental and related claims that are likely to have a material adverse effect on its financial condition or results of operations, new claims or unexpected results of existing claims could lead to significant financial harm.

Employment Contracts

The Company has entered into employment contracts with certain employees and officers. All of the contracts are under the terms of at-will employment. However, under the provisions of the contracts, the Company may be required to incur severance obligations for matters relating to changes in control, as defined and involuntary terminations.  At September 30, 2013, total potential severance obligations in connection with the termination of employment contracts approximated $225,000 and none at June 30, 2014 (unaudited), as the contract had expired.  The Company has an obligation to pay certain named officers cash bonuses of $250,000 in the aggregate upon the completion of an initial public offering.

On July 23, 2014, the Company entered into a new Employment Agreement with its Chief Executive Officer (see Note 10).

On July 30, 2014, the Company entered into an Employment Agreement with its Chief Financial Officer (see Note 10).

On August 1, 2014, the Company entered into an Employment Agreement with its Chief Legal and Administrative Officer (see Note 10).

Note 10 — Subsequent Events

Employment Contracts

On July 23, 2014, the Company entered into a new employment agreement with its Chief Executive Officer with an initial term of three years, a base annual salary of $300,000 and a severance equal to the base through the end of the term.

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

On July 30, 2014, the Company entered into an employment agreement with its Chief Financial Officer.  The agreement has a three year term and a base annual salary of $200,000 with a six-month severance.

On August 1, 2014, the Company entered into an employment agreement with its Chief Legal and Administrative Officer.  The agreement has a three year term and a base annual salary of $200,000 with a six-month severance.

2014 Omnibus Incentive Plan

On July 23, 2014, the 2014 Omnibus Incentive Plan, or 2014 Plan, was adopted by the Company’s board of directors and approved by its stockholders.  The material terms of the 2014 Plan include granting of stock options (both incentive stock options, or ISOs, and non-qualified stock options, or NQSOs), stock appreciation rights, or SARS, restricted stock awards, restricted stock units, or RSUs, incentive awards, other stock-based awards, and dividend equivalents.

Key terms and provisions of the 2014 Plan are as follows:

Under the 2014 Plan, the Company may issue a maximum aggregate of 1,250,000 shares of common stock, all of which may be issued pursuant to options, SARs, restricted stock awards, RSUs, incentive awards, stock-based awards or dividend equivalents. Each share issued in connection with an award will reduce the number of shares available under the 2014 Plan by one, and each share covered under a SAR will reduce the number of shares available under the 2014 Plan by one, even though the share is not actually issued upon settlement of the SAR.

No award shall be exercisable or become vested or payable more than ten years after the date of grant. An ISO granted to a ten percent stockholder (as defined in the 2014 Plan) or a corresponding SAR that relates to such an ISO may not be exercisable more than five years after the date of grant.

The exercise or purchase price of an award, and any taxes required to be withheld with respect to an award, may be paid in cash or, if the written agreement so provides, the Compensation Committee may allow a participant to pay all or part of the exercise or purchase price, and any required withholding taxes, by tendering shares of common stock, through a broker-assisted cashless exercise, by means of “net exercise” procedure, or any other specified medium of payment.

No participant shall have any rights as our stockholder as a result of issuance of an award until the award is settled by the issuance of common stock (other than a restricted stock award or RSUs for which certain stockholder rights may be granted).

On August 26, 2014, the Company issued stock options to purchase an aggregate of 636,000 shares of common stock to certain employees at an exercise price of $4.80 per share.  The options will vest in three equal annual installments on the first, second and third anniversaries of the grant date. On the date of this grant, the Company’s board of directors determined that the exercise price per share of the options exceeded the fair market value of a share of common stock underlying the options.

Exchange Agreement

On July 23, 2014, the Company entered into an Exchange Agreement with certain holders of its related party debt instruments and warrants to (i) exchange an aggregate amount of $11,184,164 of principle and accrued interest (unaudited) owed under certain of its secured and unsecured notes and loan agreements as of August 22, 2014 for an aggregate of shares of common stock to be determined upon the common stock price in an initial public offering and (ii) exchange warrants to purchase an aggregate of 224,059 shares of Company common stock at exercise prices to be determined upon the common stock price in the initial public offering for an aggregate of 112,032 shares of common stock upon the closing of the offering (i.e., one share of common stock for each warrant representing the right to purchase two shares of common stock).  The Company refers to the exchange of this outstanding debt and warrants for shares of common stock pursuant to the terms of the Exchange Agreement as the Exchange Offer.  This Exchange Offer is conditioned upon and shall close concurrently with an initial public offering.

U.S. DRY CLEANING SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS

Under the terms of the Exchange Agreement certain holders of the Company’s common stock have agreed to cancel 1,098,445 shares of common stock, including 871,882 shares of common stock initially issued under the terms of the Reorganization Agreement (see Note 7), all conditioned upon and to occur concurrently with an initial public offering.

Advent Cleaners LLC Contingent Acquisition

On August 25, 2014, the Company entered into an Asset Purchase Agreement with Advent Cleaners LLC, or Advent Cleaners, to purchase substantially all of the assets and to assume certain liabilities of Advent Cleaners for purchase consideration of $4.0 million in cash, subject to adjustment.  The acquisition will be accounted for under ASC 805, Business Combinations.  The Company is in the process of obtaining a valuation to determine the fair value of the assets to be acquired and liabilities to be assumed to complete the purchase price allocation pursuant to ASC 805.  The acquisition is subject to customary closing conditions, including payment of the purchase consideration conditioned on the Company completing a Qualifying Initial Public Offering, or Qualifying IPO, of its common stock, defined in the Asset Purchase Agreement as net proceeds to the Company of at least $6.0 million, completed by November 30, 2014.  If the Qualifying IPO is not completed by November 30, 2014, then the Company may extend this deadline to up to February 28, 2015 by paying up to $50,000 of Advent Cleaners’ accounting and legal fees incurred in connection with the acquisition, of which up to $37,500 will be credited towards the purchase consideration to be paid by the Company at closing.

Taylor Family Trust Additional Advance

On August 27, 2014, the Company received an additional advance of $100,000 on the Taylor Family Trust Note.

CHO&WOO

AN ACCOUNTANCY CORPORATION

3250 WILSHIRE BLVD., SUITE 1502

LOS ANGELES, CALIFORNIA 90010

PHONE (213) 383-0972

FAX: (213) 388-2057

INDEPENDENT AUDITOR’S REPORT

To The Members of
Advent Cleaners, LLC
Las Vegas, Nevada

We have audited the accompanying financial statements of Advent Cleaners, LLC, which comprise the balance sheets as of December 31, 2013 and 2012, and the related statements of income, retained earnings, cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances,  but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of the significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advent Cleaners, LLC as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/S/ CHO & WOO

Los Angeles, California

May 16, 2014

ADVENT CLEANERS, LLC

BALANCE SHEETS

December 31, 2013 and 2012

	Notes	2013	2012
ASSETS
CURRENT ASSETS:
Cash	3	$233,998	$242,863
Accounts Receivables	4	518,022	458,466
Inventory	2, 5	122,323	113,336
Prepaid Expenses		34,827	22,560
TOTAL CURRENT ASSETS		909,169	837,226
PROPERTY AND EQUIPMENT- Net	2,6	679,465	719,413
DEPOSITS	10	58,865	57,301
TOTAL ASSETS		$1,647,499	$1,613,939

The accompanying notes are an integral part of the financial statements

ADVENT CLEANERS, LLC

STATEMENTS OF INCOME AND MEMBER’S EQUITY

FOR THE YEARS ENDED
December 31, 2013 and 2012

	Notes	2013	2012
LIABILITIES AND MEMBER’S EQUITY
Accounts Payable		$321,264	$356,650
Accrued Liabilities	7	169,178	149,513
Current Maturities of Long-Term Debts	8	14,118	103,841
Current Maturities of Capital Lease Obligation	9	6,768	—
TOTAL CURRENT LIABILITIES		511,328	610,003
NON-CURRENT LIABILITIES:
Long- Term Debts- Net	8	30,053	—
Long-Term Capital Lease Obligations- Net	9	3,385	—
TOTAL NON-CURRENT LIABILITIES		33,438	—
TOTAL LIABILITIES		544,766	610,003
MEMBER’S EQUITY		1,102,733	1,003,936
TOTAL LIABILITIES AND MEMBER’S EQUITY		$1,647,499	$1,613,939

The accompanying notes are an integral part of the financial statements

ADVENT CLEANERS, LLC

STATEMENTS OF INCOME AND MEMBER’S EQUITY

FOR THE YEARS ENDED

DECEMBER 31, 2013 AND 2012

	2013	2012
NET SALES	$9,954,824	$9,962,243
COST OF SALE	5,570,418	5,560,213
GROSS PROFIT	4,384,406	4,402,030
SELLING EXPENSES & OTHER	1,040,333	1,115,008
GENERAL & ADMINISTRATIVE EXPENSES	3,242,972	3,237,796
INCOME FROM OPERATIONS	101,101	49,226
OTHER INCOME (EXPENSE):
Interest expense	(2,304)	(8,358)
Other income	—	30,693
Total other income (expense)	(2,304)	22,335
NET INCOME	98,797	71,561
MEMBER’S EQUITY- BEGINNING	1,003,936	936,349
PRIOR PERIOD ADJUSTMENTS	—	(3,973)
MEMBER’S EQUITY- ENDING	$1,102,733	$1,003,936

The accompanying notes are an integral part of the financial statements

ADVENT CLEANERS, LLC

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$98,797	$71,561
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	193,628	193,288
Prior Period Adjustments	—	(3,973)
(lncr.) decr. in accounts	(59,555)	(38,677)
(Incr.) decr. in inventories	(8,986)	15,376
(Incr.) decr. in prepaid expenses	(12,267)	(4,759)
(Incr.) decr. in deposits	(1,564)	11,838
Incr. (decr.) in accounts payable	(35,385)	(123,125)
Incr. (decr.) in payroll taxes payable		(41,617)
Incr. (decr.) in accrued liabilities	19,665	22,015
	95,536	30,366

Net cash provided by (used in) operating activities	194,334	30,366

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property	(153,680)	(35,060)
Net cash used in investing activities:	(153,680)	(35,060)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment (proceed) of long-term debts	(49,518)	(146,868)
Net cash provided by financing activities:	(49,518)	(146,868)
NET INCREASE (DECREASE) IN CASH	(8,865)	(80,002)
CASH — BEGINNING	242,863	322,865
CASH — ENDING
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION
Cash paid during the years for Interest:	$2,304	$8,358

The accompanying notes are an integral part of the financial statements

ADVENT CLEANERS, LLC
NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

NOTE 1- NATURE OF BUSINESS

Advent Cleaners, LLC. (the “Company”) was organized on August 4, 2008 in the State of Nevada.  The Company is engaged primarily in the business of dry-cleaning and laundry services. The Company operates two brands, segmented by distinct cost strategies, which provide savings for the demographically,  competitively challenged regions, as well as, high quality and refined processing catered towards a more professional look. The Company operates in 18 different locations in the greater Las Vegas and Henderson cities of Nevada. These include 5 cost-brand Thrift D’Lux drop sites, 9 quality-brand AI Phillips The Cleaner drop sites, and 4 plants.

ADVENT CLEANERS, LLC.

SCHEDULE OF STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) Accounts Receivables & Allowance for Doubtful Accounts

Accounts receivable represent amounts due for services provided to wholesale customers. Wholesale customers are composed of hotels in the Las Vegas area and the type of services performed include hotel uniforms, executives and hotel guest valet.

Accounts receivables are stated at the amount management expects to collect from outstanding balances. The Company does not use the allowance method to record bad debt and doubtful accounts.

Instead the Company uses the direct write-off method which is a non-GAAP financial measure. Management believes that this policy more accurately reflects the results of operations. 2013 was the first year in which a bad debt expense was incurred. Bad debt expense for the year ended December 31, 2013 was $9,575.

(B) Inventory

Inventory is stated at lower of cost or market.

Inventory is separated into two classes, garment and supplies inventory.

Cost of garment inventory is determined using the specific identification method. Each piece is tagged by a scannable code and tracked throughout the service process flow.

Cost of supplies inventory is determined using the First-In-First-Out (FIFO) method.

(C) Property and Equipment

Properties and equipment are stated at cost.  The cost of buildings and equipment are charged against income over their estimated useful lives, using the straight-line method of depreciation and MACRS (modified accelerated cost recovery system).  Repairs and maintenance, which are not considered betterment and do not extend the useful life of property and equipment, are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the asset and accumulated depreciation are removed from the accounts and the resulting profit or loss is reflected in income.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition.

(D) Depreciation and amortization

Depreciation and amortization of property and equipment are provided using the straight-line method and MACRS (modified accelerated cost recovery system) method over the estimated useful lives of the assets, which range from three to ten years. Leasehold improvements are amortized using the straight-line method over the estimated useful life or the lease term, whichever is shorter.

Depreciation expense amounted $236,434  and $193,288 for the years ended December 31, 2013 and 2012.

ADVENT CLEANERS, LLC.

SCHEDULE OF STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(E) Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosed in the accompanying notes.  Significant areas requiring the use of management estimates related to the valuation of inventories, accounts receivable allowances, the useful life of assets for depreciation, accruals.  Actual results could differ from those estimates.

(F) Concentration of credit risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of accounts receivable.  Concentrations of risk with respect to receivables are limited due to the nature of business and diversity of the Company’s customer base.

Management performs regular evaluations concerning the ability of its customers to satisfy their obligations and based on these evaluations have determined that a provision for doubtful accounts is not necessary. The Company’s credit losses for the periods presented are insignificant and have not significantly exceeded management’s estimates.

(G) Revenue Recognition

Sales and revenues are composed of revenues generated from cleaning services performed for retail and wholesale customers. Wholesale customers are composed of hotels in the Las Vegas area and the type of cleaning services performed include hotel uniforms, executives and hotel guest valet. Retail revenues are recognized when customers drop off the article or garment and servicing begins.

Wholesale revenues are recognized upon completion of the service transaction, when customers have received the serviced article or garment, upon which the risks and rewards have been transferred to the customer.

(H) Collective Bargaining Agreement

The Company carries a collective bargaining agreement with Culinary Workers Union, Local226 that states the conditions of employee-employer relations regarding rates of pay, hours of work and other conditions of employment. Employees who regularly work more than twenty-four hours per week who are not office clerical, professional, or supervisors are covered under this agreement.

(I) Income Taxes

The Company elected S Corporation status effective August 4, 2008.  Under an S Corporation election, the company does not pay federal corporate income tax on its taxable income. The income or loss will flow through to the member and will be reportable on the member’s income tax returns.

As an entity organized in the state of Nevada, there are no state income or franchise taxes.

(J) Advertising

The Company expenses the cost of advertising as incurred.  Advertising expenses charged to operations for the years ended December 31, 2013 and 2012 were $14,711 and $15,266,  respectively.

ADVENT CLEANERS, LLC.

SCHEDULE OF STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

NOTE 3 - CASH

Cash in bank as of December 31,2013 and 2012 consists of the following:

	2013	2012
Cash in bank- Bank of America (General)	$—	$236,347
Cash in bank - Bank of America (Petty Cash)	—	36
Cash) Cash in bank- Wells Fargo (General)	221,613	—
Cash on hand	6,800	6,480
Total	$233,998	$242,863

NOTE 4- ACCOUNTS RECEIVABLE

	2013	2012
Accounts receivable	$470,568	$420,495
Accounts receivable clearing	47,453	37,971
Trade Accounts Receivable - Net	$518,022	$458,466

Accounts receivable clearing is composed of service orders not yet invoiced to weekly wholesale customers. These customers are billed every Friday and include services performed from the previous Saturday through Friday. Accounts receivable clearing for the year ended December 31, 2013 and 2012 include services performed during the period December 28 through 31 and December 29 through 31, respectively.

NOTE 5- INVENTORIES

Inventory as of December 31, 2013 and 2012 consist of following:

	2013	2012
Garment Inventory	$99,458	$95,706
Supplies Inventory	22,864	17,630
Total	$122,323	$113,336

NOTE 6- PROPERTY AND EQUIPMENT -NET

Property and equipment as of December 31, 2013 and 2012 consist of the following:

	2013	2012
Plant Equipment	$1,292,945	$1,179,599
Office Equipment	34,654	13,025
Furniture & Fixtures	76,668	76,668
Computer Equipment	259,761	259,761
Computer Software	1,216	1,216
Vehicle	48,651	45,289
Leasehold Improvement	71,230	65,584
	1,785,125	1,641,142
Less: Accumulated depreciation	(1,105,660)	(921,729)
Total-net	$679,465	$719,413

ADVENT CLEANERS, LLC.

SCHEDULE OF STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

NOTE 7- ACCRUED LIABILITIES

Accrued liabilities as of December 31, 2013 and 2012 consist of following:

	2013	2012
Payroll	$148,641	$135,907
Payroll Taxes	12,590	13,606
Taxes	7,947
Total	$169,178	$149,513

NOTE 8- LONG- TERM DEBTS

Long-term debts as of December 31, 2013 and 2012 consist of the following:

	2013	2012
Note Payable- Hanmi Bank Monthly installment obligation of$4,300.97 including interest at Prime+ 1.0 (4.25% as of December 31, 2013) Original amount was $145,000.00 Maturity date is December 2016 Collateralized by business assets	$44,171	$
Note Payable - Pacific City Bank Monthly installment obligation of$8,857.70 including interest at 4.25% Original amount was $500,000.00 Maturity date is December 2013	$—	$103,841
Total	44,171	103,841
Less: current maturities of Long-term debts	(14,118)	(103,841)
Total — net	$30,053	$—

Note Payable to Hanmi Bank in the amount of$145,000 has not been fully advanced as of December 31, 2013. Actual funds advanced as of December 31, 2013 is $44,171 for asset purchases. Current maturities have been pro-rated per outstanding balance of advances.

Maturities of long-term debts for the years succeeding December 31, 2013 are as follow:

December 31. 2014	$14,118
December 31, 2015	14,730
December 31,2016	15,323
44,171

NOTE 9- CAPITAL LEASE OBLIGATIONS

The Company leases equipment from CIT Finance, LLC.

The Company is financing the acquisition of the asset through the lease, and accordingly, it is recorded in the Company’s assets and liabilities. The lease agreement was made with zero interest and contains a bargain purchase option at the end of the lease term.

ADVENT CLEANERS, LLC.

SCHEDULE OF STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

The following is an analysis of the leased asset included in property and equipment:

Plant Equipment	$13,536
Less accumulated depreciation	(1,128)
Total- net	$12,408

No interest is due and therefore the future minimum lease payment of$10,152.08 is the present value of net minimum lease payments.

A schedule by years of present value of net minimum lease payments for the year succeeding December 31, 2013 are as follows:

December 31, 2014	$6,768
December 31, 2015	3,385
$10,152

NOTE 10- COMMITMENTS AND CONTINGENCIES

The Company has entered into nineteen lease agreements

Minimum rental commitment for each years succeeding December 31, 2013 are as follows:

Years Ending December 31,	Rent Expense
2014	$863,374
2015	732,617
2016	551,526
2017	263,616
2018	106,777
Thereafter	7,496
Total	$2,525,406

*Management has determined the future outlay of expenses for location #11029 far exceeds the future cash flows. The costs of operating the business offset against its income exceeds the monthly rental payments.

**the lease agreement schedules annual increases in the monthly fixed rent amount however as of August 1, 2012, the monthly rent has remained at $1,920.

NOTE 11- RELATED PARTY TRANSACTIONS

The Company has business relationships with a vendor, United Cleaners Supply, Inc. (Henderson) in which The Company shares a mutual owner. The Company makes purchases of its supplies from this vendor.

ADVENT CLEANERS, LLC.

SCHEDULE OF STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

Accounts payables to United Cleaners Supply, Inc. as of December 31, 2013 and 2012 are as follows:

	2013	2012
United Cleaners Supply, Inc. (Henderson	$220,449	$288,465
Total	$220,449	$288,465

Purchases from United Cleaners Supply, Inc. as of December 31, 2013 and 2012 are as follows:

	2013	2012
United Cleaners Supply, Inc. (Henderson	$1,192,976	$1,188,739
Total	$1,192,976	$1,188,739

NOTE 12 -SUBSEQUENT EVENT

Subsequent events have been evaluated through May 16, 2014, which is the date the financial statements were available to be issued.

ADVENT CLEANERS, LLC

BALANCE SHEETS

JUNE  30, 2014 AND DECEMBER 31, 2013

	Notes	June 30, 2014 (unaudited)	December 31, 2013
ASSETS

CURRENT ASSETS:
Cash		$210,224	$233,998
Accounts Receivables		580,222	518,022
Inventory	2, 3	123,670	122,323
Prepaid Expenses		34,489	34,827

TOTAL CURRENT ASSETS		948,605	909,169

PROPERTY AND EQUIPMENT - Net	2,4	573,699	679,465

DEPOSITS		62,838	58,865

TOTAL ASSETS		$1,585,142	$1,647,499

The accompanying notes are an integral part of the financial statements.

ADVENT CLEANERS, LLC

BALANCE SHEETS

JUNE 30, 2014 AND DECEMBER 31, 2013

		June 30,	December 31,
	Notes	2014	2013
LIABILITIES AND MEMBER’S EQUITY

CURRENT LIABILITIES:
Accounts Payable		$211,220	$321,264
Accrued Liabilities		126,675	169,178
Current Maturities of Long-Term Debts	5	47,906	14,118
Current Maturities of Capital Lease Obligation	6	6,768	6,768

TOTAL CURRENT LIABILITIES		392,569	511,328

NON-CURRENT LIABILITIES:
Long - Term Debts - Net	5	61,065	30,053
Long-Term Capital Lease Obligations - Net	6	—	3,385

TOTAL NON-CURRENT LIABILITIES		61,065	33,438

TOTAL LIABILITIES		453,634	544,766
Commitments and Contingencies	7

MEMBER’S EQUITY		1,131,508	1,102,733

TOTAL LIABILITIES AND MEMBER’S EQUITY		$1,585,142	$1,647,499

The accompanying notes are an integral part of the financial statements.

ADVENT CLEANERS, LLC

STATEMENTS OF INCOME AND MEMBER’S EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013

	2014		2013
	(unaudited)		(unaudited)
NET SALES	$5,280,868	100%	$5,000,617	100%

COST OF SALES	2,923,312	55.4	2,762,445	55.2

GROSS PROFIT	2,357,556	44.6	2,238,172	44.8

SELLING EXPENSES & OTHER	559,920	10.6	511,410	10.1

GENERAL & ADMINISTRATIVE EXPENSES	1,672,718	31.7	1,615,013	32.3

INCOME FROM OPERATIONS	124,918	2.3	111,749	2.2

OTHER INCOME (EXPENSE):
Interest expense	(2,151)	0.0	(1,765)	0.0
Other income	3,500	0.1	—	0.0

Total other income (expense)	1,349	0.0	(1,765)	0.0

NET INCOME	126,267	2.4%	109,984	2.2%

MEMBER’S EQUITY - BEGINNING	1,005,241		999,799

MEMBER’S EQUITY -ENDING	$1,131,508		$1,109,783

The accompanying notes are an integral part of the financial statements.

ADVENT CLEANERS, LLC

STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013

	2014	2013
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$126,267	$109,984
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	80,292	92,538
(Incr.) decr. in accounts receivable	(62,200)	(266,671)
(Incr.) decr. in inventories	(1,348)	(1,844)
(Incr.) decr. in prepaid expenses	(2,162)	(5,187)
(Incr.) decr. in deposits	—	—
Incr. (decr.) in accounts payable	(82,699)	9,334
Incr. (decr.) in payroll taxes payable	—	48,046
Incr. (decr.) in accrued liabilities	(43,093)	(18,834)
Loss (gain) in sales of asset	(3,500)	—
	(114,710)	(142,618)

Net cash provided by (used in) operating activities	11,557	(32,634)

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of property	(100,248)	—
Sale of Asset	3,500	—

Net cash used in investing activities:	(96,748)	—

CASH FLOWS FROM FINANCING ACTIVITIES:

(Payment) proceeds of long-term debts	61,417	(51,372)

Net cash provided by financing activities:	61,417	(51,372)

NET DECREASE IN CASH	(23,774)	(84,006)

CASH - BEGINNING	233,998	242,863

CASH - ENDING	$210,224	$158,857

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:

Cash paid during the six months for:
Interest	$2,151	$1,765

The accompanying notes are an integral part of the financial statements.

ADVENT CLEANERS, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS

Advent Cleaners, LLC, (the “Company”) was organized on August 4, 2008 in the State of Nevada. The Company is engaged primarily in the business of dry-cleaning and laundry services. The Company operates two brands, segmented by distinct cost strategies, which provide savings for the demographically, competitively challenged regions, as well as, high quality and refined processing catered towards a more professional look. The Company operates in 18 different locations in the greater Las Vegas and Henderson cities of Nevada.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) Accounts Receivables & Allowance for Doubtful Accounts

Accounts receivable represent amounts due for services provided to wholesale customers. Wholesale customers are composed of hotels in the Las Vegas area and the type of services performed include hotel uniforms, executives and hotel guest valet.

Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company does not use the allowance method to record bad debt and doubtful accounts. Instead the Company uses the direct write-off method which is non-GAAP financial measure. Management believes that this policy more accurately reflects the results of operations.

(B) Inventory

Inventory is stated at lower of cost or market.

Inventory is separated into two classes, garment and supplies inventory. Cost of garment inventory is determined using the specific identification method. Each piece is tagged by a scannable code and tracked throughout the service process flow.

Cost of supplies inventory is determined using the First-In-First-Out (FIFO) method.

(C) Property and Equipment

Properties and equipment are stated at cost. The cost of buildings and equipment are charged against income over their estimated useful live, using the straight-line method of depreciation and MACRS (modified accelerated cost recovery system). Repairs and maintenance, which are not considered betterment and do not extend the useful life of property and equipment, are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the asset and accumulated depreciation are removed from the accounts and the resulting profit or loss is reflected in income.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition.

ADVENT CLEANERS, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(D) Depreciation and amortization

Depreciation and amortization of property and equipment are provided using the straight-line method over the estimated useful lives of the assets, which range from three to ten years. Leasehold improvements are amortized using the straight-line method over the estimated useful life or the lease term, whichever is shorter. Depreciation expense amounted $80,292 and $92,538 for the six months ended June 30, 2014 and 2013.

(E) Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosed in the accompanying notes. Significant areas requiring the use of management estimates related to the valuation of inventories, accounts receivable allowances, the useful life of assets for depreciation, accruals. Actual results could differ from those estimates.

(F) Concentration of credit risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of accounts receivable. Concentrations of risk with respect to receivables are limited due to the nature of business and diversity of the Company’s customer base. Management performs regular evaluations concerning the ability of its customers to satisfy their obligations and based on these evaluations have determined that a provision for doubtful accounts is not necessary. The Company’s credit losses for the periods presented are insignificant and have not significantly exceeded management’s estimates.

(G) Revenue Recognition

Sales and revenues are composed of revenues generated from cleaning services performed for retail and wholesale customers. Wholesale customers are composed of hotels in the Las Vegas area and the type of cleaning services performed include hotel uniforms, executives and hotel guest valet. Retail revenues are recognized when customers drop off the article or garment and servicing begins. Wholesale revenues are recognized upon completion of the service transaction, when customers have received the serviced article or garment, upon which the risks and rewards have been transferred to the customer.

(H) Collective Bargaining Agreement

The Company carries a collective bargaining agreement with Culinary Workers Union, Local 226 that states the conditions of employee-employer relations regarding rates of pay, hours of work and other conditions of employment. Employees who regularly work more than twenty-four hours per week who are not office clerical, professional, or supervisors are covered under this agreement.

ADVENT CLEANERS, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(I) Income Taxes

The Company elected S Corporation status effective August 4, 2008. Under an S Corporation election, the company does not pay federal corporate income tax on its taxable income. The income or loss will flow through to the member and will be reportable on the member’s income tax returns. As an entity organized in the state of Nevada, there are no state income or franchise taxes.

(J) Advertising

The Company expenses the cost of advertising as incurred. Advertising expenses charged to operations for the six months ended June 30, 2014 and 2013 were $21,186 and $4,483, respectively.

NOTE 3 - INVENTORIES

Inventory as of June 30, 2014 and December 31, 2013 consist of following:

	June 30,	December 31,
	2014	2013
Garment Inventory	$107,357	$99, 458
Supplies Inventory	16,313	22,864
Total	$123,670	$122,323

ADVENT CLEANERS, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 4 - PROPERTY AND EQUIPMENT -NET

Property and equipment as of June 30, 2014 and December 31, 2013 consist of the following:

	June 30,	December 31,
	2014	2013
Plant Equipment	$1,345,491	$1,292,945
Office Equipment	11,877	34,654
Furniture & Fixtures	76,668	76,668
Computer Equipment	262,929	260,977
Vehicle	40,369	48,651
Leasehold Improvement	63,830	71,230
	1,801,164	1,785,125
Less: Accumulated depreciation	(1,227,465)	(1,105,660)
Total - Net	$573,699	$679,465

NOTE 5 - LONG - TERM DEBTS

Long-term debts as of June 30, 2014 and December 31, 2013 consist of the following:

	June 30,	December 31,
	2014	2013
Note Payable - Hanmi Bank Monthly installment obligation of $4,300.97 including interest at Prime + 1.0 (4.25% as of June 30, 2014) Original amount was $145,000.00 Maturity date is December 2016 Collateralized by business assets	$108,971	$44,171

Total	108,971	44,171
Less: Current maturities of Long-term debts	(47,906)	(14,118)
Total - net	$61,065	$30,053

Note Payable to Hanmi Bank in the amount of $145,000 has not been fully advanced as of June 30, 2014. Actual funds advanced as of June 30, 2014 is $132,625.57 for asset purchases.

Maturities of long-term debts for the years succeeding June 30, 2014 are as follow:

June 30, 2015	$47,906
June 30, 2016	49,983
June 30, 2017	11,082
Total	$108,971

ADVENT CLEANERS, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 6 - CAPITAL LEASE OBLIGATIONS

The Company leases equipment from CIT Finance, LLC.

The Company is financing the acquisition of the asset through the lease, and accordingly, it is recorded in the Company’s assets and liabilities. The lease agreement was made with zero interest and contains a bargain purchase option at the end of the lease term.

The following is an analysis of the leased asset included in property and equipment:

Plant Equipment	$13,536
Less accumulated depreciation	(2,095)
Total - net	$11,441

No interest is due and therefore the future minimum lease payment of $6,768 is the present value of net minimum lease payments.

A schedule by years of present value of net minimum lease payments for the year succeeding June 30, 2014 are as follows:

June 30, 2015	$6,768
$6,768

NOTE 7 - COMMITMENTS AND CONTINGENCIES

At June 30, 2014, the Company was the lessee at 19 different locations in the greater Las Vegas and Henderson cities of Nevada. Lease terms for most locations are generally five years with certain leases providing for options to extend for one, two, or no additional lease terms. The lease agreements may also include escalation terms which include fixed-rent escalations, escalations based on an inflation index, and fair value market adjustments. Any escalations may be made on the base rent or on the dollar per square foot leased. The timing of these escalations ranges from annually to every five years. For most locations, the Company is obligated for the related occupancy costs including property taxes, insurance and maintenance.

Total rent for the six months ended June 30, 2014 and 2013 were $549,881 and $540,280, respectively.

Minimum rental commitment for each years succeeding June 30, 2014 are as follows:

Years Ending June 30,	Rent Expense

2015	$801,233
2016	655,276
2017	408,223
2018	175,851
2019	41,618
Total	$2,082,201

ADVENT CLEANERS, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 8 - RELATED PARTY TRANSACTIONS

The Company has business relationships with a vendor, United Cleaners Supply, Inc. (Henderson) in which The Company shares a mutual owner. The Company makes purchases of its supplies from this vendor.

Accounts payables to United Cleaners Supply, Inc. as of June 30, 2014 and December 31, 2013 are as follows:

	2014	2013

United Cleaners Supply, Inc. (Henderson)	$115,761	$220,449
Total	$115,761	$220,449

Purchases from United Cleaners Supply, Inc. for the six months ended June 30, 2014 and 2013 are as follows:

	2014	2013

United Cleaners Supply, Inc. (Henderson)	$595,441	$588,027
Total	$595,441	$588,027

No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offer made by this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction in which such an offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that information contained herein is correct as of any time subsequent to the date of this prospectus.

Until             , 2014 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

U.S. DRY CLEANING SERVICES CORPORATION

 SHARES OF COMMON STOCK AND

   WARRANTS TO PURCHASE      SHARES OF COMMON STOCK

PROSPECTUS

Sole Book Running Manager

Maxim Group LLC

Co-Managers

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

SEC Registration Fee	$2,225
FINRA Filing Fee	$3,128
NASDAQ Filing Fee	$5,000
Printing and Engraving Expenses	$50,000
Transfer Agent Fees and Expenses	$5,000
Legal Fees and Expenses	$250,000
Accountants’ Fees and Expenses	$313,000
Miscellaneous Costs	$25,000
Total	$653,353

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Sections 6.1 and 6.2 of Article VI of the Company’s amended and restated bylaws provide for indemnification by the Company of its directors, officers, employees and agents to the fullest extent permitted by the DGCL.

Article Ninth of the Company’s Amended and Restated Certification of Incorporation eliminates the liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware law. Under Section 102(b)(7) of the DGCL, a director shall not be exempt from liability for monetary damages for any liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

We have entered and expect to continue to enter into agreements to indemnify our directors and officers as determined by our board of directors. These agreements provide for indemnification of related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions of our amended and restated certificate of incorporation or our amended and restated bylaws, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following list sets forth information regarding all unregistered securities sold by us since October 2, 2011.

On September 23, 2011, the effective date of our Bankruptcy Plan, all of the existing shares of our common stock were cancelled, and upon surrender of such cancelled stock to our transfer agent, one share of new common stock was issued for every 40 shares of cancelled common stock, an aggregate of approximately 47,529 shares of common stock.

On September 23, 2011, under the terms of our Bankruptcy Plan, the holders of our preferred stock were deemed to have converted their preferred stock into shares of our common stock at 110% of the applicable conversion rate and the preferred stock was cancelled.  The converted shares of common stock were then deemed cancelled, and upon surrender of cancelled preferred stock to our transfer agent, one share of new common stock was issued for every 40 shares of cancelled common stock, an aggregate of 63,300 shares of common stock.

On September 23, 2011, as partial settlement for the Class 14 secured claims under our Bankruptcy Plan, we issued a series of 10% Subordinated Secured Convertible Debentures, in the aggregate principal amount of $9,100,000, or Subordinated Convertible Debentures.  All principal and accrued but unpaid interest under the Subordinated Convertible Debentures was convertible, at the election of the holder, into the shares of our common stock based upon a conversion price of $120.00 per share.  On September 27, 2012, the Subordinated Convertible Debentures were amended to stipulate that interest on the Subordinated Convertible Debentures would accrue and to eliminate periodic interest payments under the Subordinated Convertible Debentures.

On September 23, 2011 and September 27, 2011, as part of our “exit financing” under the Bankruptcy Plan, or Exit Financing, we issued and sold a series of 10% Senior Secured Original Issue Discount Convertible Debentures, or Senior Convertible Debentures, to seven accredited investors in the aggregate principal amount of $5,720,000.  All principal and accrued but unpaid interest under the Senior Convertible Debentures may be converted at the election of the holder, into shares of our common stock at a conversion price of $32.00 per share.  On September 27, 2012, the Senior Convertible Debentures were amended to stipulate that interest on the Senior Convertible Debentures would accrue and to eliminate periodic interest payments under the Senior Convertible Debentures.  On March 20, 2014, the Senior Convertible Debentures were amended to extend the maturity date of the Senior Convertible Debentures to July 31, 2015.

In connection with the sale and issuance of the Senior Convertible Debentures, we issued a five year warrants to the investors in the Exit Financing for the purchase of 178,754 shares of common stock, in the aggregate, at an exercise price of $32.00 per share.

On October 21, 2011, as partial settlement for Class 7, 8, 9 and 13 secured claims under our Bankruptcy Plan, we issued a series of 6% Senior Secured Convertible Debentures, or New Debentures, in the aggregate principal amount of $166,949.  All principal and accrued but unpaid interest under these notes may be converted at the election of the holder, into shares of our common stock at conversion price of $120.00 per share.  On November 16, 2012, we repaid $15,734 in principal, together with accrued and unpaid interest on the principal being repaid, to a holder of the New Debentures.  On November 16, 2012, the remaining $151,215 in principal and $9,864 in accrued and unpaid interest on the remaining principal under the New Debentures were acquired by Setal 8 Trust and the New Debentures were amended to increase the interest rate on the New Debentures to 12% per annum.

On September 23, 2011 and January 1, 2014, we issued a series of 10% Senior Secured Convertible Debentures, or Professional Notes, in the aggregate principal amount of $1,473,571. The Professional Notes had an initial maturity date of September 23, 2013 and accrued interest 10% per annum.  Each of these notes was subsequently exchanged prior to maturity for consideration, including new convertible debentures as described below. On January 18, 2012, the Bankruptcy Court ordered us to issue shares of our common stock to Wolf, Rifkin, Shapiro, Schulman & Rabkin, LLP, or WRSSR, our legal counsel during our bankruptcy proceedings.  Upon completion of this offering, we are obligated to issue to WRSSR shares of our common stock equal to $210,000 at the price per share sold in this offering.

Pursuant to a letter agreement, dated February 21, 2012, or 2012 Letter Agreement, by and among Setal 1, LLC, Setal 2, LLC, Setal 3, LLC, Setal 4, LLC, Setal 5, LLC, Setal 6, LLC, Setal 7, LLC, Taylor Family Trust, Lester E. Taylor, Jr., Wattles Capital Management, LLC, or WCM, and Mark Wattles, we agreed to issue WCM, an entity beneficially owned and managed by Mark Wattles, a number of shares of our common stock equal to 35% of the issued and outstanding shares of our common stock on a fully diluted basis, or 618,750 shares of our common stock, subject to certain restrictions, at the fair market value on the date of this grant.  On September 9, 2013, Setal 10 Trust purchased 326,563 shares of common stock issued to WCM and WCM agreed to terminate its right to be issued the remaining 292,188 shares of common stock.

Concurrently with and as a condition to the execution of the WCM Letter Agreement, we agreed to issue 20% of the issued and outstanding shares of our common stock, or 354,391 shares (the “Management Shares”), on a fully-diluted basis to members of our senior management, of which 273,141 shares were granted to Mr. Bond and 81,250 shares were granted to Mr. Stickler, together the Management Shares.  The Management Shares were issued pursuant to Restricted Stock Purchase Agreements which allow us to repurchase “unvested shares” at their original issue price of $0.001 upon certain events, including the termination of employee’s continued services.  Approximately 35% of the Management Shares were deemed “vested,” and therefore not subject to forfeiture, on the grant date with the remainder vesting monthly through September 2014.

On February 23, 2012, we sold and issued a 10% Senior Secured Promissory Note to WCM in the principal amount of $548,900, or WCM Note. All principal and accrued but unpaid interest under this note is convertible, at the election of the holder, into the shares of our common stock at $32.00 per share.  On September 9, 2013, Setal 10 Trust purchased WCM Note.  On January 17, 2014, the WCM Note was amended to increase the interest rate on the WCM Note to 18% per annum.  On March 20, 2014, the WCM Note was amended to extend the maturity date of the WCM Note to July 31, 2015.

On February 23, 2012, in connection with the sale and issuance of the WCM Note, we issued WCM a seven year warrant to purchase 17,185 shares of our common stock at an exercise price of $32.00 per share, or WCM Warrant.  On September 9, 2013, Setal 10 Trust purchased WCM Warrant.

By letter agreement dated August 12, 2012, we issued Michael Smith, a former member of the our board of directors, in exchange for services rendered 1,250 shares of our common stock at the fair market value on the date of this grant and also granted Mr. Smith the right to purchase an additional 1,875 shares of common stock at a purchase price equal to the lesser of $80.00 or the purchase price of common stock sold in a subsequent public offering.

On August 2, 2012, we entered into Note Exchange Agreement with Maxim Group LLC, pursuant to which we cancelled a Professional Note in the principal amount of $200,000, in exchange for, among other consideration, a new 10% Senior Secured Promissory Note, due March 31, 2015, in the principal amount of $50,000, or Maxim Note.  In connection with this Exchange Agreement we also agreed to issue Maxim Group LLC, if and when we consummate an underwritten public offering of our securities or such earlier time as requested by Maxim Group LLC, a number of shares of our common stock equal to $100,000 divided by the lesser of (i) 80% of the per share price of our common stock sold in our next underwritten public offering or (ii) $80.00, or the Maxim Stock Obligation.  On January 21, 2014, we entered into an Amendment to Note Exchange Agreement pursuant to which we issued 1,250 of our Common Stock in exchange for cancelling the Maxim Stock Obligation.  We also agreed to issue additional shares of common stock equal to the difference between 1,250 shares and the number of shares determined by dividing $100,000 by the lesser of (a) eighty percent (80%) of the per share price of the our common stock sold in an underwritten public offering of our securities and (b) the valuation ascribed to our common stock in a future valuation event, including a private financing, a merger and acquisition transaction, strategic transaction or independent appraisal. We expect to issue these shares at the closing of this offering.

On August 8, 2012, we entered into Note Purchase Agreement with Maxim Group LLC, pursuant to which Maxim Group LLC canceled the Maxim Note, in exchange for which, among other consideration, we agreed to issue a number of shares of our common stock equal to $34,000 divided by the lesser of (i) 80% of the per share price of our common stock sold in our next underwritten public offering or (ii) $80.00.  We are obligated to issue these shares if and when we consummate an underwritten public offering of our securities or such earlier time as requested by Maxim Group LLC.  We expect to issue these shares at the closing of this offering.

On August 8, 2012, we entered into Note Exchange Agreement with INTL Provident Group, or Provident, pursuant to which we cancelled a Professional Note in the principal amount of $475,000, in exchange for, among other consideration, a new 10% Senior Secured Promissory Note due March 31, 2015, or INTL Note, in the principal amount of $118,750.  All principal and accrued but unpaid interest under the INTL Note shall be converted into shares of our common stock immediately prior to this offering at a conversion rate equal to the lesser of (i) 80% of the per share price of our common stock sold in an underwritten public offering or (ii) $80.00.  In connection with this Note Exchange Agreement we also agreed to issue Provident, if and when we consummate an underwritten public offering of our securities or such earlier time as requested by Provident, a number of shares of our common stock equal to $237,500 divided by the lesser of (i) 80% of the per share price of our common stock sold in our next underwritten public offering or (ii) $80.00.  We expect to issue these shares at the closing of this offering.

On September 11, 2012, we entered into Note Exchange Agreement with Wolf, Rifkin, Shapiro, Shulman & Rabkin, LLP, or WRSSR, pursuant to which we cancelled a Professional Note in the principal amount of $280,000, in exchange for, among other consideration, a new 10% Senior Secured Promissory Notes due March 31, 2015, or WRSSR Notes, in the principal amount of $187,600 to WRSSR and an affiliate.  All principal and accrue but unpaid interest under the WRSSR Notes shall be converted into shares of our common stock immediately prior to this offering at a conversion rate equal to the lesser of (i) 80% of the per share price of our common stock sold in an underwritten public offering or (ii) $80.00.  We expect to issue these shares at the closing of this offering.

On September 24, 2012, we entered into Note Exchange Agreement with Duane Morris LLP, or Duane Morris, pursuant to which we cancelled a Professional Note in the principal amount of $225,000, in exchange for, among other consideration, a new 10% Senior Secured Promissory Note due March 31, 2015, or Duane Morris Note, in the principal amount of $56,250.  All principal and accrued but unpaid interest under the Duane Morris Note shall be converted into shares of our common stock immediately prior to this offering at a conversion rate equal to the lesser of (i) 80% of the per share price of our common stock sold in an underwritten public offering or (ii) $80.00.  In connection with this Note Exchange Agreement we also agreed to issue Duane Morris, if and when we consummate an underwritten public offering of our securities or such earlier time as requested by Duane Morris, a number of shares of our common stock equal to $112,500 divided by the lesser of (i) 80% of the per share price of our common stock sold in our next underwritten public offering or (ii) $80.00.  We expect to issue these shares at the closing of this offering.

On October 3, 2012, we entered into Note Exchange Agreement with C.T. Moffitt & Company, or Moffitt, pursuant to which we cancelled a Professional Note in the principal amount of $218,571, in exchange for, among other consideration, a new 10% Senior Secured Promissory Note due March 31, 2015, or Moffitt Note, in the principal amount of $44,285.50.  All principal and accrued but unpaid interest under the Moffitt Note and the shall be converted into shares of our common stock immediately prior to this offering at a conversion rate equal to the lesser of (i) 80% of the per share price of our common stock sold in an underwritten public offering or (ii) $80.00.  In connection with this Note Exchange Agreement we also agreed to issue Moffitt, if and when we consummate an underwritten public offering of our securities or such earlier time as requested by Moffitt, a number of shares of our common stock equal to $109,285.50 divided by the lesser of (i) 80% of the per share price of our common stock sold in our next underwritten public offering or (ii) $80.00.  We expect to issue these shares at the closing of this offering.

On August 22, 2012, we sold and issued a 10% Senior Secured Promissory Note to Setal 9 Trust, or Setal 9, in the principal amount of $550,000, or Setal 9 Note. All principal and accrued but unpaid interest under the Setal 9 Note is convertible, at the election of the holder, into the shares of our common stock at $32.00 per share.  The Setal 9 Note was amended on January 17, 2014 to increase the interest rate applicable to the Setal 9 Note to 18%.  On March 20, 2014, the Setal 9 Note was amended to extend the maturity date of the Setal 9 Note to August 31, 2015.

On August 22, 2012, in connection with the sale and issuance of the Setal 9 Note, we issued Setal 9 a seven year warrant to purchase 17,188 shares of our common stock at an exercise price of $32.00 per share.

On April 5, 2013, we issued 31,257 shares of our common stock as partial settlement for Class 20 unsecured claims under our Bankruptcy Plan.  According to the terms of the Bankruptcy Plan, the members of Class 20 received one share of common stock for every $240.00 of claim settled.

On November 25, 2013, we issued 88,502 shares of our common stock to the Class 14 secured creditors under our Bankruptcy Plan.  According to the terms of the Bankruptcy Plan, these claimants were entitled to 16,413 shares of our new common stock, plus one share of every $120.00 of the balance of their secured claims equal to $8.65 million.

Effective as of January 17, 2014, we entered into a Reorganization Agreement, or Reorganization Agreement, with the holders of our Subordinated Convertible Debentures, Setal 7, LLC Setal 8 Trust, Setal 9 Trust, Setal 10 Trust, Setal 11, LLC, Park Place Services and Lester E. Taylor, Jr.  Pursuant to which, among other things, we issued an aggregate of 5,620,514 shares of our Series A Preferred Stock and an aggregate of 1,328,913 shares of our common stock to the holders of the Subordinated Convertible Debentures in exchange for the Subordinated Convertible Debentures.

Pursuant to the Reorganization Agreement, on January 17, 2014, we also issued 442,969 shares of our common stock to Setal 11, LLC in connection with and as a condition Setal 11, LLC’s commitment of capital under the Loan and Security Agreement, dated January 17, 2014.

On September 23, 2011, as consideration for certain advisory services provided prior to our exit from bankruptcy, we issued to Maxim Group LLC a five year warrant for the purchase of up to 9,057 shares of our common stock at an exercise price of $32.00 per share.

On July 23, 2014, we entered into an exchange agreement, or Exchange Agreement, with certain holders of our debt instruments, warrants and rights to purchase common stock to (i) exchange certain of our secured and unsecured notes and loan agreements, under which an aggregate amount of $11,470,781 in principal and interest was outstanding as of October 2, 2014, for an aggregate of 1,572,808 shares of our common stock upon the closing of this offering, based upon an assumed public offering price for our common stock of $5.99 per share, which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus; and (ii) exchange warrants and rights to purchase an aggregate of 224,059 shares of our common stock at exercise prices ranging from $5.99 (which is the midpoint of the range of the purchase price for a share of common stock set forth on the cover page of this prospectus) to $32.00 per share for an aggregate of 112,032 shares of our common stock upon the closing of this offering (i.e., one share of common stock for each warrant representing the right to purchase two shares of common stock).  As a result of the Exchange Offer, upon the closing of this offering and prior to application of the net proceeds of this offering, we expect to have a total of approximately $1,477,523 in debt outstanding and no warrants or rights to purchase shares of our common stock outstanding (other than warrants to purchase 2,000,000 shares of common stock issued to investors in this offering and warrants to purchase 160,000 shares of common stock to be issued to the representative or the underwriters in this offering).

In August 2014, we issued stock options to purchase an aggregate of 636,000 shares of our common stock to certain of our employees at an exercise price of $4.80 per share.

The issuance of securities described in the second, third, fourth, fifth, sixth, seventh, twenty-second and twenty-third paragraphs above were exempt from registration under Section 1145(a) of the Bankruptcy Code.  The issuance of securities described in the twenty-fourth and twenty-seventh paragraphs above were exempt from registration under Section 3(a)(9) of the Securities Act (except for 1,615,907 shares of common stock issued in connection with the Exchange Offer under the Exchange Agreement which were issued under Section 4(2) of the Securities Act).  The offer and sale of the securities described in all other paragraphs above were effected in reliance on Section 4(2) of the Securities Act.

Item 16. Exhibits

(a)                     Exhibits.

INDEX TO EXHIBITS

Exhibit number	Description of Exhibit***
1.1	Form of Underwriting Agreement
2.1*	Asset Purchase Agreement, dated August 21, 2014, by and among Registrant, Advent Cleaners, LLC and Steve S. Hong
3.1**	Restated Certificate of Incorporation of the Registrant, as amended
3.2**	Certificate of Amendment to Certificate of Incorporation
3.3**	Amended and Restated Bylaws of the Registrant
4.1	Specimen certificate evidencing shares of common stock
4.2	Form of Warrant Agreement and Form of Warrant Certificate
4.3	Form of representative warrants to purchase shares of common stock

Exhibit number	Description of Exhibit***
5.1	Opinion of Troutman Sanders LLP
10.1**#	U.S. Dry Cleaning Services Corporation 2014 Omnibus Incentive Plan and forms of agreements thereunder
10.2**#	Employment Agreement, dated July 23, 2014, between the Registrant and Alexander Bond
10.3**#	Employment Agreement, dated July 30, 2014, between the Registrant and Kari Minton
10.4**#	Employment Agreement, dated August 1, 2014, between the Registrant and Timothy Stickler
10.5**	Form of 10% Subordinated Secured Convertible Debentures issued on September 23, 2011, in the aggregate principal amount of $9,100,000
10.6**	Amendment to Debentures, dated September 27, 2012, by and among the Registrant and the holders of the 10% Subordinated Secured Convertible Debentures issued on September 23, 2011
10.7**	Form of 10% Senior Secured Original Issue Discount Convertible Debentures issued on September 23, 2011 and September 27, 2011, in the aggregate principal amount of $5,720,000
10.8**

Amendment to Debentures, dated September 27, 2012, by and among the Registrant and the holders of the 10% Senior Secured Original Issue Discount Convertible Debentures issued on September 23, 2011 and September 27, 2011

10.9**

Amendment to Debentures, dated March 20, 2014, by and among the Registrant and the holders of the 10% Senior Secured Original Issue Discount Convertible Debentures issued on September 23, 2011 and September 27, 2011

10.10**	Form of Warrants to purchase an aggregate of 2,860,000 shares issued on September 23, 2011 and September 27, 2011
10.11**

Security Agreement, dated September 27, 2011, by and among the Registrant and the holders of the holders of the 10% Senior Secured Original Issue Discount Convertible Debentures issued on September 23, 2011 and September 27, 2011

10.12**

Registration Rights Agreement, dated September 27, 2011, by and among the Registrant and the holders of the holders of the 10% Senior Secured Original Issue Discount Convertible Debentures issued on September 23, 2011 and September 27, 2011

10.13**	Warrant to purchase 9,057 shares of common stock issued to Maxim Group, LLC on September 23, 2011.
10.14**	Form of 6 % Senior Secured Convertible Debentures issued on October 21, 2011, in the aggregate principal amount of $166,949
10.15**	Confirmation and Assignment of New Notes, dated November 16, 2012, by and among the Registrant, the holders of the 6 % Senior Secured Convertible Debentures issued on October 21, 2011
10.16**	Form of 10% Senior Secured Convertible Debentures issued on September 23, 2011 and January 1, 2014, in the aggregate principal amount of $1,473,571
10.17**

Letter Agreement, dated February 21, 2012, by and among the Registrant, Setal 1, LLC, Setal 2, LLC, Setal 3, LLC, Setal 4, LLC, Setal 5, LLC, Setal 6, LLC, Setal 7, LLC, Taylor Family Trust, Lester E. Taylor, Jr., Wattles Capital Management, LLC and Mark Wattles

10.18**	10% Senior Secured Promissory Note in the aggregate principal amount of $549,890 issued to Wattles Capital Management, LLC on February 23, 2012
10.19**	Warrant to purchase 274,950 shares of common stock issued to Wattles Capital Management, LLC on February 23, 2012.
10.20**	Securities Purchase Agreement, dated September 9, 2013, by and among the Registrant, Wattles Capital Management, LLC and Setal 10 Trust.
10.21**	Amendment to Debenture, dated January 17, 2014, by and between the Registrant and Setal 10 Trust.

Exhibit number	Description of Exhibit***
10.22**	Amendment to Debentures, dated March 20, 2014, by and between the Registrant and Setal 10 Trust.
10.23**	Letter Agreement, dated August 12, 2012, by and between the Registrant and Michael Smith
10.24**	Note Exchange Agreement, dated August 2, 2012, by and between the Registrant and Maxim Group, LLC
10.25**	Note Purchase Agreement, dated August 8, 2012, by and between the Registrant and Maxim Group, LLC
10.26**	10% Senior Secured Promissory Note due March 31, 2015 in the aggregate principal amount of $50,000 issued to Maxim Group, LLC on August 2, 2012
10.27**	Amendment to Note Exchange Agreement, dated January 21, 2014, by and between the Registrant and Maxim Group, LLC
10.28**	Note Exchange Agreement, dated August 8, 2012, by and between the Registrant and INTL Provident Group
10.29**	10% Senior Secured Promissory Note due March 31, 2015 in the aggregate principal amount of $118,750 issued to INTL Provident Group on August 8, 2012
10.30**	Note Exchange Agreement, dated September 11, 2012, by and between the Registrant and Wolf, Rifkin, Shapiro, Shulman & Rabkin, LLP
10.31**	10% Senior Secured Promissory Note due March 31, 2015 in the aggregate principal amount of $70,000 issued to Wolf, Rifkin, Shapiro, Shulman & Rabkin, LLP and an affiliate on September 24, 2012
10.32**	Equity Exchange Agreement, dated September 11, 2012, by and between the Registrant and Wolf, Rifkin, Shapiro, Shulman & Rabkin, LLP
10.33**	10% Senior Secured Promissory Note due March 31, 2015 in the aggregate principal amount of $58,800 issued to Wolf, Rifkin, Shapiro, Shulman & Rabkin, LLP and an affiliate on September 24, 2012
10.34**	10% Senior Secured Promissory Note due March 31, 2015 in the aggregate principal amount of $58,800 issued to Simon Aron and an affiliate on September 24, 2012
10.35**	Note Exchange Agreement, dated September 24, 2012, by and between the Registrant and Duane Morris LLP
10.36**	10% Senior Secured Promissory Note due March 31, 2015 in the aggregate principal amount of $56,250 issued to Duane Morris LLP on September 24, 2012
10.37**	Note Exchange Agreement, dated October 3, 2012, by and between the Registrant and C.T. Moffitt & Company
10.38**	10% Senior Secured Promissory Note due March 31, 2015 in the aggregate principal amount of $44,285.50 issued to C.T. Moffitt & Company on October 3, 2012
10.39**	Exchange Agreement, July 19, 2012, Fulbright & Jaworsky LLP and the Registrant
10.40**	10% Senior Secured Promissory Note issued due March 31, 2015 in the principal amount of $550,000 on August 22, 2012 to Setal 9 Trust
10.41**	Amendment to Debenture, dated January 17, 2014, by and between the Registrant and Setal 9 Trust
10.42**	Amendment to Debenture, dated March 20, 2014, by and between the Registrant and Setal 9 Trust
10.43**	Warrant to purchase 275,000 shares of common stock issued to Setal 9 Trust on August 22, 2012
10.44**

Working Capital Secured Note in the aggregate in the principal amount of $200,400 issued to Lester E. Taylor Jr. & Diane M. Taylor as Trustees of the Taylor Family Trust and Clyde Wilson & Anita Wilson as Trustees of the Wilson Family Trust on August 22, 2012

10.45**	Loan and Security Agreement, dated November 6, 2012, by and between the Registrant and Setal 8 Trust

Exhibit number	Description of Exhibit***
10.46**	Loan and Security Agreement, dated January 3, 2013, by and between the Registrant and Setal 8 Trust
10.47**	Loan Agreement, dated March 21, 2013, by and between the Registrant and Setal 10 Trust
10.48**	Loan and Security Agreement, dated August 16, 2013, by and between the Registrant and Park Place Services
10.49**	Loan and Security Agreement, dated January 17, 2014, by and between the Registrant and Setal 11, LLC
10.50**

Amended and Restated Reorganization Agreement, dated effective January 17, 2014, by and among the Registrant and the holders of the Subordinated Convertible Debentures, Setal 7, Setal 8, Setal 9 , Setal 10 , Setal 11, Park Place Services and Lester E. Taylor, Jr.

10.51**	Intercreditor Agreement, dated January 17, 2014, by and among the Registrant and Setals 1-6, Setal 7, Setal 8, Setal 9 , Setal 10 , Setal 11 and Park Place Services.
10.52	Loan and Security Agreement, dated June 30, 2014, by and among the Registrant and Taylor Family Trust and Wilson Family Trust
10.53**

Exchange Agreement, dated July 23, 2014, by and among the Registrant and Holders of Senior Convertible Debentures, Setal 8 Trust, Setal 9 Trust, Setal 10 Trust, Setal 11, LLC, Holders of Warrants, and former Holders of Subordinated Convertible Debentures

10.54	Registration Rights Agreement, dated January 17, 2014, by and among the Registrant, Setal 9 Trust and Setal 10 Trust
23.1	Consent of BDO USA, LLP
23.2	Consent of Cho & Woo
23.3	Consent of Troutman Sanders LLC (contained in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to the initial filing of this Registration Statement, filed with the Securities and Exchange Commission on September 2, 2014)

#	Indicates management contract or compensatory plan.
*	Filed as Exhibit 10.54 to the Registrant’s initial Registration Statement on Form S-1, filed with the Securities and Exchange Commission on September 2, 2014, and incorporated herein by reference.
**

Filed as an exhibit (with the same exhibit number) to the Registrant’s initial Registration Statement on Form S-1, filed with the Securities and Exchange Commission on September 2, 2014, and incorporated herein by reference.

***

Certain of the agreements filed as exhibits to this registration statement contain representations and warranties made by the parties thereto. The assertions embodied in such representations and warranties are not necessarily assertions of fact, but a mechanism for the parties to allocate risk. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts or for any other purpose at the time they were made or otherwise.

(b)                     Financial Statement Schedules.

All schedules have been omitted because they are either inapplicable or the required information has been given in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

•                  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

•                  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on this 3rd day of October, 2014.

U.S. DRY CLEANING SERVICES CORPORATION

By:	/s/ Alexander Bond
Alexander Bond,
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALEXANDER BOND	Chief Executive Officer (principal executive officer), President and Chairman of the Board of Directors	October 3, 2014
Alexander Bond

/s/ KARI MINTON	Chief Financial Officer (principal financial and accounting officer)	October 3, 2014
Kari Minton

*/s/ GARY JOHNSTON	Director	October 3, 2014
Gary Johnston

*/s/ TIMOTHY RAND	Director	October 3, 2014
Timothy Rand

*By:	/s/ Alexander Bond
Alexander Bond
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit number	Description of Exhibit***
1.1	Form of Underwriting Agreement
2.1*	Asset Purchase Agreement, dated August 21, 2014, by and among Registrant, Advent Cleaners, LLC and Steve S. Hong
3.1**	Restated Certificate of Incorporation of the Registrant, as amended
3.2**	Certificate of Amendment to Certificate of Incorporation
3.3**	Amended and Restated Bylaws of the Registrant
4.1	Specimen certificate evidencing shares of common stock
4.2	Form of Warrant Agreement and Form of Warrant Certificate
4.3	Form of representative warrants to purchase shares of common stock
5.1	Opinion of Troutman Sanders LLP
10.1**#	U.S. Dry Cleaning Services Corporation 2014 Omnibus Incentive Plan and forms of agreements thereunder
10.2**#	Employment Agreement, dated July 23, 2014, between the Registrant and Alexander Bond
10.3**#	Employment Agreement, dated July 30, 2014, between the Registrant and Kari Minton
10.4**#	Employment Agreement, dated August 1, 2014, between the Registrant and Timothy Stickler
10.5**	Form of 10% Subordinated Secured Convertible Debentures issued on September 23, 2011, in the aggregate principal amount of $9,100,000
10.6**	Amendment to Debentures, dated September 27, 2012, by and among the Registrant and the holders of the 10% Subordinated Secured Convertible Debentures issued on September 23, 2011
10.7**	Form of 10% Senior Secured Original Issue Discount Convertible Debentures issued on September 23, 2011 and September 27, 2011, in the aggregate principal amount of $5,720,000
10.8**

Amendment to Debentures, dated September 27, 2012, by and among the Registrant and the holders of the 10% Senior Secured Original Issue Discount Convertible Debentures issued on September 23, 2011 and September 27, 2011

10.9**

Amendment to Debentures, dated March 20, 2014, by and among the Registrant and the holders of the 10% Senior Secured Original Issue Discount Convertible Debentures issued on September 23, 2011 and September 27, 2011

10.10**	Form of Warrants to purchase an aggregate of 2,860,000 shares issued on September 23, 2011 and September 27, 2011
10.11**

Security Agreement, dated September 27, 2011, by and among the Registrant and the holders of the holders of the 10% Senior Secured Original Issue Discount Convertible Debentures issued on September 23, 2011 and September 27, 2011

10.12**

Registration Rights Agreement, dated September 27, 2011, by and among the Registrant and the holders of the holders of the 10% Senior Secured Original Issue Discount Convertible Debentures issued on September 23, 2011 and September 27, 2011

10.13**	Warrant to purchase 9,057 shares of common stock issued to Maxim Group, LLC on September 23, 2011.
10.14**	Form of 6 % Senior Secured Convertible Debentures issued on October 21, 2011, in the aggregate principal amount of $166,949
10.15**	Confirmation and Assignment of New Notes, dated November 16, 2012, by and among the Registrant, the holders of the 6 % Senior Secured Convertible Debentures issued on October 21, 2011
10.16**	Form of 10% Senior Secured Convertible Debentures issued on September 23, 2011 and January 1, 2014, in the aggregate principal amount of $1,473,571
10.17**

Letter Agreement, dated February 21, 2012, by and among the Registrant, Setal 1, LLC, Setal 2, LLC, Setal 3, LLC, Setal 4, LLC, Setal 5, LLC, Setal 6, LLC, Setal 7, LLC, Taylor Family Trust, Lester E. Taylor, Jr., Wattles Capital Management, LLC and Mark Wattles

10.18**	10% Senior Secured Promissory Note in the aggregate principal amount of $549,890 issued to Wattles Capital Management, LLC on February 23, 2012
10.19**	Warrant to purchase 274,950 shares of common stock issued to Wattles Capital Management, LLC on February 23, 2012.

Exhibit number	Description of Exhibit***
10.20**	Securities Purchase Agreement, dated September 9, 2013, by and among the Registrant, Wattles Capital Management, LLC and Setal 10 Trust.
10.21**	Amendment to Debenture, dated January 17, 2014, by and between the Registrant and Setal 10 Trust.
10.22**	Amendment to Debentures, dated March 20, 2014, by and between the Registrant and Setal 10 Trust.
10.23**	Letter Agreement, dated August 12, 2012, by and between the Registrant and Michael Smith
10.24**	Note Exchange Agreement, dated August 2, 2012, by and between the Registrant and Maxim Group, LLC
10.25**	Note Purchase Agreement, dated August 8, 2012, by and between the Registrant and Maxim Group, LLC
10.26**	10% Senior Secured Promissory Note due March 31, 2015 in the aggregate principal amount of $50,000 issued to Maxim Group, LLC on August 2, 2012
10.27**	Amendment to Note Exchange Agreement, dated January 21, 2014, by and between the Registrant and Maxim Group, LLC
10.28**	Note Exchange Agreement, dated August 8, 2012, by and between the Registrant and INTL Provident Group
10.29**	10% Senior Secured Promissory Note due March 31, 2015 in the aggregate principal amount of $118,750 issued to INTL Provident Group on August 8, 2012
10.30**	Note Exchange Agreement, dated September 11, 2012, by and between the Registrant and Wolf, Rifkin, Shapiro, Shulman & Rabkin, LLP
10.31**	10% Senior Secured Promissory Note due March 31, 2015 in the aggregate principal amount of $70,000 issued to Wolf, Rifkin, Shapiro, Shulman & Rabkin, LLP and an affiliate on September 24, 2012
10.32**	Equity Exchange Agreement, dated September 11, 2012, by and between the Registrant and Wolf, Rifkin, Shapiro, Shulman & Rabkin, LLP
10.33**	10% Senior Secured Promissory Note due March 31, 2015 in the aggregate principal amount of $58,800 issued to Wolf, Rifkin, Shapiro, Shulman & Rabkin, LLP and an affiliate on September 24, 2012
10.34**	10% Senior Secured Promissory Note due March 31, 2015 in the aggregate principal amount of $58,800 issued to Simon Aron and an affiliate on September 24, 2012
10.35**	Note Exchange Agreement, dated September 24, 2012, by and between the Registrant and Duane Morris LLP
10.36**	10% Senior Secured Promissory Note due March 31, 2015 in the aggregate principal amount of $56,250 issued to Duane Morris LLP on September 24, 2012
10.37**	Note Exchange Agreement, dated October 3, 2012, by and between the Registrant and C.T. Moffitt & Company
10.38**	10% Senior Secured Promissory Note due March 31, 2015 in the aggregate principal amount of $44,285.50 issued to C.T. Moffitt & Company on October 3, 2012
10.39**	Exchange Agreement, July 19, 2012, Fulbright & Jaworsky LLP and the Registrant
10.40**	10% Senior Secured Promissory Note issued due March 31, 2015 in the principal amount of $550,000 on August 22, 2012 to Setal 9 Trust
10.41**	Amendment to Debenture, dated January 17, 2014, by and between the Registrant and Setal 9 Trust
10.42**	Amendment to Debenture, dated March 20, 2014, by and between the Registrant and Setal 9 Trust
10.43**	Warrant to purchase 275,000 shares of common stock issued to Setal 9 Trust on August 22, 2012
10.44**

Working Capital Secured Note in the aggregate in the principal amount of $200,400 issued to Lester E. Taylor Jr. & Diane M. Taylor as Trustees of the Taylor Family Trust and Clyde Wilson & Anita Wilson as Trustees of the Wilson Family Trust on August 22, 2012

Exhibit number	Description of Exhibit***
10.45**	Loan and Security Agreement, dated November 6, 2012, by and between the Registrant and Setal 8 Trust
10.46**	Loan and Security Agreement, dated January 3, 2013, by and between the Registrant and Setal 8 Trust
10.47**	Loan Agreement, dated March 21, 2013, by and between the Registrant and Setal 10 Trust
10.48**	Loan and Security Agreement, dated August 16, 2013, by and between the Registrant and Park Place Services
10.49**	Loan and Security Agreement, dated January 17, 2014, by and between the Registrant and Setal 11, LLC
10.50**

Amended and Restated Reorganization Agreement, dated effective January 17, 2014, by and among the Registrant and the holders of the Subordinated Convertible Debentures, Setal 7, Setal 8, Setal 9 , Setal 10 , Setal 11, Park Place Services and Lester E. Taylor, Jr.

10.51**	Intercreditor Agreement, dated January 17, 2014, by and among the Registrant and Setals 1-6, Setal 7, Setal 8, Setal 9 , Setal 10 , Setal 11 and Park Place Services.
10.52	Loan and Security Agreement, dated June 30, 2014, by and among the Registrant and Taylor Family Trust and Wilson Family Trust
10.53**

Exchange Agreement, dated July 23, 2014, by and among the Registrant and Holders of Senior Convertible Debentures, Setal 8 Trust, Setal 9 Trust, Setal 10 Trust, Setal 11, LLC, Holders of Warrants, and former Holders of Subordinated Convertible Debentures

10.54	Registration Rights Agreement, dated January 17, 2014, by and among the Registrant, Setal 9 Trust and Setal 10 Trust
23.1	Consent of BDO USA, LLP
23.2	Consent of Cho & Woo
23.3	Consent of Troutman Sanders LLC (contained in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to the initial filing of the this Registration Statement, filed with the Securities and Exchange Commission on September 2, 2014)

#	Indicates management contract or compensatory plan.
*	Filed as Exhibit 10.54 to the Registrant’s initial Registration Statement on Form S-1, filed with the Securities and Exchange Commission on September 2, 2014, and incorporated herein by reference.
**

Filed as an exhibit (with the same exhibit number) to the Registrant’s initial Registration Statement on Form S-1, filed with the Securities and Exchange Commission on September 2, 2014, and incorporated herein by reference.

***

Certain of the agreements filed as exhibits to this registration statement contain representations and warranties made by the parties thereto. The assertions embodied in such representations and warranties are not necessarily assertions of fact, but a mechanism for the parties to allocate risk. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts or for any other purpose at the time they were made or otherwise.